Exhibit 99.5

MANAGEMENT INFORMATION CIRCULAR

RELATING TO THE

ANNUAL AND SPECIAL MEETING

OF

WESTERN GOLDFIELDS INC.

REGARDING, AMONG OTHER THINGS,

THE ARRANGEMENT

INVOLVING

WESTERN GOLDFIELDS INC.

AND

NEW GOLD INC.

April 8, 2009

These materials are important and require your immediate attention. They require the shareholders of Western Goldfields Inc. to make important decisions. If you are in doubt as to how to make such decisions, please call our proxy solicitors.  Shareholders residing in Canada may call Laurel Hill Advisory Group toll-free at 1-888-726-9092. Canadian banks and brokers may call collect at 416-637-4661. Shareholders residing in the United States may call Innisfree M&A Incorporated toll-free at 1-877-717-3929.  United States banks and brokers may call collect at 212-750-5833.

April 8, 2009

Dear Western Goldfields Shareholders:

The board of directors (the “Board”) of Western Goldfields Inc. (“Western”) cordially invites you to attend the annual and special meeting (the “Meeting”) of shareholders of Western (“Western Shareholders”) to be held at the TSX Broadcast & Conference Centre, Gallery Room, 130 King Street West, Toronto, Ontario M5X 1J2 on Thursday, May 14, 2009 at 4:30 p.m. (Toronto time).

At the Meeting, in addition to the business customarily addressed at an annual meeting, you will be asked to consider and, if deemed advisable, approve a resolution (the “Arrangement Resolution”), the full text of which is reproduced in Appendix “B” of the management information circular (the “Circular”) that accompanies this letter.  The Arrangement Resolution is in respect of a proposed plan of arrangement (the “Arrangement”) involving Western, New Gold Inc. (“New Gold”) and the Western Shareholders, pursuant to which, among other things, all of the outstanding common shares of Western (the “Western Shares”) will be acquired by New Gold and Western will become a wholly-owned subsidiary of New Gold. Upon completion of the Arrangement, Western Shareholders will receive one common share of New Gold (a “New Gold Share”) and $0.0001 in cash in exchange for each Western Share they hold.

The Board has unanimously determined that the Arrangement is fair to Western Shareholders and is in the best interests of Western. The Board has received the opinion of BMO Capital Markets, financial advisor to Western, which concluded that, based upon and subject to the scope of review and the assumptions and limitations contained in the opinion, as of March 3, 2009, the consideration to be received by the Western Shareholders pursuant to the Arrangement is fair, from a financial point of view, to such Western Shareholders.

The Board unanimously recommends that Western Shareholders vote FOR the Arrangement Resolution.

The Arrangement Resolution must be approved by an affirmative vote of: (a) at least two-thirds of the votes cast at the Meeting by the Western Shareholders present in person or by proxy and (b) a simple majority of the votes cast at the Meeting by the Western Shareholders present in person or by proxy other than Raymond Threlkeld and any of his related parties or joint actors. The completion of the Arrangement is also subject to certain other conditions, including receipt of the approval of the Arrangement by the Ontario Superior Court of Justice and the approval by the New Gold shareholders of the issuance of the New Gold Shares in connection with the Arrangement.

Each of the directors and senior officers of Western intends to vote his Western Shares FOR the approval of the Arrangement Resolution. In this regard, each of the directors and senior officers of Western, who, as of April 7, 2009, in the aggregate beneficially own, directly or indirectly, 8,381,806 Western Shares have agreed with New Gold and Western to vote their Western Shares (and any Western Shares issued or acquired by them) for the Arrangement Resolution.

It is important that your Western Shares be represented at the Meeting. Whether or not you are able to attend the Meeting in person, we urge you to complete the applicable enclosed form of proxy and return it to Computershare Investor Services Inc. (“Computershare”), 9th Floor, 100 University Avenue, Toronto, Ontario M5J 2Y1 or by toll-free telephone at the number set out on the enclosed proxy or voting instruction form, no later than 4:30 p.m. (Toronto time) on May 12, 2009, or no later than 48 hours (excluding Saturdays, Sundays and holidays) before the time of any adjourned Meeting. Proxies received after such time may be accepted or rejected by the Chair of the Meeting in the Chair’s discretion. Voting by proxy will ensure that your vote will be counted if you are unable to attend the Meeting in person. If you require any assistance in completing your proxy, please call our proxy solicitors.  Shareholders residing in Canada may call Laurel Hill Advisory Group toll-free at 1-888-726-9092. Canadian banks and brokers may call collect at 416-637-4661. Shareholders residing in the United States may call Innisfree M&A Incorporated toll-free at 1-877-717-3929. United States banks and brokers may call collect at 212-750-5833. Electronic copies of this Circular and the accompanying joint management information circular supplement (the “Supplement”) are available on Western’s website at www.westerngoldfields.com, on SEDAR at www.sedar.com and on the website maintained by the United States Securities and Exchange Commission at www.sec.gov.

Included with this letter, in addition to the form of proxy and the letter of transmittal referred to below, is a notice of the Meeting, the Circular and the Supplement. The Supplement contains a detailed description of the Arrangement, including the business combination agreement between Western and New Gold governing the terms of the Arrangement. We have provided a brief description of the Arrangement in this letter to assist you in making your decision, but you should carefully consider all of the information in, and incorporated by reference in, the Circular, including the Supplement and the appendices thereto. If you require assistance, consult your financial, legal or other professional advisors.

If you are a Western Shareholder with certificated shares, you should complete the enclosed letter of transmittal in accordance with the instructions in it, sign it and return it to Computershare in the envelope provided, together with the certificates representing your Western Shares. The letter of transmittal contains complete instructions on how to exchange the certificate(s) representing your Western Shares and receive your New Gold Shares and cash under the Arrangement. You will not receive your payment, including any certificate(s) representing New Gold Shares, until after the Arrangement is completed and you have returned your properly completed documents, including the letter of transmittal and the certificate(s) representing your Western Shares to Computershare.

If you hold Western Shares through a broker, investment dealer, bank, trust company or other intermediary, you should follow the instructions provided by Computershare and your intermediary to ensure your vote is counted at the Meeting.  You will not receive a letter of transmittal.  Your intermediary will complete the necessary transmittal procedures to ensure that you receive payment for your Western Shares if the proposed Arrangement is completed.

Eligible Holders (as such term is defined in the Plan of Arrangement) may make a joint election under the Income Tax Act (Canada) with New Gold in order to obtain a full or partial tax-deferred rollover for Canadian income tax purposes on the exchange of Western Shares for New Gold Shares under the Arrangement. Western Shareholders should carefully review the letter of transmittal, the Circular and Supplement and are urged to consult their financial, legal or other professional advisors.

If the Western Shareholders approve the Arrangement Resolution and all of the conditions to the Arrangement are satisfied or, where permitted, waived, it is anticipated that the Arrangement will be completed on or about June 1, 2009.

Yours very truly,

Raymond Threlkeld
President and Chief Executive Officer

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual and special meeting of shareholders (the “Meeting”) of Western Goldfields Inc. (the “Company” or “Western”) will be held at the TSX Broadcast & Conference Centre, Gallery Room, 130 King Street West, Toronto, Ontario M5X 1J2 on Thursday, May 14, 2009 at 4:30 p.m. (Toronto time), for the following purposes:

(a)	To receive the audited consolidated financial statements of the Company for the year ended December 31, 2008 and the report of the auditors thereon;

(b)	To elect directors of the Company for the ensuing year;

(c)	To appoint PricewaterhouseCoopers LLP, Licensed Public Accountants, as auditors of the Company for the ensuing year and to authorize the directors to fix their remuneration;

(d)
To consider and, if deemed appropriate, to pass, with or without variation, a special resolution authorizing the board of directors to determine the size of the board between the minimum and maximum provided in the articles;

(e)
To consider and, if deemed appropriate, to pass, with or without variation, a special resolution approving a plan of arrangement pursuant to Section 182 of the Business Corporations Act (Ontario) involving Western and New Gold Inc. (“New Gold”), pursuant to which, among other things, New Gold will acquire all of the common shares of Western and the shareholders of Western will receive one common share of New Gold and $0.0001 in cash for each Western common share, all as more particularly described in the accompanying management information circular and joint management information circular supplement; and

(f)	To transact such other business as may properly come before the Meeting or any adjournment thereof.

This notice is accompanied by a management information circular and joint management information circular supplement which provides additional information relating to the matters to be dealt with at the Meeting.

Shareholders who are unable to attend the Meeting are requested to complete, date, sign and return the enclosed form of proxy so that as large a representation as possible may be had at the Meeting.

The board of directors of the Company has by resolution fixed the close of business on April 8, 2009 as the record date, being the date for the determination of the registered holders of common shares entitled to notice of the Meeting and any adjournment thereof.

Duly completed and executed proxies must be received by the Company’s transfer agent at the address indicated on the enclosed envelope no later than 4:30 p.m. (Toronto time) on May 12, 2009, or no later than 48 hours (excluding Saturdays, Sundays and holidays) before the time of any adjourned Meeting.

DATED at Toronto, Ontario as of the 8th day of April, 2009.

By Order of the Board of Directors

Raymond Threlkeld
President and Chief Executive Officer

QUESTIONS AND ANSWERS ABOUT THE ARRANGEMENT

Terms not otherwise defined in this section shall have the meaning ascribed thereto under “Glossary of Terms” of the attached Supplement.

Q:	What is being voted on at the Western Meeting?	A:
At the Meeting, in addition to the usual annual meeting business, holders of Western Shares (the “Western Shareholders”) will be asked to consider and, if thought fit, pass, with or without variation, the Arrangement Resolution authorizing and approving the Arrangement. The full text of the Arrangement Resolution is set out in Appendix “B” to the attached management information circular.

Q:	How is the business combination being carried out?	A:
The business combination will be carried out as a plan of arrangement (the “Arrangement”) under the Business Corporations Act (Ontario) (the “OBCA”). An arrangement is a corporate reorganization that is supervised and, ultimately, approved by a court. If the Arrangement is approved at the New Gold Meeting and Western Meeting and the other conditions specified in the Business Combination Agreement are satisfied (for a summary of such conditions, see “The Arrangement – Business Combination Agreement –Conditions” in the Supplement), Western will apply to the Court for a final order approving the Arrangement. The Court will hear evidence as to the fairness of the Arrangement to the Western Shareholders as part of the process of granting the Final Order. If the Final Order is granted by the Court, Western and New Gold will complete the Arrangement shortly thereafter. The court having jurisdiction is the Ontario Superior Court of Justice (Commercial List) and the matter will be heard in Toronto.

Q:	Am I entitled to a right of dissent in respect of any of the matters to be considered at the Western Meeting?	A:
Yes. Western Shareholders are entitled to Dissent Rights in connection with the adoption of the Arrangement Resolution authorizing and approving the Arrangement. Those Western Shareholders who properly exercise their Dissent Rights will be entitled to be paid fair value for their Western Shares. If you wish to dissent, you must provide a dissent notice to Western at Royal Bank Plaza, South Tower, 200 Bay Street, Suite 3120, P.O. Box 167, Toronto, Ontario M5J 2J4, and that notice must be received by Western not later than 5:00 p.m. (Toronto Time) on May 13, 2009 or 5:00 p.m. (Toronto Time) on the date that is one Business Day immediately preceding any adjourned or postponed Western Meeting. It is important that you strictly comply with the dissent requirements, which are described in detail in the Supplement, otherwise your dissent right may not be recognized.

Q:	What do I need to do now?	A:
You should carefully read and consider the information contained in the enclosed Circular and the Supplement relating to the Western Meeting. You should then vote your shares, carefully following the instructions on the proxy form and vote online, by fax or alternatively complete, sign and date your proxy and return it in the enclosed return envelope.

Q:	If my Western Shares are held in street name by my broker, will my broker vote my shares for me?	A:
Your broker will provide you voting instructions, to vote the Western Shares held by you. Your vote will count only if you provide instructions to your broker on how to vote. Without instructions, your Western Shares will not be voted. Holders of Western Shares should instruct their brokers to vote their Western Shares by following the directions provided on the voting instruction form.

Q:	What vote is required to approve the Arrangement Resolution?	A:
In order to be approved (a) at least two thirds of the votes cast at the Meeting by the Western Shareholders must be voted FOR the Arrangement Resolution and (b) at least a simple majority of the votes cast at the Meeting by the Western Shareholders other than Raymond Threlkeld and any of his related parties or joint actors must be voted FOR the Arrangement Resolution.

Q:	Are New Gold Shareholders required to approve the Arrangement?	A:	New Gold Shareholders will be voting on the issuance of New Gold Shares pursuant to the Arrangement and a simple majority of New Gold Shareholders must vote FOR the Share Issuance Resolution.

Q:	Who can help answer my questions?	A:
Holders of Western Shares who would like additional copies, without charge, of the Circular and the Supplement or have additional questions about the Arrangement, including the procedure for voting their shares, should call our proxy solicitors.  Shareholders residing in Canada may call Laurel Hill Advisory Group toll-free at 1-888-726-9092. Canadian banks and brokers may call collect at 416-637-4661. Shareholders residing in the United States may call Innisfree M&A Incorporated toll-free at 1-877-717-3929.  United States banks and brokers may call collect at 212-750-5833. In addition, you may wish to consult your financial, legal or other professional advisor.  Electronic copies of this Circular and the accompanying joint management information circular supplement are available on Western’s website at www.westerngoldfields.com, on SEDAR at www.sedar.com and on the website maintained by the United States Securities and Exchange Commission at www.sec.gov.

Q:	What will the composition of the board of directors of the Combined Company be if the Arrangement is approved?	A:
Pursuant to the Business Combination Agreement, immediately after the Arrangement becomes effective, the board of directors of the Combined Company will consist of ten directors, six nominated by New Gold and four nominated by Western. Subject to the approval by the New Gold shareholders, the directors of the Combined Company will be: James Estey, Robert Gallagher, Pierre Lassonde, Vahan Kololian, Martyn Konig Craig Nelsen, Randall Oliphant, Paul Sweeney, Ian Telfer, and Raymond Threlkeld.

Q:	How does the Western Board recommend that I vote on the Arrangement Resolution?	A:
The Western Board unanimously recommends that Western Shareholders vote FOR the Arrangement Resolution. See “The Arrangement – Recommendation of the Board and Reasons for the Recommendation” in the enclosed management information circular. In addition, the directors and executive officers of Western have entered into the Support Agreements, pursuant to which they have agreed to vote their Western Shares FOR the Arrangement Resolution. As of March 3, 2009, approximately 6.2% of the Western Shares were held by these directors and executive officers.

Q:	Why does the Western Board recommend that Western Shareholders vote FOR the Arrangement Resolution?	A:
In the course of its evaluation of the Arrangement, the Western Board consulted with Western’s senior management, legal counsel and financial advisers, reviewed a significant amount of information and considered a number of factors. Certain of the expected benefits to the Western Shareholders are as follows (see “The Arrangement - Recommendation of the Board and Reasons for the Recommendation” in the enclosed management information circular for a more comprehensive discussion of the reasons why the Western Board is recommending that Western Shareholders vote FOR the Arrangement Resolution):

•
the Consideration to Western Shareholders pursuant to the Arrangement represents approximately a 20.1% premium over Western’s 20 day volume weighted average trading price on the Toronto Stock Exchange as at March 3, 2009;

•
the BMO Capital Markets Fairness Opinion, based on information as of March 3, 2009, concluded that the consideration to be received by the Western Shareholders pursuant to the Arrangement is fair, from a financial point of view to the Western Shareholders;

			•	the view of the Western Board that the terms under the Business Combination Agreement do not prevent an unsolicited third party from making a Superior Proposal;

•
the fact that the New Gold Shares offered in connection with the Arrangement provide Western Shareholders with the opportunity to participate as shareholders of a larger, more diversified company with assets in mining friendly jurisdictions and with a strong board of directors and management team; and

			•	the process undertaken to explore other options that were available to Western in terms of alternate transactions.

Q:	When is the Arrangement expected to close?	A:
The Arrangement is expected to close on or about June 1, 2009, assuming that the required shareholder approvals of each company, Court approval and regulatory approvals have been received by such time and subject to the other terms and conditions set out in the Plan of Arrangement.

WESTERN GOLDFIELDS INC.

MANAGEMENT INFORMATION CIRCULAR

Solicitation of Proxies

This management information circular, which includes and incorporates the attached management information circular supplement (collectively the “Circular”) is furnished in connection with the solicitation of proxies by the management of Western Goldfields Inc. (the “Company” or “Western”) for use at the annual and special meeting of shareholders (the “Meeting”) of the Company to be held at the time and place and for the purposes set forth in the accompanying Notice of Meeting.  References in this Circular to the Meeting include any adjournment or adjournments thereof. While it is expected that the solicitation will be primarily by mail, proxies may be solicited personally, by telephone or other electronic means by officers and regular employees of Western (for no additional compensation). All costs incurred in connection with the preparation and mailing of this Circular and the accompanying form of proxy and letter of transmittal, as well as the costs of solicitation of proxies will be borne by Western. Western has retained Laurel Hill Advisory Group (“Laurel Hill”) to aid in soliciting proxies from the holders of common shares of Western (“Western Shareholders”) resident in Canada.   Western Shareholders may contact Laurel Hill in Canada toll free at 1-888-726-9092 or by email at assistance@laurelhillag.com. Canadian Banks and brokers may call collect: 416-637-4661.  Western has also retained Innisfree M&A Incorporated (“Innisfree”) to aid in soliciting proxies from the Western Shareholders resident in the United States. Shareholders may contact Innisfree in the United States toll free at 1-877-717-3929 or by email at info@innisfreema.com (material requests only).  US Banks and brokers may call collect at 212-750-5833.  Western Shareholders outside of North America and banks and brokers should call Laurel Hill Advisory Group collect at 416-637-4661. The aggregate fees for these services are expected to be approximately US$48,000 plus out-of-pocket expenses including outbound calls.

The board of directors of the Company (the “Board”) has fixed the close of business on April 8, 2009 as the record date, being the date for the determination of the registered holders of securities entitled to receive notice of the Meeting.  Duly completed and executed proxies must be received by the Company’s transfer agent at the address indicated on the enclosed envelope no later than 4:30 p.m. (Toronto time) on May 12, 2009, or no later than 48 hours (excluding Saturdays, Sundays and holidays) before the time of any adjourned Meeting.

Unless otherwise stated, the information contained in this management information circular is as of April 7, 2009.  All dollar amounts referenced in this management information circular, unless otherwise indicated, are expressed in Canadian dollars.

Appointment and Revocation of Proxies

The persons named in the enclosed form of proxy are officers or directors of the Company.  A shareholder desiring to appoint some other person, who need not be a shareholder, to represent him at the Meeting, may do so by inserting such person’s name in the blank space provided in the enclosed form of proxy or by completing another proper form of proxy and, in either case, depositing the completed and executed proxy at the office of the Company’s transfer agent indicated on the enclosed envelope no later than 4:30 p.m. (Toronto time) on May 12, 2009, or no later than 48 hours (excluding Saturdays, Sundays and holidays) before the time of any adjourned Meeting.

A shareholder forwarding the enclosed proxy may indicate the manner in which the appointee is to vote with respect to any specific item by checking the appropriate space.  If the shareholder giving the proxy wishes to confer a discretionary authority with respect to any item of business, then the space opposite the item should be left blank.  The shares represented by the proxy submitted by a shareholder will be voted or withheld from voting in accordance with the directions, if any, given in the proxy.

Unless a shareholder who has granted a proxy has agreed that it shall be irrevocable, a shareholder is entitled to revoke a proxy at any time prior to the exercise thereof at the Meeting: (a)by completing and signing a proxy bearing a later date and depositing it with Western’s transfer agent, Computershare Investor Services Inc. at 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1, so that it is received on or before 4:30 P.M. (Toronto time) on May 12, 2009 or not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to any date to which the Meeting may be postponed or adjourned; (b) by depositing an instrument in writing executed by the shareholder or by the shareholder’s attorney authorized in writing with Computershare Investor Services Inc. or at the registered office of Western (Royal Bank Plaza, South Tower, 200 Bay Street, Suite 3120, P.O. Box 167, Toronto, Ontario M5J 2J4) at any time up to and including the last business day immediately preceding the day of the Meeting or any adjournment thereof, or with the Chair of the Meeting on the day of but prior to the commencement of the Meeting or any adjournment thereof; or (c) in any other manner permitted by law.

Exercise of Discretion by Proxies

The persons named in the enclosed form of proxy will vote the shares in respect of which they are appointed in accordance with the direction of the shareholders appointing them.  In the absence of such direction, such shares will be voted in favour of the passing of all the resolutions described below.  The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting.  At the time of printing of this Circular, management knows of no such amendments, variations or other matters to come before the Meeting.  However, if any other matters which are not now known to management should properly come before the Meeting or any adjournment thereof, the shares will be voted on such matters in accordance with the best judgment of the person named as proxy therein.

Voting by Non-Registered Shareholders

Only registered shareholders of the Company or the persons they appoint as their proxies are permitted to vote at the Meeting.  Registered shareholders are holders whose names appear on the share register of the Company and are not held in the name of a brokerage firm, bank or trust company through which they purchased shares.  Whether or not you are able to attend the meeting, shareholders are requested to vote their proxy in accordance with the instructions on the proxy. Most shareholders of the Company are “non-registered” shareholders (“Non-Registered Shareholders”) because the shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased the shares.  Shares beneficially owned by a Non-Registered Shareholder are registered either: (i) in the name of an intermediary (an “Intermediary”) that the Non-Registered Shareholder deals with in respect of the shares of the Company (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans); or (ii) in the name of a clearing agency (such as The Canadian Depository for Securities Limited or The Depository Trust & Clearing Corporation) of which the Intermediary is a participant.

There are two kinds of beneficial owners: those who object to their name being made known to the issuers of securities which they own (called “OBOs” for Objecting Beneficial Owners) and those who do not object (called “NOBOs” for Non-Objecting Beneficial Owners).

Issuers can request and obtain a list of their NOBOs from intermediaries via their transfer agents, pursuant to National Instrument 54-101 - Communication with Beneficial Owners of Securities of Reporting Issuers (“NI 54-101”) and issuers can use this NOBO list for distribution of proxy-related materials directly to NOBOs. Western has decided to take advantage of those provisions of NI 54-101 that allow it to directly deliver proxy-related materials to its NOBOs. As a result, NOBOs can expect to receive a voting instruction form from the Company’s transfer agent, Computershare Investor Services Inc. (“Computershare”). These voting instruction forms are to be completed and returned to Computershare in the postage paid envelope provided or by facsimile. Computershare will tabulate the results of the voting instruction forms received from NOBOs and will provide appropriate instructions at the Meeting with respect to the shares represented by voting instruction forms they receive.  Alternatively, NOBOs may vote following the instructions on the voting instruction form, via the internet or by phone.

With respect to OBOs, in accordance with applicable securities law requirements, the Company will have distributed copies of the Notice of Meeting, this Circular, the form of proxy and the request form (collectively, the “Meeting Materials”) to the clearing agencies and Intermediaries for distribution to Non-Registered Shareholders.

Intermediaries are required to forward the Meeting Materials to Non-Registered Shareholders unless a Non-Registered Shareholder has waived the right to receive them.  Intermediaries often use service companies to forward the Meeting Materials to Non-Registered Shareholders.  Generally, Non-Registered Shareholders who have not waived the right to receive Meeting Materials will either:

(i)
be given a voting instruction form which is not signed by the Intermediary and which, when properly completed and signed by the Non-Registered Shareholder and returned to the Intermediary or its service company, will constitute voting instructions (often called a “voting instruction form”) which the Intermediary must follow; or

(ii)
be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of shares beneficially owned by the Non-Registered Shareholder but which is otherwise not completed by the Intermediary.  Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Shareholder when submitting the proxy.  In this case, the Non-Registered Shareholder who wishes to submit a proxy should properly complete the form of proxy and deposit it with the Company, c/o Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1.

In either case, the purpose of these procedures is to permit Non-Registered Shareholders to direct the voting of the shares of the Company they beneficially own.  Should a Non-Registered Shareholder who receives one of the above forms wish to vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Shareholder), the Non-Registered Shareholder should strike out the persons named in the form of proxy and insert the Non-Registered Shareholder or such other person’s name in the blank space provided.  In either case, Non-Registered Shareholders should carefully follow the instructions of their Intermediary, including those regarding when and where the proxy or voting instruction form is to be delivered.

A Non-Registered Shareholder may revoke a voting instruction form or a waiver of the right to receive Meeting Materials and to vote which has been given to an Intermediary at any time by written notice to the Intermediary provided that an Intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive Meeting Materials and to vote which is not received by the Intermediary at least seven days prior to the Meeting.

Voting Securities and Principal Holders Thereof

As of April 7, 2009, 135,581,286 common shares (the “Common Shares”) in the capital of the Company are issued and outstanding.  Each Common Share entitles the holder thereof to one vote on all matters to be acted upon at the Meeting.  The record date for the determination of shareholders entitled to receive notice of the Meeting has been fixed at April 8, 2009. In accordance with the provisions of the Business Corporations Act (Ontario) (“OBCA”), the Company will prepare a list of holders of Common Shares as of such record date.  Each holder of Common Shares named in the list will be entitled to vote the shares shown opposite his or her name on the list at the Meeting.  All such holders of record of Common Shares are entitled either to attend and vote thereat in person the Common Shares held by them or, provided a completed and executed proxy shall have been delivered to the Company’s transfer agent within the time specified in the attached Notice of Meeting, to attend and vote thereat by proxy the Common Shares held by them.

To the knowledge of the directors and executive officers of the Company, as of the date hereof, no one person or company beneficially owns, directly or indirectly, or exercises control or direction over, voting securities of the Company carrying more than 10% of the voting rights attached to any class of voting securities of the Company entitled to be voted at the Meeting, except as set forth below:

Name	Common Shares owned or controlled	% of outstanding Common Shares
Beutal Goodman & Company Limited	13,890,300	10.2%

Executive Compensation

See “Item 11 – Executive Compensation”, in Western’s Form 10-K for the year ended December 31, 2008 filed on SEDAR and EDGAR, which is attached as Appendix “E” to this Circular.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides details of compensation plans under which equity securities of the Company are authorized for issuance as of the financial year ended December 31, 2008.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (2)
Equity compensation plans approved by securityholders	4,023,333	$3.52	976,667

Equity compensation plans not approved by securityholders(3)	9,645,385	$0.66	Nil

Total	13,668,718	$0.91	976,667

(1)	Represents the number of Common Shares reserved for issuance upon exercise of outstanding options.
(2)	Based on the maximum number of Common Shares reserved for issuance upon exercise of options under the stock incentive plan of 5,000,000.
(3)	Consists of individual’s compensation arrangement entered into prior to the adoption of Western’s 2006 Stock Incentive Plan on May 11, 2006.

Stock Incentive Plan

The Company adopted a stock incentive plan (the “Plan”) on May 11, 2006 as amended on May 6, 2008.

The Plan was adopted to provide employees (including directors and officers who are employees), consultants and non-employee directors with performance incentives. Subject to certain restrictions, the Plan provides for the issue of up to a maximum of 5,000,000 Common Shares, representing as of April 7, 2009, 3.7% of the issued and outstanding Common Shares.  The maximum number of Common Shares as is equal to 10% of the issued and outstanding Common Shares can be issued to insiders under the Plan within any twelve month period including any Common Shares issued to such insiders under other compensation arrangements.  The maximum number of Common Shares that can be reserved for issuance to insiders under the Plan and under any other compensation arrangement is 10% of the Common Shares outstanding at the date of issuance.  As of April 7, 2009, the total number of options issued under all equity compensation plans was 12,913,718, representing 9.5% of the issued and outstanding Common Shares.

The Plan is administered by the Board through a committee designated for such purpose consisting of two or more directors of the Company, and subject to applicable securities legislation (the “Committee”).  Subject to the provisions of the Plan, the Committee in its discretion determines:

I.	the number of securities to be awarded to each eligible recipient;

II.	the date such an award or any instalment of such an award shall become exercisable; and

III.	whether to accelerate the date of exercise of any award in the event of the death of the recipient thereof.

The exercise price for the Common Shares under each option award is determined by the Committee in its sole discretion, provided that the exercise price of each option granted under the Plan must not be less than the fair market value of the Common Shares subject to the grant as at the date of the award.  In the event that any recipient of “incentive stock options” (“ISOs”), as defined in the United States Internal Revenue Code, is deemed to hold more than 10% of the voting power of all of the classes of stock of the Company, or any of its subsidiaries or parents, then the exercise price of any options granted to such holder must not be less than 110% of the fair market value of the Common Shares subject to such award as at the date thereof.

The fair market value of the Common Shares is the reported daily closing price of the Common Shares on the Toronto Stock Exchange (“TSX”) on the day of the grant.

Options granted under the Plan are for a term set by the discretion of the Committee, but in any event must not be for a term exceeding ten years, or in the case of ISO awards granted to persons holding greater than 10% of the voting power of all of the classes of stock of the Company, any of its subsidiaries or parents, the term of such options must not exceed five years, provided that if the term of such options are set to expire during any blackout period, the term of such options shall be extended until the date that is ten business days following the expiration of such blackout period.

In the event of the termination of the relationship between the award recipient and the Company or its parents or subsidiaries other than for cause, death or disability, such award recipient shall have until the earlier of (i) three months following the date of termination to exercise; and (ii) the ordinary termination date of such options, to exercise the options that would be ordinarily exercisable as at the date of the termination of the relationship.  A change in the status of an employee to that of consultant, or from consultant to employee must not be considered a termination of relationship.  In the event of a termination of the relationship between the eligible recipient and the Company, its subsidiaries or parents for cause, the options issued pursuant to any award to such individual shall terminate immediately.  In the event of a termination of relationship because of the death of the eligible recipient, or in the case of the death of the eligible recipient within three months following the date of the termination of the relationship, or in the case of a termination of the relationship caused by a disability, if the recipient dies within one year following the date of the termination of the relationship, any options awarded may be exercised by the legal representative of the recipient to the extent that such options were exercisable at the date of the award holder’s death until the earlier of (i) the scheduled expiration of such options; and (ii) the date that is one year following the date of the award holder’s death.

The Plan was adopted on May 11, 2006, and grants made thereunder may be made until May 10, 2016.  The Board may, without further shareholder approval, suspend or terminate the Plan in whole or in part, provided that no such termination or suspension shall adversely affect the rights of an award holder with respect to an outstanding award, without such award holder’s consent.  The Board, subject to requisite shareholder and regulatory approval, make the following amendments to the Plan:

(a)
any amendment to the number of securities issuable under the Plan, including an increase to a fixed maximum number of securities or a change from a fixed maximum number of securities to a fixed maximum percentage. A change to a fixed maximum percentage that was previously approved by shareholders will not require additional shareholder approval;

(b)	the addition of any form of financial assistance;

(c)	any addition of a cashless exercise feature, payable in cash or securities that does not provide for a full deduction in the number of underlying securities from the Plan;

(d)	the addition of any provision in the Plan that results in participants receiving securities while no cash consideration is received by the Company;

(e)
any other amendments that may lead to significant or unreasonable dilution in the Company’s outstanding securities or may provide additional material benefits to participants, especially to insiders of the Company, at the expense of the Company and its existing shareholders (including without limitation (i) an extension to the term of an option held by an insider (other than as specified herein in the context of a blackout period) and/or (ii) a reduction in the exercise price of an option held by an insider (other than as contemplated herein)).

The Board may, subject to receipt of requisite regulatory approval, where required, in its sole discretion make all other amendments to the Plan that are not of the type contemplated in subparagraph above, including, without limitation:

(a)	amendments of a housekeeping nature;

(b)	the addition of or a change to vesting provisions of a security or the Plan;

(c)	a change to the termination provisions of a security or the Plan that does not entail an extension beyond the original expiry date; and

(d)	the addition of a cashless exercise feature, payable in cash or securities, which provides for a full deduction of the number of underlying securities from the Plan reserve.

As of April 7, 2009, 4,185,000 options, and 209,733 Common Shares have been issued under the Plan representing 3.2% of the issued and outstanding shares of the Company.

In addition, prior to the approval of the Plan, the Company had issued a number of options pursuant to individual option agreements (the “Option Agreements”).  All of the options held pursuant to the Option Agreements are held by either current or former directors, officers, employees or consultants of the Company.  The term and exercise price of the option was determined by the Board at the time the options were granted.

Indebtedness of Directors and Executive Officers

None of the Company’s directors, executive officers or employees, or former directors, executive officers or employees, nor any associate of such individuals, is as at the date hereof, or has been, during the financial year ended December 31, 2008, indebted to the Company or its subsidiary in connection with a purchase of securities or otherwise.  In addition, no indebtedness of these individuals to another entity has been the subject of a guarantee, support agreement, letter of credit or similar arrangement or understanding of the Company or its subsidiary.

Interest of Certain Persons in Matters to be Acted Upon

No (a) director or executive officer of the Company who has held such position at any time since January 1, 2008; (b) proposed nominee for election as a director of the Company; or (c) associate or affiliate of a person in (a) or (b) has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting other than as disclosed under “The Arrangement – Interests of Certain Persons in the Arrangement” in the Supplement.

Interest of Informed Persons in Material Transactions

Other than as disclosed in this Circular and in the Company’s Form 10-K for the financial year ended December 31, 2008, since the commencement of the Company’s last completed financial year, no informed person of the Company, nominee for election as a director of the Company, or any associate or affiliate of an informed person or nominee, has or had any material interest, direct or indirect, in any transaction or any proposed transaction which has materially affected or will materially affect the Company or its subsidiary.

Corporate Governance Practices

In June 2005, National Policy 58-201 Corporate Governance Guidelines (the “Governance Guidelines”) and National Instrument 58-101 Disclosure of Corporate Governance Practices (the “Governance Disclosure Rule”) were adopted by the securities regulatory authorities in Canada.  The Governance Guidelines deal with matters such as the constitution and independence of corporate boards, their functions, the effectiveness and education of board members and other items dealing with sound corporate governance practices.  The Governance Disclosure Rule requires that, if management of an issuer solicits proxies from its security holders for the purpose of electing directors, specified disclosure of its corporate governance practices must be included in its Circular.

The Company and the Board recognize the importance of corporate governance to the effective management of the Company and to the protection of its employees and shareholders.  The Company’s approach to significant issues of corporate governance is designed with a view to ensuring that the business and affairs of the Company are effectively managed so as to enhance shareholder value.  The Board fulfills its mandate directly and through its committees at regularly scheduled meetings or as required.  Frequency of meetings may be increased and the nature of the agenda items may be changed depending upon the state of the Company’s affairs and in light of opportunities or risks which the Company faces.  The directors are kept informed of the Company’s operations at these meetings as well as through reports and discussions with management on matters within their particular areas of expertise.

The Company’s corporate governance practices are substantially in compliance with applicable Canadian guidelines.  The Company continues to monitor developments in Canada with a view to further revising its governance policies and practices, as appropriate.

The following is a description of the Company’s corporate governance practices which has been approved by the Board.

Board of Directors

Independence of the Board

Three out of the five members of the Board are independent within the meaning of the Governance Guidelines and the rules of the NYSE Amex.  Each of Messrs. Kololian, Konig and Ruth are independent.  Mr. Threlkeld is not independent as he is an officer of the Company.  Mr. Oliphant is also not independent as he acts as executive Chairman of the Company.

The independent directors meet at the end of each Board meeting without management and non-independent directors being present, if deemed necessary.

Meetings of the Board and Committees of the Board

The Board meets a minimum of four times per year, usually every quarter and prior to the annual meeting of the Company’s shareholders.  The Compensation, Governance and Environmental Committee (“CGE Committee”) meets at least once each year or more frequently as deemed necessary, and the Audit Committee meets at least four times a year.  The frequency of the meetings and the nature of the meeting agendas are dependent upon the nature of the business and affairs which the Company faces from time to time. During 2008, the Board met eight times, the Audit Committee met four times and the CGE Committee met four times.  The following table provides details regarding director attendance at Board and Committee meetings held during their tenure on their respective committees during 2008.

Meetings Attended out of Meetings Held

Director	Board	Audit Committee	CGE Committee
Randall Oliphant	8 out of 8

Raymond Threlkeld	8 out of 8

Vahan Kololian	8 out of 8	4 out of 4	4 out of 4

Martyn Konig	8 out of 8	4 out of 4	4 out of 4

Gerald Ruth	8 out of 8	4 out of 4	4 out of 4

Other Public Company Directorships

The following table provides details regarding directorships held by the Company’s directors in other public companies.

Director	Other Public Company Directorships
Randall Oliphant	Silver Bear Resources Inc., WesternZagros Resources Ltd., Franco-Nevada Corporation

Raymond Threlkeld	N/A

Vahan Kololian	ClearPoint Business Resources Inc., Consolidated Puma Minerals Inc., Manicouagan Minerals Inc.

Martyn Konig	European Goldfields Limited

Gerald Ruth	Yonge Street Capital Corp.

Board Charter

The Board has a charter which mandates the Board with the stewardship of the Company.  A copy of the Board charter is set forth in Appendix “A” to this Circular.

Position Descriptions

Given the small size of the Company’s infrastructure, the Board does not feel that it is necessary at this time to formalize position descriptions for directors and officers to delineate their respective responsibilities.  The roles of the executive officers of the Company are delineated on the basis of the customary practice.

Orientation and Continuing Education

While the Company currently has no formal orientation and education program for new Board members, sufficient information (such as copies of the articles and by-laws of the Company, Board and Committee mandates, recent annual reports, prospectus, proxy solicitation materials, technical reports and various other operating, property and budget reports) is provided to any new Board member to ensure that new directors are familiarized with the Company’s business and the procedures of the Board. In addition, new directors will be encouraged to visit and meet with management on a regular basis.  The Company also encourages continuing education of its directors and officers where appropriate in order to ensure that they have the necessary skills and knowledge to meet their respective obligations to the Company.

Code of Ethics

The Board has adopted a Code of Business Conduct and Ethics (the “Code”) for its directors, officers and employees. The Board, acting through the Audit Committee has responsibility for monitoring compliance with the Code by ensuring all directors, officers and employees receive and become thoroughly familiar with the Code and acknowledge their support and understanding of the Code. Any non-compliance with the Code is to be reported to the appropriate person.  A copy of the Code may be accessed under the Company’s profile on SEDAR at www.sedar.com.

The Board takes steps to ensure that directors, officers and employees exercise independent judgment in considering transactions and agreements in respect of which a director, officer or employee of the Company has a material interest, which include ensuring that directors, officers and employees are thoroughly familiar with the Code and, in particular, the rules concerning reporting conflicts of interest and obtaining direction regarding any potential conflicts of interest.

The Board encourages and promotes an overall culture of ethical business conduct by promoting compliance with applicable laws, rules and regulations; providing guidance to directors, officers and employees to help them recognize and deal with ethical issues; promoting a culture of open communication, honesty and accountability; and ensuring awareness of disciplinary action for violations of ethical business conduct.

Nomination of Directors

The Board has established the CGE Committee which has assumed responsibility for the appointment and assessment of directors. The CGE Committee is comprised of Messrs. Kololian, Konig and Ruth, all of whom are independent of the Company.

While there are no specific criteria for Board membership, the Company attempts to attract and retain directors with business knowledge and a particular knowledge of mineral exploration, development and mining or other areas (such as finance) which provide knowledge which would assist in guiding the officers of the Company. As such, nominations would normally be the result of recruitment efforts and discussions amongst the CGE Committee, prior to the consideration of the Board as a whole.

Compensation

The CGE Committee of the Board reviews on an annual basis the adequacy and form of compensation of the senior executives and directors to ensure that such compensation reflects the responsibilities, time commitment and risks involved in being an effective executive officer or director, as applicable.  See “Executive Compensation”.

Committees of the Board

The Board currently has two committees: the Audit Committee and the CGE Committee.  From time to time, when appropriate, ad hoc committees of the Board may be appointed by the Board.

Audit Committee

The Audit Committee is currently composed of Messrs. Kololian, Konig and Ruth (Chairperson), all of whom are not employees of the Company and have been determined by the Audit Committee and the Board to be independent directors and financially literate under Canadian Standards and the rules of the NYSE Amex with respect to audit committees.

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by:

•	reviewing the financial statements, financial reports and other financial information provided by the Company to any governmental body or the public and other relevant documents;

•
recommending the appointment and reviewing and appraising the audit efforts of the Company’s independent registered accounting firm and providing an open avenue of communication among the independent auditor, financial and senior management and the Board;

•
serving as an independent and objective party to monitor the Company’s financial reporting process and internal controls, the Company’s processes to manage business and financial risk, and its compliance with legal, ethical and regulatory requirements; and

•	encouraging continuous improvement of, and fostering adherence to, the Company’s policies, procedures and practices at all levels.

The responsibilities of the Audit Committee are set forth in an Audit Committee Charter, approved and recommended by the Audit Committee and adopted by the Board.  A copy of the Audit Committee Charter is available on the Company’s website at www.westerngoldfields.com. The Audit Committee met four times during the fiscal year ended December 31, 2008.

Compensation, Governance, and Environmental Committee

The CGE Committee was formed on March 29, 2006. The CGE Committee was formed as a result of a merger of the previous compensation and corporate governance committees with the newly added responsibility of overseeing the environmental issues of the Company.

The CGE Committee’s primary function is to assist the Board in fulfilling its oversight responsibilities by:

Compensation

•	Assuming the responsibility for making recommendations to the Board on all matters relating to compensation of directors, the Chairman, the Chief Executive Officer and other officers and employees.

Corporate Governance and Nominations

•
Assuming the responsibility for matters of corporate governance, nomination and orientation of new directors and educating current directors and making recommendations to the Board with respect thereto.

Environmental

•	Overseeing the development and implementation of policies and management systems of the Company’s mineral properties relating to environmental and health and safety issues.

The specific functions and responsibilities of the CGE Committee are set forth in the written Charter of the Compensation, Governance, and Environmental Committee of the Board, approved and recommended by the CGE Committee and adopted by the Board.  The CGE Committee met four times during the fiscal year ended December 31, 2008.

The CGE Committee currently consists of Messrs. Kololian (Chairperson), Konig and Ruth, all of whom are not employees of the Company and have been determined by the Board to be independent directors.

Board Assessments

The Board is committed to regular assessments of the effectiveness of the Board, the committees of the Board and the individual directors. The CGE Committee is charged with annually reviewing and making recommendations to the Board regarding evaluations of the Board, the committees of the Board and the individual directors.  The process for such evaluations will include the following:

(a)	a detailed written questionnaire;

(b)	individual discussions between each director and an independent consultant and/or the Chairman of the CGE Committee;

(c)	with regard to individual director assessments, peer and/or self evaluations; and

(d)	individual discussions with those members of senior management who regularly interact with the Board.

The Board will then consider the results and recommendations of the CGE Committee to determine what, if any, action should be taken.

BUSINESS OF THE MEETING

Election of Directors

The Company’s Articles provide that the Board consist of a minimum of three and a maximum of fifteen directors.  At the Meeting, the five persons named hereunder will be proposed for election as directors of the Company (the “Nominees”).  The persons named in the enclosed form of proxy intend to cast the votes to which the Common Shares represented by such proxy are entitled for the election of the Nominees, unless the shareholder who has given such proxy has directed that the shares be withheld from voting in the election of directors. Management does not contemplate that any of the Nominees will be unable to serve as a director, but if that should occur for any reason prior to the Meeting, it is intended that discretionary authority shall be exercised by the persons named in the accompanying proxy to vote the proxy for the election of any other person or persons in place of any Nominee or Nominees unable to serve.  Each director elected will hold office until the close of the first annual meeting of shareholders of the Company following his election or until his successor is duly elected or appointed unless his office is earlier vacated in accordance with the by-laws of the Company.

The following table sets forth the name, province/state and country of residence, principal occupation, date the person first became a director of the Company and number of shares beneficially owned by each Nominee.  The statement as to the Common Shares and options owned, controlled or directed by the Nominees is based upon information furnished by the Nominee concerned and the information is as at April 7, 2009.

Name and Province/State and Country of Residence	Position with Company	Principal Occupation During Past Five Years	Director and/or Officer since	Securities of the Company Beneficially Owned, Controlled or Directed
Randall Oliphant, Ontario, Canada	Director, Executive Chairman
Executive Chairman of the Company and President, Chief Executive Officer and a director of Silver Bear Resources Inc.  He is a director of WesternZagros Resources Ltd., Franco-Nevada Corporation and a member of the Advisory Board of Metalmark Capital LLC.  He also has other directorships and advisory positions with for-profit and not-for-profit organizations.  He was President and Chief Executive Officer of Barrick Gold Corporation from 1999 to 2003.
			February 13, 2006	4,250,000 Common Shares 3,000,000 Options

Raymond Threlkeld Ontario, Canada	Director, President and Chief Executive Officer
President and Chief Executive Officer of the Company and Chief Operating Officer of Silver Bear Resources Inc.  He held various senior management positions in mine development with Barrick Gold Corporation and Coeur d’Alene Mines Corporation.
			June 14, 2006	502,221 Common Shares 1,350,000 Options

Vahan Kololian (1) Ontario, Canada	Director	Managing Partner, TerraNova Partners LP and since 2002, Chairman of Precinda Corporation.	March 14, 2006	1,325,001 Common Shares 750,000 Options

Martyn Konig (1) Surrey, England	Director	Chief Executive Officer of Blackfish Capital since 2005, Chief Executive Officer of Latitude Resources Limited from 2004 to 2008.	February 13, 2006	500,000 Common Shares 750,000 Options

Name and Province/State and Country of Residence	Position with Company	Principal Occupation During Past Five Years	Director and/or Officer since	Securities of the Company Beneficially Owned, Controlled or Directed
Gerald Ruth (1) Ontario, Canada	Director	Independent corporate finance consultant. Director and CEO of Yonge Street Capital Corp. President and CEO of Gersan Capital Corp. and CFO of Stans Energy Corp.	May 10, 2004	1,304,585 (2) Common Shares 800,000 Options

(1)	Messrs. Kololian, Konig and Ruth are currently members of the Audit Committee and the CGE Committee.
(2)	Includes shares owned by certain relatives.

The following is a brief biography of each of the directors of Western.

Randall Oliphant, age 49, is a Director and the Executive Chairman of the Company.  He is also a director and the President and Chief Executive Officer of Silver Bear Resources Inc. Mr. Oliphant is on the Advisory Board of Metalmark Capital LLC (formerly Morgan Stanley Capital Partners), and serves on the boards of WesternZagros Resources Ltd. and Franco-Nevada Corporation. Since 2003, Mr. Oliphant has served on the boards of a number of public and private companies and not-for-profit organizations. From 1999 to 2003, he was the President and Chief Executive Officer of Barrick Gold Corporation. Mr. Oliphant is a Chartered Accountant.

Raymond Threlkeld, age 62, has over 30 years of mineral industry experience ranging from discovery, feasibility study, development management, operations management, and corporate officer. Mr. Threlkeld is the President and Chief Executive Officer of the Company.  Since 2005, Mr. Threlkeld has been the Chief Operating Officer of Silver Bear Resources Inc. From 1996 to 2005 Mr. Threlkeld held various senior management positions in precious metal mine development with Barrick Gold Corporation and Coeur d’Alene Mines Corporation including the development of the Pierina Mine in Peru, the Bulyanhulu Mine in Tanzania and the Veladero Mine in Argentina. Mr. Threlkeld holds a degree in geology and has had exploration and acquisition success in the Western United States in addition to the management and project development experience cited above.

Vahan Kololian, age 55, is the founder and Managing Partner of TerraNova Partners LP, which invests in the industrial, services and resource sectors. Since 2002, Mr. Kololian has been Chairman of Precinda Corporation, a private manufacturing company. Mr. Kololian started his career in investment banking in 1980 with Burns Fry Limited (now BMO Nesbitt Burns). Since 1990 he has held leadership positions in private equity partnerships. Mr. Kololian also serves on the boards of the following public companies, Consolidated Puma Minerals Inc., ClearPoint Business Resources Inc., and Manicouagan Minerals Inc. Mr. Kololian is a Member of the Law Society of Upper Canada.  Mr. Kololian holds B.A. and LL.B. degrees.

Martyn Konig, age 51, has 27 years experience in investment banking and the commodity markets. Since 2005, Mr. Konig has served as Chief Executive Officer of Blackfish Capital, managing the Blackfish Capital Resources Fund. He has extensive experience in the natural resources sector, acting as Chief Executive Officer from 2004 to 2008 of AIM-listed Latitude Resources Limited, a mining investment company, prior to which he held senior management roles in resource finance and commodity trading operations at various international investment banks. Mr. Konig was a main Board Director of NM Rothschilds and Sons Ltd. for 15 years and held senior positions at Goldman Sachs and UBS. Mr. Konig is a Barrister and Fellow of the Chartered Institute of Bankers.  He is also a non-executive director of European Goldfields Limited, a TSX/AIM listed company.

Gerald Ruth, age 50, has served as a Director since May 2004. Since 2003, Mr. Ruth has operated an independent corporate finance consulting business. Mr. Ruth is currently a Director and Chief Executive Officer of Yonge Street Capital Corp., a capital pool company listed on the TSX Venture Exchange, President and Chief Executive Officer of Gersan Capital Corp., a limited market dealer involved in corporate finance, capital markets activities and strategic advisory services, and Chief Financial Officer of Stans Energy Corp. From 1988 to 2003, Mr. Ruth held various positions at the Toronto Stock Exchange, where he served as Director of Listings from 1997 to 2003.  Mr. Ruth is a Chartered Accountant.

Cease Trade Orders, Bankruptcies, Penalties and Sanctions

No proposed director of the Company is, or within ten years prior to the date hereof has been, a director, chief executive officer or chief financial officer of any company (including the Company) that, (i) was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, that was issued while the proposed director was acting in the capacity as director, chief executive officer or chief financial officer; or (ii) was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

No proposed director of the Company (i) is, or within ten years prior to the date hereof has been, a director or executive officer of any company (including the Company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, or (ii) has, within ten years prior to the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

No proposed director has been subject to (i) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (ii) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable shareholder in deciding whether to vote for a proposed director.

Appointment of Auditors

The shareholders will be asked to consider, and if thought fit to pass, an ordinary resolution to appoint PricewaterhouseCoopers LLP (“PWC”) as auditors of the Company to hold office until the close of the next annual meeting of the Company. It is also proposed that the remuneration to be paid to the auditors of the Company be fixed by the Board.

The management designees, if named as proxy, intend to vote the shares represented by any such proxy for the appointment of PWC of Toronto, Ontario as auditors of the Company at a remuneration to be fixed by the Board, unless the shareholder has specified in his proxy that his shares are to be withheld from voting on the appointment of auditors.

Special Resolution to Empower the Board to Determine the Number of Directors

The articles of the Company provide that the Board shall consist of a minimum of three and a maximum of fifteen directors.  The Company currently has five directors.

The OBCA provides that where a minimum and maximum number of directors of a corporation is provided for in its articles of incorporation, the number of directors of the corporation and the number of directors to be elected at an annual meeting of the shareholders shall be such number as shall be determined from time to time by special resolution of the shareholders or, if a special resolution of the shareholders empowers the directors to determine the number, by a resolution of the directors.  The OBCA further provides that where such a special resolution has been passed to empower the directors to determine the number of directors, the directors may not between meetings of shareholders appoint an additional director if, after such appointment, the total number of directors would be greater than one and one-third times the number of directors required to have been elected at the last annual meeting of shareholders.  In other words, if so empowered, the Board could increase its size by up to one third between annual meetings of shareholders.

The Company is requesting that the shareholders pass a special resolution, in accordance with the OBCA, empowering the Board to determine the number of directors from time to time by resolution of the directors.

The Board recommends that the shareholders vote in favour of the passing the following special resolution:

“BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

(a)
the number of directors of the Company from time to time may be determined, within the minimum and maximum set out in the Company’s articles of incorporation, by a resolution of the directors, subject to the limitations set out in the Business Corporations Act (Ontario); and

(b)
the directors and officers of the Company or any one or more of them be and they are hereby authorized to do such things as may be necessary to accomplish the foregoing, provided that the directors of the Company may revoke this resolution before it is acted on without further approval of the shareholders.”

Unless otherwise instructed by a Western Shareholder, the persons named in the accompanying form of proxy will vote “FOR” the above-noted special resolution.

The Arrangement

Capitalized terms in this Section that are not otherwise defined have the meaning ascribed thereto under “Glossary of Terms” in the attached Supplement.  Certain information pertaining to New Gold in this management information circular and in the Supplement, including forward-looking information and forward-looking statements made by New Gold, included or incorporated by reference herein has been provided by New Gold or is based on publicly available documents and records on file with the Canadian securities authorities and other public sources.  Although Western does not have any knowledge that would indicate that any such information is untrue or incomplete, Western assumes no responsibility for the accuracy or completeness of such information, nor for the failure by such other persons to disclose events that may have occurred or which may affect the completeness or accuracy of such information but which is unknown to Western.

At the Meeting, you will be asked to consider and, if deemed advisable, approve the Arrangement Resolution, the full text of which is reproduced in Appendix “B” of this management information circular in respect of the Arrangement, pursuant to which, among other things, all of the outstanding Western Shares will be acquired by New Gold and Western will become a wholly-owned subsidiary of New Gold. Upon completion of the Arrangement, Western Shareholders will receive one New Gold Share and $0.0001 in cash in exchange for each Western Share they hold. In order to facilitate the Arrangement, the Arrangement Resolution also confirms the termination of Western’s shareholder rights plan and cancels all existing rights.

For additional information concerning the Arrangement, the Business Combination Agreement, a summary of the tax consequences of the Arrangement to the Western Shareholders, New Gold, the Combined Company following the Arrangement, and other relevant information, see the Supplement.

Background

The Business Combination Agreement is the result of arm’s length negotiations among representatives of Western and New Gold and their respective legal and financial advisers.  The following is a summary of the background leading up to the execution of the Business Combination Agreement and the public announcement of the Arrangement.

Western’s main focus since the acquisition of the Mesquite mine was to bring the mine into production. The Mesquite mine was brought into production in January 2008 and a significant part of 2008 was spent on improving mining operations, including the adoption of a revised mine plan.

With the Mesquite mine now in production, Western turned its attention to seeking growth opportunities through potential merger and acquisition initiatives. Throughout 2008, various  potential strategic alternatives were reviewed by Western, however none of them were determined to be value enhancing alternatives for Western, and accordingly, they were not pursued.

On December 23, 2008, Mr. Randall Oliphant, Executive Chairman of Western met with Mr. Pierre Lassonde, a director of New Gold, and discussed on a preliminary basis the possibility of combining the businesses of both companies. Given the geographic and development stage diversity of New Gold’s assets and the steady cash flow from the Mesquite mine, they agreed that a strategic transaction between the two companies would make sense and merited further discussions.

On January 13, 2009, Mr. Oliphant and Mr. Ian Telfer, a director of New Gold, met to further discuss the mutual interest of the parties to effect a business combination transaction. At the meeting, Messrs. Oliphant and Telfer discussed various aspects of both companies and how they might be integrated into one business entity and they agreed to a preliminary work plan and timeline for consideration of a potential transaction, with respect to initial due diligence, legal structuring of the transaction and mutual site visits.

On January 15, 2009, New Gold and Western entered into a confidentiality agreement and began to exchange confidential, non-public information regarding their respective businesses and commenced legal, technical and financial due diligence on each other’s business and operations.

On January 22, 2009, Mr. Oliphant, Mr. Raymond Threlkeld, President and Chief Executive Officer of Western, Mr. Brian Penny, Chief Financial Officer of Western, and Mr. Hannes Portmann, Director of Corporate Development and Investor Relations of Western, met with Mr. Robert Gallagher, President and Chief Executive Officer of New Gold, and Art Graham, Vice President Corporate Development of New Gold, at the offices of Western to discuss the operations of each company.

During the week of January 26, 2009, Western and New Gold, with their Canadian and U.S. legal advisers, worked on and settled the outline of a proposed legal structure for the transaction, pursuant to which New Gold would be the acquirer in a possible business combination effected by a share exchange by way of a plan of arrangement.

Between February 1 and February 10, 2009, senior management of each of Western and New Gold performed reciprocal site visits. Such visits included:

-
February 4 to 6, 2009; Mr. Wesley Hanson, Vice President Mine Development of Western and external technical consultants along with a representative of BMO Capital Markets visited the Peak Mines in Australia;

-
February 4 to 7, 2009; Mr. Threlkeld, Mr. Cory Atiyeh, General Manager of Western Mesquite Mines, Inc., and Mr. Luis Plancarte, Mr. Jerald Hepworth, and Mr. Tony Casagranda, all employees of Western visited Cerro San Pedro in Mexico;

-	February 9 to 10, 2009; Mr. Threlkeld, Mr. Hanson, along with external consultants and a representative from BMO Capital Markets visited New Afton in Canada; and

-
February 9 to 10, 2009; a team consisting of Messrs. Gallagher and Graham, along with Mr. James Currie, Chief Operating Officer, Vice President, Operations of New Gold, Mr. Mark Petersen, Vice President, Exploration of New Gold and Fred Leightner, a consultant and certain employees of New Gold visited the Mesquite Mine in the United States.

On February 10, 2009, Mr. Oliphant and Mr. Gallagher met to discuss organizational and personnel issues with respect to the proposed transaction.

On the same day, Lawson Lundell LLP (“Lawson Lundell”), counsel to New Gold provided a first draft of a business combination agreement to Cassels Brock & Blackwell LLP (“Cassels Brock”), for Western’s review.  Various drafts of the business combination agreement and shareholder support agreements were exchanged between Lawson Lundell and Cassels Brock following February 10, 2009 up to and including March 3, 2009.

On February 12, 2009, a board of directors meeting of Western was held, at which Cassels Brock was in attendance. Mr. Oliphant reported to the board with respect to the status of the transaction and reviewed with the board a contribution analysis on the net asset value of both companies using several models and discussed a range for a possible exchange ratio. Mr. Raymond Threlkeld, President and Chief Executive Officer of Western, reported on the New Gold properties and the due diligence performed to date. Representatives of Cassels Brock outlined to the Western board the fiduciary duties and other duties of the directors when a possible change of control transaction is proposed.

On February 17, 2009, the board of directors of Western met, with representatives of BMO Capital Markets and Cassels Brock in attendance. At the meeting, BMO Capital Markets made a presentation to the board with respect to the proposed transaction and an analysis of, among other things, various financial metrics with respect to both companies and of the Combined Company as well as various qualitative factors with respect to the asset profile of the Combined Company. BMO Capital Markets also reported on the high level discussions that had been held to date between the parties with respect to a possible exchange ratio. A representative of Cassels Brock discussed a presentation to the board detailing the structuring steps of a potential transaction and the potential Canadian and U.S. tax implications of such transaction.  Cassels Brock also presented to the board a summary of the draft business combination agreement.

On February 19, 2009, Messrs. Gallagher, Oliphant and Penny had a call to discuss New Gold’s and Western’s respective financial models relating to the potential transaction, tax issues, announcement documents and timing of the potential transaction.

On February 20, 2009, the board of directors of Western met again, with representatives of Cassels Brock in attendance.  At the meeting, the board was updated on the progress of the transaction. Management also presented to the board its detailed reports with respect to the technical and financial due diligence conducted on New Gold and its operations and representatives of Cassels Brock reviewed a detailed report of the legal due diligence they performed.

On February 23, 2009, Messrs. Threlkeld and Oliphant met with Messrs. Telfer, Gallagher and Mr. Craig Nelsen, Chairman of New Gold, at the BMO Capital Markets Capital Markets Metals & Mining Conference, where the proposed exchange ratio of one New Gold Share for each Western Share was discussed. Representatives of each company agreed to discuss the proposed exchange ratio internally and work towards a mutually acceptable proposal.

In the evening of February 26, 2009, Mr. Oliphant received from Mr. Nelsen a non-binding indicative term sheet outlining a proposed transaction whereby New Gold would acquire all the outstanding Western Shares on the basis of one New Gold Share and a nominal cash consideration for each Western Share. On February 27, 2009, the board of directors of Western met with representatives of Cassels Brock and BMO Capital Markets where the New Gold proposal was discussed and, subject to changing certain terms of the proposal, including without limitation the treatment of Western options and reaching an agreement on termination fees, it was determined that New Gold’s proposal would be fair to Western shareholders. Management was authorized to negotiate a definitive business combination agreement and come back to the board with a definitive proposal for approval.

Between February 28, 2009 and March 3, 2009, New Gold and Western, through their respective counsel, continued to negotiate and exchange drafts of the proposed definitive business combination agreement and shareholder support agreements. The final open issues were settled after the close of business on March 3, 2009.

On March 3, 2009, Western’s board of directors held a further meeting with BMO Capital Markets and Cassels Brock being present. At the meeting, the board reviewed the draft business combination agreement and a detailed presentation was given to the board with respect to the terms of the transaction. The board formalized the engagement of BMO Capital Markets as financial adviser and received the oral opinion of BMO Capital Markets (later formalized in writing) to the effect that, as of March 3, 2009, based on and subject to various assumptions, matters considered and limitations, the Arrangement was fair, from a financial point of view, to the Western Shareholders.  Following discussion and consideration of a variety of factors, including without limitation, the opinion BMO Capital Markets, consultation with legal counsel and the results of due diligence, the Board resolved to approve the Arrangement, the entering into the Business Combination Agreement and to recommend that the shareholders vote for the Arrangement.

The Business Combination Agreement and the Support Agreements were then executed at around midnight on March 3, 2009 and the terms of the transaction were announced in a joint press release issued by New Gold and Western prior to the opening of trading on the TSX and NYSE AMEX on March 4, 2009.

Approval Required

At the Meeting, the shareholders of Western will be asked to approve the Arrangement Resolution, the text of which is attached as Appendix “B” to this Circular.  The Arrangement Resolution must be approved by (a) at least 66⅔% of the votes cast, either in person or by proxy, at the Meeting by Western Shareholders and (b) a simple majority of the votes cast either in person or by proxy at the Meeting by the Western Shareholders other than Raymond Threlkeld and any of his related parties or joint actors.  Unless otherwise indicated, the persons in the accompanying form of proxy intend to vote “FOR” the Arrangement Resolution.

Recommendation of the Board and Reasons for the Recommendation

The Board has unanimously determined that the Arrangement is fair to Western Shareholders and that it is in the best interests of Western that the Arrangement be completed. Accordingly, the Board has unanimously approved the Arrangement and unanimously recommends that Western Shareholders vote for the Arrangement Resolution.

In determining that the Arrangement is fair to Western Shareholders and in the best interests of Western, and in making its recommendation, the Board considered a number of factors. In view of the variety of factors considered in connection with its evaluation of the Arrangement, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination as to the fairness of the Arrangement and its recommendation to Western Shareholders to vote FOR the Arrangement Resolution. The factors considered included:

(a)
the Consideration to Western Shareholders pursuant to the Arrangement represents approximately a 20.1% premium over Western’s 20-day volume weighted average trading price based on New Gold’s 20-day volume weighted average trading price on the TSX and approximately a 19.2% premium over Western’s closing price based on New Gold’s closing price, in each case as at March 3, 2009;

(b)
the Fairness Opinion (as defined below), which concluded that based upon and subject to the scope of review and the assumptions and limitations contained therein, as of March 3, 2009, the consideration to be received by the Western Shareholders pursuant to the Arrangement is fair, from a financial point of view, to such Western Shareholders;

(c)
the view of the Board that the terms and conditions of the Business Combination Agreement, including the amount of the Termination Payment and the circumstances under which it is payable, do not prevent an unsolicited third party from proposing or making a Superior Proposal;

(d)	the process undertaken to explore other options that were available to Western in respect of alternate transactions;

(e)
the fact that the Arrangement Resolution must be approved by an affirmative vote of (a) at least two-thirds of the votes cast at the Western Meeting in person or by proxy by the Western Shareholders, and (b) a simple majority of the votes cast either in person or by proxy at the Meeting by the Western Shareholders other than Raymond Threlkeld and any of his related parties or joint actors and the New Gold Shareholders must approve the issuance of the New Gold Shares issuable pursuant to the Arrangement by a simple majority of the votes cast at the New Gold Meeting in person or by proxy;

(f)	the fact that the Arrangement must be approved by the Court, which will consider, among other things, the fairness of the Arrangement to Western Shareholders;

(g)	information reviewed in respect of New Gold with respect to its assets and properties. See “Information Concerning New Gold” in the attached Supplement;

(h)	information reviewed in respect of New Gold with respect to its historical and current financial condition, business and operations. See “Information Concerning New Gold” in the attached Supplement;

(i)	historical information regarding the market prices and trading information of the Western Shares and the New Gold Shares;

(j)	the fact that the Western Shareholders will hold approximately 42% of the Combined Company upon completion of the Arrangement, based on the fully diluted shares of each Party as at March 3, 2009;

(k)
the fact that the New Gold Shares offered in connection with the Arrangement provide Western Shareholders with the opportunity to participate as shareholders of a larger, more diversified company with assets in mining friendly jurisdictions and with a strong board of directors and management team;

(l)	under the Arrangement, Registered Western Shareholders will have Dissent Rights; and

(m)
all of the directors and senior officers of Western (holding approximately 6.2% of the Western Shares outstanding as of March 3, 2009), have agreed with New Gold and Western to vote in favour of the Arrangement Resolution and Goldcorp and all of the directors and senior officers of New Gold (holding approximately 10.7% of New Gold Shares outstanding as of March 3, 2009), have agreed with Western and New Gold to vote in favour of the issuance of the New Gold Shares in connection with the Arrangement.

Fairness Opinion of BMO Capital Markets

Western retained BMO Capital Markets to provide advice and assistance to it in, among other things, evaluating the Business Combination Agreement, including the preparation and delivery to the Board of BMO Capital Markets’ opinion as to the fairness, from a financial point of view (“Fairness Opinion”), of the consideration to be received by the Western Shareholders pursuant to the Arrangement. BMO Capital Markets is one of Canada’s largest investment banking firms with operations in all facets of investment banking activities, including corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment management and investment research. BMO Capital Markets has been a financial advisor in a significant number of transactions involving public and private companies, income funds and royalty trusts and has extensive experience in preparing fairness opinions.

The preparation of a fairness opinion is a complex process and is not necessarily amenable to partial analysis or summary description. BMO Capital Markets believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying the Fairness Opinion.  BMO Capital Markets has not prepared a formal valuation or appraisal of Western or New Gold or any of their respective securities or assets, and the Fairness Opinion should not be construed as such. Accordingly, Western Shareholders are urged to read the Fairness Opinion carefully and in its entirety attached hereto as Appendix “C”.

BMO Capital Markets provided orally, and subsequently in writing, to the members of the Board the Fairness Opinion, which concluded that, based upon and subject to the scope of review and the assumptions and limitations contained in the written opinion, as of March 3, 2009, the consideration to be received by the Western Shareholders pursuant to the Arrangement is fair, from a financial point of view, to such Western Shareholders.  The foregoing summary of the Fairness Opinion is qualified in its entirety by the full text of the Fairness Opinion which is attached as Appendix “C” to this management information circular.

Neither BMO Capital Markets, nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of Western, New Gold, or any of their respective associates or affiliates (collectively, the “Interested Parties”).  Neither BMO Capital Markets nor any of its affiliates is an advisor to any Interested Party with respect to the transactions contemplated by the Arrangement other than to Western pursuant to the engagement agreement between BMO Capital Markets and Western dated March 2, 2009 (the “Engagement Agreement”).

BMO Capital Markets has not been engaged to provide any financial advisory services nor has it participated in any financings involving the Interested Parties within the past two years, other than (i) acting as a financial advisor to Western for this Arrangement; (ii) acting as a joint bookrunner to Western in connection with an equity issue that closed on January 25, 2007; and (iii) acting as an underwriter to New Gold in connection with an offering of units, debentures, flow-through shares and common shares that closed on June 28, 2007. In addition to the services discussed above, BMO Capital Markets has from time to time provided advice to Western, on various other transactions that were not completed.

Other than as set forth above, there are no understandings, agreements or commitments between BMO Capital Markets and any of the Interested Parties with respect to any future business dealings. BMO Capital Markets may however, in the normal course of its business, provide financial advisory or investment banking services, and Bank of Montreal may provide banking services, to the Interested Parties from time to time.

BMO Capital Markets acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Interested Parties and, from time to time, may have executed or may execute transactions on behalf of such Interested Parties for which it received or may receive compensation. As an investment dealer, BMO Capital Markets conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Interested Parties or the Arrangement.

The terms of the Engagement Agreement provide that BMO Capital Markets will receive fees for its services as financial advisor, including a fee upon rendering the Fairness Opinion and a fee that is contingent on a change of control of Western or certain other events, and is to be reimbursed for its reasonable out-of-pocket expenses.  In addition, Western has agreed to indemnify BMO Capital Markets, in certain circumstances, against certain expenses, losses, claims, actions, damages and liabilities incurred in connection with the provision of its services.

Dissent Rights

Registered Western Shareholders are entitled to exercise Dissent Rights with respect to the Arrangement Resolution.  Western Shareholders should carefully read the section “Dissent Rights of Western Shareholders” in the Supplement for information regarding their Dissent Rights.  It is important that you strictly comply with the dissent requirements, which are outlined in the Supplement and Appendix “D” thereto; otherwise your Dissent Right may not be recognized.

Comparison of Shareholder Rights

If the Arrangement is completed, Western Shareholders will receive New Gold Shares. Since New Gold is a company existing under the laws of British Columbia, the rights of holders of New Gold Shares are governed by the BCBCA and by New Gold’s articles. The rights of Western Shareholders are currently governed by the OBCA and by Western’s articles and by-laws. Although the rights and privileges of shareholders under the BCBCA are in many instances comparable to those under the OBCA, there are several differences. See Appendix “D” to this management information circular for a comparison of these rights.

Procedures for Receiving Payment

Pursuant to the Business Combination Agreement, New Gold will pay for Western Shares acquired pursuant to the Plan of Arrangement by providing the Depositary with sufficient New Gold Shares and sufficient funds in escrow to pay the aggregate Cash Consideration to be paid pursuant to the Arrangement for transmittal in accordance with the Plan of Arrangement.

Registered Western Shareholders who are not Dissenting Shareholders

Enclosed with this Circular is a Letter of Transmittal that is being delivered to Registered Western Shareholders. The Letter of Transmittal sent to Registered Western Shareholders with this Circular sets out the details of the procedures to be followed by each Registered Western Shareholder for delivering the share certificate(s) held by such Registered Western Shareholder to the Depositary. If the Arrangement is not completed, the Letter of Transmittal will be of no effect and Western will cause the Depositary to return all deposited share certificate(s) to the Registered Western Shareholders as soon as possible. Western Shareholders owning Western Shares that are registered in the name of an Intermediary must contact their Intermediary to arrange for the surrender of their share certificate(s).

Provided that a Western Shareholder has returned a properly completed and executed Letter of Transmittal, and has presented and surrendered certificate(s) representing such Western Shareholder’s Western Shares to the Depositary, together with such other documents and instruments as the Depositary may require as set forth in the Letter of Transmittal, as soon as practicable following the Effective Date, New Gold will cause the Consideration, in the form of a cheque and a certificate representing New Gold Shares, to be sent to such Western Shareholder, less any applicable tax withholdings for each Western Share transferred pursuant to the Arrangement.

If a Western Shareholder fails to return a properly completed and executed Letter of Transmittal and/or present and surrender the certificate(s) representing such Western Shareholder’s Western Shares in accordance with the Letter of Transmittal, such Western Shareholder will not be entitled to receive the Consideration until the Western Shareholder delivers a properly completed and executed Letter of Transmittal and such certificate(s) to the Depositary. No interest will be paid by the Depositary on any outstanding amounts of money owed to a Western Shareholder.

The Arrangement will be immediately taxable to a Western Shareholder who is resident in Canada for the purposes of the Tax Act or a Western Shareholder who is not resident in Canada for the purposes of the Tax Act and whose Western Shares are “taxable Canadian property” and not “treaty-protected property” (as each term is defined in the Tax Act), unless such Western Shareholder files a tax election form (duly executed by New Gold) with the Canada Revenue Agency and any applicable provincial tax authority by the applicable deadline, in which case a full or partial tax deferral may be obtained. If you are (i) a Registered Western Shareholder who is also a beneficial Shareholder or (ii) an Intermediary who represents a Non-Registered Shareholder who qualifies as an Eligible Holder, you may request a tax election package by completing Box “F” in the Letter of Transmittal.

If a Western Shareholder fails to present and surrender a certificate which, prior to the Effective Date, represents issued and outstanding Western Shares on or before the sixth anniversary of the Effective Date, the interest of the Western Shareholder in any Consideration evidenced by such share certificate shall be terminated.

It is recommended that Western Shareholders complete, sign and return the Letter of Transmittal with the accompanying certificate(s) representing their Western Shares to the Depositary as soon as possible, and preferably prior to 5:00 p.m. Toronto time on May 12, 2009.

Qualifying Holdco Shareholders

Qualifying Holdco Shareholders who wish to elect the Holdco Alternative should review the details provided under “The Arrangement – Holdco Alternative” in the Supplement.

Non-Registered Beneficial Shareholders

Western Shareholders whose Western Shares are registered in the name of an Intermediary need take no action at this time.  The Intermediary will complete the necessary transmittal procedures to ensure that beneficial owners receive payment for their Western Shares if the Arrangement is completed.

Tax Election Procedure for Western Shareholders Subject to Canadian Taxation

The Letter of Transmittal includes a space to allow Eligible Holders to request a tax instruction letter and related materials to assist them in making a tax election under section 85 of the Tax Act (and any corresponding election for Québec income tax purposes)(a “Section 85 Election”) in order to wholly or partly defer recognition of capital gains that would otherwise be realized on the disposition of their Western Shares.  Eligible Holders who request a tax instruction letter and related materials for a Section 85 Election and who would like to make a similar election for Québec income tax purposes may request a tax instruction letter and related materials concerning such Québec election by indicating in the space provided in the Letter of Transmittal.  Beneficial Western Shareholders will need to contact their Intermediary to receive the tax election package and the necessary election forms.

Under the Business Combination Agreement, New Gold is obligated to make a Section 85 Election jointly with Eligible Holders who provide two signed, properly completed copies of the necessary election forms to a representative appointed by New Gold within 90 days after the Effective Date.  New Gold has agreed to execute such forms and return them to the electing Eligible Holder within 90 days after receiving them.  New Gold is not required to execute any election forms provided after 90 days from the Effective Date although it may in its sole discretion choose to do so.  Neither New Gold nor Western will be responsible for the proper completion or filing of any Section 85 Election.  With the exception of New Gold’s execution and mailing of the Section 85 Election form, each Eligible Holder will be solely responsible for complying with all applicable requirements relating to the making and filing of the Eligible Holder’s Section 85 Election. Accordingly, none of Western, New Gold, any successor corporation or the Depositary will be responsible or liable for taxes, interest, penalties, damages or expenses resulting from the failure by anyone to deliver a Section 85 Election in accordance with the procedures set out in the tax instruction letter, nor for the proper completion or filing of any Section 85 Election within the time and in the form prescribed under the Tax Act (or the corresponding provisions of any applicable provincial tax legislation).  See generally “Canadian Federal Income Tax Considerations” in the attached Supplement.

Additional Information

Additional information relating to the Company can be found on SEDAR at www.sedar.com and on the website maintained by the U.S. Securities and Exchange Commission at www.sec.gov. Financial information is provided in the Company’s audited consolidated financial statements and management’s discussion and analysis for the financial year ended December 31, 2008 which accompany this Circular and can also be found on SEDAR at www.sedar.com and on the website maintained by the U.S. Securities and Exchange Commission at www.sec.gov.  Shareholders may also contact the Investor Relations Department of the Company by phone at 416-324-6015 or by e-mail at jtaylor@westerngoldfields.com to request copies of these documents or any other documents incorporated by reference herein free of charge.

Contacting the Board of Directors

Shareholders and other interested parties may communicate directly with the Board through the Chairman of the Compensation, Governance and Environmental Committee by writing to:

The Compensation, Governance and Environmental Committee
Attention: Julie Taylor
Western Goldfields Inc.
Royal Bank Plaza, South Tower
200 Bay Street
Suite 3120
PO Box 167
Toronto, Ontario
M5J 2J4
Directors’ Approval

The contents of this Circular and the sending thereof to the shareholders of the Company have been approved by the Board.

BY ORDER OF THE BOARD OF DIRECTORS

Raymond Threlkeld
President and Chief Executive Officer

Toronto, Ontario
April 8, 2009

APPENDIX "A"

WESTERN GOLDFIELDS INC.
(the “Company”)

CHARTER OF THE BOARD OF DIRECTORS

I.	PURPOSE

The Board of Directors is responsible for the stewardship of the business and for acting in the best interests of the Company and its shareholders. The Board of Directors will discharge its responsibilities directly and through its committees, currently consisting of the Audit Committee and the Compensation, Governance and Environmental Committee.  The Board of Directors shall meet at least quarterly to review the business operations, corporate governance and financial results of the Company.  Meetings of the Board of Directors shall also include regular meetings of the independent members of the Board without management being present.

II.	COMPOSITION

The Board of Directors shall be constituted at all times of a majority of independent directors in accordance with Multilateral Instrument 58-201.  A director is considered to be “independent” if he or she has no direct or indirect material relationship which could in the view of the Board of Directors reasonably interfere with the exercise of a director’s independent judgment.  Notwithstanding the foregoing, a director shall be considered to have a material relationship with the Company (and therefore shall be considered a “dependent” director) if he or she falls in one of the categories listed in Schedule “I” attached hereto.

“Independence” shall also be determined in accordance with any other regulations, stock exchange or public market rules applicable to the Company.

III.	RESPONSIBILITIES

The Board of Directors’ mandate is the stewardship of the Company and its responsibilities include, without limitation to its general mandate, the following specific responsibilities:

•
The assignment to the various committees of directors the general responsibility for developing the Company’s approach to: (i) corporate governance and nomination of directors related issues; (ii) financial reporting and internal controls; (iii) issues relating to compensation of officers and employees and (iv) environmental and health and safety matters.

•	With the assistance of its Committees:

-	Developing the Company’s approach to corporate governance, including developing a set of corporate governance principles and guidelines specific to the Company.

-	Reviewing the composition of the Board of Directors and ensuring it respects its independence criteria.

-	Satisfying itself as to the integrity of the Chief Executive Officer and other senior officers and that such officers create a culture of integrity throughout the organization.

-	Ensuring that an appropriate review selection process for new nominees to the Board of Directors is in place.

A-2

-	Approving disclosure and securities compliance policies, including communications policies of the Company.

-	The establishment of appropriate performance criteria for the senior management team and the approval of the compensation of the senior management team.

-	Recommending the appointment of the auditors and assessing the performance of the auditors.

-	Ensuring the integrity of the Company’s internal controls and management information systems.

-	Ensuring the Company’s ethical behaviour and compliance with laws and regulations, audit and accounting principles and the Company’s own governing documents.

-	Identification of the principal risks of the Company’s business and ensuring that appropriate systems are in place to manage these risks.

-	Reviewing and approving significant operational and financial matters and the provision of direction to management on these matters.

-	As required and agreed upon, providing assistance to shareholders concerning the integrity of the Company’s reported financial performance.

-	Succession planning and the selection, appointment, monitoring evaluation and, if necessary, the replacement of the senior management to ensure management succession.

•
The adoption of a strategic planning process, approval at least annually of a strategic plan that takes into account business opportunities and business risks identified by the Board and/or the Audit Committee and monitoring performance against such plans.

•	The review and approval of corporate objectives and goals applicable to the Company’s senior management.

•	Reviewing with senior management:

-	major corporate decisions which require Board approval and approving such decisions as they arise.

-	major capital expenditure decisions (in excess of $1,000,000) unless previously authorized in a budget or plan by the Board of Directors.

-	material decisions relating to senior personnel, development or operation of a mineral exploration properties or matters relating to the environment, health or safety.

•	Performing such other functions as prescribed by law or assigned to the Board of Directors in the Company’s constating documents and by-laws.

A-3

IV.	MISCELLANEOUS

1.	The members of the Board are expected to attend all meetings of Board of Directors unless prior notification of absence is provided.

2.
The members of the Board (and Board Committees) are required to have reviewed board (and committee if applicable) materials in advance of the meeting and be prepared to discuss such materials at the meeting.

3.
The Board shall provide contact information on the website of the Company of an independent director responsible for receiving feedback from shareholders and such director will report to the whole Board on a regular basis on the feedback received.

Dated September 11, 2007.

SCHEDULE “I”

Subject to the exemptions available under Multilateral Instrument 52-110 Audit Committees, the following individuals are considered to have a material relationship with the Company:

(a)	an individual who is, or has been within the last three years, an employee or executive officer of the Company;

(b)	an individual whose immediate family member is, or has been within the last three years, an executive officer of the Company;

(c)	an individual who:

(i)	is a partner of a firm that is the Company’s internal or external auditor;

(ii)	is an employee of that firm; or

(iii)	was within the last three years a partner or employee of that firm and personally worked on the Company’s audit within that time;

(d)	an individual whose spouse, minor child or stepchild, or child or stepchild who shares a home with the individual:

(i)	is a partner of a firm that is the Company’s internal or external auditor;

(ii)	is an employee of that firm and participates in its audit, assurance or tax compliance (but not tax planning) practice, or

(iii)	was within the last three years a partner or employee of that firm and personally worked on the Company’s audit within that time;

(e)
an individual who, or whose immediate family member, is or has been within the last three years, an executive officer of an entity if any of the Company’s current executive officers serves or served at the same time on the entity’s compensation committee; and

(f)
an individual who received, or whose immediate family member who is employed as an executive officer of the Company received, more than $75,000 in direct compensation from the Company during any 12 month period within the last three years, other than as remuneration for acting in his or her capacity as a member of the Board of Directors or any Board committee, or the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service for the Company if the compensation is not contingent in any way on continued service.

APPENDIX "B"

SPECIAL RESOLUTION OF THE SHAREHOLDERS

BE IT RESOLVED THAT:

1.
The arrangement (the “Arrangement”) under Section 182 of the Business Corporations Act (Ontario) involving Western, all as more particularly described and set forth in the joint management information circular supplement (the “Supplement”) of Western Goldfields Inc. (“Western”) and New Gold Inc. (“New Gold”) dated April 8, 2009, accompanying the notice of this meeting and management information circular of Western (as the Arrangement may be modified or amended), is hereby authorized, approved and adopted;

2.
The plan of arrangement, as it may be amended (the “Plan of Arrangement”), involving Western and implementing the Arrangement, the full text of which is set out in Appendix “B” to the Supplement, is hereby authorized, approved and adopted;

3.
The shareholder rights plan (“Rights Plan”), as set forth in the Rights Plan Agreement dated June 29, 2007, between Western and Computershare Investor Services Inc. (as amended), shall be terminated and all issued and outstanding rights pursuant to the Rights Plan shall be cancelled, effective immediately prior to the Effective Time (as defined in the Plan of Arrangement);

4.
Notwithstanding that this resolution has been passed (and the Arrangement adopted) or that the Arrangement has been approved by the Ontario Superior Court of Justice (Commercial List), the directors of Western are hereby authorized and empowered, without further notice to, or approval of, any shareholders of Western:

(a)
to amend the business combination agreement (the “Business Combination Agreement”) between Western and New Gold dated March 3, 2009 or the Plan of Arrangement to the extent permitted by the Business Combination Agreement or the Plan of Arrangement;

(b)	subject to the terms of the Business Combination Agreement, not to proceed with the Arrangement; or

(c)	revoke this resolution prior to the termination of the Rights Plan;

5.
Any one or more of the directors or officers of Western is hereby authorized, for and on behalf and in the name of Western, to execute and deliver, whether under corporate seal of Western or not, all such agreements, forms, waivers, notices, certificate, confirmations and other documents and instruments and to do or cause to be done all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Business Combination Agreement and the completion of the Plan of Arrangement in accordance with the terms of the Business Combination Agreement, including:

(a)	all actions required to be taken by or on behalf of Western, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and

(b)	the signing of the certificates, consents and other documents or declarations required under the Business Combination Agreement or otherwise to be entered into by Western;

such determinations to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

APPENDIX "C"

Investment & Corporate Banking 100 King Street West – 4th Floor Toronto, Ontario M5X 1H3 Tel : (416) 359-4100 Fax : (416) 359-4459

March 3, 2009

The Board of Directors
Western Goldfields Inc.
Royal Bank Plaza, South Tower
200 Bay Street
Suite 3120, PO Box 167
Toronto, Ontario, M5J 2J4

To the Board of Directors:

BMO Nesbitt Burns Inc. (“BMO Capital Markets” or “we”) understands that Western Goldfields Inc. (“Western Goldfields” or the “Company”) and New Gold Inc. (“New Gold”) intend to enter into an arrangement agreement dated as March 3, 2009 (the “Arrangement Agreement”) that will provide, among other things, for the acquisition by New Gold of all of the outstanding common shares of Western Goldfields based on an exchange ratio of one common share of New Gold for each common share of Western Goldfields pursuant to a court approved plan of arrangement  (the “Arrangement”).

The terms and conditions of the Arrangement will be summarized in an information circular (the “Circular”) to be mailed to holders of Western Goldfields common shares (the “Shareholders”) in connection with a special meeting of the Shareholders to be held to consider and, if deemed advisable, approve the Arrangement.

We have been retained to provide financial advice to Western Goldfields, including our opinion (the “Opinion”) to the board of directors (the “Board of Directors”) as to the fairness, from a financial point of view, of the consideration to be received by the Shareholders pursuant to the Arrangement.

Engagement of BMO Capital Markets

Western Goldfields initially contacted BMO Capital Markets regarding a potential advisory assignment in December 2008.  BMO Capital Markets was formally engaged by Western Goldfields pursuant to a letter agreement dated March 2, 2009 (the “Engagement Agreement”).  Pursuant to the terms of the Engagement Agreement, BMO Capital Markets has agreed to provide Western Goldfields with various advisory services in connection with the Arrangement, including, among other things, the provision of the Opinion.

BMO Capital Markets will receive certain fees for its services as a financial advisor under the Engagement Agreement, including a fee upon rendering its Opinion and a fee contingent upon the successful completion of the Arrangement.  In addition, BMO Capital Markets will be reimbursed for its reasonable out-of-pocket expenses and will be indemnified by Western Goldfields in certain circumstances as described in the indemnity that forms part of the Engagement Agreement.

Credentials of BMO Capital Markets

BMO Capital Markets is one of Canada’s largest investment banking firms, with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment research and investment management.  BMO Capital Markets has been a financial advisor in a significant number of transactions throughout North America involving public and private companies, income funds and royalty trusts in various industry sectors and has extensive experience in preparing fairness opinions.

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The Opinion represents the opinion of BMO Capital Markets, the form and content of which has been approved for release by a committee of its directors and officers, who are collectively experienced in merger and acquisition, divestiture, restructuring, valuation, fairness opinion and capital market matters.

Independence of BMO Capital Markets

Neither BMO Capital Markets, nor any of its affiliates, is an insider, associate or affiliate (as such terms are defined in the Securities Act (Ontario) or the rules or policies promulgated thereunder) of Western Goldfields or New Gold, or any of their respective subsidiaries, associates or affiliates (collectively, the “Interested Parties”).

BMO Capital Markets has not been engaged to provide any financial advisory services nor has it participated in any financings involving the Interested Parties within the past two years, other than (i) acting as a financial advisor to Western Goldfields pursuant to the Engagement Agreement; (ii) acting as a joint bookrunner to Western Goldfields in connection with an equity issue that closed on January 25, 2007; and (iii) acting as an underwriter to New Gold in connection with an offering of units, debentures, flow-through shares and common shares that closed on June 28, 2007.  In addition to the services discussed above BMO Capital Markets has from time to time provided advice to Western Goldfields on various other transactions that were not completed.

Other than as set forth above, there are no understandings, agreements or commitments between BMO Capital Markets and any of the Interested Parties with respect to any future business dealings.  BMO Capital Markets may however, in the normal course of its business, provide financial advisory or investment banking services, and Bank of Montreal may provide banking services, to the Interested Parties from time to time.

BMO Capital Markets acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Interested Parties and, from time to time, may have executed or may execute transactions on behalf of such Interested Parties for which it received or may receive compensation.  As an investment dealer, BMO Capital Markets conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Interested Parties or the Arrangement.

Scope of Review

In connection with rendering the Opinion, we have reviewed and relied upon, or carried out, among other things, the following:

a)	a draft copy of the Arrangement Agreement dated March 3, 2009;

b)	confidential information provided in data rooms which were made available to parties at the invitation of the Company and New Gold, respectively;

c)	operating and financial forecasts for the Company prepared by management of the Company;

d)	operating and financial forecasts for New Gold prepared by management of New Gold;

e)	discussions with management of the Company concerning the Company’s current business plan, its financial condition and its future business prospects;

f)	discussions with management of New Gold concerning New Gold’s current business plan, its financial condition and its future business prospects;

g)	public information relating to the business, financial condition and trading history of the Company, New Gold and other selected public issuers we considered relevant;

h)	information with respect to selected precedent transactions we considered relevant;

i)	discussions with the Board of Directors of the Company;

j)	historical metal commodity prices and the impact of various commodity pricing assumptions on the respective businesses, prospects and financial forecasts of the Company and New Gold;

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k)
a comparison of the relative contribution of assets, cash flow, net asset value, production and reserves, by Western Goldfields and New Gold to the pro forma relative ownership of New Gold by the Shareholders and the New Gold shareholders assuming the Arrangement is completed;

l)
a letter of representation as to certain factual matters the completeness and accuracy of the information upon which the Opinion is based, addressed to us and dated as of the date hereof, provided by senior officers of the Company; and

m)
such other information, investigations, analyses and discussions (including discussions with the management of the Company, the Company’s external legal counsel, the management of, and financial advisors to, New Gold, and other third parties) as we considered necessary or appropriate in the circumstances.

BMO Capital Markets has not, to the best of its knowledge, been denied access by Western Goldfields to any information under Western Goldfields’ control requested by BMO Capital Markets.

Assumptions and Limitations

This Opinion is subject to the assumptions, explanations and limitations set forth below.

We have not been asked to prepare and have not prepared a formal valuation or appraisal of Western Goldfields or New Gold or any of their respective securities or assets, and this Opinion should not be construed as such.  We have, however, conducted such analyses as we considered necessary in the circumstances.  In addition, the Opinion is not, and should not be construed as, advice as to the price at which the securities of Western Goldfields or New Gold may trade at any future date.  BMO Capital Markets was similarly not engaged to review any legal, tax or accounting aspects of the Arrangement.  We have relied upon, without independent verification, the assessment by Western Goldfields and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters as we have considered necessary.  In addition, the Opinion does not address the relative merits of the Arrangement as compared to any other possible transaction for the sale of Western Goldfields or any other possible transaction involving Western Goldfields, its assets or its securities.

With your approval and agreement, we have relied upon and assumed the completeness, accuracy and fair presentation of all information, data, advice, opinions, representations and other material (financial or otherwise) (the “Information”) obtained by us from public sources or provided to us by or on behalf of Western Goldfields or New Gold or any of their respective subsidiaries, associates or affiliates or their respective directors, officers, associates, affiliates, consultants, advisors and representatives relating to the Interested Parties and the Arrangement, or otherwise obtained by us pursuant to our engagement.  The Opinion is conditional upon such completeness, accuracy and fair presentation.  We have not been requested or, subject to the exercise of professional judgment, attempted to verify independently the completeness, accuracy or fair presentation of any such Information.

With respect to forecasts, projections, estimates and/or budgets provided to us and used in our analyses, we note that projecting future results of any company is inherently subject to uncertainty. We have assumed, however, that such forecasts, projections, estimates and/or budgets were reasonably prepared consistent with industry practice on a basis reflecting the best currently available assumptions, estimates and judgments of the management of Western Goldfields and New Gold.

Senior officers of Western Goldfields have represented to BMO Capital Markets in a letter of representation delivered as of the date hereof, among other things, that (i) the Information provided by or on behalf of Western Goldfields or any of its subsidiaries or any of their respective agents or representatives, either orally or in writing, to BMO Capital Markets for the purpose of preparing the Opinion was, at the date the Information was provided to BMO Capital Markets and, together with all information publicly filed by Western Goldfields, is now, complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the Information or any statement contained therein not misleading in light of the circumstances under which the Information was provided or any statement was made; and that (ii) since the dates on which the Information was provided to BMO Capital Markets, except for the Arrangement or as disclosed in writing to BMO Capital Markets, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Western Goldfields, or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Opinion.

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In preparing the Opinion, we have made several assumptions, including that the final form of the Arrangement Agreement will not vary in any material respect from the draft copy dated March 3, 2009 reviewed by us, that all of the conditions required to implement the Arrangement will be met and that the Arrangement will be completed in accordance with the terms of the Arrangement Agreement without waiver, modification or amendment to any term or condition that is material to our analyses.  We also made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of the Interested Parties.

The Opinion is rendered as at the date hereof and on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of Western Goldfields and New Gold, as applicable, as they are reflected in the Information.

The Opinion is provided to the Board of Directors for its exclusive use only and may not be relied upon by any other person.  The Opinion does not constitute a recommendation to the Board of Directors or to any Shareholder as to whether Shareholders should vote in favour of the Arrangement.  The Opinion is not to be reproduced, disseminated, quoted from or referred to (in whole or in part) without our prior written consent, except that we consent to the inclusion in the Circular of the Opinion in its entirety and to any accompanying disclosure that we approve in advance.

BMO Capital Markets disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of BMO Capital Markets after the date hereof.  Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Opinion after the date hereof, BMO Capital Markets reserves the right to change, modify or withdraw the Opinion.

The preparation of the Opinion is a complex process and is not necessarily capable of being partially analyzed or summarized.  BMO Capital Markets believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying the Opinion.  The Opinion should be read in its entirety.

Conclusion

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Shareholders.

Yours truly,

BMO Nesbitt Burns Inc.

APPENDIX "D"

COMPARISON OF SHAREHOLDER RIGHTS UNDER THE OBCA AND THE BCBCA

On Completion of the Arrangement, Western Shareholders will receive shares of New Gold, a company incorporated under the Business Corporations Act (British Columbia) (“BCBCA”). The BCBCA provides shareholders with substantially the same rights as are available to shareholders under the Business Corporations Act (Ontario) (“OBCA”), including rights of dissent and appraisal and rights to bring derivative actions and oppression actions. However, there are certain differences between the two statutes and the regulations made thereunder. The following is a summary of certain differences between the OBCA and the BCBCA which management of the Company considers to be material to shareholders. This summary is not an exhaustive review of the two statutes. Reference should be made to the full text of both statutes and the regulations thereunder for particulars of any differences between them, and shareholders should consult their legal or other professional advisors with regard to the implications of the share exchange contemplated under the Arrangement which may be of importance to them.

•
Calling Shareholders’ Meetings. Under the BCBCA, the holders of not less than 5% of the issued shares of a company that carry the right to vote at general meetings may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition. Upon satisfying the technical requirements of the BCBCA for making such a requisition, the directors must call a general meeting of shareholders to be held not more than four months after the date on which the requisition is received by the company to transact the business stated in the requisition. If the directors fail to send notice of a general meeting within 21 days after the date on which the requisition is received, then the requisitioning shareholders, or any one or more of them holding more than 2.5% of the issued shares of the company that carry the right to vote at general meetings, may send notice of a general meeting to be held to transact the business stated in the requisition. Under the OBCA, the holders of not less than 5% of the issued shares of a company that carry the right to vote at general meetings may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition. Upon satisfying the technical requirements of the OBCA for making such a requisition, the directors must send notice of a general meeting of shareholders to transact the business stated in the requisition.

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Place of Shareholders’ Meetings. Under the BCBCA, general meetings must be held in British Columbia unless (i) the location outside British Columbia is provided for in the articles; (ii) the articles do not restrict the company from approving a location outside of British Columbia and the meeting is approved by resolution required by the articles for that purpose, or if no resolution is required for that purpose by the articles, approved by ordinary resolution; or (iii) the location for the meeting is approved in writing by the registrar before the meeting is held. Under the OBCA, a shareholders’ meeting may be held at such place in or outside Ontario (including outside Canada) as the directors may determine or, in the absence of such a determination, at the place where the registered office of the corporation is located.

•
Solicitation of Proxies. The BCBCA does not place any restrictions on the method of soliciting proxies. Under the OBCA, a person who solicits proxies, other than by or on behalf of management of the company, must send a dissident’s proxy circular in prescribed form to each shareholder whose proxy is solicited and certain other recipients. Pursuant to the OBCA a person who solicits proxies to a total number of shareholders whose proxies solicited is 15 or fewer, two or more joint holders being counted as one shareholder, or who conveys the solicitation by public broadcast speech or publication does not need to send a dissent’s proxy circular.

•
Record Date for Shareholders’ Meetings. Under the BCBCA, where a company fixed a record date for the determination of shareholders entitled to vote at the shareholders’ meeting, shareholders are only entitled to vote the shares held by them on the record date. Transferees of shares after the record date or the deemed record date, as the case may be, are not entitled to vote the transferred shares at the meeting. If no record date is fixed then the record date for determining the shareholders who are entitled to notice of, or to vote at, a meeting of shareholders is 5 p.m. on the day immediately preceding the first date on which notice is sent, or if no notice is sent, the beginning of the meeting and the record date for any other purpose is 5 p.m. on the date on which the directors pass the resolution to the matter for which the record date is required. Under the OBCA, where a company fixes a record date for the determination of shareholders entitled to vote at a shareholders’ meeting and a shareholder transfers shares after the record date, the transferee of such shares is entitled to vote such shares at the meeting if the transferee establishes that he or she owns the shares and demands, not later than 10 days before the meeting, that his or her name be included in the list of shareholders entitled to vote at the meeting. If no record date is fixed, the record date for determining the shareholders who are entitled to notice of, or to vote at, a meeting is the close of business on the day immediately preceding the date on which the notice is given, or where no notice is given, on the day on which the meeting is held. If no record date is fixed and a list of shareholders entitled to vote at the meeting is prepared as of the date, or the deemed record date, preceding the date on which notice of the meeting is given, a transferee of shares after the deemed record date is entitled to vote such shares under similar circumstances.

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•
Notice of Shareholders’ Meetings. Under the BCBCA, notice of a meeting of shareholders for public companies must be provided not less than 21 days, or any longer period specified in the company’s articles, but not more than two months before the meeting. Under the OBCA, a public company must give notice of a meeting of shareholders not less than 21 days and not more than 50 days before the meeting. However, public companies incorporated under either statute are currently subject to the requirements of National Instrument 54-101 — Communication with Beneficial Owners of Securities of a Reporting Issuer, of the Canadian Securities Administrators which provides for minimum notice periods of greater than the minimum 21 day period in either statute.

•
Quorum for Meetings of the Shareholders. Under the BCBCA, unless otherwise provided by the articles of the company, a quorum is established by two shareholders entitled to vote at a meeting whether in person or by proxy or, if the number of shareholders entitled to vote at the meeting is less than the applicable quorum, a quorum will be established by the presence of all shareholders entitled to vote whether in person or by proxy. Under the OBCA, unless otherwise provided by the by-laws of the company, quorum is established by the presence of the holders of a majority of shares entitled to vote at the meeting of shareholders whether in person or in proxy. Pursuant to the OBCA if quorum is present at the opening of a meeting of shareholders, the shareholders present may, unless the bylaws provide otherwise, proceed with the business of the meeting even if quorum is not present throughout the meeting.

•
Shareholder Proposals. Under the BCBCA, shareholder proposals may be submitted by both registered and beneficial shareholders who are entitled to vote at an annual shareholders’ meeting who in the aggregate constitute at least one percent of the issued shares of the corporation or have shares with a fair market value more than $2,000, provided that the shareholder has been a registered owner or beneficial owner of one or more shares in the company for an uninterrupted period of at least two years before the date of the signing of the proposal. Such entitled shareholder may not however, submit a proposal if within two years of the date of signing the proposal, the person failed to present, in person or by proxy, at an annual general meeting, an earlier proposal of which they were the submitter and in response to which the company had complied with the technical requirements for shareholder proposals under the BCBCA. Under the OBCA proposals may be submitted by both registered and beneficial shareholders who are entitled to vote at a meeting of shareholders.

•
Certain Voting Requirements. Under the BCBCA and the OBCA, certain extraordinary corporate actions, such as amalgamations, continuances, reorganizations and other extraordinary corporate actions such as liquidations (winding-ups) and arrangements, require approval by special resolutions. The BCBCA permits amalgamations with foreign corporations, whereas the OBCA does not permit such amalgamations. Under the BCBCA, a resolution passed by a special majority at a general meeting for which proper notice has been provided constitutes a special resolution. A special majority is a majority of votes, as specified by the articles, that is not less than 66⅔% and not more than 75% of the votes cast on the resolution. Where the articles do not specify the percentage required for a special majority, a special majority is 66⅔% of the votes cast on the resolution. Additionally, under the BCBCA a resolution consented to in writing by all of the shareholders holding shares that carry the right to vote at general meetings constitutes a special resolution. Under the OBCA a special resolution is a resolution at a duly called special meeting that is passed, with or without amendment, by 66⅔% of the votes cast or consented to in writing by each shareholder of the corporation entitled to vote at such a meeting or the shareholder’s attorney authorized in writing.

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•
Registered Office. Under the BCBCA, a company’s registered office must be in British Columbia and may change its address if the change of address has been authorized in any manner required or permitted by the articles, or if the articles are silent as to the manner in which a change of address is to be authorized, by a directors’ resolution. Under the OBCA, a company’s registered office must be in Ontario and may be relocated to a different municipality only with shareholders’ special resolution.

•
Director Residency Requirements. Under the OBCA, at least 25% of a company’s directors other than non resident corporations shall be resident Canadians, but where a corporation has less than four directors, at least one director shall be resident Canadian. The BCBCA does not place any residency restrictions on the board of directors.

•
Removal of Directors. The BCBCA provides that the shareholders of a corporation may remove one or more directors by a special resolution or by any other method specified in the articles. The OBCA provides that the shareholders of corporation may by ordinary resolution at an annual or special meeting remove any director or directors from office. An ordinary resolution under the OBCA requires the resolution to be passed, with or without amendment, at the meeting by at least a majority of the votes cast. The OBCA further provides that where the holders of any class or series of shares of a corporation have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

•
Directorship Vacancies. The BCBCA provides that, unless the articles provide otherwise, vacancies on the board of directors resulting from the removal of a director may be filled by the shareholders at the meeting at which the director is removed or, if not filled by the shareholders at such meeting, by the shareholders or by the remaining directors. In the case of a casual vacancy under the BCBCA, the remaining directors may fill the vacancy. Vacancies on the board resulting from the removal of a director elected or appointed by holders of a class or series of shares having the exclusive right to elect or appoint one or more directors will be filled by such shareholders at the meeting at which the director is removed or by those shareholders or by the remaining directors elected or appointed by those shareholders. Under the OBCA, a quorum of directors may fill a vacancy among the directors, except a vacancy resulting from an increase in the number of directors or a failure to elect the number of directors required to be elected at any meeting of shareholders which requires the directors to call a special meeting of shareholders to fill the vacancy. Vacancies on the board resulting from the removal of a director elected or appointed by holders of a class or series of shares having the exclusive right to elect or appoint one or more directors will be filled by the remaining directors elected by that class or series except where the vacancy results from an increase in the number of directors for that class or series of or from a failure to elect the number of directors for that class or series; or if there are no such remaining directors, any holder of shares of that class or series may call a meeting of the holders thereof for the purpose of filling the vacancy.

•
Quorum of Directors’ Meetings. Under the OBCA quorum at a directors meeting, subject to the articles or by-laws of the corporation, is a majority of the number of directors or minimum number of directors required by the articles, but in no case shall quorum be less than 2/5 of the number of directors or minimum number of directors, as the case may be. The BCBCA has no such requirement.

•	Corporate Records. Under the BCBCA, a company’s records must be kept in British Columbia. The OBCA and related Ontario statutes require records to be kept in Ontario.

•
Oppression Remedy. Under the BCBCA registered and beneficial shareholders of the corporation, directors of the corporation and any other person whom the court considers to be an appropriate person may apply to the court for an oppression remedy. Under the OBCA, the right to bring an oppression remedy extends to current and former shareholders of the corporation or any of its affiliates, current and former directors and officers of the corporation or any of its affiliates or any other person who the court, at its discretion, finds to be a proper person.

•
Derivative Action. Under the BCBCA registered and beneficial shareholders of the corporation, directors of the corporation and any other person whom the court considers to be an appropriate person may apply to the court for a derivative action. Under the OBCA, the right to bring a derivative action extends to current and former shareholders of the corporation or any of its affiliates, current and former directors and officers of the corporation or any of its affiliates or any other person who the court, at its discretion, finds to be a proper person. The OBCA requires that an applicant give the directors of the corporation 14 days notice before bringing a derivative action to court. The BCBCA has no such requirement.

APPENDIX "E"

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides an overview of Western Goldfields Inc.’s executive compensation program, including:

•	the general compensation principles and objectives of our executive compensation program;

•	the material elements of our executive compensation program and the process we use for making executive compensation decisions; and

•	information about the 2008 compensation earned by the following officers (the “Named Executive Officers”):

♦	Randall Oliphant, our Executive Chairman;

♦	Raymond Threlkeld, our President and Chief Executive Officer;

♦	Brian Penny, our Chief Financial Officer;

♦	Paul Semple, our Vice President – Projects; and

♦	Wesley Hanson, our Vice President – Mine Development.

Compensation Principles and Objectives

Our executive compensation program is designed to achieve the following objectives:

•	support our business goals by fostering profitable growth and increasing shareholder value;

•	align the interests of executive officers and shareholders; and

•	attract, retain and motivate high-calibre executive officers.

The program seeks to motivate our executives (including the Named Executive Officers) to continually improve company financial performance and increase shareholder value both over the short and long-term.

As described below, our executive compensation program is also designed to provide executives with a mix of cash and equity-based compensation opportunities and a level of benefits intended to be competitive with those companies with which we compete for executive talent, and to align executive pay with the objectives of the program.  Our executive compensation program consists of the following main elements of compensation:

•	base salary;

•	annual cash bonuses; and

•	stock options.

Competitive Benchmarking

Our executive compensation program strives to provide a mix of base salary, annual cash bonus awards and stock option awards (referred to as target total direct compensation) for the Named Executive Officers that is aligned with the program’s principles and competitive with compensation at approximately the median level for a group of selected publicly-traded companies benchmarked in a report prepared by PricewaterhouseCoopers LLP entitled “2008 Mining Industry Salary Surveys.”  For 2008, the PricewaterhouseCoopers report surveyed 82 mining companies.   This group includes our direct competitors and those companies with which we compete for executive talent. and is considered the Company’s peer group (the “Peer Group”).

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Determining Compensation

Role of the Compensation Committee

The Committee is responsible for reviewing and approving the design and overseeing the administration of our executive compensation program and for annually reviewing and approving all compensation decisions relating to the Named Executive Officers.  Generally, all decisions with respect to the amount or form of compensation for our Named Executive Officers are made by the Committee in accordance with the methodology described below.

In addition to reviewing data from our Peer Group, the Committee also considers the following factors in setting the target total direct compensation for each Named Executive Officer: (i) the individual responsibilities, experience and achievements of the Named Executive Officers and their potential contributions toward our performance; (ii) except with respect to our Executive Chairman, recommendations from senior management; and (iii) whether the components of each Named Executive Officer’s compensation align with our executive compensation program’s overall objectives.  In addition, our Executive Chairman provides recommendations to the Committee in setting the target total direct compensation for our President and CEO.  While the Committee generally seeks to set target total direct compensation levels for the Named Executive Officers at approximately the median of the Peer Group, our executive compensation program is designed to provide the Committee with the flexibility to set target total direct compensation at, above, or below the median of the Peer Group in order to recognize factors such as experience, skill sets and ongoing or potential contributions by our executives.  In addition, actual compensation earned in any annual period may be at, above, or below the median depending on individual and company performance for the year.  In setting the compensation of our Executive Chairman, the Committee generally applies the same principles it applies to other Named Executive Officers.

Role of Executive Officers

Our Executive Chairman establishes the strategic direction of our executive compensation program in consultation with the Committee, evaluates the performance of the Named Executive Officers, including our President and CEO (excluding his own performance) and makes recommendations to the Committee regarding their compensation.  Our Executive Chairman also participates in developing and recommending the appropriate performance measures for the Committee to consider when making compensation determinations for the Named Executive Officers.  Our Chief Financial Officer also supports the Committee in its work and implements our executive compensation program.

Elements of Our Executive Compensation Program

The following discusses in more detail the elements of, and rationale for, the compensation awarded to the Named Executive Officers.  The Committee reviews and, if appropriate, updates our executive compensation program at the end of each fiscal year in preparation for the upcoming year.

Base Salary

A portion of annual cash compensation is paid in the form of a base salary to provide the Named Executive Officers with a level of security and stability.  Base salaries for the Named Executive Officers are reviewed by the Committee on an annual basis and also in connection with any promotion or other change in responsibilities of any Named Executive Officer.  The Committee reviews and approves the annual base salaries for the Named Executive Officers based on an evaluation of the individual’s experience, contributions, skill level, scope of responsibilities, level of pay compared to comparable executives in the Peer Group, and, for each Named Executive Officer other than the Executive Chairman (but including the President and CEO), recommendations from the Executive Chairman.  The Committee generally sets the base salaries at approximately the median level for comparable executives in the Peer Group.

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The base salary of each Named Executive Officer is set forth in the “Salary” column of the Summary Compensation Table included with this document.  Base salaries for 2008 were adjusted by the Committee to more closely reflect the median level for comparable executives in the Peer Group. For 2008, our Executive Chairman and President and Chief Executive Officer received increases equal to 10% of their 2007 base salaries;  our Chief Financial Officer did not receive an increase to his 2007 base salary; and our Vice President, Projects and Vice President, Mine Development received reductions of 25% to their 2007 base salaries.  These reductions in salary were for our Vice President Projects and Vice President Mine Development, made to better reflect the ratio of time spent between the Company and Silver Bear Resources.

Annual Cash Bonus Awards

The Committee provides Named Executive Officers with the opportunity to earn annual cash bonus awards under our Bonus Plan.  The purpose of the Bonus Plan is to provide the Named Executive Officers with the opportunity to receive an annual cash bonus that is related to the achievement of company and individual performance goals and contributions as determined at the end of each fiscal year by the Committee in its sole discretion.

Target annual bonus amounts under the Bonus Plan for the Named Executive Officers are established by the Committee based on an analysis of comparable executives in the Peer Group.  The Committee generally sets target annual cash incentive awards at approximately the median level for comparable executives in the Peer Group.  The actual annual awards earned by the Named Executive Officers for any year may be at above or below the target level based on their contribution to the Company’s performance and their individual performance with respect to the achievement of company and individual performance measures that contribute to shareholder value, as determined at the end of the year by the Committee in its sole discretion.

In general, the Committee has set the bonus range as follows:  for the Executive Chairman, President and CEO, and Chief Financial Officer, the bonus range was 0-200% of base salary, with a target of 100% of base salary.  For the Vice President - Projects and the Vice President - Mine Development, the bonus range was 0-100% of base salary, with a target of 50% of base salary.

Determination of Individual Annual Cash Bonus Awards

Near the end of each year, the Committee reviews and approves individual bonus awards for the current year based on company and individual performance measures as determined at the end of the year by the Committee in its sole discretion.  Company performance measures are approved by the Committee based on forecast results for the current year.  The Executive Chairman’s individual performance is determined directly by the Committee.  The Committee also considers whether an adjustment is appropriate in light of changes in business strategies, unforeseeable challenges or other events or developments.  The Committee then approves an award amount for each Named Executive Officer at the end of the year in its sole discretion.

In December 2008, the Committee reviewed company and individual performance and determined that payouts under the Bonus Plan to the Named Executive Officers for 2008 would be 0% for each of Messrs. Oliphant, Threlkeld, and Semple, 27% of base salary for Mr. Hanson, and 38% of base salary for Mr. Penny.  This level of annual cash bonus awards was based on the fact that target production levels for the Mesquite Mine were not met during the year, resulting in lower than forecast production, earnings and cash flow.  The annual cash bonuses that were awarded recognized exceptional individual contributions to the Company during the year, despite company performance being weaker than expected.

Equity Incentive Compensation

Named Executive Officers are eligible to receive equity-based incentive compensation awards under our stock option plan.  The equity-based incentive compensation element of our executive compensation program is intended to provide Named Executive Officers with a continuing stake in the long-term success of the Company.  It is the Committee’s practice to consider annual grants of equity awards in the form of non-qualified stock options under the stock option plan to employees (including the Named Executive Officers) at the end of the fourth quarter of each year, when compensation decisions for the current year are made, as part of the overall executive compensation program.  The Committee considers shareholder dilution, the percentage of outstanding stock option awards and accounting expense in determining the amount and type of these awards.  The Committee retains the right to adjust the amount of each Named Executive Officer’s equity award upward or downward if it determines that such adjustment is appropriate and consistent with the objectives and principles of our executive compensation program.

E-4

The stock option awards will have value only if the trading price of our common shares exceeds the exercise price of the stock option.  For 2008, the Committee approved stock option grants that vest in three equal instalments commencing on the first anniversary following the stock option grant date and remain exercisable until the fifth anniversary of the stock option grant date.  Pursuant to the terms of the equity incentive plan, the Committee sets the exercise price of a stock option based on the closing price of the common shares two full trading days following the grant date, as determined by the Committee.

The Committee determined that for 2008, stock option awards would further our executive compensation program’s objectives of linking incentive compensation to the Company’s performance, creating long-term shareholder value, and aligning the interests of Named Executive Officers and our shareholders.  On November 25, 2008, 950,000 stock option awards were granted to our Named Executive Officers with an exercise price equal to the closing price of our common shares on November 27, 2008.   Information regarding the fair value and the number of stock options awarded to the Named Executive Officers for 2008 is set forth on the Grants of Plan-Based Awards Table on page included with of this document.

Healthcare Benefits

We provide employees with a range of healthcare benefits that are designed to assist the Company in attracting and retaining employees critical to the Company’s long-term success and to reflect the competitive practices of the companies in the Peer Group.  Active employee benefits such as medical, dental, life insurance and disability coverage are made available to our employees.  As we are a Canadian company, these benefits supplement and complement the existing Canadian Health Care benefits provided to all Canadian residents.

Perquisites and Executive Benefits

The Company does not grant or pay any perquisites or executive benefits to its Named Executive Officers.

Employment Contracts, Termination of Employment and Change of Control Arrangements

Our executive compensation program is designed to provide for the payment of severance benefits to our Named Executive Officers upon certain types of employment terminations.  Providing severance and change of control benefits assists us in attracting and retaining executive talent and reduces the personal uncertainty that executives are likely to feel when considering a corporate transaction.  These arrangements also provide valuable retention incentives that focus executives on completing such transactions, thus enhancing long-term shareholder value.  The Named Executive Officers are provided with severance benefits under individual severance agreements .    The terms of the individual arrangements are set forth under the Terms of Severance and Change of Control Arrangements included within this document.

Compensation Committee Report

The Committee has reviewed and discussed the preceding “Compensation Discussion and Analysis” with management.  Based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Annual Report on Form 10-K for the year ended December 31, 2008.

The foregoing report on executive compensation for 2008 has been furnished on behalf of the Board by the undersigned members of the compensation committee.

E-5

Members of the Compensation Committee

Vahan Kololian (Chairman)
Martyn Konig
Gerald Ruth

Summary Compensation Table

The following table sets forth the compensation of our Executive Chairman, President and Chief Executive Officer, Chief Financial Officer, and the other two most highly compensated executive officers (the “Named Executive Officers”) who were serving as executive officers as of December 31, 2008.  The positions shown in the table are the officer’s positions with the Company as of December 31, 2008.  Figures are expressed in Canadian dollars.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Randall Oliphant (3)	2008	275,000	—	571,192	—	846,192
Chairman of the Board	2007	250,000	500,000	—	—	750,000
	2006	68,269	—	949,823	—	1,018,092

Raymond Threlkeld	2008	275,000	—	114,383	—	389,383
President and Chief Executive Officer	2007	250,000	400,000	—	—	650,000
	2006	208,333	—	474,912	—	683,245

Brian Penny	2008	200,000	75,000	343,149	—	618,149
Chief Financial Officer	2007	200,000	300,000	—	—	500,000
	2006	166,667	—	379,929	—	546,596

Paul Semple (4)	2008	112,500	—	—	—	112,500
Vice President – Projects	2007	150,000	75,000	—	—	225,000
	2006	125,000	20,000	265,950	—	410,950

Wes Hanson	2008	112,500	30,000	57,192	—	199,692
Vice President – Mine Development	2007	150,000	75,000	—	—	225,000
	2006	68,750	10,000	983,185	—	1,061,935

(1)	Salary and bonus was paid in Canadian dollars. The average exchange rate per US dollar for 2008 was 1.066, for 2007 was 1.075, and for 2006 was 1.134.

E-6

(2)
The amount recognized for financial accounting purposes in accordance with SFAS 123R (without reduction for risk or forfeiture) is determined based on assumptions set forth in Note 18 to our Consolidated Financial Statements.   The terms applicable to stock option awards granted in 2008 are set forth in the Grant of Plan Based Awards Table within this document.  Amounts reported represent our accounting expense only and the extent that the Named Executive Officer will realize value depends on the price of our common stock and the Named Executive Officer’s continued employment.

(3)	Mr. Oliphant assumed executive duties effective September 23, 2006. Prior to that date he was compensated as Chairman of the Board of Directors.

(4)	Mr. Semple resigned from the Company effective January 1, 2009.

Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to awards under our stock option plan to the Named Executive Officers for the fiscal year ended December 31, 2008.  Figures are expressed in Canadian dollars.

Names	Grant Date	All Other Stock Option Awards Number of Shares (1)	Exercise or Base Price of Stock Option Awards	Closing Price on Grant Date	Grant Date Fair Value of Option Awards (2)

Randall Oliphant	11/27/2008	500,000	$1.75	$1.75	571,192

Ray Threlkeld	11/27/2008	100,000	$1.75	$1.75	114,383

Brian Penny	11/27/2008	300,000	$1.75	$1.75	343,149

Wes Hanson	11/27/2008	50,000	$1.75	$1.75	57,192

(1)
On November 25, 2008, the Committee took action to grant stock options to the Named Executive Officers effective as of November 27, 2008.  Under the stock option plan, the exercise price was determined based on the closing price of our common stock on the Toronto Stock Exchange on the effective date of the grant of the stock options (November 27, 2008).  The stock options will vest in three equal annual instalments commencing on the first anniversary of the grant date.

(2)
The fair value of stock option awards was determined using the Black-Scholes Option Pricing Model, based on assumptions as set forth in note 17 to our Consolidated Financial Statements. The fair value of stock option awards has been converted to Canadian dollars at the exchange rate applicable on the effective grant date of the stock options.  The rate applied for 2008 was 1.23242.

Outstanding Equity Awards Table

The following table sets forth certain information with respect to all outstanding equity awards held by the Named Executive Officers as of December 31, 2008.  There are no shares of common stock awarded under the executive compensation program.

E-7

Names	Number of Securities Underlying Unexercised Stock Options		Number of Securities Underlying Unexercised Stock Options	Stock Option Exercise Price (C$)	Stock Option Expiration Date
	(# Exercisable)		(# Unexercisable) (3)
Randall Oliphant	2,500,000	(1)	—	0.42	2/12/2013
	—		500,000	1.75	11/26/2013
Ray Threlkeld	1,250,000	(1)	—	0.42	2/12/2013
	—		100,000	1.75	11/26/2013
Brian Penny	1,000,000	(1)	—	0.42	2/12/2013
	—		300,000	1.75	11/26/2013
Paul Semple	480,000	(1)	—	0.42	2/12/2013
Wes Hanson	400,000	(2)	—	2.51	6/13/2013
	—		50,000	1.75	11/26/2013

(1)
Stock options were awarded on February 13, 2006. One third of the award vested immediately on February 13, 2006 and became exercisable on June 24, 2006, another one third vested and became exercisable on February 13, 2007, and the final one third vested and became exercisable on February 13, 2008.

(2)
Stock options were awarded on June 14, 2006. One third of the award vested immediately on June 14, 2006, another one third vested and became exercisable on June 14, 2007, and the final one third vested and became exercisable on June 14, 2008.

(3)	Stock options were awarded on November 27, 2008. One third of the award vests on November 27, 2009, another one third vests on November 27, 2010, and the final one third vests on November 27, 2011.

Stock Option Exercises and Stock Vested Table

In 2008, no stock option awards were exercised and no stock vested with respect to our Named Executive Officers.

Pension Plans and Deferred Compensation

We do not have any deferred compensation or retirement plans.

E-8

Terms of Severance and Change of Control Arrangements

In 2006, Messrs. Oliphant, Threlkeld, Penny, Semple, and Hanson each entered into a severance agreement with the Company.  The severance agreements are substantially identical for each Named Executive Officer.   Under the severance agreements, if the executive employment is terminated by the Company without cause (as defined below) and not within 18 months following a change of control (as defined below), then the executive is entitled to a lump-sum payment equal to his current annual salary, target bonus (equalling the previous year’s bonus up to 25% of annual salary) and benefits (equal to 10% of annual salary) (the ”Annual Compensation”), plus an additional amount equal to one month’s Annual Compensation for each completed year of employment up to a maximum of 18 months.  In addition, any vested stock options held by the executive will remain exercisable until six months following the date of termination, and any unvested stock options as of the date of termination will be immediately forfeited without payment.  The executive is also entitled to continue receiving employee benefits for a period of 12 months following the date of termination.  If the executive’s employment is terminated for cause, the Company has no obligation to make any payment under the severance agreements.  If the executive’s employment is terminated due to disability (which is defined as incapacity due to physical or mental illness that causes the executive to be absent from or unable to perform his duties with the Company) the executive will receive the Annual Compensation amount until the 12 month anniversary of such termination, and thereafter, any amount as may be determined by the Company in its sole discretion.

The severance agreements provide for enhanced benefits upon the executive’s termination of employment within 18 months following a change of control of the Company.  If, within 18 months following a change of control, employment is terminated by the Company other than for death, disability or cause, or by the executive within six months following a “triggering event” (as set forth below), then the executive will be entitled to a lump sum equal to two times the Annual Compensation, and accelerated vesting of all outstanding stock options held by the executive, which stock options will remain exercisable until the expiration of their original term. The Company will also pay reasonable legal fees and expenses incurred by an executive as a result of the Company contesting or disputing the executive’s termination or in seeking to obtain or enforce any right or benefit owed to the executive by the Company as a result of a termination after a change of control.

For the purposes of the severance agreements:

A “change of control” is defined to include the following events: (i) any merger, amalgamation or other reorganization in which the Company is not the surviving entity (or the Company survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company); (ii) the selling, leasing or exchanging of greater than 35% of the Company’s assets to a person or entity other than any of its subsidiaries; (iii) the dissolution or liquidation of the Company; (iv) the acquisition or gaining of ownership or control of more than 35% of the Company’s outstanding voting securities by any person, entity or group of persons or entities acting jointly or in concert; or (v) as a result of a merger, amalgamation or other reorganization, or a contested election of directors, the persons who were directors before such election, merger, amalgamation or other reorganization ceasing to constitute a majority of the board of directors.

“Cause” generally means the termination of employment by the Company, or its subsidiary or successor, due to the executive’s  (i) gross negligence in the performance of his duties; (ii) wilful and continued failure to substantially perform his duties determined on a historic basis prior to a change in control; (iii) wilful engagement in conduct which is materially injurious to the Company or its subsidiaries (monetarily or otherwise); or (iv) conviction of a criminal offence involving moral turpitude.

A “triggering event” is defined as any of the following events without the express written agreement of the executive: (i) a material adverse change in the executive’s salary or benefits as they exist prior to a change of control; (ii) a removal of the executive’s title or a material adverse change in his responsibilities, duties, powers, rights, and discretion associated with his title prior to a change of control, (iii) a change in the person or body to whom the executive reports immediately prior to a change of control; or (iv) a change in the location at which the executive is regularly required to report immediately prior to a change of control (which is greater than 50 kilometres from the city of Toronto).

As a condition to the executive’s receipt of the severance payments under the severance agreements, the executive must execute a release in favour of the Company.

Mr. Semple’s employment with the Company terminated as of January 1, 2009.  Pursuant to his severance agreement, he received a lump sum equal to 14 months’ Annual Compensation totalling Cdn. $177,200 the extension of his health, medical and dental benefits until the earlier of December 31, 2009, or when he obtains alternative employment; and the extension of the expiration date of his vested stock options to purchase 480,000 shares of WGI, until July 1, 2009.

E-9

Compensation of Directors

2008 DIRECTOR COMPENSATION
(All figures in Canadian dollars)

Name	Fees Earned or Paid in Cash $	Option Awards $ (2)	All Other Compensation $	Total $
Randall Oliphant (1)	—	—	—	—

Raymond Threlkeld (1)	—	—	—	—

Vahan Kololian	30,000	—	—	30,000

Martyn Konig	30,000	—	—	30,000

Gerald Ruth	30,000	—	—	30,000

(1) No director retainer is paid to directors who are employed by the Company.

(2) Stock options held as of December 31, 2008 included:  Randall Oliphant: 3,000,000; Raymond Threlkeld: 1,350,000; Vahan Kololian: 750,000; Martyn Konig: 750,000; and Gerald Ruth: 800,000.

We have established a compensation plan for our non-management directors. Non-management directors receive an annual retainer at a rate of Cdn. $30,000 per annum. We also compensate our directors by granting them nonqualified stock options upon their election or appointment to the Board.  We also reimburse the directors for reasonable out of pocket expenses that they incur in connection with attendance at Board and Committee meetings.  Directors do not receive any non-equity incentive compensation (i.e., cash bonuses), equity awards, or additional compensation for their service on the Board.

BUSINESS COMBINATION

INVOLVING

NEW GOLD INC.

AND

WESTERN GOLDFIELDS INC.

JOINT MANAGEMENT INFORMATION CIRCULAR SUPPLEMENT

ACCOMPANYING THE
NOTICE OF ANNUAL AND SPECIAL MEETING AND
MANAGEMENT INFORMATION CIRCULAR FOR
THE SHAREHOLDERS OF EACH OF
NEW GOLD INC. AND WESTERN GOLDFIELDS INC.

April 8, 2009

- i -

TABLE OF CONTENTS

INFORMATION CONTAINED IN THIS JOINT MANAGEMENT INFORMATION CIRCULAR SUPPLEMENT	S-1
Cautionary Note Regarding Forward-Looking Information	S-1
NOTICE TO SHAREHOLDERS IN THE UNITED STATES AND OTHER NON-CANADIAN JURISDICTIONS	S-4
SUMMARY	S-6
GLOSSARY OF TERMS	S-12
THE ARRANGEMENT	S-21
Description of the Arrangement	S-21
Shareholder Approval	S-21
Procedure for the Arrangement to Become Effective	S-22
Court Approval and Completion of the Arrangement	S-22
Interests of Certain Persons in the Arrangement – Western Directors and Senior Officers	S-22
Treatment of Western Warrants	S-24
Treatment of Western Options	S-24
Holdco Alternative	S-25
Regulatory Matters	S-27
Stock Exchange Listings and Reporting Issuer Status	S-30
THE BUSINESS COMBINATION AGREEMENT	S-30
Effective Time	S-31
Final Order	S-31
Effecting the Arrangement	S-31
Representations and Warranties	S-31
Covenants	S-32
Conditions Precedent	S-36
Notice and Cure Provisions	S-38
Non-Solicitation Covenants	S-39
Notice of Acquisition Proposal	S-40
Superior Proposal and Right to Match	S-40
Termination	S-41
Amendment	S-42
SUPPORT AGREEMENTS	S-43
Representations of the Supporting Shareholders	S-43
Agreement to Support the Arrangement	S-44
Goldcorp Support Agreement	S-45
DISSENT RIGHTS OF WESTERN SHAREHOLDERS	S-46
RISK FACTORS	S-48
Risk Factors Relating to the Arrangement	S-48
Risk Factors Relating to Western	S-49
Risk Factors Relating to New Gold	S-50
Risk Factors Relating to the Operations of the Combined Company	S-50
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	S-51
Holders Resident in Canada	S-52
Holders Not Resident in Canada	S-55
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	S-57
Western’s Status as a U.S. Corporation	S-58
The Arrangement	S-59
Ownership of New Gold Shares	S-63
INFORMATION CONCERNING WESTERN	S-66
Summary Description of the Business of Western	S-66
Interests of Experts	S-66
Trading Price and Volume	S-67

- ii -

Documents Incorporated by Reference	S-67
Material Contracts	S-68
Consolidated Capitalization	S-68
INFORMATION CONCERNING NEW GOLD INC.	S-69
Summary Description of the Business of New Gold	S-69
Interest of Experts	S-69
Trading Price and Volume	S-70
Documents Incorporated by Reference	S-73
Material Contracts	S-74
Consolidated Capitalization	S-74
Prior Sales	S-75
INFORMATION CONCERNING THE COMBINED COMPANY AFTER THE ARRANGEMENT	S-76
Organizational Chart	S-77
Description of Material Mineral Properties	S-78
Summary of Mineral Resource and Mineral Reserve Estimates	S-79
Directors	S-86
Officers	S-87
Capital Structure	S-87
New Gold Selected Unaudited Pro Forma Financial Information	S-87
Stock Exchange Listings	S-88
Auditors	S-88
Transfer Agent and Registrar	S-88
CONSENT OF PRICEWATERHOUSECOOPERS LLP	S-89
CONSENT OF HJ & ASSOCIATES, LLC	S-90
CONSENT OF DELOITTE & TOUCHE LLP	S-91
CONSENT OF LEGAL COUNSEL	S-92
APPENDIX “A”	PLAN OF ARRANGEMENT	A-1
APPENDIX “B”	INTERIM ORDER	B-1
APPENDIX “C”	NOTICE OF APPLICATION FOR FINAL ORDER	C-1
APPENDIX “D”	DISSENT RIGHTS	D-1
APPENDIX “E”	NEW GOLD INC. UNAUDITED PRO-FORMA CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2008	E-1
APPENDIX “F”	SUPPLEMENTAL NOTE TO WESTERN GOLDFIELDS INC.'S FINANCIAL STATEMENTS	F-1

INFORMATION CONTAINED IN THIS JOINT MANAGEMENT
INFORMATION CIRCULAR SUPPLEMENT

The information contained in this joint management information circular supplement (the “Supplement”) and the attached management information circular (collectively, the “Circular”) is given as at April 7, 2009, except where otherwise stated. Unless the context otherwise requires, any reference to “New Gold” means New Gold Inc. and its subsidiaries and any reference to “Western” means Western Goldfields Inc. and its subsidiaries.  Certain other terms used herein are defined in the “Glossary of Terms”.

In this Supplement, unless otherwise specified, all references to “dollars”, or “$” or “CDN dollars” are to Canadian dollars and all references to “US$” are references to United States dollars. On April 7, 2009, the noon exchange rate for one Canadian dollar expressed in United States dollars as reported by the Bank of Canada, was US$0.81.

No person has been authorized to give information or to make any representations in connection with the matters being considered herein other than those contained in this Circular and, if given or made, any such information or representations should be considered as not having been authorized by either New Gold or Western.

This Circular does not constitute an offer to sell, or a solicitation of an offer to acquire, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation.

Shareholders should not construe the contents of this Circular as legal, tax or financial advice and should consult with their own professional advisors as to the relevant legal, tax, financial or other matters in connection therewith.

The Arrangement has not been approved or disapproved by any securities regulatory authority, nor has any securities regulatory authority passed upon the fairness or merits of the Arrangement or upon the accuracy or adequacy of the information contained in this Circular and any representation to the contrary is unlawful.

Cautionary Note Regarding Forward-Looking Information

This Circular, including the documents incorporated by reference, contains or refers to certain “forward-looking information” or “forward-looking statements” (as defined under applicable securities laws). Forward-looking information and statements include, but are not limited to, the expectations, intentions, plans and beliefs of New Gold or Western, as applicable. Forward-looking information and statements can often be identified by forward-looking words such as “anticipate”, “does not anticipate”, “believe”, “expect”, “does not expect”, “goal”, “plan”, “intend”, “estimate”, “project”, “potential”, “scheduled”, “forecast”, “budget” and similar expressions, or that events or conditions “will”, “would”, “may”, “could”, “should” or “might” occur. In addition to the information contained in the pro forma financial statements, forward-looking information and statements may include but are not limited to statements and information relating to:

•	the Arrangement and the timing of approvals related thereto;

•
the proposed business combination of New Gold and Western and the business, operation and financial performance and condition of the Combined Company as well as the estimated production and mine life of the various mineral projects of New Gold and Western;

•	synergies and financial impact of the Arrangement;

•	potential benefits of the development potential of the New Gold and Western mineral properties;

•	commodity prices;

•	unit costs, construction schedules and construction cost estimates;

•	timing of commencement of operations and costs of capital projects;

•	the activities, events or developments that either of New Gold or Western expect or anticipate will or may occur in the future;

and are based on current expectations and beliefs concerning future developments and their potential effects on the Parties. Assumptions, including among other things, that the Western Shareholders will approve the Arrangement Resolution, the New Gold Shareholders will approve the Share Issuance Resolution and Board Size Resolution, that all third party regulatory and governmental approvals will be obtained, and all the conditions to the completion of the Arrangement will be satisfied or waived have been made. Although the Parties believe that the expectations and assumptions are reasonable, there can be no assurance that forward-looking information or statements included herein will prove to be accurate. Forward-looking information and statements are subject to a number of known and unknown risks, uncertainties (some of which are beyond the control of the Parties) and other factors that could cause actual results or performance to be materially different from those expressed or implied by such forward-looking information or statements. Factors that could cause actual results to differ materially from any forward-looking information or statements include, but are not limited to:

•	the ability of each Party to satisfy all of the conditions to complete the Arrangement;

•
the possibility that the Western Shareholders do not approve the Arrangement Resolution and the New Gold Shareholders do not approve the Share Issuance Resolution and Board Size Resolution at their respective Meetings;

•	that all third party regulatory and governmental approvals to the transactions will be obtained and all other conditions to completion of the Arrangement will be satisfied or waived;

•	the risk factors described in this Circular under the heading “Risk Factors” and other risk factors contained in the documents incorporated by reference in this Circular;

•	the business of New Gold and Western not being integrated successfully or such integration proving more difficult, time consuming or costly than expected;

•	failure to construct mine and processing plant facilities in the time frame and within estimated costs as currently planned;

•	fluctuations in power, fuel, supplies and other commodity prices;

•	changes in project parameters;

•	capital requirements;

•	unavailability of key personnel, skilled labour, supplies, equipment, machinery, parts, contractors and other necessary components of the various development projects of New Gold;

•	loss of key employees;

•	failure of plant, equipment or processes to operate as anticipated;

•	discrepancies between actual and estimated production, between actual and estimated reserves and resources and between actual and estimated metallurgical recoveries;

•	diminishing quantities or grades of reserves;

•	fluctuations in global demand, supply of and price of gold, silver or copper;

•	price volatility in the spot and forward markets for gold, copper or silver;

•	impact of any hedging activities, including margin limits and margin calls;

•	delays in obtaining or inability to obtain additional financing, if required, on commercially suitable terms;

•	delays in obtaining or failures to obtain required governmental, environmental or other project permits, licenses or approvals;

•
changes in national and local government legislation in Canada, the United States, Australia, Brazil, Mexico and Chile or any other country in which New Gold and Western currently or may in the future carry on business;

•	failure to build and maintain good relationships with local communities in which the Parties operate;

•	defective title to mineral claims or property or contests over claims to mineral properties;

•	changes in market conditions and the regulatory environment;

•	unforeseen geological, physical or meteorological conditions;

•	the speculative nature of mineral exploration and development, including the risks of obtaining necessary licenses and permits;

•	natural disasters;

•	accidents;

•	labour shortages or stoppages or other disputes;

•	industrial disputes;

•	inflation;

•	competition;

•	risks relating to international operations;

•
fluctuations in the international currency markets and in the rates of exchange of the currencies of Canada, the United States, Australia, Brazil, Mexico and Chile or any other country in which New Gold and Western currently or may in the future carry on business;

•	changes in tax laws or the interpretation of tax laws;

•	civil disturbance or armed conflict; and

•	controls, regulations and political or economic developments in the countries in which New Gold and Western does or may carry on business.

In addition, there are risks and hazards associated with the business of mineral exploration, development and mining, including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins, flooding and gold bullion losses (and the risk of inadequate insurance or inability to obtain insurance, to cover these risks) as well as “Risk Factors” included in the New Gold AIF and the Annual Report and “Risks” included in management’s discussion and analysis for Western and “Risks and Uncertainties” included in management’s discussion and analysis for New Gold available at www.sedar.com and at the website maintained by the SEC at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking information or statements contained herein. By their nature, forward-looking information and statements involve numerous assumptions, inherent risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and various future events will not occur.

All subsequent written and oral forward-looking information and statements attributable to New Gold, Western or persons acting on their behalf are expressly qualified in their entirety by this notice.

These factors are not intended to represent a complete list of the general or specific factors that could affect New Gold or Western or the Combined Company after giving effect to the transactions contemplated by the Arrangement. Additional factors are noted elsewhere in this Circular and may be noted in any documents incorporated by reference herein and there may be other factors that cause actions, events or results to occur that have not been anticipated, estimated or intended.

All forward-looking information or statements attributable to New Gold or Western, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth above and in any document incorporated by reference herein. Readers of this Circular are cautioned not to place undue reliance on forward-looking information or statements contained in this Circular or in any document incorporated by reference herein, which reflect the analysis of the management of New Gold or Western, as appropriate, only as of the date of this Circular. Neither New Gold nor Western undertakes any obligation to release publicly the results of any revision to the forward-looking information or statements, including without limitation any that may be made to reflect events or circumstances after the date of this Circular or to reflect the occurrence of unanticipated events, unless otherwise required by law.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES AND
OTHER NON-CANADIAN JURISDICTIONS

Western Shareholders who are not residents of Canada should be aware that the exchange of Western Shares pursuant to the Arrangement described in this Circular might have tax consequences in Canada, in the United States and elsewhere, which are not described fully herein. See “Certain Canadian Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations”.

The enforcement by Western Shareholders of civil liabilities under United States securities laws may be affected adversely by the fact that Western and New Gold are incorporated and organized under the laws of Canada, that some or all of their respective officers and directors are residents of Canada, that certain experts named in this Circular are residents of countries other than the United States, and that all or a substantial portion of the assets of Western and New Gold are located outside of the United States. As a result, it may be difficult or impossible for Western Shareholders in the United States to effect service of process within the United States upon Western and New Gold, their directors or officers, or the experts named herein, or to realize against them upon judgments of courts of the United States predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States. In addition, Western Shareholders should not assume that the courts of Canada: (a) would enforce judgments of United States courts obtained in actions against such persons predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States; or (b) would enforce, in original actions, liabilities against such persons predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States.

THE SECURITIES ISSUABLE IN CONNECTION WITH THE ARRANGEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR SECURITIES REGULATORY AUTHORITIES IN ANY STATE, NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR SECURITIES REGULATORY AUTHORITIES OF ANY STATE PASSED ON THE ADEQUACY OR ACCURACY OF THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The New Gold Shares, New Gold Replacement Options and New Gold Replacement Warrants (if any) to be exchanged for Western Shares, Western Options and Western Warrants pursuant to the Arrangement will be issued in reliance on the exemption from the registration requirements of the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) provided by Section 3(a)(10) thereof. Section 3(a)(l0) of the U.S. Securities Act provides an exemption from registration under the U.S. Securities Act for offers and sales of securities issued in exchange for one or more outstanding securities where the terms and conditions of the issuance and exchange of such securities have been approved by a court authorized to grant such approval after a hearing upon the fairness of the terms and conditions of the issuance and exchange at which all persons to whom the securities will be issued have the right to appear. The Court is authorized to conduct a hearing at which the fairness of the terms and conditions of the Arrangement will be considered. The Court issued the Interim Order on April 7, 2009 and, subject to the approval of the Arrangement Resolution by the Western Shareholders, a hearing on the Arrangement is expected to be held on or after May 27, 2009 at 10:00 a.m. (Toronto time) at 393 University Avenue, Toronto, Ontario. All Western Shareholders, holders of Western Options that will receive New Gold Replacement Options and holders of Western Warrants that will receive New Gold Replacement Warrants, are entitled to appear and be heard at this hearing. See “The Arrangement - Court Approval and Completion of the Arrangement”.

The Arrangement involves the securities of Canadian companies. The solicitation of proxies made in connection with this Circular is not subject to the requirements of Section 14(a) of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”). Accordingly, this Circular has been prepared in accordance with disclosure requirements applicable in Canada and in accordance with Canadian corporate and securities laws. Shareholders in the United States should be aware that these disclosure requirements are different from those of the United States applicable to registration statements under the U.S. Securities Act and to proxy statements under the U.S. Exchange Act. The financial statements of New Gold contained or incorporated by reference in this Circular and the unaudited pro forma financial statements have each been prepared in accordance with Canadian generally accepted accounting principles and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable in all respects to financial statements of United States companies. Likewise, unless expressly noted, information concerning the properties and operations of Western and New Gold contained or incorporated by reference herein has been prepared in accordance with Canadian standards and may not be comparable in all respects to similar information for United States companies.

Information concerning the mineral properties of Western and New Gold has been prepared in accordance with the requirements of Canadian Securities Laws, including reliance on information prepared in accordance with the standard of the Australian Code for Reporting of Mineral Resources and Ore Reserves allowed under Canadian Securities Laws, which differ in material respects from the requirements of U.S. Securities Laws applicable to United States companies subject to the reporting and disclosure requirements of the United States Securities and Exchange Commission (“SEC”). Under SEC standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time of the reserve determination, and the SEC does not recognize the reporting of mineral deposits which do not meet the SEC Industry Guide 7 definition of “Reserve”. In accordance with NI 43-101, the terms “mineral reserve”, “proven mineral reserve”, “probable mineral reserve”, “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” used in this Circular or in the documents incorporated by reference in this Circular are defined in the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) Definition Standards for Mineral Resources and Mineral Reserves adopted by the CIM Council on December 11, 2005 (the “CIM Standards”). While the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are recognized and required by NI 43-101, the SEC does not recognize them. Western Shareholders and New Gold Shareholders are cautioned that, except for that portion of mineral resources classified as mineral reserves, mineral resources do not have demonstrated economic value. Inferred mineral resources have a high degree of uncertainty as to their existence and as to whether they can be economically or legally mined. Under Canadian Securities Laws, estimates of inferred mineral resources may not form the basis of an economic analysis. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Therefore, Western Shareholders and New Gold Shareholders are cautioned not to assume that all or any part of an inferred mineral resource exists, that it can be economically or legally mined, or that it will ever be upgraded to a higher category. Likewise, Western Shareholders and New Gold Shareholders are cautioned not to assume that all or any part of measured or indicated mineral resources will ever be upgraded into mineral reserves.

The U.S. Securities Act imposes restrictions on the resale of securities received pursuant to the Arrangement by persons who are “affiliates” of New Gold after the Effective Date of the Arrangement or within 90 days prior to the Effective Date of the Arrangement. As defined in Rule 144 under the U.S. Securities Act, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the issuer. See “The Arrangement - Regulatory Matters - Qualification and Resale of New Gold Securities - United States”.

SUMMARY

The following is a summary of certain information contained or referred to elsewhere or incorporated by reference in this Supplement including the Appendices hereto. Certain capitalized words and terms used in this summary are defined in the Glossary of Terms found elsewhere in this Circular. This summary is qualified in its entirety by, and should be read together with, the detailed information and financial data and statements contained or referred to elsewhere or incorporated by reference in this Circular and the Appendices hereto.

The Arrangement
Pursuant to the Business Combination Agreement, New Gold and Western have agreed to combine their respective businesses by way of the Arrangement, whereby New Gold will acquire all of the outstanding Western Shares in exchange for the Consideration consisting of one New Gold Share plus $0.0001 for each Western Share acquired.

Conditions to the Completion of the Arrangement
The Arrangement is subject to a number of specified conditions, including, among others, approval of the Share Issuance Resolution by New Gold Shareholders, approval of the Arrangement Resolution by Western Shareholders and Western obtaining the Final Order. See “The Arrangement - Shareholder Approval” and “The Business Combination Agreement - Conditions Precedent”.

Implementation of the Arrangement
If the Arrangement Resolution and the Share Issuance Resolution are approved at the Meetings, the Final Order approving the Arrangement is issued by the Court and the applicable conditions precedent to the completion of the Arrangement are satisfied or waived, the following will occur or shall be deemed to occur sequentially in the following order without any further act or formality:

•
New Gold shall acquire the outstanding Western Shares (other than those Western Shares held by Dissenting Shareholders and a Qualifying Holdco that is owned by an Electing Holdco Shareholder) in exchange for the Consideration;

	•	New Gold shall acquire the shares of each Qualifying Holdco that is owned by an Electing Holdco Shareholder, for the Consideration;

•
Holders of Western Options outstanding as at the Effective Time shall receive, on the same terms and conditions as the Western Options, New Gold Replacement Options.  The holders of the New Gold Replacement Options shall be entitled to receive upon exercise, and for the same aggregate consideration payable therefor, New Gold Shares equal to the number of Western Shares subject to such Western Options multiplied by the Share Exchange Ratio;

•
Except in the circumstances outlined below, holders of Western Warrants shall receive New Gold Replacement Warrants, which shall be on the same terms and conditions as the Western Warrants, and shall become entitled to receive upon exercise, and for the same aggregate consideration payable therefor, the Consideration; and

	•	Except in the circumstances outlined below, Western shall merge with New Gold Subco and Western shall be the surviving corporation;

all in accordance with the Business Combination Agreement and the Plan of Arrangement.

If the Parties determine, prior to filing the Articles of Arrangement with the Director, that the Arrangement will not have the United States federal income tax consequences described in the Business Combination Agreement, the Plan of Arrangement shall be amended, such that the exchange of the Western Warrants for New Gold Replacement Warrants and the merger of New Gold Subco and Western shall not occur.

See “The Arrangement – Description of the Arrangement” and Appendix “A”.

Shareholder Approvals
In order for the Arrangement to become effective, the Arrangement Resolution must be approved by an affirmative vote of: (a) at least two-thirds of the votes cast at the Western Meeting in person or by proxy by Western Shareholders and (b) at least a simple majority of the votes cast by the Minority Shareholders voting in person or by proxy at the Western Meeting.

In order for the Arrangement to become effective, the Share Issuance Resolution must be approved by a simple majority of the votes cast in person or by proxy at the New Gold Meeting.

In addition, the New Gold Shareholders will be asked to approve the Board Size Resolution, which must be approved by a simple majority of the votes cast in person or by proxy at the New Gold Meeting.

In the absence of any instruction to the contrary, the shares represented by proxies appointing the management designees named in the accompanying forms of proxy will be voted FOR the Arrangement Resolution in the case of Western and FOR the Share Issuance Resolution and Board Size Resolution in the case of New Gold. See “The Arrangement - Shareholder Approval”.

Court Approval and Completion of the Arrangement
Under the OBCA, the Arrangement requires Court approval. Before Western mailed the Circular, it obtained the Interim Order from the Court on April 7, 2009 to provide for the calling and holding of the Western Meeting and other procedural matters. See Appendix “B”.

Subject to the approval of the Arrangement by the Western Shareholders, the hearing in respect of the Final Order to approve the Plan of Arrangement is expected to take place on May 27, 2009 at 10:00 a.m. (Toronto time) in the Court at 393 University Avenue, Toronto, Ontario, or as soon thereafter as is reasonably practicable.

Any Western Shareholder, holder of Western Options that will receive New Gold Replacement Options or holders of Western Warrants that may receive New Gold Replacement Warrants, or other interested party who wishes to appear or to be represented at that hearing may do so, subject to filing a notice of appearance no later than 10:00 a.m. (Toronto time) on May 26, 2009, and any other documents required all as set out in the Interim Order and satisfying any other requirements of the Court. The Court will consider, among other things, the fairness of the proposed Arrangement. The Court may approve the Arrangement either as proposed or as amended in any manner the Court may direct, and subject to compliance with such terms and conditions, if any, as the Court sees fit.

See “The Arrangement - Court Approval and Completion of the Arrangement” and Appendix “B”.

Non-Solicitation Covenant
Subject to the exceptions contained in the Business Combination Agreement, the Parties have each agreed, among other things, not to solicit other Acquisition Proposals.

See “The Business Combination Agreement – Non-Solicitation Covenants”.

Superior Proposal
In certain circumstances the board of directors of Western or the board of directors of New Gold are entitled to consider and approve a Superior Proposal from a third party, subject to notice to the other Party, the other Party’s right to offer to amend the Business Combination Agreement, and compliance with other obligations, including payment of the Termination Payment in certain situations.

See “The Business Combination Agreement - Non-Solicitation Covenants”.

Expense and Termination Payment Payable by the Parties
The Parties have an obligation to pay the Termination Payment to the other Party if the Business Combination Agreement is terminated under certain circumstances.

In the event that the Business Combination Agreement is terminated because the Shareholders of a Party did not give the required approval and the Shareholders of the other Party do, then the Party whose Shareholders have not given the required approval shall pay to the other Party a payment of $750,000 as an expense reimbursement payment.

See “The Business Combination Agreement - Termination”.

Support Agreements
Each of the directors and senior officers of the Parties have entered into Support Agreements with New Gold and Western, pursuant to which he or she has agreed, among other things, to vote his or her Shares in favour of the Arrangement Resolution or the Share Issuance Resolution and Board Size Resolution, as applicable. As of March 3, 2009, these directors and senior officers held approximately 3.3% of the issued and outstanding New Gold Shares and approximately 6.2% of the issued and outstanding Western Shares in each case, on that date. See “Support Agreements”.

Goldcorp has entered into the Goldcorp Support Agreement with New Gold and Western pursuant to which it has agreed, among other things, to vote its New Gold Shares in favour of the Share Issuance Resolution and Board Size Resolution. As of March 3, 2009, Goldcorp held 15,500,000 New Gold Shares representing approximately 7.3% of the issued and outstanding New Gold Shares on that date.  See “Support Agreements – Other Voting Agreement”.

Dissenting Shareholders
Registered Western Shareholders are entitled to exercise Dissent Rights in respect of the Arrangement Resolution by providing written notice to Western before the Western Meeting in the manner described under “Dissent Rights of Western Shareholders”.

Western Shareholders should carefully read the section in this Supplement entitled “Dissent Rights of Western Shareholders” and should seek legal advice if they wish to exercise Dissent Rights. Failure to comply strictly with the dissent procedures described in this Supplement may result in the loss of any Dissent Rights. Beneficial owners of Western Shares registered in the name of an Intermediary who wish to dissent should be aware that only Registered Western Shareholders are entitled to dissent. If the number of Western Shares held by Registered Western Shareholders that duly exercise Dissent Rights exceeds 5% of the aggregate number of Western Shares outstanding immediately prior to the Effective Date, New Gold is entitled, in its discretion, to not complete the Arrangement. See “Dissent Rights of Western Shareholders” and “The Business Combination Agreement - Conditions Precedent”.

Business of New Gold
New Gold is engaged in the acquisition, exploration, development and operation of precious and base metal properties.  The principal products and sources of cash flow for New Gold are derived from the sale of gold, silver and copper.  New Gold’s material mineral properties are as follows:

•      Peak Mines, Australia
•      Cerro San Pedro Mine, Mexico
•      New Afton Project, Canada
•      El Morro Project, Chile (30% interest)

Business of Western
Western is a gold production and exploration company with a focus on precious metal mining opportunities in North America. The Mesquite Mine, currently Western’s most important asset, was brought into production in January 2008, and Western’s focus is now on achieving the anticipated rate of production and completing planned improvements to the property.

The Combined Company
On completion of the Arrangement, Western will be a wholly-owned subsidiary of New Gold, and the Combined Company will continue the operations of New Gold and Western on a combined basis.

The business and operations of the Combined Company will be managed from New Gold’s current head office located at Suite 3110, 666 Burrard Street, Vancouver, British Columbia, V6C 2X8.

Upon completion of the Arrangement, the executive management of the Combined Company will include Randall Oliphant, Executive Chairman; Robert Gallagher, President and Chief Executive Officer; Brian Penny, Executive Vice President and Chief Financial Officer; and James Currie, Executive Vice President and Chief Operating Officer. The board of directors will be a combination of six current directors of New Gold and four current directors of Western, namely James Estey, Robert Gallagher, Pierre Lassonde, Craig Nelsen, Paul Sweeney, Ian Telfer, Randall Oliphant, Raymond Threlkeld, Vahan Kololian and Martyn Konig.

Stock Exchange Listings and Reporting Issuer Status
The Western Shares are listed and posted for trading on the TSX under the symbol “WGI” and on the NYSE Amex under the symbol “WGW”.

The New Gold Shares are listed and posted for trading on the TSX and on the NYSE Amex under the symbol “NGD”, the New Gold Debentures are listed and posted for trading on the TSX under the symbol “NGD.DB”, the New Gold Notes are listed and posted for trading on the TSX under the symbol “NGD.NT” and the New Gold Warrants are listed and posted for trading on the TSX under the symbols “NGD.WT.A”, “NGD.WT.B” and “NGD.WT.C”.

If the Arrangement is consummated, the Western Shares are expected to be de-listed from the TSX and the NYSE Amex as soon as practicable following the Effective Date. Western will also seek to be deemed to have ceased to be a reporting issuer (or the equivalent thereof) under the securities legislation of each of the provinces in Canada under which it is currently a reporting issuer (or the equivalent) and to deregister the Western Shares under the United States Securities Exchange Act of 1934, as amended.

New Gold has applied to have the New Gold Shares issuable in exchange for Western Shares pursuant to the Arrangement listed and posted for trading on the TSX and will make application to have such shares listed and posted for trading on the NYSE Amex. Listing will be subject to New Gold receiving approval from, and fulfilling all of the requirements of, the TSX and the NYSE Amex.

See “The Arrangement - Stock Exchange Listings and Reporting Issuer Status”.

Canadian Federal Income Tax Considerations
Western Shareholders or Qualifying Holdco Shareholders should consult their own tax advisors about the applicable Canadian or United States federal, provincial, state and local tax consequences of the Arrangement.

For Canadian federal income tax purposes, a Western Shareholder or a Qualifying Holdco Shareholder who is resident in Canada for the purposes of the Tax Act, who holds Western Shares or shares of a Qualifying Holdco as capital property and who is an Eligible Holder should generally be able to exchange Western Shares or shares of a Qualifying Holdco for New Gold Shares and cash under the Arrangement on a tax-deferred rollover basis by making an appropriate Section 85 Election jointly with New Gold.  Such a Western Shareholder or Qualifying Holdco Shareholder who does not make such a Section 85 Election will generally realize a capital gain (or a capital loss) equal to the amount by which the fair market value of the New Gold Shares and cash received by the Western Shareholder or Qualifying Holdco Shareholder under the Arrangement exceed (or are less than) the Western Shareholder’s or Qualifying Holdco Shareholder’s adjusted cost base of the Western Shares or shares of the Qualifying Holdco and any reasonable costs of disposition.

A Western Shareholder who is not resident in Canada for the purposes of the Tax Act will not be subject to tax under the Tax Act on any capital gain realized on the exchange of such Western Shareholder’s Western Shares for New Gold Shares and cash under the Arrangement, unless the Western Shares are “taxable Canadian property” to such shareholder and are not “treaty-protected property” to such shareholder.

A Western Shareholder who is not resident in Canada and is an Eligible Non-Resident, and hence an Eligible Holder, and thus would be subject to Canadian income tax on any gain realized on the disposition of a Western Share, should generally be able to exchange Western Shares for New Gold Shares and cash under the Arrangement on a tax deferred rollover basis by making an appropriate Section 85 Election jointly with New Gold.  Such Western Shareholder who does not make a Section 85 Election will generally realize a capital gain (or a capital loss) equal to the amount by which the fair market value of the New Gold Shares and cash received by the Western Shareholder under the Arrangement exceed (or are less than) the Western Shareholder’s adjusted cost base of the Western Shares and reasonable costs of disposition.

The foregoing summary is qualified in its entirety by the more detailed discussion of Canadian federal income tax consequences of the Arrangement set forth under the heading “Certain Canadian Federal Income Tax Considerations”.

United States Federal Income Tax Considerations
The Arrangement will have U.S. federal income tax consequences for U.S. Holders and Non-U.S. Holders of Western Shares and Western Options.  These consequences may be complex, and may vary depending on the treatment of the Arrangement for U.S. federal income tax purposes.  Each Western Shareholder or holder of a Western Option should read the summary under “Certain United States Federal Income Tax Considerations and consult its own tax advisors with respect to the specific U.S. federal income tax considerations relevant to it in its particular circumstances.  See “Certain United States Federal Income Tax Considerations.”

Risk Factors
Shareholders should consider a number of risk factors relating to the Arrangement, Western and New Gold in evaluating whether to approve the Arrangement Resolution or the Share Issuance Resolution and Board Size Resolution, as applicable. These risk factors are discussed herein and/or in documents incorporated herein by reference. See “Risk Factors”.

Selected Pro Forma Financial Information
The following selected unaudited pro forma consolidated financial information for New Gold is based on the assumptions described in the respective notes to the New Gold unaudited pro forma consolidated financial statements as at December 31, 2008 included in this Supplement at Appendix “E”.  The unaudited pro forma consolidated balance sheet has been prepared based on the assumption that, among other things, the Arrangement had occurred on December 31, 2008.  The unaudited pro forma consolidated statement of operations have been prepared based on the assumption that, among other things, the Arrangement had occurred on January 1, 2008.  The unaudited pro forma consolidated financial statements are not necessarily indicative of New Gold’s consolidated financial position and results from operations if the events reflected therein were in effect for the periods presented, nor do they purport to project New Gold’s consolidated financial position or results from operations for any future period.

The unaudited pro forma consolidated financial statements are based on certain assumptions and adjustments.  The selected unaudited pro forma consolidated financial information given below should be read in conjunction with the description of the Arrangement contained in this Supplement, the unaudited pro forma consolidated financial statements contained in this Supplement at Appendix “E” and the audited consolidated financial statements of Western and New Gold incorporated by reference in this Supplement.

Year ended
December 31, 2008 (in thousands of U.S. dollars)

Pro Forma Consolidated Statement of Operations
Revenue	$357,059
Earnings from mine operations	$47,478
(Loss) before taxes	$(115,957)
Net (Loss)	$(120,078)
(Loss) per share – basic	$(0.34)
(Loss) per share – diluted	$(0.34)

As at December 31, 2008 (in thousands of U.S. dollars)
Pro Forma Consolidated Balance Sheet
Assets	$2,432,465
Liabilities	$754,543
Shareholders’ equity	$1,677,922

GLOSSARY OF TERMS

The following terms used in this Supplement have the meanings set forth below:

“5% Transferee Shareholders” has the meaning ascribed thereto under the heading “Certain United States Federal Income Tax Considerations”.

“Acquisition Proposal” means any proposal or offer made by a third party (including a stated intention to make a proposal or offer) regarding (i) a merger, amalgamation, statutory arrangement, share exchange, business combination, recapitalization, take-over bid or tender offer in respect of Western; (ii) a sale or other disposition of 20% or more of the assets of such Party (on a consolidated basis) in a single transaction or a series of related transactions (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale or other disposition of 20% or more of the assets of such Party); (iii) reorganization, liquidation, winding-up, sale, issue or redemption of 20% or more of the total number of common shares or rights or interests therein or thereto; or (iv) any similar transactions involving such Party and/or its subsidiaries (other than the Arrangement).

“affiliate” shall have the meaning ascribed to such term under the Securities Act (Ontario) unless otherwise indicated.

“Annual Report” has the meaning ascribed thereto under the heading “Documents Incorporated by Reference - Western”.

“Arrangement” means an arrangement under the provisions of Section 182 of the OBCA on the terms and conditions set forth in the Plan of Arrangement, subject to any amendment, variation or supplement thereto (i) made in accordance with the Plan of Arrangement; (ii) made at the direction of the Court in the Final Order and with the consent of New Gold and Western, each acting reasonably; or (iii) otherwise made in accordance with the Business Combination Agreement.

“Arrangement Resolution” means the resolution of the Western Shareholders, to be passed at the Western Meeting to approve the Arrangement.

“Articles of Arrangement” means the articles of arrangement of Western, which are required to be sent to the Director after the Final Order is made by the Court, to give effect to the Arrangement, which shall be in the form and content satisfactory to the Parties, acting reasonably.

“BCBCA” means the Business Corporations Act (British Columbia).

“Board Size Resolution” means the resolution to be voted on by New Gold Shareholders at the New Gold Meeting for the purpose of setting the number of directors of New Gold at ten at the Effective Time and authorizing the New Gold board of directors to appoint four Western nominees to the New Gold board of directors upon completion of the Arrangement.

“Business Combination Agreement” means the business combination agreement between New Gold and Western dated March 3, 2009, as amended by letter agreement dated April 8, 2009, copies of which are available at www.sedar.com and at the website maintained by the SEC at www.sec.gov.

“Business Day” means any day, other than a Saturday, a Sunday and a statutory or civic holiday in Toronto, Ontario or Vancouver, British Columbia.

“Canadian GAAP” means accounting principles generally accepted in Canada.

“Cash Consideration” means $0.0001 for each Western Share.

“CBCA” means the Canada Business Corporations Act.

“CDS” means the CDS Clearing and Depository Services Inc.

“Change of Recommendation” has the meaning ascribed thereto, under the heading “The Business Combination Agreement - Superior Proposal and Right to Match”.

“CIM” has the meaning ascribed thereto under the heading “Notice to Shareholders in the United States and other Non-Canadian Jurisdictions”.

“CIM Standards” has the meaning ascribed thereto under the heading “Notice to Shareholders in the United States and other Non-Canadian Jurisdictions”.

“Circular” has the meaning ascribed thereto under the heading “Information Contained in this Joint Management Information Circular Supplement”.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Company” has the meaning assigned to that term in the heading “Information Concerning the Combined Company after the Arrangement”.

“Completion Deadline” means the date by which the transactions contemplated by the Business Combination Agreement are to be completed, which date shall be July 30, 2009 or such later date as may be agreed to in writing by New Gold and Western.

“Computershare” means Computershare Investor Services Inc., in its capacity as the transfer agent and registrar for the Western Shares.

“Consideration” means in respect of each Western Share, one New Gold Share rounded down to the nearest New Gold Share and the amount of $0.0001 in cash rounded up to the next whole cent.

“Court” means the Ontario Superior Court of Justice (Commercial List).

“CRA” means Canada Revenue Agency.

“Depositary” means Computershare Investor Services Inc., as depositary.

“Director” means the director appointed pursuant to Section 278 of the OBCA.

“Dissent Notice” means a written notice sent by a Registered Western Shareholder to be received no later than 5:00 p.m. (Toronto time) on May 13, 2009 or 5:00 p.m. (Toronto time) on the day which is one Business Day immediately preceding any adjourned or postponed Western Meeting, which notifies Western of such shareholder’s intention to exercise its Dissent Rights and which otherwise complies with Section 185 of the OBCA.

“Dissent Procedures” has the meaning ascribed thereto under the heading “Dissent Rights of Western Shareholders”.

“Dissent Rights” means the rights of dissent of a Registered Western Shareholder in respect of the Arrangement Resolution under Part XIV of the OBCA, as modified by the Plan of Arrangement, the Interim Order and the Final Order.

“Dissenting Shareholder” means a Registered Western Shareholder who dissents in respect of the Arrangement Resolution in strict compliance with the Dissent Procedures.

“Dissenting Western Shares” means the Western Shares held by Dissenting Shareholders.

“DOJ” means the Antitrust Division of the United States Department of Justice.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System of the SEC.

“Effective Date” means the date shown on the certificate of arrangement to be issued under the OBCA giving effect to the Arrangement.

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date.

“Elected Amount” has the meaning ascribed thereto under the heading “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Exchange of Western Shares or Shares of a Qualifying Holdco under the Arrangement – With a Section 85 Election”.

“Electing Holdco Shareholder” means a Qualifying Holdco Shareholder who has elected the Holdco Alternative in accordance with the Business Combination Agreement”.

“Eligible Holders” means (i) a Resident Holder, (ii) an Eligible Non-Resident or (iii) a Qualifying Holdco Shareholder.

“Eligible Non-Resident” means a beneficial owner of Western Shares immediately prior to the Effective Time who is not, and is not deemed to be, a resident of Canada for the purposes of the Tax Act and whose Western Shares are “taxable Canadian property” and not “treaty-protected property”, in each case as defined in the Tax Act.

“Environmental Approvals” means all permits, certificates, licences, authorizations, consents, instructions, registrations, directions, orders, filings or approvals issued or required by any Governmental Entity pursuant to any Environmental Law.

“Environmental Laws” means all applicable Laws, including applicable common law, relating to the protection of the environment and employee and public health and safety, and includes Environmental Approvals.

“Final Order” means the order of the Court pursuant to Section 182 of the OBCA approving the Arrangement in a form acceptable to New Gold and Western, as such order may be amended at any time prior to the Effective Date with the consent of New Gold and Western, acting reasonably, or if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal.

“FIRPTA” means the Foreign Investment in U.S. Real Property Tax Act of 1980, as amended.

“FTC” means the United States Federal Trade Commission.

“Goldcorp” means Goldcorp Inc.

“Goldcorp Support Agreement” has the meaning ascribed thereto under the heading “Support Agreements – Other Voting Agreement”.

“Governmental Entity” means any applicable (i) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, whether domestic or foreign, (ii) any subdivision, agency, commission, board or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the forgoing.

“Holdco Agreement” has the meaning ascribed thereto under the heading “The Arrangement - Holdco Alternative”.

“Holdco Alternative” has the meaning ascribed thereto under the heading “The Arrangement - Holdco Alternative”.

“Holdco Election Date” has the meaning ascribed thereto under the heading “The Arrangement - Holdco Alternative”.

“Holder” has the meaning ascribed thereto under the heading “Certain Canadian Federal Income Tax Considerations”.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“In-The-Money” means, in respect of a stock option, that the aggregate fair market value at that time of the securities subject to the option exceeds the aggregate exercise price under the option.

“Interim Order” means the interim order of the Court granted on April 7, 2009 pursuant to which Western is authorized to present the Plan of Arrangement at the Western Meeting.

“Intermediary” means an intermediary that a Non-Registered Western Shareholder may deal with in respect of its Western Shares, including banks, trust companies, securities dealers or brokers and trustees or administrators of RRSPs, RRIFs, RESPs and similar plans, and their nominees.

“IRS” means the U.S. Internal Revenue Service.

“Law” or “Laws” means all laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, instruments, policies, notices, directions and judgments or other requirements of any Governmental Entity.

“Letter of Transmittal” means the letter of transmittal for transmittal of Western Shares in the form accompanying the Western Information Circular, or a facsimile thereof.

“Material Adverse Effect” means, in respect of any Party, an effect that is material and adverse to the business, properties, assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), obligation, capitalization, condition (financial or otherwise), operations or results of operations of that Party and its subsidiaries and material joint ventures taken as a whole, other than any change, effect, event or occurrence:

(I)	relating to the United States, Canadian or global economy, political conditions or securities markets in general;

(II)	affecting the worldwide gold, silver or copper mining industries in general;

(III)	relating to a change in the market trading price of publicly traded securities of that Party, either:

(1)	related to the Business Combination Agreement and the Arrangement or the announcement thereof, or

(2)	primarily resulting from a change, effect, event or occurrence excluded from this definition of Material Adverse Effect under clauses (I), (II), (IV), (V), (VI) or (VII) hereof;

(IV)	relating to any of the principal markets served by that Party’s business generally or shortages or price changes with respect to raw materials, metals or other products used or sold by that Party;

(V)	relating to the rate at which Canadian dollars can be exchanged for United States dollars or vice versa;

(VI)
relating to any generally applicable change in applicable laws or regulations (other than orders, judgments or decrees against that Party and/or any of its subsidiaries and material joint ventures) or in Canadian GAAP or U.S. GAAP; or

(VII)	attributable to the announcement or pendency of the Business Combination Agreement or the Arrangement, or otherwise contemplated by or resulting from the terms of the Business Combination Agreement;

provided, however, that such effect referred to in clauses (I), (II), (IV) or (VI) above does not primarily relate only to (or have the effect of primarily relating onto to) that Party and its subsidiaries and material joint ventures, taken as a whole, or disproportionately adversely affect that Party and its subsidiaries and material joint ventures taken as a whole, compared to other companies of similar size operating in the industry in which that Party and its subsidiaries and material joint ventures operate.

“Meetings” means the Western Meeting and the New Gold Meeting.

“Meeting Materials” means the Western Meeting Materials and New Gold Meeting Materials.

“MI 61-101” means Multilateral Instrument 61-101 - Protection of Minority Securityholders in Special Transactions.

“Minority Shareholders” means all holders of Western Shares, other than Raymond Threlkeld and any of his “related parties” (as defined in MI 61-101) or any person acting jointly or in concert with him.

“New Gold” means New Gold Inc., a corporation existing under the BCBCA.

“New Gold AIF” has the meaning ascribed thereto under the heading “Documents Incorporated by Reference – New Gold”.

“New Gold Information Circular” means the management information circular for the New Gold Meeting dated April 8, 2009.

“New Gold Meeting” means the annual and special meeting of New Gold Shareholders (including postponement or adjournment thereof) to be held on May 13, 2009, to consider, among other things, the Share Issuance Resolution and the Board Size Resolution.

“New Gold Meeting Materials” means this Supplement, the Notice of Meeting, the New Gold Information Circular and the form of proxy for use in connection with the New Gold Meeting.

“New Gold Option Plan” means the stock option plan of New Gold dated May 4, 2005, as amended.

“New Gold Replacement Option” has the meaning ascribed thereto under the heading “The Arrangement – Description of the Arrangement”.

“New Gold Replacement Warrant” has the meaning ascribed thereto under the heading “The Arrangement – Description of the Arrangement”.

“New Gold Shareholder Approval” means the approval of the Share Issuance Resolution by greater than 50% of the votes cast on the Share Issuance Resolution by New Gold Shareholders present in person or by proxy at the New Gold Meeting.

“New Gold Shares” means the common shares in the capital of New Gold, as currently constituted.

“New Gold Shareholders” means the holders of New Gold Shares.

“New Gold Subco” means 2199371 Ontario Inc., a newly-incorporated, wholly-owned subsidiary of New Gold incorporated by New Gold under the laws of the Province of Ontario in order to facilitate the completion of the Arrangement.

“NI 43-101” means National Instrument 43-101 - Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators.

“NI 54-101” means National Instrument 54-101 - Communications with Beneficial Owners of Securities of a Reporting Issuer of the Canadian Securities Administrators.

“Non-Registered Western Shareholder” means a beneficial holder of Western Shares that are registered either in the name of an Intermediary or in the name of a depositary or clearing agency.

“Non-Resident Dissenter” has the meaning ascribed thereto under the heading “Certain Canadian Federal Income Tax Considerations - Holders Not Resident in Canada – Dissenting Non-Resident Holders”.

“Non-Resident Holders” has the meaning specified under “Certain Canadian Federal Income Tax Considerations Holders Not Resident in Canada”.

“Non-Terminating Party” has the meaning ascribed thereto under the heading “The Business Combination Agreement – Termination”.

“Non-U.S. Holder” has the meaning ascribed thereto under the heading “Certain United States Federal Income Tax Considerations.”

“Notice of Meeting” means either of the notices dated April 8, 2009 in respect of the Meetings included in the Meeting Materials.

“NYSE Amex” means the NYSE Amex Equities, formerly the American Stock Exchange.

“OBCA” means the Business Corporations Act (Ontario).

“Option Plan” means the New Gold Option Plan and the Western Option Plan, as applicable.

“Parties” means Western and New Gold and “Party” means any one of them.

“PFIC” has the meaning ascribed thereto under “Certain United States Federal Income Tax Considerations”.

“Plan of Arrangement” means the plan of arrangement, substantially in the form of Appendix “A” to this Supplement, and any amendments or variations thereto made in accordance with the Business Combination Agreement or the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of New Gold and Western, each acting reasonably.

“Proposed Amendments” has the meaning ascribed thereto under the heading “Certain Canadian Federal Income Tax Considerations”.

“Qualifying Holdco” has the meaning ascribed thereto under the heading “The Arrangement - Holdco Alternative”.

“Qualifying Holdco Shareholders” has the meaning ascribed thereto under the heading “The Arrangement - Holdco Alternative”.

“QEF” has the meaning ascribed thereto under the heading “Certain United States Federal income Tax Considerations”.

“Record Date” means April 8, 2009.

“Registered Western Shareholder” means a registered holder of Western Shares as recorded on the shareholders’ register maintained by Computershare.

“Related Person” means: (i) a spouse, parent, grandparent, brother, sister or child of the Supporting Shareholder; (ii) a company or family trust if all of the voting securities of such company are held by, or all the beneficiaries of such trust are, one or more of the persons referred to in clause (i); (iii) an “associate” or “affiliate” within the meaning of the Securities Act (Ontario); or (iv) an entity whose securities are beneficially owned or controlled by the same persons, companies or other entities that beneficially own or control the securities of the Supporting Shareholder.

“Resident Dissenter” has the meaning ascribed thereto under the heading “Certain Canadian Federal Income Tax Considerations - Holders Resident in Canada – Dissenting Resident Holders”.

“Resident Holder” has the meaning ascribed thereto under the heading “Certain Canadian Federal Income Tax Considerations - Holders Resident in Canada”.

“RESP” means a registered education savings plan (within the meaning of the Tax Act).

“RRIF” means a registered retirement income fund (within the meaning of the Tax Act).

“RRSP” means a registered retirement savings plan (within the meaning of the Tax Act).

“SEC” has the meaning ascribed thereto under the heading “Notice to Shareholders in the United States and Other Non-Canadian Jurisdictions”.

“Section 85 Election” has the meaning ascribed thereto under the heading “Certain Canadian Federal Income Tax Considerations”.

“SEDAR” means the System for Electronic Document Analysis and Retrieval.

“Shares” means New Gold Shares and Western Shares.

“Share Exchange Ratio” means one New Gold Share for each Western Share.

“Shareholders” means the holders of New Gold Shares and Western Shares.

“Share Issuance Resolution” means the resolution to be voted on by New Gold Shareholders at the New Gold Meeting authorizing New Gold to issue such number of New Gold Shares as is necessary to allow New Gold to acquire 100% ownership of Western pursuant to the Arrangement, including the issuance of New Gold Shares upon the exercise of the Western Warrants or upon the exercise of the New Gold Replacement Options issued to acquire the Western Options or upon the exercise of the New Gold Replacement Warrants issued to acquire the Western Warrants.

“Solicited Party” has the meaning ascribed thereto under the heading “The Business Combination Agreement – Non-Solicitation Covenants”.

“Subject Shares” has the meaning ascribed thereto under the heading “Support Agreements”.

“Superior Proposal” means any bona fide written Acquisition Proposal made by a third party with whom the Party to which it is made (the “Target”) and each of its officers and directors deals at arm’s length to, directly or indirectly, acquire assets that individually or in the aggregate constitute more than 50% of the assets (on a consolidated basis) of the Target or more than 50% of the common shares of the Target, whether by way of merger, amalgamation, arrangement, share exchange, take-over bid, business combination, or otherwise, and that the board of directors of the Target determines in good faith after consultation with its financial advisors and outside legal counsel: (i) is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal; (ii) is not subject to any due diligence conditions(s); (iii) is fully financed or is reasonably capable of being fully financed; (iv) that is offered or made to all shareholders in Canada and the United States of the Target on the same terms; and (v) would in the opinion of the board of directors of the Target acting in good faith if consummated in accordance with its terms (without assuming away the risk of non-completion), result in a transaction more favourable to the shareholders of the Target, from a financial point of view, than the terms of the Arrangement; and (vi) in the case of Western, provides for consideration per Western Share that exceeds the greater of (A) the amount equal to the Share Exchange Ratio multiplied by the 20 day trading volume weighted average trading price of a New Gold Share as of the date immediately prior to the date of announcement of the superior proposal and (B) $2.30 per Western Share.

“Superior Proposal Notice” has the meaning ascribed thereto under the heading “The Business Combination Agreement – Superior Proposal and Right to Match”.

“Supplement” means this management information circular supplement including all Appendices hereto and the documents incorporated by reference herein, as it may be amended, restated or supplemented from time to time.

“Support Agreements” has the meaning ascribed thereto under the heading “Support Agreements”.

“Supporting Shareholder” has the meaning ascribed thereto under the heading “Support Agreements”.

“Target” has the meaning ascribed thereto under the definition of “Superior Proposal”.

“Tax” and “Taxes” means all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Entity, including all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes (including, without limitation, taxes relating to the transfer of interests in real property or entities holding interests therein), franchise taxes, licence taxes, withholding taxes, payroll taxes, employment taxes, Canada or Québec Pension Plan premiums, excise, severance, social security, workers’ compensation, employment insurance or compensation taxes or premium, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes, fees, imports, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any Governmental Entity.

“Tax Act” means the Income Tax Act (Canada) as amended, restated or replaced from time to time, and the regulations thereunder, as amended.

“Terminating Party” has the meaning ascribed thereto under the heading “The Business Combination Agreement – Superior Proposal and Right to Match”.

“Termination Payment” has the meaning ascribed thereto under the heading “The Business Combination Agreement - Termination”.

“Triggering Event” means the occurrence of any one or more of the following events:

(a)	a material adverse change in the salary or benefits of the employee as they exist immediately prior to the Arrangement;

(b)
a removal of the designation of the employee’s title immediately prior to the Arrangement or a material adverse change in the responsibilities, duties, powers, rights and discretion associated with such title;

(c)
a change in the person or body to whom the employee reports immediately prior to the Arrangement, except if such person or body is of equivalent rank or stature or such change is as a result of the resignation or removal of such person or the persons comprising such body, as the case may be, provided that this shall not include a change resulting from a promotion in the normal course of business; or

(d)
other than for Cory Atiyeh, a change in the location at which the employee is regularly required immediately prior to the Arrangement to carry out the terms of his employment with Western, which is of a distance greater than 50 kilometres from the City of Toronto, unless the terms of employment of the employee include the obligation to receive geographic transfers from time to time in the normal course of business, or unless the employee consents to the change.

“TSFA” has the meaning ascribed thereto under the heading “Certain Canadian Federal Income Tax Considerations - Holders Resident in Canada – Eligibility of New Gold Shares for Investment”.

“TSX” means the Toronto Stock Exchange.

“U.S. Exchange Act” has the meaning ascribed thereto under the heading “Notice to Shareholders in the United States and other Non-Canadian Jurisdictions”.

“U.S. GAAP” means generally accepted accounting principles in the United States.

“U.S. Holder” has the meaning ascribed thereto under the heading “Certain United States Federal Income Tax Considerations”.

“U.S. Securities Act” has the meaning ascribed thereto under the heading “Notice to Shareholders in the United States and other Non-Canadian Jurisdictions”.

“U.S. Treaty” has the meaning ascribed thereto under the heading “Certain Canadian Federal Income Tax Considerations – Holders Not Resident in Canada – Exchange of Western Shares under the Arrangement and Subsequent Dispositions of New Gold Shares”.

“Western” means Western Goldfields Inc., a corporation existing under the OBCA.

“Western Board” means the board of directors of Western.

“Western Information Circular” means the management information circular for the Western Meeting dated April 8, 2009.

“Western Meeting” means the annual and special meeting of Western Shareholders (including any postponement or adjournment thereof) to be held on May 13, 2009, to consider, among other things, the Arrangement Resolution.

“Western Meeting Materials” means this Supplement, the Notice of Meeting, the Western Information Circular, the form of proxy for use in connection with the Western Meeting and the Letter of Transmittal.

“Western Option Plan” means the stock option plan of Western dated May 11, 2006, as amended.

“Western Options” means, collectively, the outstanding options to purchase Western Shares issued pursuant to the Western Option Plan and pursuant to stand alone option agreements to which Western is a party.

“Western Rights Agreement” means the shareholders rights plan dated June 29, 2007 between Western and Computershare, as rights agent.

“Western Shareholder Approval” means the approval of the Arrangement Resolution by (i) greater than 66⅔% of the votes cast on the Arrangement Resolution by Western Shareholders present in person or by proxy at the Western Meeting and (ii) at least a simple majority of the votes cast by the Minority Shareholders voting in person or by proxy at the Western Meeting.

“Western Shareholders” means holders of Western Shares.

“Western Shares” means the common shares in the capital of Western, as currently constituted.

“Western Warrants” means warrants entitling the holder to purchase Western Shares.

THE ARRANGEMENT

Description of the Arrangement

The Business Combination Agreement provides that, at the Effective Time:

•
New Gold shall acquire the outstanding Western Shares (other than those held by Dissenting Shareholders or a Qualifying Holdco that is owned by an Electing Holdco Shareholder) in exchange for the Consideration;

•
New Gold shall acquire the outstanding shares of each Qualifying Holdco that is owned by an Electing Holdco Shareholder, for the same Consideration that the Qualifying Holdco would have been entitled to receive if New Gold directly acquired the Western Shares held by such Qualifying Holdco;

•
Holders of Western Options outstanding as at the Effective Time shall receive, on the same terms and conditions as the Western Options, a fully vested option (“New Gold Replacement Option”) to acquire upon exercise thereof, and for the same aggregate consideration payable therefor, New Gold Shares equal to the number of Western Shares subject to such Western Options multiplied by the Share Exchange Ratio;

•
Subject to the circumstances outlined below, holders of Western Warrants shall receive a warrant (a “New Gold Replacement Warrant”) which shall be on the same terms and conditions applicable to the Western Warrant it replaces and which shall entitle the holder thereof upon exercise to receive, and for the same aggregate consideration payable therefor, the Consideration; and

•	Subject to the circumstances outlined below, Western shall merge with New Gold Subco and Western shall be the surviving corporation;

all in accordance with the Business Combination Agreement and the Plan of Arrangement.

If the Parties determine, prior to filing the Articles of Arrangement with the Director, that the Arrangement will not have the United States federal income tax consequences described in the Business Combination Agreement, the Plan of Arrangement shall be amended, such that the exchange of the Western Warrants for New Gold Replacement Warrants and the merger of New Gold Subco and Western shall not occur.  See “Certain United States Federal Income Tax Considerations” and “The Arrangement”.

Shareholder Approval

At the Western Meeting, Western Shareholders will be asked to consider and, if deemed advisable, to approve the Arrangement Resolution, and at the New Gold Meeting, New Gold Shareholders will be asked to consider and, if deemed advisable, to approve the Share Issuance Resolution and Board Size Resolution. To become effective the Arrangement Resolution must be approved, with or without variation, by an affirmative vote of: (a) at least two-thirds of the votes cast at the Western Meeting in person or by proxy by the Western Shareholders and (b) at least a simple majority of the votes cast by the Minority Shareholders voting in person or by proxy at the Western Meeting; and the Share Issuance Resolution and Board Size Resolution must be approved by a simple majority of the votes cast at the New Gold Meeting in person or by proxy by New Gold Shareholders. The Arrangement Resolution must be approved in order for Western to seek the Final Order and the Share Issuance Resolution must be approved in order for the Arrangement to be implemented on the Effective Date in accordance with the Final Order.

Each of the directors and senior officers of the Parties has agreed to vote his or her Shares in favour of the Arrangement Resolution in the case of Western and the Share Issuance Resolution and Board Size Resolution in the case of New Gold pursuant to the terms of the Support Agreements in respect of such directors and/or senior officers. As of March 3, 2009, directors and senior officers of Western held 8,381,806 Western Shares, representing approximately 6.2% of the issued and outstanding Western Shares and directors and senior officers of New Gold held 7,110,994 New Gold Shares, representing approximately 3.3% of the issued and outstanding New Gold Shares on that date. See “Support Agreements”.

Goldcorp has entered into the Goldcorp Support Agreement with New Gold and Western pursuant to which it has agreed, among other things, to vote its New Gold Shares in favour of the Share Issuance Resolution and Board Size Resolution. As of March 3, 2009, Goldcorp held 15,500,000 New Gold Shares, representing approximately 7.3% of the issued and outstanding New Gold Shares on that date.

In the absence of any instruction to the contrary, the Shares represented by proxies appointing the management designees named in the accompanying form of proxy will be voted FOR the Arrangement Resolution and the Share Issuance Resolution and Board Size Resolution, as the case may be.

Procedure for the Arrangement to Become Effective

The Arrangement is proposed to be carried out pursuant to Section 182 of the OBCA. In addition to obtaining the approval of the Shareholders at the Meetings, the following procedural steps must be taken in order for the Arrangement to become effective:

(a)
all conditions precedent to the Arrangement, including, without limitation, the satisfaction or waiver, as applicable, of all of the conditions to the Arrangement, as set forth in the Business Combination Agreement, must be satisfied or waived by the appropriate Party; and

(b)	the Court must grant the Final Order approving the Arrangement.

Court Approval and Completion of the Arrangement

The Arrangement requires Court approval under the OBCA. Prior to the mailing of the Western Information Circular, Western obtained the Interim Order providing for the calling and holding of the Western Meeting and certain other procedural matters related to the Western Meeting, a copy of which is attached hereto as Appendix “B”. Following approval of the Arrangement Resolution by the Western Shareholders at the Western Meeting and the Share Issuance Resolution and Board Size Resolution by the New Gold Shareholders at the New Gold Meeting, Western will make application to the Court for the Final Order.  The Court will consider, among other things, the fairness to the Western securityholders and the reasonableness of the Arrangement. The Court hearing for the Final Order is currently scheduled for 10:00 a.m. (Toronto time) on May 27, 2009 at 393 University Avenue, Toronto, Ontario. Any Western Shareholder or other interested party who wishes to appear or be represented and to present evidence or arguments at that hearing may do so in accordance with the terms of the Interim Order. Such persons should consult with their legal advisors as to the necessary requirements.

The Court’s approval is required for the Arrangement to become effective and the Court has been informed that approval, if obtained, will constitute the basis for the Section 3(a)(10) exemption under the U.S. Securities Act with respect to among other things, New Gold securities to be issued pursuant to the Arrangement.  See “Notice to Shareholders in the United States and other Non-Canadian Jurisdictions” and “The Arrangement – Regulatory Matters – Qualification and Resale of New Gold Securities – United States”.

For further information regarding the Court hearing and your rights in connection with the Court hearing, see the form of Notice of Application for Final Order attached as Appendix “C” to this Supplement. The Notice of Application for Final Order will be filed with the Court following the Meetings and will not be served upon anyone. This is your only notice of the Court hearing.

Interests of Certain Persons in the Arrangement – Western Directors and Senior Officers

In considering the recommendation of the Western Board with respect to the Arrangement Resolution, Western Shareholders should be aware that certain members of Western’s management and the Western Board may have certain interests in connection with the Arrangement, including those referred to below, that may present them with actual or potential conflicts of interest in connection with the Arrangement. The Western Board is aware of these interests and considered them along with the other matters described in the Western Information Circular under “The Arrangement - Recommendation of the Board and Reasons for the Recommendation”.

New Gold has agreed to maintain in effect for a period not less than six years from the Effective Date all rights to indemnification or exculpation in favour of the current and former directors and officers of Western provided in the current articles or by-laws of Western or in any agreement, and any directors’ and officers’ insurance now existing in favour of the directors or officers of Western and any Western Subsidiary will survive the completion of the Arrangement (or be replaced with substantially equivalent coverage from another provider) and will continue in full force and effect (either directly or via run-off insurance or insurance provided by an alternative provider).

Based on the information provided by directors and senior officers of Western, as of the Record Date, the following directors and senior officers are the only directors and senior officers that hold Western Shares and Western Options, and their holdings are as set out below:

Name of Director or Senior Officer and Position with Western	Number of Western Shares		Number of Western Options

Randall Oliphant Executive Chairman and Director	4,250,000		3,000,000

Raymond Threlkeld President, Chief Executive Officer and Director	502,221		1,350,000

Brian Penny Chief Financial Officer	499,999		1,300,000

Arthur Chen Corporate Controller	Nil		140,000

Wesley Hanson Vice-President of Mine Development	Nil		450,000

Vahan Kololian Director	1,325,001		750,000

Martyn Konig Director	500,000		750,000

Gerald Ruth Director	1,304,585	(1)	800,000

(1)	Includes Western Shares owned by relatives.

Stock Options

As of the April 7, 2009, there were 12,913,718 Western Options outstanding of which certain directors and senior officers of Western beneficially owned, directly or indirectly, in the aggregate, 8,540,000 Western Options. The vesting of unvested Western Options is accelerated as a result of the Arrangement. Pursuant to the Business Combination Agreement, the officers and directors of Western must exercise an aggregate of 6,250,000 In-The-Money Western Options prior to the Effective Time with the remainder of their Western Options to be exchanged for fully vested New Gold Replacement Options in accordance with the Arrangement. If the officers or directors do not exercise such 6,250,000 Western Options, they will not receive any consideration for these Western Options under the Arrangement.  With respect to Mr. Gerald Ruth, a director of Western, it has been agreed that 200,000 of the Western Options he holds, each exercisable at $2.80 per share, which would otherwise terminate 90 days following him ceasing to be a director, will be replaced by 200,000 New Gold Replacement Options expiring one year after the Effective Date. The remainder of Mr. Ruth's Western Options will otherwise be replaced with New Gold Replacement Options in accordance with the terms of the Plan of Arrangement having the same term of expiry as the Western Options they replace.

Employment Agreements and Severance Payments

A description of the severance agreements of certain named executive officers is set out in the Annual Report of Western under “Employment Contracts, Termination of Employment and Change of Control Arrangements”.

Each of Randall Oliphant, Chairman of Western, Raymond Threlkeld, President and Chief Executive Officer of Western, Brian Penny, Chief Financial Officer of Western, Wesley C. Hanson, Vice President, Mine Development of Western and Cory Atiyeh, Vice President and General Manager of Western Mesquite Mines, Inc., a wholly-owned subsidiary of Western, have severance agreements with Western that provides for severance payments upon a change of control as outlined below.

In the event of a change of control, such as the Arrangement, if Western should terminate an employee’s employment other than for death, disability or cause, within 18 months of the Effective Date, or if the employee terminates his employment within six months following a Triggering Event, then Western shall pay the employee a lump sum equal to double the employee’s current annual salary, target bonus (being the previous year’s bonus up to 25% of annual salary or in the case of Cory Atiyeh 50% of annual salary) and benefits (being 10% of annual salary) on or before the fifth day following the date of termination, and shall cause any and all outstanding options held by the employee to become immediately exercisable in full and not to lapse until the expiry of their original term. Western shall also pay reasonable legal fees and expenses incurred by an employee as a result of contesting or disputing such termination or in seeking to obtain or enforce any right or benefit owed to the employee by Western as a result of a termination by way of a change of control.

It is anticipated that Western will pay $816,667 to Raymond Threlkeld as severance in connection with the Arrangement. It has been determined that none of the officers or directors of Western are receiving a collateral benefit as defined in MI 61-101 other than Raymond Threlkeld.  See “The Arrangement – Regulatory Matters – MI 61-101 Matters”.

Treatment of Western Warrants

On April 7, 2009, there were 6,056,180 Western Warrants outstanding which entitle their holders to acquire a total of 6,056,180 Western Shares at an exercise price of US$0.76 per share. Pursuant to the Business Combination Agreement, except in the circumstances outlined below, each Western Warrant outstanding immediately prior to the Effective Time shall be exchanged for a New Gold Replacement Warrant, which shall have the same terms and conditions as were applicable to such Western Warrant immediately before the Effective Time, except that upon exercise of a New Gold Replacement Warrant, in lieu of each Western Share issuable immediately before the Effective Time upon exercise of the Western Warrant being replaced, and for the same consideration that would have been payable therefore, the holder of the New Gold Replacement Warrant shall be entitled to receive the Consideration.

If the Parties determine, prior to filing the Articles of Arrangement with the Director, that the Arrangement will not have the United States federal income tax consequences described in the Business Combination Agreement, the Plan of Arrangement shall be amended, such that, among other things, the exchange of the Western Warrants for New Gold Replacement Warrants shall not occur, and the Western Warrants shall be adjusted in accordance with their terms to provide the holders of such Western Warrants with the same consideration to which a holder would have been entitled in the Arrangement if the Western Warrant had been exercised immediately prior to the Effective Time.

Treatment of Western Options

On April 7, 2009, there were 12,913,718 Western Options outstanding which entitle the holders thereof to acquire a total of 12,913,718 Western Shares at an average exercise price of $1.10 and expiring from April 17, 2009 to September 1, 2015.  Pursuant to the Business Combination Agreement, an aggregate of 6,250,000 In-The-Money Western Options held by directors or officers of Western shall have been exercised or shall have been surrendered for cancellation prior to the Effective Time. Some or all of the Western Shares to be issued upon exercise of these 6,250,000 Western Options may be sold by the directors or officers of Western prior to the Effective Time.

Except as described below, all other Western Options outstanding immediately prior to the Effective Time, whether or not vested, shall be exchanged for a New Gold Replacement Option to acquire, on the same terms and conditions as were applicable to such Western Option immediately before the Effective Time under the Western Option Plan under which it was issued and/or the agreement evidencing such issuance, the number (rounded down to the nearest whole number) of New Gold Shares equal to the product of: (A) the number of Western Shares subject to such Western Option immediately prior to the Effective Time and (B) the Share Exchange Ratio. The exercise price per New Gold Share subject to any such New Gold Replacement Option shall be an amount (rounded up to the nearest one-hundredth of a cent) equal to the quotient of (A) the exercise price per Western Share subject to such Western Option immediately before the Effective Time divided by (B) the Share Exchange Ratio, provided that the exercise price otherwise determined shall be adjusted to the extent, if any, required to ensure that the In-The-Money amount of the New Gold Replacement Option immediately after the exchange is not greater than the In-The-Money amount of the exchanged Western Option immediately before the Effective Time.  The terms of each New Gold Replacement Option shall be the same as the terms of the Western Option it is exchanged therefor, except as provided above and except that such New Gold Replacement Option shall be fully vested and that it shall not expire earlier as a result of the Arrangement being a change of control.

With respect to Mr. Gerald Ruth, a director of Western, it has been agreed that 200,000 of the Western Options he holds, each exercisable at $2.80 per share at any time up to August 2, 2014, which would otherwise terminate 90 days following him ceasing to be a director, will be replaced by 200,000 New Gold Replacement Options expiring one year after the Effective Date. The remainder of Mr. Ruth's Western Options will otherwise be replaced with New Gold Replacement Options in accordance with the terms of the Plan of Arrangement having the same term of expiry as the Western Options they replace.

Holdco Alternative

New Gold has agreed pursuant to the Business Combination Agreement to permit any Western Shareholder who holds his or her Western Shares through a corporation that meets the conditions set out below to sell his or her Western Shares indirectly by allowing the Western Shareholder to sell the shares of such Western Shareholder’s holding corporation to New Gold for the Consideration that would otherwise have been received had such holding corporation sold its Western Shares to New Gold directly (the “Holdco Alternative”).

The Holdco Alternative is available to persons (“Qualifying Holdco Shareholders”) who are (a) resident in Canada for purposes of the Tax Act (including a partnership if all of the members of the partnership are resident in Canada), and (b) shareholders of a corporation that meets the conditions described below in this section (a “Qualifying Holdco”) who elect in respect of all of the Western Shares held by such Qualifying Holdco, by notice in writing provided to New Gold at Suite 3110 - 666 Burrard Street, Vancouver, British Columbia V6C 2X8, attention: Susan Toews, Corporate Secretary or to the Depositary, not later than 5:00 p.m. (Toronto time) on the 12th Business Day prior to the Effective Date (the “Holdco Election Date”), provided that:

(a)
such Qualifying Holdco was incorporated under the OBCA, CBCA or the laws of any province in Canada that permit a corporation incorporated thereunder to be continued under the OBCA, other than a company treated as a disregarded entity under U.S. Treasury Regulation Section 301.7701-3;

(b)
at any time during the five-year period ending on the Effective Date such Qualifying Holdco and the Qualifying Holdco Shareholder(s) will have directly, indirectly, or constructively owned at least 5% of the Western Shares, as determined under section 318(a) of the Code;

(c)
at the Effective Time, such Qualifying Holdco has no employees, and has no property or assets other than Western Shares, a nominal amount of cash (or such greater amount of cash required pursuant to paragraph (d) below), refundable Tax and such other immaterial assets acceptable to New Gold;

(d)
at the Effective Time, such Qualifying Holdco has no liabilities or obligations of any kind whatsoever (except to New Gold and Western under the terms of the Business Combination Agreement, the Arrangement and the Holdco Agreement, or to the extent that sufficient cash net of any refundable Taxes is retained by the Qualifying Holdco to satisfy any liabilities or security satisfactory to New Gold is provided by the Qualifying Holdco Shareholder(s));

(e)
such Qualifying Holdco has no shares or other securities outstanding other than the shares being disposed of to New Gold by the Qualifying Holdco Shareholder(s), who shall be the sole registered and beneficial owner of such shares, free and clear of all encumbrances, and no other person has any options, warrants or other rights to acquire any securities of such Qualifying Holdco other than pursuant to the Business Combination Agreement, the Holdco Agreement and the Arrangement;

(f)
at all times such Qualifying Holdco is a resident of Canada and a “taxable Canadian corporation” for the purposes of the Tax Act and is not a resident, or deemed to be a resident for tax purposes, of the United States or any other country, is not taxable in the United States as a domestic corporation (under section 7874 or any other provision of the Code), and has not made an election under section 897(i) of the Code to be treated as a domestic corporation;

(g)	the Holdco Alternative will be completed in accordance with applicable Laws (including securities laws) at the Effective Time;

(h)
the Qualifying Holdco Shareholder(s) will be required to provide a comprehensive indemnity in favour of New Gold, Western and the applicable Qualifying Holdco, on terms satisfactory to New Gold, acting reasonably, in respect of (A) any liabilities of such Qualifying Holdco relating to any matter before the Effective Time (other than any Tax payable pursuant to FIRPTA as a result of any transaction, event or circumstance occurring on or after the Effective Time), and (B) any breach by the Qualifying Holdco Shareholder(s) of any representation, warranty, obligation or covenant of the Qualifying Holdco Shareholder(s) or the Qualifying Holdco to New Gold and Western. For greater certainty, the term “liabilities” for purposes of this paragraph (h) shall include any and all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including legal and other professional fees), interest, penalties and Taxes suffered or incurred by New Gold, Western and such Qualifying Holdco, as applicable (other than Tax under FIRPTA, as described above);

(i)	the entering into or implementation of the Holdco Alternative will not result in any delay in completing the Arrangement or any other transaction contemplated by the Business Combination Agreement;

(j)
on or before the Effective Date, the Qualifying Holdco Shareholder(s) shall have filed all Tax returns and paid all Taxes in respect of any taxation year ending at least three months prior to the Effective Date, and shall at its cost and in a timely manner prepare all income tax and other Tax returns of such Qualifying Holdco in respect of the taxation year ending immediately prior to the acquisition of its shares by New Gold, and any other taxation year ending prior to the Effective Time (if any, not yet filed), and New Gold shall cause the execution and filing of such tax returns within the prescribed time period;

(k)
the Qualifying Holdco Shareholder(s) will be required to pay all of the reasonable out-of-pocket expenses incurred by New Gold, such Qualifying Holdco and Western in connection with the Holdco Alternative, including any reasonable costs associated with any due diligence conducted by New Gold;

(l)
financial statements and tax returns for the most recent fiscal year ending at least three months prior to the Effective Time, and any other financial statements, tax returns and books and records reasonably requested by New Gold, in respect of such Qualifying Holdco shall have been provided on or before 10 Business Days prior to the Effective Time, and New Gold and its counsel shall have completed their due diligence regarding the business and affairs of such Qualifying Holdco; and

(m)
such Qualifying Holdco shall have delivered to New Gold, at least three Business Days prior to the Effective Date, copies of its articles, by-laws and a resolution of its directors authorizing the transfer of its shares, certified by an officer of such Qualifying Holdco and, if requested by New Gold, a corporate legal opinion in form reasonably satisfactory to New Gold.

Qualifying Holdco and the Qualifying Holdco Shareholders may take such steps as are necessary to obtain the full benefit of all refundable Taxes and any other Tax accounts in the Qualifying Holdco, provided such steps do not create adverse consequences for New Gold.

Each Electing Holdco Shareholder will be required to enter into a share purchase agreement (the “Holdco Agreement”) providing for the acquisition of all issued and outstanding shares of the Qualifying Holdco in a form consistent with the foregoing, which shall include representations and warranties satisfactory to New Gold, acting reasonably, and shall terminate if the Arrangement is not completed in accordance with the Business Combination Agreement and the Plan of Arrangement.

Each Electing Holdco Shareholder shall receive in exchange for the shares of the Qualifying Holdco the same Consideration that its Qualified Holdco would have been entitled to receive if the Western Shares held by such Qualifying Holdco had been acquired directly by New Gold.

Failure of any Qualifying Holdco Shareholder to properly elect the Holdco Alternative on or prior to the Holdco Election Date or failure of any Qualifying Holdco Shareholder to properly enter into a Holdco Agreement will disentitle such Qualifying Holdco Shareholder from the Holdco Alternative.

Regulatory Matters

Other than in relation to the HSR Act, the Final Order, the approval of the TSX and the NYSE Amex for the listing of the New Gold Shares issuable to Western Shareholders under the Arrangement, Western is not aware of any material approval, consent or other action by any federal, provincial, state or foreign government or any administrative or regulatory agency that would be required to be obtained in order to complete the Arrangement. In the event that any such approvals or consents are determined to be required, such approvals or consents will be sought, although any such additional requirements could delay the Effective Date or prevent the completion of the Arrangement. While there can be no assurance that any regulatory consents or approvals that are determined to be required will be obtained, Western currently anticipates that any such consents and approvals that are determined to be required will have been obtained or otherwise resolved by the Effective Date, which, subject to the approval of the Arrangement Resolution by the Western Shareholders and approval of the Share Issuance Resolution and Board Size Resolution by the New Gold Shareholders at their respective Meetings, receipt of the Final Order and the satisfaction or waiver of all other conditions specified in the Business Combination Agreement, the Arrangement is expected to be completed on or about June 1, 2009.

Competition Law Matters – United States

The combination of Western and New Gold is subject to the notification and reporting requirements of the HSR Act, which prohibit Western and New Gold from completing the Arrangement until Western and New Gold each notify and furnish required information to the DOJ and the FTC and the applicable waiting period under the HSR Act terminates or expires. Western and New Gold have each furnished the applicable materials to the DOJ and the FTC and they are now waiting for the statutory 30 day waiting period to expire. The waiting period may be shortened if Western’s and New Gold’s request for early termination of the waiting period is granted, or may be extended if the DOJ or FTC request additional information on the Arrangement.

MI 61-101 Matters

Western is a reporting issuer in Ontario and other provinces of Canada and is subject to MI 61-101. MI 61-101 regulates insider bids, issuer bids, business combinations and related party transactions to ensure equality of treatment among securityholders, generally by requiring enhanced disclosure, minority securityholder approval, and, in certain instances, independent valuations and approval and oversight of certain transactions by a special committee of independent directors.

 In the case of all of the directors and senior officers of Western, the provisions of the Arrangement relating to the accelerated vesting of options and the extension of the term of such options that would otherwise terminate earlier, and, in the case of Mr. Threlkeld, his severance payment, may constitute “collateral benefits” within the meaning of MI 61-101. As a result, the Arrangement may be considered a “business combination” for Western within the meaning of MI 61-101. Western Shares held by a director or senior officer or other related party receiving a “collateral benefit” would be excluded from the Minority Shareholder vote pursuant to MI 61-101. MI 61-101 excludes from the meaning of “collateral benefit” certain benefits to a related party received solely in connection with the related party’s services as an employee or director of an issuer where (a) the benefit is not conferred for the purpose, in whole or in part, of increasing the value of the consideration paid to the related party for securities relinquished under the transaction; (b) the conferring of the benefit is not, by its terms, conditional on the related party supporting the transaction in any manner; (c) full particulars of the benefit are disclosed in the disclosure document for the transaction; and (d) either (i) the related party and his or her associated entities beneficially own, or exercise control or direction over, less than 1% of the outstanding securities of each class of equity securities of the issuer, or (ii) the related party discloses to an independent committee of the issuer the amount of consideration that he or she expects to be beneficially entitled to receive, under the terms of the transaction, in exchange for the equity securities he or she beneficially owns and the independent committee acting in good faith determines that the value of the benefit, net of any offsetting costs to the related party, is less than 5% of the value of the consideration the related party will receive pursuant to the terms of the transaction for the equity securities it beneficially owns, and the independent committee’s determination is disclosed in the disclosure document for the transaction.

At the time the Business Combination Agreement was entered into, in addition to the vested Western Options held by them: Mr. Randall Oliphant held 500,000 unvested In-The-Money Western Options exercisable at $1.75 per share; Mr. Raymond Threlkeld held 100,000 unvested In-The-Money Western Options exercisable at $1.75 per share; Mr. Brian Penny held 300,000 unvested In-The-Money Western Options exercisable at $1.75 per share; Mr. Gerald Ruth held 66,667 unvested and 133,333 vested out-of-the money Western Options exercisable at $2.80 per share; Mr. Wesley Hanson held 50,000 unvested In-The-Money Western Options exercisable at $1.75 per share and Mr. Arthur Chen held 96,667 unvested In-The-Money Western Options exercisable at $1.75 and $2.00 per share. All such options will be replaced with fully vested New Gold Replacement Options and will not terminate (they will each continue for the full term of the Western Option being replaced) as a result of the Arrangement being a change of control of Western.  In addition, in the case of Mr. Ruth, his 200,000 options discussed above would have expired 90 days after ceasing to be a director and his 200,000 New Gold Replacement Options will instead be extended so that they expire one year after the Effective Date.  The remainder of Mr. Ruth's Western Options will otherwise be replaced with New Gold Replacement Options in accordance with the terms of the Plan of Arrangement having the same term of expiry as the Western Options they replace.

To the knowledge of Western, the only directors or senior officers of Western who may potentially receive a collateral benefit in connection with the Arrangement, and who together with his associated entities, may each be considered to beneficially own or exercise control or direction over more than 1% of the Western Shares, as at the time the Arrangement was agreed to, are Mr. Randall Oliphant, Mr. Brian Penny, Mr. Raymond Threlkeld and Mr. Gerald Ruth. The calculation of beneficial ownership has been performed pursuant to the provisions of MI 61-101.

In connection with the Arrangement, a committee of independent directors considered the situation of Mr. Threlkeld, and came to the conclusion that Mr. Threlkeld would be receiving a collateral benefit in connection with the proposed transaction. The independent committee’s conclusion is based on the factors disclosed by Mr. Threlkeld to the independent committee:

•	Mr. Threlkeld holds 100,000 unvested Western Options that will be accelerated prior to the Effective Time; and

•	Mr. Threlkeld will receive a severance payment of $816,667 and certain health benefits will be maintained upon his resignation following a change of control of Western.

The independent committee determined that the value of the benefit to be received by Mr. Threlkeld directly or indirectly as a consequence of the transactions contemplated by the Arrangement in connection with his services as an employee and director of Western, net of any offsetting costs to Mr. Threlkeld, is more than 5% of the total amount of consideration he expects to receive under the terms of the Arrangement in consideration for the Western Shares he beneficially owns or over which he exercises control or direction. As a result of the foregoing, the Western Shares beneficially owned or controlled or directed, directly or indirectly, by Mr. Threlkeld are required to be excluded from the minority under MI 61-101 in connection with the Minority Shareholder vote.

A similar analysis was conducted as to whether the benefits received by Messrs. Oliphant, Penny and Ruth with respect to the acceleration of their Western Options outlined above and their continuance in the form of New Gold Replacement Options, would be excluded from the meaning of “collateral benefit” as defined in MI 61-101. As noted above, each of Messrs. Oliphant, Penny and Ruth may be considered to beneficially own or exercise control or direction over more than 1% of the Western Shares. The independent committee concluded, however, that the value of the benefit to be received by each of Messrs. Oliphant, Penny and Ruth as a result of the acceleration of the said options and their continuance as described above in connection with the Arrangement, net of any offsetting costs, would be less than 5% of the total amount of the consideration each of them expects to receive under the terms of the Arrangement in exchange for the Western Shares over which each beneficially owns or exercises control or direction. As a result of the foregoing, the Western Shares beneficially owned or controlled or directed, directly or indirectly, by each of Messrs. Oliphant, Penny and Ruth are not required to be excluded from the minority under MI 61-101 in connection with the Minority Shareholder vote.

Qualification and Resale of New Gold Securities - Canada

The New Gold Shares, the New Gold Replacement Options and the New Gold Replacement Warrants (if any) to be issued in exchange for the applicable Western Shares, Western Options and Western Warrants pursuant to the Arrangement will be issued by New Gold in reliance upon exemptions from the prospectus and registration requirements of securities legislation in each province and territory of Canada. Subject to certain disclosure and regulatory requirements and to customary restrictions applicable to distributions of shares from “control distributions”, New Gold Shares issued pursuant to the Arrangement may be resold in each province and territory in Canada subject, in certain circumstances, to the usual conditions that no unusual effort or, no effort, has been made to prepare the market or create demand for the New Gold Shares and that no extraordinary commission or consideration is paid in respect of any trade and if the selling shareholder is an insider of New Gold, he or she has no reasonable grounds to believe that New Gold is in default of securities legislation. Each Western Shareholder is urged to consult his or her professional advisors to determine the conditions and restrictions on trading in Western Shares.

Qualification and Resale of New Gold Securities - United States

Each of Western and New Gold is a “foreign private issuer” as defined under the U.S. Securities Act and the U.S. Exchange Act that is subject to the periodic reporting requirements under Section 13(a) of the U.S. Exchange Act.  The Western Shares and the New Gold Shares are listed for trading on the NYSE Amex. It is a condition of the Arrangement that the New Gold Shares issued pursuant to the Arrangement and which are reserved for issue upon exercise of the New Gold Replacement Options and the New Gold Replacement Warrants be listed on the NYSE Amex.

Issuance and Resale of New Gold Shares Under United States Securities Laws

The New Gold Shares, New Gold Replacement Options and New Gold Replacement Warrants (if any) to be exchanged for Western Shares, Western Options and Western Warrants pursuant to the Arrangement will be issued in reliance upon the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof, and exemptions from registration under applicable United States state securities laws.

The ability of a Western securityholder to resell the New Gold securities issued to it on the Effective Date of the Arrangement will depend on whether it is an “affiliate” of New Gold after the Effective Date of the Arrangement or within 90 days prior to the Effective Date of the Arrangement. As defined in Rule 144 under the U.S. Securities Act, an “affiliate” of an issuer is a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer. Typically, persons who are executive officers, directors or major shareholders of an issuer are considered to be its “affiliates”. Persons that are not affiliates of New Gold after the Effective Date of the Arrangement or within 90 days prior to the Effective Date of the Arrangement may freely resell New Gold securities issued to them in accordance with the Arrangement under the U.S. Securities Act. Persons that are affiliates of New Gold after the Effective Date of the Arrangement or within 90 days prior to the Effective Date of the Arrangement may resell such securities only pursuant to registration or an exemption from registration under the U.S. Securities Act.

Western securityholders are urged to consult with their own legal counsel to ensure that the resale of New Gold securities issued to them pursuant to the Arrangement complies with applicable securities legislation.

Resales of Securities by Affiliates of New Gold

Provided that New Gold remains a “foreign private issuer” as defined in Regulation S under the U.S. Securities Act, persons who solely by virtue of having a position as an officer or director of New Gold are affiliates of New Gold after the Effective Date of the Arrangement or within 90 days prior to the Effective Date of the Arrangement may, under the U.S. Securities Act, resell the New Gold securities issued to the them pursuant to the Arrangement in an “offshore transaction” in accordance with Regulation S under the U.S. Securities Act, provided no “directed selling efforts” are made in the United States by the seller, an affiliate of the seller or any person acting on their behalf, and that the conditions imposed by Regulation S under the U.S. Securities Act for offshore resales by affiliates are satisfied. An “offshore transaction” includes a transaction executed using the facilities of the TSX, provided the offer of the securities is not made to a person in the United States, and neither the seller nor any person acting on the seller’s behalf knows the transaction has been prearranged with a buyer in the United States. In addition, no selling concession, fee or other remuneration may be paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent.  An exemption from the registration requirements of the U.S. Securities Act may also be available under Regulation S under the U.S. Securities Act to a person who is an affiliate of New Gold for a reason other than solely by virtue of having a position as an officer or director of New Gold.

Persons who are affiliates of New Gold after the Effective Date of the Arrangement or within 90 days prior to the Effective Date of the Arrangement may also be eligible to resell such securities in the United States in compliance with Rule 144 under the U.S. Securities Act. In general, subject to certain restrictions contained in Rule 144 as to the hold period, manner of sale, notice requirements, aggregation rules and the availability of certain public information about New Gold, affiliates will be entitled to resell in the United States under Rule 144, during any three-month period, that number of New Gold securities that does not exceed the greater of one percent of the then outstanding securities of such class and the average weekly trading volume of such securities on the NYSE Amex during the four weeks preceding the filing of the notice required by Rule 144 or if no such notice is required the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker.

Exercise of the New Gold Replacement Options and New Gold Replacement Warrants

Section 3(a)(10) of the U.S. Securities Act does not exempt the issuance of securities upon the exercise of securities that were issued pursuant to Section 3(a)(10). Therefore, the New Gold Replacement Options issued pursuant to the Arrangement may not be exercised in the United States or by or on behalf of a U.S. person as defined in Rule 902 of Regulation S under the U.S. Securities Act (a “U.S. Person”), nor may any New Gold Shares issued upon such exercise be offered or resold, except pursuant to registration under the U.S. Securities Act or an exemption from such registration requirements. In the event that New Gold issues New Gold Replacement Options to any employee, director or officer of Western Options who is resident in the United States, New Gold has agreed to use commercially reasonable efforts to register the New Gold Shares issuable upon exercise of such options on Form S-8 under the U.S. Securities Act as soon as reasonably practicable after the closing of the Arrangement, if and to the extent that such New Gold Shares are eligible for registration on such form.

Subsequent to the Effective Date, the New Gold Replacement Warrants, if issued, and the Western Warrants, if the New Gold Replacement Warrants are not issued, may be exercised only pursuant to an exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws. As a result, the New Gold Replacement Warrants may only be exercised by a holder who represents that, at the time of exercise, the holder is not then located in the United States, is not a U.S. Person, and is not exercising the New Gold Replacement Warrants for the account or benefit of a U.S. Person or a person in the United States, unless the holder provides a legal opinion or other evidence reasonably satisfactory to New Gold to the effect that the exercise of the New Gold Replacement Warrants does not require registration under the U.S. Securities Act or state securities laws. In addition, any New Gold Shares issuable upon the exercise of the New Gold Replacement Warrants in the United States or for the account or benefit of a U.S. Person or a person in the United States will be “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act, certificates representing such New Gold Shares will bear a legend to that effect, and such New Gold Shares may be resold only pursuant to an exemption from the registration requirements of the U.S. Securities Act and all applicable state securities laws. Subject to certain limitations, New Gold Shares may be resold outside the United States without registration under the U.S. Securities Act pursuant to Regulation S under the U.S. Securities Act.

THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE ARRANGEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR THE SECURITIES REGULATORY AUTHORITIES OF ANY STATE IN THE UNITED STATES, NOR HAS THE SEC OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE IN THE UNITED STATES PASSED ON THE ADEQUACY OR ACCURACY OF THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Stock Exchange Listings and Reporting Issuer Status

If the Arrangement is consummated, the Western Shares are expected to be de-listed from the TSX and the NYSE Amex as soon as practicable following the Effective Date. Western will also seek to be deemed to have ceased to be a reporting issuer (or the equivalent) under the securities legislation of each of the provinces in Canada under which it is currently a reporting issuer (or the equivalent) and to deregister the Western Shares under the United States Securities Exchange Act of 1934, as amended.

New Gold has applied to have the New Gold Shares issuable in exchange for the Western Shares or on the exercise of the Western Options and Western Warrants pursuant to the Arrangement listed and posted for trading on the TSX and will make application for such shares to be listed and posted for trading on the NYSE Amex. Listing will be subject to New Gold receiving approval from, and fulfilling all of the requirements of, the TSX and the NYSE Amex.

THE BUSINESS COMBINATION AGREEMENT

On March 3, 2009, New Gold and Western entered into the Business Combination Agreement, a copy of which has been filed on SEDAR at www.sedar.com and on EDGAR at www.sec.gov and may also be obtained free of charge, upon request to the Director, Governance and Regulatory Affairs of Western by mail at Royal Bank Plaza South Tower, 200 Bay Street, Suite 3120, P.O. Box 167, Toronto, Ontario M5J 2J4, by telephone at (416) 324-6000, by fax at (416) 324-9494 or by email at jtaylor@westerngoldfields.com or upon request to Vice President, Investor Relations of New Gold by mail at 3110-666 Burrard Street, Vancouver, British Columbia V6C 2X8 by telephone at (604) 696-4100, by fax at (604) 696-4110 or by email at info@newgold.com. The following description of certain material provisions of the Business Combination Agreement is a summary only, is not comprehensive and is qualified in its entirety by reference to the full text of the Business Combination Agreement. Shareholders are encouraged to read the Business Combination Agreement in its entirety.

Effective Time

The Business Combination Agreement provides that the Arrangement shall become effective at the Effective Time provided in the Plan of Arrangement, which is 12:01 a.m. (Toronto time) on the date shown on the certificate of arrangement issued under the OBCA giving effect to the Arrangement.

Final Order

If Western Shareholder Approval is obtained as provided for in the Interim Order, and New Gold Shareholder Approval is obtained as provided for in the Business Combination Agreement, then subject to the terms of the Business Combination Agreement, Western shall apply to the Court for the Final Order and shall diligently pursue such application. The application and motion materials, including affidavit materials, draft orders and any amendments thereto for the applications are to be in a form satisfactory to New Gold and Western, acting reasonably.

Effecting the Arrangement

Subject to the rights of termination contained in the Business Combination Agreement, upon the Western Shareholders providing the Western Shareholder Approval in accordance with the Interim Order, the New Gold Shareholders providing the New Gold Shareholder Approval in accordance with the Business Combination Agreement, Western obtaining the Final Order and satisfaction or waiver of the conditions precedent set forth in the Business Combination Agreement, the Articles of Arrangement shall be filed by Western with the Director and from and after the Effective Time, the Plan of Arrangement shall have all of the effects contemplated by law, including the OBCA.

Representations and Warranties

New Gold and Western have made certain representations and warranties in the Business Combination Agreement, which representations and warranties survive the execution and delivery of the Business Combination Agreement and will terminate on the Effective Date. Such representations are customary for this type of transaction.

The representations and warranties made by each of the Parties relate to, among other things:

•	the due incorporation, existence, capacity, authority, registration and licensing to conduct business of such Party and its material subsidiaries;

•	the capitalization of such Party;

•
the corporate authority of such Party to enter into the Business Combination Agreement, and all other agreements and instruments to be executed by the Party as contemplated by the Business Combination Agreement, and to perform its obligations thereunder, and under such other agreements and instruments, and the same not resulting in a violation, contravention or breach of third party agreements or at law;

•
the approval and recommendation that Western Shareholders vote in favour of the Arrangement Resolution in the case of Western, and the issuance of New Gold Shares in connection with the Arrangement in the case of New Gold, by the board of directors of the respective Parties;

•	that such Party is not in default under any contract, agreement or license that would have a Material Adverse Effect on such Party;

•	the absence of any changes that would have a Material Adverse Effect on the Party since September 30, 2008;

•	the terms of existing employment agreements;

•
that the financial statements of such Party were prepared in accordance with Canadian GAAP, in the case of New Gold, and U.S. GAAP, in the case of Western, consistently applied, and fairly present in all material respects the financial condition of such Party at the respective dates of the financial statements and the results of operations for the periods covered;

•	that the corporate records and minute books of such Party have been maintained in accordance with all applicable Laws and are complete and accurate in all material respects;

•
that except as otherwise disclosed, there is no claim, action, proceeding or investigation pending or in progress or, to the knowledge of such Party, threatened against or relating to such Party or affecting any of its properties or assets before any Governmental Entity which individually or in the aggregate has, or could reasonably be expected to have, a Material Adverse Effect on such Party;

•
that such Party has sufficient title to or valid leasehold interests in its properties to operate such property in the ordinary course and consistent with past practice, free and clear of any title defect or encumbrance, except for such defects in title or encumbrances that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on such Party;

•
that the most recent estimated proven and probable mineral reserves and estimated measured, indicated and inferred mineral resources of such Party disclosed in its public filings have been prepared and disclosed in all material respects in accordance with all applicable Laws;

•	operational matters;

•	insurance;

•
that except as otherwise disclosed, such Party has been operated in compliance with all applicable Environmental Laws, except to the extent that a failure to be in such compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on such Party;

•	tax matters;

•	employee benefits;

•	reporting status under securities laws;

•	compliance with laws;

•	that there are no options on its material assets, except as otherwise disclosed;

•	that no broker’s commission or finder’s fee is payable in respect of the Arrangement, except as otherwise disclosed; and

•	as to the vote required in order to approve the resolutions to be placed before such Party’s Meeting.

Covenants

New Gold and Western have respectively covenanted to each other, until the earlier of the Effective Time and the time that the Business Combination Agreement is terminated in accordance with its terms, that they will, among other things:

•
subject to obtaining any required consents and to confidentiality obligations, promptly provide any information reasonably requested by the other Party to complete its due diligence investigations of such Party;

•
use their commercially reasonable best efforts to satisfy, or cause to be satisfied, all conditions precedent to their obligations to the extent that the same is within their control and take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the transactions contemplated by the Business Combination Agreement;

•	convene and hold their respective Meetings no later than June 30, 2009, and not adjourn or otherwise change the time of such Meeting without the prior written consent of the other Party;

•	prepare and file a joint management information circular, together with any other documents required by applicable Laws, and mail such circular in accordance with all applicable Laws;

•	conduct their respective businesses only in, and not take any action except in the usual, ordinary and regular course of their respective businesses consistent with past practices;

•
not, without prior consultation with and the consent of the other Party, declare, set aside or pay any dividends or other distributions, merge, amalgamate, or enter into any other extraordinary transaction or reduce their respective stated capital, except as otherwise provided for;

•
prepare and file any mutually agreed (or as otherwise required by applicable Laws) amendments or supplements to the joint management information circular and mail such amendments or supplements, in accordance with all applicable Laws;

•	use their commercially reasonable best efforts to maintain their respective current insurance (or reinsurance) policies;

•
make, or co-operate as necessary in the making of, all necessary filings and applications under all applicable Laws required in connection with the transactions contemplated by the Business Combination Agreement and take all reasonable action necessary to be in compliance with such Laws;

•
execute and deliver, or cause to be executed and delivered, at the closing of the Arrangement such customary agreements, certificates, resolutions, opinions and other closing documents as may be required by the other Party, all in form satisfactory to the other Party, acting reasonably;

•
subject to applicable Laws, use commercially reasonable best efforts to conduct themselves so as to keep the other Party reasonably informed as to the material decisions or actions required or required to be made with respect to the operation of their respective businesses;

•
use their commercially reasonable best efforts to conduct their affairs and to cause their respective subsidiaries to conduct their affairs so that all of the representations and warranties of each Party contained in the Business Combination Agreement shall be true and correct on and as of the Effective Date as if made on and as of such date;

•	use commercially reasonable efforts to complete the Arrangement on or prior to the Completion Deadline;

•
not release any third party from any confidentiality or standstill agreement to which the respective Party and such third party are parties or amend any of the foregoing, and shall exercise all rights to require the return of information regarding the respective Party previously provided to such parties and shall exercise all rights to require the destruction of all materials including or incorporation any information regarding the respective Party; and

•
not to, without the prior written consent of the other Party, directly or indirectly, do or permit to occur any of the following, other than otherwise disclosed and except where to do so would be in the ordinary course of business and consistent with past practice:

(a)
issue any common shares or any securities convertible into or exchangeable or exercisable for common shares, other than the issue of common shares pursuant to the exercise of options or warrants, as applicable, outstanding on the date of the Business Combination Agreement;

(b)	other than pursuant to obligations or rights under existing contracts, agreements and commitments, dispose of any property or assets or enter into any agreement or commitment to do so;

(c)	amend or propose to amend their respective constating documents or any of the terms of their respective options;

(d)	split, combine or reclassify any of their common shares;

(e)	redeem, purchase or offer to purchase any of their respective common shares and other than pursuant to their respective Option Plans, any options;

(f)	acquire or agree to acquire any corporation or other entity (or material interest therein) or division of any corporation or other entity;

(g)
except as required by Canadian GAAP, or US GAAP, as applicable, or any other generally accepted accounting principle or any applicable law, make any changes to their existing accounting practices or make any material tax election inconsistent with past practice;

(h)	return capital to its shareholders or repay any indebtedness for borrowed money before it is due;

(i)
(A) satisfy or settle any claim or dispute, except such as have been included in the respective financial statements of the Parties which are, individually or in the aggregate, in an amount in excess of $750,000; (B) relinquish any contractual rights that are, individually or in the aggregate, in an amount in excess of $750,000; or (C) enter into any interest rate, currency or commodity swaps, hedges, caps, collars, forward sales or other similar financial instruments other than in the ordinary and regular course of business and not for speculative purposes;

(j)	incur, authorize, agree or otherwise become committed to provide guarantees for borrowed money or incur, authorize, agree or otherwise become committed for any indebtedness for borrowed money;

(k)
except as otherwise disclosed, enter into or modify any employment, consulting, severance, collective bargaining or similar agreement, policy or arrangement with, or grant any bonus, salary increase, option to purchase shares, pension or supplemental pension benefit, profit sharing, retirement allowance, deferred compensation, incentive compensation, severance, change of control or termination pay to, or make any loan to, any officer, director, employee or consultant of the respective Parties, except with the prior written consent of the other Party;

(l)
subject to certain exceptions, take any action, or refrain from taking any action (subject to commercially reasonable best efforts), or permit any action to be taken or not taken, inconsistent with the provisions of the Business Combination Agreement or which would reasonably be expected to materially impede the completion of the transactions contemplated thereby or would render, or that could reasonably be expected to render, any representation or warranty made respectively by the Parties in the Business Combination Agreement untrue or inaccurate in any material respect at any time before the Effective Time, or which would or could have a Material Adverse Effect on the respective Parties;

(m)
settle or compromise any claim brought by any present, former or purported holder of its securities in connection with the transactions contemplated by the Business Combination Agreement before the Effective Time without the prior written consent of the other Party;

(n)
except as provided under the terms of the existing Option Plans of the respective Party and the Plan of Arrangement with respect to a change of control as a result of the Arrangement, whether through a Party’s board of directors or otherwise, accelerate the vesting of any unvested options, or otherwise amend, vary or modify such Party’s Option Plan or any options; or

(o)
enter into, renew or modify any material contract to which it is a party or by which it is bound, except insofar as may be necessary to permit or provide for the completion of the Arrangement or where to do so would not have a Material Adverse Effect.

New Gold has also covenanted to Western that, until the earlier of the Effective Time and the time that the Business Combination Agreement is terminated in accordance with its terms, it will:

•
use its commercially reasonable best efforts to cause the New Gold Shares to be issued to holders of Western Shares or Qualifying Holdco Shareholders or upon exercise of Western Options or Western Warrants in connection with the Arrangement to be listed on the TSX and the NYSE Amex;

•
take all actions necessary to appoint Randall Oliphant as Executive Chairman and Brian Penny as Chief Financial Officer of New Gold (and all such other members of Western’s management to be appointed or retained by New Gold as agreed upon by the Parties prior to the Effective Time) effective upon the completion of the Plan of Arrangement;

•	prior to the Effective Date, incorporate New Gold Subco and on terms acceptable to Western, acting reasonably;

•
take all actions necessary to cause the board of directors of New Gold on a going forward basis, to consist of ten directors at the Effective Time, of which six directors will be nominees of New Gold and four directors will be nominees of Western;

•
agree to make joint elections with Eligible Holders in respect of the disposition of their Western Shares or shares of a Qualifying Holdco pursuant to Section 85 of the Tax Act (or any similar provision of any provincial tax legislation) in accordance with the procedures and within the time limits set out in the Plan of Arrangement. New Gold further agrees that the agreed amount under such joint elections shall be determined by each Eligible Holder in his or her sole discretion within the limits set out in the Tax Act;

•
following the Effective Time, take all steps required and cause Western or its successor to take all steps required to fulfill the obligations of Western or its successor to deliver New Gold Shares on any exercise of Western Warrants;

•
subject to receipt of stock exchange approvals, as soon as practicable after completion of the Arrangement, grant New Gold Options to the directors and management appointed as per the Business Combination Agreement based on the then prevailing trading price of the New Gold Shares in accordance with the New Gold Option Plan and compensation policies. All Western Options outstanding as of the Effective Time shall be exchanged for New Gold Replacement Options, all in accordance with and pursuant to the Plan of Arrangement and as described under “The Arrangement – Interest of Certain Persons in the Arrangement – Western Directors and Officers – Stock Options”, with respect to 200,000 Western Options held by Mr. Ruth; and

•
in connection with the Arrangement, use its commercially reasonable best efforts to register the New Gold Shares issuable upon the exercise of any options issued by New Gold to any employee, director or officer of Western who is resident in the United States, on Form S-8 under the U.S. Securities Act, as soon as reasonably practicable after the completion of the Arrangement, if and to the extent that such New Gold Shares are eligible for registration on such form.

Western has also covenanted to New Gold that, until the earlier of the Effective Time and the time that the Business Combination Agreement is terminated in accordance with its terms, it will:

•	provide New Gold with a copy of any purported exercise of Dissent Rights and written communications with the shareholders purportedly exercising such Dissent Rights; and

•
take all necessary action before the Effective Date to render the Western Rights Agreement inapplicable to the Arrangement and the other transactions contemplated by the Business Combination Agreement.

Conditions Precedent

In order for the Arrangement to become effective, certain conditions, summarized below, must have been satisfied or waived.

Mutual Conditions Precedent

The obligations of New Gold and Western to complete the Arrangement are subject to the satisfaction of, among others, the following mutual conditions, which may be waived only with the consent of each Party:

•	the Final Order shall have been granted on terms acceptable to the Parties, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to the Parties, acting reasonably;

•
the Western Shareholders shall have approved the Arrangement Resolution in accordance with the Interim Order and approved or consented to such other matters as New Gold or Western consider necessary or desirable in connection with the Arrangement in the manner required thereby;

•	the New Gold Shareholders shall have approved the Share Issuance Resolution and Board Size Resolution;

•
(A) all necessary consents, waivers, permits, exemptions, order and approvals of, and any registrations and filings with, any Governmental Entity including the expiration or termination of the waiting period under the HSR Act; (B) all third person and other consents, waivers, permits, exemptions, orders, approvals, agreements and amendments and modifications to agreements, indentures or arrangements, the failure of which to obtain or the non-expiry of which would, or could reasonably be expected to have, a Material Adverse Effect on either of New Gold or Western or materially impede the completion of the Arrangement shall have been obtained or received on terms that are reasonably satisfactory to each Party;

•
except for the matters disclosed, there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity or other person, in each case that has a reasonable likelihood of success: (i) seeking to prohibit or restrict the acquisition by New Gold of any Western Shares, seeking to restrain or prohibit the consummation of the Plan of Arrangement or seeking to obtain from New Gold or Western any damages that are material in relation to Western or material to New Gold; (ii) seeking to prohibit or materially limit the ownership or operation by New Gold of any material portion of the business or assets of Western or to compel New Gold to dispose of or hold separate any material portion of the business or assets of Western as a result of the Plan of Arrangement; (iii) seeking to impose limitations on the ability of New Gold to acquire or hold, or exercise full rights of ownership of, any Western Shares, including the right to vote the Western Shares purchased by it on all matters properly presented to the Western Shareholders; (iv) seeking to prohibit New Gold from effectively controlling in any material respect the business or operations of Western; or (v) which otherwise is reasonably likely to have a Material Adverse Effect on Western or New Gold;

•
there must have been no action taken under any applicable Law or by any government or governmental or regulatory authority which (i) makes it illegal or otherwise, directly or indirectly, restrains, enjoins or prohibits the completion of the Arrangement, or (ii) results or could reasonably be expected to result in a judgment, order, decree or assessment of damages, directly or indirectly, relating to the Arrangement which is, or could be, materially adverse to New Gold or Western;

•
the distribution of the securities pursuant to the Arrangement must be exempt from the prospectus and registration requirements of applicable Canadian securities Laws either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces of Canada or by virtue of applicable exemptions under Canadian securities Laws and will not be subject to resale restrictions under applicable Canadian securities Laws (other than as applicable to control persons or pursuant to section 2.6 of National Instrument 45-102 Resale of Securities);

•
the New Gold Shares to be issued to holders of Western Shares or Qualified Holdco Shareholders in connection with the Arrangement and the issuance of the New Gold Replacement Options and the New Gold Replacement Warrants, if any, to be issued in connection with the Arrangement shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof, and in compliance with all applicable U.S. state securities Laws and will not be subject to any statutory hold or restricted period under the U.S. Securities Act or under any blue sky or state securities Laws, subject to restrictions applicable to affiliates (as defined in Rule 405 under the U.S. Securities Act) of New Gold following the Effective Date;

•
the New Gold Shares to be issued: (i) to holders of Western Shares or Qualified Holdco Shareholders in connection with the Arrangement and (ii) upon the exercise of any New Gold warrants issued in connection with the Arrangement shall have been approved for listing on the TSX and the NYSE Amex, subject to official notice of issuance and other normal conditions; and

•	the Business Combination Agreement must not have been terminated.

Additional Conditions Precedent to the Obligation of New Gold

The obligations of New Gold to complete the Arrangement shall be subject to the satisfaction of, among others, the following conditions, any of which may be waived by New Gold:

•	Western shall have performed and complied in all material respects with all of the covenants and obligations thereof required to be performed by Western prior to the completion of the Arrangement;

•
the representations and warranties made by Western in the Business Combination Agreement that are qualified by the expression “Material Adverse Effect” shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and all other representations and warranties made by Western in the Business Combination Agreement that are not so qualified shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), in either case, except where any failures or breaches of representations and warranties would not either, individually or in the aggregate, in the reasonable judgment of New Gold, have a Material Adverse Effect on Western, and Western shall have provided to New Gold a certificate of two officers thereof certifying such accuracy or lack of Material Adverse Effect on the Effective Date;

•	there shall not have been any event or change that has had or would reasonably be expected to have a Material Adverse Effect on Western;

•	each of the Western Shareholders who has entered into a Support Agreement with New Gold and Western shall have complied in all material respects with such Support Agreement;

•
other than as otherwise disclosed, there shall have been no material change in the existing employment arrangements of any senior officer of Western from the date hereof and Western shall not have hired any additional senior officers;

•	holders of no more than 5% of the outstanding Western Shares shall have dissented to the Arrangement;

•
the board of directors of Western shall not have modified or amended, in a manner adverse to New Gold, prior to the Western Meeting, its recommendation that Western Shareholders vote in favour of the Arrangement Resolution;

•	the directors of Western shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by Western to permit the consummation of the Arrangement; and

•	6,250,000 In-The-Money Western Options held by directors or officers of Western shall have been exercised or shall have been surrendered for cancellation prior to the Effective Time.

Additional Conditions Precedent to the Obligation of Western

The obligations of Western to complete the Arrangement shall be subject to the satisfaction of, among others, the following conditions, any of which may be waived by Western:

•	New Gold shall have performed and complied in all material respects with all of the covenants and obligations thereof required to be performed by New Gold prior to the completion of the Arrangement;

•
the representations and warranties made by New Gold in the Business Combination Agreement that are qualified by the expression “Material Adverse Effect” shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and all other representations and warranties made by New Gold in the Business Combination Agreement that are not so qualified shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), in either case, except where any failures or breaches of representations and warranties would not either, individually or in the aggregate, in the reasonable judgment of Western, have a Material Adverse Effect on New Gold, and New Gold shall have provided to Western a certificate of two officers thereof certifying such accuracy or lack of Material Adverse Effect on the Effective Date;

•	there shall not have been any event or change that has had or would reasonably be expected to have a Material Adverse Effect on New Gold;

•	on the Effective Date, the board of directors of New Gold shall be comprised as provided in the Business Combination Agreement;

•	on the Effective Date, the board of directors of New Gold will make the additions to senior management of New Gold as provided in the Business Combination Agreement;

•	each of the New Gold Shareholders who has entered into a Support Agreement with Western and New Gold shall have complied in all material respects with such Support Agreement;

•
there shall have been no material change in the existing employment arrangements of any senior officer of New Gold from the date hereof and New Gold shall not have hired any additional senior officers;

•
the board of directors of New Gold shall not have modified or amended, in a manner adverse to Western, prior to the New Gold Meeting, its recommendation that New Gold Shareholders vote in favour of the Share Issuance Resolution and Board Size Resolution;

•	the directors of New Gold shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by New Gold to permit the consummation of the Arrangement; and

•	New Gold shall have obtained from Goldcorp confirmation that the Arrangement does not trigger any requirement under the non-competition agreement between Goldcorp and a subsidiary of New Gold.

Notice and Cure Provisions

Each Party shall give prompt notice to the other Party of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would be likely to or could:

•
cause any of the representations or warranties of such Party contained in the Business Combination Agreement to be untrue or inaccurate in any respect on the date of the Business Combination Agreement or on the Effective Date;

•	result in the failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by such party prior to the Effective Date; or

•	result in the failure to satisfy any of the conditions precedent in favour of the other Party contained in the Business Combination Agreement, as the case may be.

Neither of the Parties may:

•
elect not to complete the transactions contemplated by the Business Combination Agreement by virtue of the conditions contained within the Business Combination Agreement not being satisfied or waived; or

•	exercise any termination right arising therefrom;

unless (i) promptly and in any event prior to the Effective Date, the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail the breaches of covenants or untruthfulness or inaccuracy of representations and warranties or other matters that the Party delivering such notice is asserting as the basis for the exercise of the termination right, as the case may be, and (ii) if any such notice is delivered, and a Party is proceeding diligently, at its own expense, to cure such matter, if such matter is susceptible to being cured, the Party that has delivered such notice may not terminate the Business Combination Agreement until the earlier of the Completion Deadline and the expiration of a period of 15 days from date of delivery of such notice.

If such notice has been delivered prior to the date of the Western Meeting or New Gold Meeting, the Western Meeting or New Gold Meeting or both, as applicable, shall be adjourned or postponed until the expiry of such period.

Non-Solicitation Covenants

Each Party has agreed to immediately cease and cause to be terminated any solicitation, discussion or negotiation with any parties that may be ongoing with respect to an Acquisition Proposal whether or not initiated by such Party, and to request the return of information regarding such Party previously provided to such Parties and the destruction of all materials including or incorporating any confidential information regarding such Party. Each Party has agreed not to release any third party from any confidentiality agreement relating to a potential Acquisition Proposal or any standstill or similar agreement or obligation to which such third party is a party or by which such third party is bound.

Subject to the terms of the Business Combination Agreement, each Party agrees that it shall not, and shall not authorize or permit any of its officers, directors, employees, representatives, advisors or agents or its subsidiaries, directly or indirectly, to:

•
make, solicit, initiate, entertain, encourage, promote or facilitate, including by way of furnishing information, permitting any visit to its facilities or properties or entering into any form of agreement, arrangement or understanding, any inquiries or the making of any proposals regarding an Acquisition Proposal or that may be reasonably be expected to lead to an Acquisition Proposal;

•
participate, directly or indirectly, in any discussions or negotiations regarding, or furnish to any person any information or otherwise co-operate with, respond to, assist or participate in any Acquisition Proposal or potential Acquisition Proposal;

•
remain neutral with respect to, or agree to, approve or recommend any Acquisition Proposal or potential Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal until 15 days following formal announcement of such Acquisition Proposal shall not be considered to be a violation of this covenant);

•
withdraw or change in a manner adverse to the other Party, or publicly propose any of the foregoing, the approval, recommendation or declaration of advisability of its board of directors of the Arrangement (it being understood that failing to affirm the approval or recommendation of its board of directors of the Arrangement within 15 days after an Acquisition Proposal relating to such Party has been publicly announced and in circumstances where no Acquisition Proposal has been made, within two business days of being requested to do so by any other Party, shall be considered an adverse modification);

•
enter into any agreement, arrangement or understanding related to any Acquisition Proposal or requiring it to abandon, terminate or fail to consummate the Arrangement, or providing for the payment of any break, termination or other fees or expenses to any person in the event that the other Party completes the Arrangement with the first Party or any of its affiliates agreed to prior to any termination of the Business Combination Agreement; or

•	make any public announcement or take any other action intended to be inconsistent with the recommendation of its board of directors to approve the Arrangement.

However, the board of directors of a Party (the “Solicited Party”) may consider, participate in any discussions or negotiations with and provide information to or conduct due diligence on, any person who has delivered a written Acquisition Proposal which was not solicited or encouraged by the Solicited Party and did not otherwise result from a breach of the foregoing restrictions, that its board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel may reasonably be expected to constitute a Superior Proposal. However, prior to taking any such action the board of directors of the Solicited Party must determine in good faith that it is necessary to take such action in order to discharge properly its fiduciary duties. If the Solicited Party provides confidential non-public information to such person, the Solicited Party must obtain a confidentiality and standstill agreement from the person making such Acquisition Proposal that is substantively the same as the confidentiality agreement between New Gold and Western and otherwise on terms no more favourable to such person than such confidentiality agreement.

If a Solicited Party receives a request for material non-public information from a person who proposes to make an Acquisition Proposal and the board of directors of the Solicited Party determines in good faith that such Acquisition Proposal, if made, could reasonably be expected to lead to a Superior Proposal and provided that the Solicited Party obtains a confidentiality and standstill agreement from the person making such Acquisition Proposal that is substantively the same as the confidentiality agreement between the Parties the Solicited Party is permitted to provide such person with access to information regarding the Solicited Party; provided that the Solicited Party must send a copy of any such confidentiality agreement to the other Parties promptly upon its execution and provide the other Parties with a list of the information provided to such person and access to similar information to which such person was provided.

Notice of Acquisition Proposal

Each Party must promptly (and in any event within 24 hours) notify the other Party, at first orally and then in writing, of the receipt of any Acquisition Proposal or any request for non-public information relating to such Party or any of its subsidiaries. Such notice must include (a) the identity of the person making the Acquisition Proposal, (b) a description of the terms and conditions of the Acquisition Proposal, and (c) such other details of the Acquisition Proposal, inquiry or contact as the other Party may reasonably request.

Each Party shall ensure that its officers, directors and employees and its subsidiaries and their officers, directors, employees and any financial advisors or other advisors or representatives retained by it are aware of the covenants regarding non-solicitation and Acquisition Proposals, and it shall be responsible for any breach of either covenant by such officers, directors, financial advisors or other advisors or representatives.

Superior Proposal and Right to Match

Nothing contained in the Business Combination Agreement prohibits the board of directors of a Party from making a Change of Recommendation or from making any disclosure to its shareholders if, in the good faith judgment of its board of directors, after consultation with outside counsel, such action is necessary for the board of directors to act in a manner consistent with its fiduciary duties or is otherwise required under applicable Laws. However, in the case of a proposal to make a Change of Recommendation that does not relate to a Superior Proposal and except as may otherwise be necessary for its board of directors to act in a manner consistent with its fiduciary duties, such Party must give the other Party not less than 48 hours’ notice before its board of directors considers any such proposal and promptly advise the other Party of its board of directors’ intention to consider such proposal.

If a Party has complied with the provisions of the Business Combination Agreement relating to Acquisition Proposals and Superior Proposals, such Party (the “Terminating Party”) may accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal that is received prior to the date of approval of the Arrangement by its shareholders and terminate the Business Combination Agreement if:

•	the Terminating Party has provided the other Party with a copy of the Superior Proposal document;

•	the Terminating Party has provided the other Party with the information regarding such Superior Proposal required under the Business Combination Agreement;

•
the board of directors of the Terminating Party has determined in good faith after consultation with outside legal counsel and its financial advisors that it is necessary in order for the board of directors to discharge properly its fiduciary duties to withdraw or modify its approval or recommendation (“Change of Recommendation”) of the Business Combination Agreement and to approve or recommend such Superior Proposal; and

•
four business days shall have elapsed from the later of the date the other Parties received written notice (a “Superior Proposal Notice”) advising them that the Terminating Party’s board of directors has resolved to accept, approve, recommend or enter into an agreement in respect of such Superior Proposal and the date such Parties received a copy of such Superior Proposal document.

In the event that a Terminating Party provides the other Party with a Superior Proposal Notice on a date that is less than seven business days prior to its Meeting, the other Party may require the Terminating Party to adjourn its Meeting to a date that is not less than five business days and not more than 15 days after the original date of the Meeting. If the Terminating Party’s circular has been sent to its Shareholders prior to the expiry of that four business day period and, during such period, the other Party requests in writing that the Meeting of the Terminating Party proceed, unless otherwise ordered by a court, the Terminating Party is required to continue to take all reasonable steps necessary to hold its Meeting and to cause the Arrangement to be voted on at such Meeting.

During the four business day period referred to above, the Terminating Party agrees that the other Party shall have the right, but not the obligation, to offer in writing to amend the terms of the Business Combination Agreement. The terms of any proposed amendment to the Business Combination Agreement shall be provided by the other Party to the Terminating Party. The board of directors of the Terminating Party will review any written proposal by the other Party to amend the terms of the Business Combination Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether the amended proposal would, upon acceptance by the Terminating Party, result in such Superior Proposal ceasing to be a Superior Proposal.

If the board of directors of the Terminating Party so determines, it will enter into an amended agreement with the other Party reflecting the amended proposal. If the board of directors of the Terminating Party does not so determine, the Terminating Party may accept, approve, recommend or enter into an agreement, understanding or arrangement in respect of such Superior Proposal, subject to compliance with the Termination terms as expressed in the Business Combination Agreement.

Each Party also acknowledges and agrees that each successive material modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of the requirement under the terms of the Business Combination Agreement and will initiate an additional four business day notice period.

Termination

The Business Combination Agreement may be terminated at any time:

•	by mutual written agreement of the Parties;

•	by a Party if: (i) the board of directors of the other Party has made a Change of Recommendation; or (ii) the other Party has entered into a definitive agreement with respect to a Superior Proposal;

•	by either Party in order for such Party to enter into a definitive written agreement with respect to a Superior Proposal;

•	by either Party if the required approval of their respective Shareholders is not obtained at their respective Meetings;

•
by either Party if any of the mutual conditions precedent have not been satisfied by the Completion Deadline or where it is clear that the condition cannot be satisfied prior to the Completion Deadline;

•
by either Party if any condition precedent to its obligations has not been satisfied by the Completion Deadline or where it is clear that the condition cannot be satisfied prior to the Completion Deadline; or

•	by either Party if there is a material breach by the other Party of its covenants under the Business Combination Agreement.

The Business Combination Agreement provides that, in the event that:

•	a Party enters into a definitive written agreement with respect to a Superior Proposal;

•	a Party makes a Change of Recommendation in respect of the Arrangement; or

•	the other Party has entered into a definitive agreement with respect to a Superior Proposal;

then the Terminating Party shall pay to the other Party (the “Non-Terminating Party”) an aggregate amount in cash equal to: (a) $8,800,000 in the event that Western is the Terminating Party; or (b) $8,800,000 in the event that New Gold is the Terminating Party (any such payment, the “Termination Payment”), in immediately available funds. In addition, if a Party terminates the Business Combination Agreement as a result of the other Party’s material breach of its covenants under the Business Combination Agreement, then the Party whose breach gave rise to the termination shall pay to the other Party the Termination Payment in immediately available funds.

In the event that the Business Combination Agreement is terminated because Shareholders of a Party did not give the required approval and the Shareholders of the other Party do, then the Party whose Shareholders have not given the required approval shall pay to the other Party a payment of $750,000 in immediately available funds, as an expenses payment.

In addition to the foregoing, if the Business Combination Agreement is terminated due to the failure by a Party’s Shareholders to approve the Arrangement, and prior to such Meeting, a bona fide Acquisition Proposal, or the intention to enter into a bona fide Acquisition Proposal with respect to such Party has been publicly announced and not withdrawn and within 12 months of the date of such termination:

(a)
the person who made such Acquisition Proposal or an affiliate of such person: (a) directly or indirectly acquires such Party by takeover bid, arrangement, business combination or otherwise; (b) directly or indirectly acquires the assets of such Party or one or more of its subsidiaries that: (1) constitute more than 50% of the consolidated assets of such Party; (2) generate more than 50% of the consolidated revenue of such Party; or (3) generate more than 50% of the consolidated operating income of such Party; (c) directly or indirectly acquires more than 50% of the voting or equity securities of such Party; or

(b)
such Party and/or such Party’s subsidiaries enter into a definitive agreement in respect of or such Party’s board of directors approves or recommends a transaction contemplated by (a) above with the person or such affiliate that made such Acquisition Proposal and that transaction is consummated at any time thereafter, then such Party shall pay to the other Party the Termination Payment.

Amendment

The Business Combination Agreement may, at any time and from time to time before or after the holding of the Western Meeting, be amended by mutual written agreement of the Parties without, subject to applicable Law, further notice to or authorization on the part of the New Gold Shareholders or the Western Shareholders and any such amendment may, without limitation:

(a)	change the time for the performance of any of the obligations or acts of any Party;

(b)	waive any inaccuracies in or modify any representation or warranty contained in the Business Combination Agreement or in any document delivered pursuant thereto;

(c)	waive compliance with or modify any of the covenants contained in the Business Combination Agreement and waive or modify the performance of any of the obligations of any of the Parties; and

(d)	waive compliance with or modify any condition contained in the Business Combination Agreement;

provided, however, that notwithstanding the foregoing:

(a)
following the Western Meeting, the Consideration shall not be amended without the approval of the Western Shareholders given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court;

(b)
if, notwithstanding U.S. tax matters described in the Business Combination Agreement, the Parties determine, at any time prior to the filing of Articles of Arrangement with the Director, that the Arrangement will not have the United States federal income tax consequences described in the Business Combination Agreement, the Plan of Arrangement shall be amended, such that the merger of New Gold Subco and Western shall not occur, and the steps described in section 3.01(e), (f), (g) and (h) of the Plan of Arrangement shall be deleted without further approval; and

(c)
the Business Combination Agreement and the Plan of Arrangement may be amended, other than as described in the paragraph above, in accordance with the Final Order but, in the event that the terms of the Final Order require any such amendment, the rights of the Parties under Schedules F, G and H and Section 7.02 of the Business Combination Agreement shall remain unaffected.

SUPPORT AGREEMENTS

On March 3, 2009, the directors and senior officers of Western and the directors and senior officers of New Gold (each a “Supporting Shareholder”) entered into shareholder support agreements (collectively, the “Support Agreements”) with New Gold and Western and pledged their support to the Arrangement. As of March 3, 2009, the directors and senior officers of Western collectively, beneficially owned, directly or indirectly, or exercised control over 8,381,806 Western Shares, representing approximately 6.18% of the issued and outstanding Western Shares on that date. Additionally, as of March 3, 2009, the directors and senior officers of New Gold collectively, beneficially owned, directly or indirectly, or exercised control over 7,110,994 New Gold Shares, representing approximately 3.3% of the issued and outstanding New Gold Shares on that date.

The following description of certain material provisions of the Support Agreements is a summary only, is not comprehensive, and is qualified in its entirety by reference to the full text of the Support Agreements.

Representations of the Supporting Shareholders

Each Supporting Shareholder represents and warrants to the Parties, and thereby acknowledges that the Parties are relying upon such representations and warranties, that at the date of the Support Agreement:

•	the Supporting Shareholder is currently a shareholder of New Gold or Western, as applicable;

•
the Supporting Shareholder is the beneficial owner of, or exercises control or direction over, the number of common shares in the capital of New Gold or Western, as applicable, indicated in the Support Agreement (which, together with any common shares issued to or acquired by the Supporting Shareholder or in respect of which voting is directly or indirectly controlled or directed by the Supporting Shareholder after the date of the Support Agreement, are the “Subject Shares”);

•	the Supporting Shareholder has sole voting power, sole power of disposition and sole power to agree to all of the matters set forth in the Support Agreement with respect to the Subject Shares;

•
the Supporting Shareholder has sufficient capacity, power, authority and right to enter into the Support Agreement as a valid and binding agreement enforceable by either Party in accordance with its terms and to perform the Supporting Shareholder’s obligations under the Support Agreement;

•
the Subject Shares are all of the common shares in the capital of the respective Party directly or indirectly, legally or beneficially, owned by the Supporting Shareholder or over which the Supporting Shareholder exercises direction or control including, without limitation, with respect to voting; and

•
entering into the Support Agreement does not and will not conflict with any other agreement or obligation of the Supporting Shareholder and there are, and at all times up to and including the date of the Meetings there will be, no restrictions on the Supporting Shareholder or the Subject Shares that would prevent the Supporting Shareholder from voting the Subject Shares in favour of the Arrangement Resolution if a Western Shareholder or in favour of the Share Issuance Resolution and Board Size Resolution if a New Gold Shareholder (provided that the Supporting Shareholder makes no representation with respect to the actions that may be taken by any securities regulatory authority or stock exchange).

Agreement to Support the Arrangement

Each Supporting Shareholder has irrevocably and unconditionally agreed, subject to the other terms of the Support Agreement, from the date of the Support Agreement until the Effective Time:

•
to do all such things and to take all such steps as may reasonably be required to be done or taken by the Supporting Shareholder to cause all of the Subject Shares to be voted, in the case of the Western Shares in favour of the Arrangement Resolution, and in the case of the New Gold Shares in favour of the Share Issuance Resolution and Board Size Resolution and all related matters contemplated by the Business Combination Agreement to be put before the Meetings and to be voted to oppose any proposed action by any person whatsoever that could prevent or delay the completion of the Arrangement and any related matters contemplated by the Business Combination Agreement;

•
not to (or agree to), directly or indirectly, solicit, initiate, invite or encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals, or participate in any discussions or negotiations, regarding (i) an Acquisition Proposal; (ii) except as permitted under the Support Agreement, the direct or indirect acquisition or disposition of all or any of the securities of the respective Party or the Subject Shares, or (iii) any action which is inconsistent with the successful completion of the Arrangement;

•
subject to the terms of the Support Agreement, not to (or agree to), directly or indirectly, sell, assign, convey or otherwise transfer or dispose of any or all of the Subject Shares, provided that the Supporting Shareholder may sell, assign, convey or otherwise transfer or dispose of any or all of the Subject Shares (including those issued upon any exercise or conversion of options or other rights to acquire common shares of the respective Party) to a Related Person, provided that such Related Person enters into an agreement with the Parties on the same terms as the Support Agreements, or otherwise agrees with the Parties to be bound by the provisions of the Support Agreement;

•
not to (or agree to) exercise any statutory or other right of dissent with respect to the Subject Shares available to the Supporting Shareholder in connection with the Arrangement or with the matters contemplated by the Support Agreement, as applicable;

•
not to (or agree to) exercise any shareholder rights or remedies available at common law or pursuant to the OBCA or the BCBCA, as applicable, or applicable securities legislation to challenge, delay, hinder or prevent the Arrangement; and

•
cause the registered holder of the Subject Shares any other securities of the respective Party beneficially owned by, or under the control or direction of, the Supporting Shareholder to comply with the Supporting Shareholders’ obligations under the Support Agreement as if the registered holder had entered into the Support Agreement.

Sale of Subject Shares Acquired Upon Exercise of Options

Notwithstanding any of the above, after the Record Date, the Supporting Shareholder may sell up to 100% of the Subject Shares that were acquired upon the exercise of options or other rights to acquire common shares of the respective Party after the date of the Support Agreement.

Director or Officer

If the Supporting Shareholder is a director or officer of the respective Party, the Parties acknowledge that the obligations of the Supporting Shareholder set forth in the Support Agreement relate to the Supporting Shareholder acting solely in the capacity of a holder of the Subject Shares and not as a director or officer of the respective Party and shall not affect or restrict any legal or fiduciary obligation imposed on such Supporting Shareholder acting in the capacity of a director or officer of the respective Party. The Parties and the Supporting Shareholder acknowledge that pursuant to the Support Agreement the Supporting Shareholder may be required to act as a holder of the Subject Shares in a manner different from the manner in which the Supporting Shareholder is obligated to act in his or her capacity of a director or officer of the respective Party.

Termination

It is understood and agreed that the respective rights and obligations thereunder of the respective Parties and the Supporting Shareholder shall cease and the Support Agreement shall terminate on the earliest of (a) the Effective Date, (b) the date that the Business Combination Agreement is terminated in accordance with its terms, including, without limitation, where the respective Party terminates the Business Combination Agreement in order to proceed with a Superior Proposal; and (c) July 31, 2009. The Support Agreements may also be terminated at any time prior to the Effective Date by mutual agreement of the parties.

Goldcorp Support Agreement

Goldcorp, who, to the Parties’ knowledge, beneficially owns 15,500,000 New Gold Shares (representing approximately 7.3% of the New Gold Shares outstanding on March 3, 2009), has agreed with New Gold and Western by entering into the Goldcorp Support Agreement (the “Goldcorp Support Agreement”) to conduct itself in a manner not inconsistent with the completion of the Arrangement and to vote in favour of the Share Issuance Resolution and Board Size Resolution and all related matters contemplated by the Business Combination Agreement to be put before the New Gold Meeting.

Agreement to Support the Arrangement

Goldcorp irrevocably and unconditionally agrees, subject to the Goldcorp Support Agreement, from the date of the Goldcorp Support Agreement until the Effective Time:

•
to do all such things and take all such steps as may reasonably be required to be done or taken to cause all of the Subject Shares to be voted in favour of the Share Issuance Resolution, Board Size Resolution and all related matters contemplated by the Business Combination Agreement to be put before the New Gold Meeting and to be voted to oppose any proposed action by any person whatsoever that could prevent or delay the completion of the Arrangement and any related matters contemplated by the Business Combination Agreement;

•
not to (or agree to), directly or indirectly, solicit, initiate, invite or encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals, or participate in any discussions or negotiations, regarding (i) an Acquisition Proposal; (ii) except as permitted under the Goldcorp Support Agreement, the direct or indirect acquisition or disposition of all or any of the securities of New Gold or the Subject Shares, or (iii) any action which is inconsistent with the successful completion of the Arrangement;

•
not to (or agree to), directly or indirectly, sell, assign, convey or otherwise transfer or dispose of any or all of the Subject Shares in a private sale, provided that Goldcorp may sell, assign, convey or otherwise transfer or dispose of any or all of the Subject Shares (including those issued upon any exercise or conversion of options or other rights to acquire common shares of New Gold) to a Related Person, provided that such Related Person enters into an agreement with New Gold on the same terms as the Goldcorp Support Agreement, or otherwise agrees with New Gold to be bound by the provisions of the Goldcorp Support Agreement;

•	not to (or agree to) exercise any statutory or other right of dissent with respect to the Subject Shares available to Goldcorp in connection with the Arrangement;

•
not to (or agree to) exercise any shareholder rights or remedies available at common law or pursuant to the OBCA, or applicable securities legislation to challenge, delay, hinder or prevent the Arrangement; and

•
cause the registered holder of the Subject Shares any other securities of New Gold beneficially owned by, or under the control or direction of, Goldcorp to comply with Goldcorp’s obligations under the Goldcorp Support Agreement as if the registered holder had entered into the Goldcorp Support Agreement.

Termination

The respective rights and obligations of New Gold and Goldcorp shall cease and the Goldcorp Support Agreement shall terminate on the earliest of: (a) the Effective Date; (b)the date that the Business Combination Agreement is terminated in accordance with its terms, including, without limitation, where New Gold terminates the Business Combination Agreement in order to proceed with a Superior Proposal; (c) the date on which Goldcorp gives to New Gold notice in writing that it is terminating the Goldcorp Support Agreement in order to accept or agree to support a superior transaction; and (d) July 31, 2009.  The Goldcorp Support Agreement may also be terminated at any time prior to the Effective Date by mutual agreement of New Gold, Western and Goldcorp.

DISSENT RIGHTS OF WESTERN SHAREHOLDERS

Section 185 of the OBCA provides registered shareholders of a corporation with the right to dissent from certain resolutions that effect extraordinary corporate transactions or fundamental corporate changes. The Interim Order expressly provides Registered Western Shareholders with the right to dissent from the Arrangement pursuant to section 185 of the OBCA, with modifications to the provisions of section 185 of the OBCA as provided in the Plan of Arrangement and the Interim Order (“Dissent Rights”). Any Registered Shareholder who dissents from the Arrangement Resolution in compliance with section 185 of the OBCA, as modified by the Plan of Arrangement and the Interim Order (the “Dissent Procedures”), will be entitled, in the event the Arrangement becomes effective, to be paid the fair value of Western Shares held by such Dissenting Shareholder which fair value shall be the value of the Western Shares immediately before the Arrangement Resolution is adopted. Western Shareholders are cautioned that fair value could be determined to be less than the amount per Western Share payable pursuant to the terms of the Arrangement.

Section 185 of the OBCA provides that a Dissenting Shareholder may only make a claim under that section with respect to all of the shares of a class held by the Dissenting Shareholder on behalf of any one beneficial owner and registered in the Dissenting Shareholder’s name. The consequences of this provision are that a Registered Shareholder may exercise the Dissent Rights only in respect of Western Shares that are registered in that Shareholder’s name.

In many cases, Western Shares beneficially owned by a Non-Registered Shareholder are registered either: (a) in the name of an Intermediary, or (b) in the name of a clearing agency (such as CDS) of which the Intermediary is a participant. Accordingly, a Non-Registered Shareholder will not be entitled to exercise its Dissent Rights directly (unless the Western Shares are re-registered in the Non-Registered Shareholder’s name). A Non-Registered Shareholder who wishes to exercise Dissent Rights should immediately contact the Intermediary with whom the Non-Registered Shareholder deals in respect of its Western Shares and either: (i) instruct the Intermediary to exercise the Dissent Rights on the Non-Registered Shareholder’s behalf (which, if the Western Shares are registered in the name of CDS or other clearing agency, may require that such Western Shares first be re-registered in the name of the Intermediary), or (ii) instruct the Intermediary to re-register such Western Shares in the name of the Non-Registered Shareholder, in which case the Non-Registered Shareholder would be able to exercise the Dissent Rights directly.

A Registered Shareholder who wishes to dissent must provide a notice of dissent (the “Dissent Notice”) to Western Goldfields Inc. at Royal Bank Plaza, South Tower, 200 Bay Street, Suite 3120, P.O. Box 167, Toronto, Ontario M5J 2J4 (Attention: Chief Financial Officer) to be received not later than 5:00 p.m. (Toronto time) on May 13, 2009 or 5:00 p.m. (Toronto time) on the day which is one Business Day immediately preceding any adjourned or postponed Western Meeting. Failure to strictly comply with these dissent procedures may result in the loss or unavailability of the right to dissent.

The filing of a Dissent Notice does not deprive a Registered Shareholder of the right to vote at the Western Meeting. However, the OBCA provides, in effect, that a Registered Shareholder who has submitted a Dissent Notice and who votes FOR the Arrangement Resolution will no longer be considered a Dissenting Shareholder with respect to that class of securities voted FOR the Arrangement Resolution, being the Western Shares. The OBCA does not provide, and Western will not assume, that a proxy submitted instructing the proxyholder to vote against the Arrangement Resolution, a vote against the Arrangement Resolution or an abstention constitutes a Dissent Notice, but a Registered Shareholder need not vote its Western Shares against the Arrangement Resolution in order to dissent. Similarly, the revocation of a proxy conferring authority on the proxyholder to vote FOR the Arrangement Resolution does not constitute a Dissent Notice.  However, any proxy granted by a Registered Shareholder who intends to dissent, other than a proxy that instructs the proxyholder to vote against the Arrangement Resolution, should be validly revoked in order to prevent the proxyholder from voting such Western Shares in favour of the Arrangement Resolution and thereby causing the Registered Shareholder to forfeit its Dissent Rights.

Western (or its successor) is required, within ten days after Shareholders adopt the Arrangement Resolution, to notify each Dissenting Shareholder that the Arrangement Resolution has been adopted. Such notice is not required to be sent to any Western Shareholder who voted for the Arrangement Resolution or who has withdrawn its Dissent Notice.

A Dissenting Shareholder who has not withdrawn its Dissent Notice prior to the Western Meeting must then, within 20 days after receipt of notice that the Arrangement Resolution has been adopted, or if the Dissenting Shareholder does not receive such notice, within 20 days after learning that the Arrangement Resolution has been adopted, send to Western c/o Computershare, a written notice (a “Demand for Payment”) containing its name and address, the number of Western Shares in respect of which he or she dissents (the “Dissenting Shares”), and a demand for payment of the fair value of such Western Shares. Within 30 days after sending a Demand for Payment, the Dissenting Shareholder must send to Western or Computershare certificates representing the Western Shares in respect of which he or she dissents.  Computershare will endorse on Western Share certificates received from a Dissenting Shareholder a notice that the holder is a Dissenting Shareholder and will forthwith return the Western Share certificates to the Dissenting Shareholder. A Dissenting Shareholder who fails to make a Demand for Payment in the time required or to send certificates representing Dissenting Shares has no right to make a claim under section 185 of the OBCA.

Under section 185 of the OBCA, after sending a Demand for Payment, a Dissenting Shareholder ceases to have any rights as a Shareholder in respect of its Dissenting Shares other than the right to be paid the fair value of the Dissenting Shares as determined pursuant to the Interim Order, unless: (i) the Dissenting Shareholder withdraws its Dissent Notice before New Gold makes an offer to pay (an “Offer to Pay”) in accordance with section 185(15) of the OBCA, or (ii) New Gold fails to make an Offer to Pay and the Dissenting Shareholder withdraws the Demand for Payment, in which case the Dissenting Shareholder’s rights as a Western Shareholder will be reinstated. Pursuant to the Plan of Arrangement, in no case shall New Gold, Western or any other person be required to recognize any Dissenting Shareholder as a Western Shareholder after the Effective Time and the names of such Shareholders shall be deleted from the list of Registered Shareholders at the Effective Time.

Pursuant to the Plan of Arrangement, Dissenting Shareholders who are ultimately determined to be entitled to be paid fair value for their Dissenting Shares shall be deemed to have transferred such Dissenting Shares to New Gold on the Effective Date.

Pursuant to the Plan of Arrangement, Dissenting Shareholders who are ultimately determined not to be entitled, for any reason, to be paid fair value for their Dissenting Shares, shall be deemed to have participated in the Arrangement on the same basis as any non-Dissenting Shareholder.

New Gold is required, not later than seven days after the later of the Effective Date or the date on which a Demand for Payment is received from a Dissenting Shareholder, to send to each Dissenting Shareholder who has sent a Demand for Payment an Offer to Pay for its Dissenting Shares in an amount considered by New Gold to be the fair value of the Western Shares, accompanied by a statement showing the manner in which the fair value was determined. Every Offer to Pay must be on the same terms. New Gold must pay for the Dissenting Shares of a Dissenting Shareholder within ten days after an Offer to Pay has been accepted by a Dissenting Shareholder, but any such offer lapses if New Gold does not receive an acceptance within 30 days after the Offer to Pay has been made.

If New Gold fails to make an Offer to Pay for a Dissenting Shareholder’s Western Shares, or if a Dissenting Shareholder fails to accept an Offer to Pay that has been made, New Gold may, within 50 days after the Effective Date or within such further period as a court may allow, apply to a court to fix a fair value for the Western Shares of Dissenting Shareholders. If New Gold fails to apply to a court, a Dissenting Shareholder may apply to a court for the same purpose within a further period of 20 days or within such further period as a court may allow. A Dissenting Shareholder is not required to give security for costs in such an application.

If New Gold or a Dissenting Shareholder makes an application to court, New Gold will be required to notify each affected Dissenting Shareholder of the date, place and consequences of the application and of its right to appear and be heard in person or by counsel. Upon an application to a court, all Dissenting Shareholders who have not accepted an Offer to Pay will be joined as parties and be bound by the decision of the court. Upon any such application to a court, the court may determine whether any person is a Dissenting Shareholder who should be joined as a party, and the court will then fix a fair value for the Dissenting Shares of all Dissenting Shareholders. The final order of a court will be rendered against New Gold in favour of each Dissenting Shareholder for the amount of the fair value of its Dissenting Shares as fixed by the court. The court may, in its discretion, allow a reasonable rate of interest on the amount payable to each Dissenting Shareholder from the Effective Date until the date of payment.

Registered Shareholders who are considering exercising Dissent Rights should be aware that there can be no assurance that the fair value of their Western Shares as determined under the applicable provisions of the OBCA (as modified by the Plan of Arrangement and the Interim Order) will be more than or equal to the consideration paid under the Arrangement. In addition, any judicial determination of fair value will result in delay of receipt by a Dissenting Shareholder of consideration for such Dissenting Shareholder’s Dissenting Shares.

The foregoing is only a summary of the provisions of the OBCA regarding the rights of Dissenting Shareholders (as modified by the Plan of Arrangement and the Interim Order), which are technical and complex. It is suggested that Shareholders review a complete copy of section 185 of the OBCA, attached hereto as Appendix “D”, and those Western Shareholders who wish to exercise Dissent Rights are advised to seek legal advice, as failure to comply strictly with the provisions of the OBCA, as modified by the Plan of Arrangement and the Interim Order, may result in the loss or unavailability of their Dissent Rights.

RISK FACTORS

Shareholders should carefully consider the following risk factors in evaluating whether to approve the Arrangement. These risk factors should be considered in conjunction with the other information included in this Circular, including the documents incorporated by reference herein.

Risk Factors Relating to the Arrangement

There can be no certainty that all conditions precedent to the Arrangement will be satisfied. Failure to complete the Arrangement could negatively impact the share price of the Parties or otherwise adversely affect the business of the Parties.

The completion of the Arrangement is subject to a number of conditions precedent, certain of which are outside the control of the Parties, including receipt of shareholder approval at the Meetings and receipt of the Final Order. There can be no certainty, nor can the Parties provide any assurance, that these conditions will be satisfied or, if satisfied, when they will be satisfied.

If the Arrangement is not completed, the market price of the Western Shares and/or New Gold Shares may decline to the extent that the market price reflects a market assumption that the Arrangement will be completed. In the case of Western, if the Arrangement is not completed and the Western Board decides to seek another merger or business combination, there can be no assurance that it will be able to find a party willing to pay an equivalent or more attractive price than the Consideration to be paid pursuant to the Arrangement.

Certain costs related to the Arrangement, such as legal, accounting and certain financial advisor fees, must be paid by the Parties even if the Arrangement is not completed. If the Arrangement is not completed, the Parties may also be required to pay the other Party the Termination Payment. See “The Business Combination Agreement - Termination”.

In addition, Western employees may experience uncertainty about their future roles with New Gold until New Gold’s strategies with respect to Western are further developed and executed. This may adversely affect Western’s ability to attract or to retain key management and personnel.

Risks associated with the fixed Consideration.

Pursuant to the provisions of the Plan of Arrangement, each Western Share will be exchanged for $0.0001 in cash and one New Gold Share. The Consideration is fixed and it will not increase or decrease due to fluctuations in the market price either of the New Gold Shares or the Western Shares. The implied value of the Consideration that Western Shareholders will receive pursuant to the Arrangement will partly depend on the market price of the New Gold Shares on the Effective Date. If the market price of the New Gold Shares increases or decreases, the value of the Consideration provided pursuant to the Arrangement will correspondingly increase or decrease. There can be no assurance that the market price of the New Gold Shares on the Effective Date will not be lower or higher than the market price of Western Shares on the date of the Meetings. In addition, the number of New Gold Shares being issued in connection with the Arrangement will not change despite decreases or increases in the market price of Western Shares. Many of the factors that affect the market price of the New Gold Shares and the Western Shares are beyond the control of New Gold and Western, respectively. These factors include fluctuations in commodity prices, fluctuations in currency exchange rates, changes in the regulatory environment, adverse political developments, prevailing conditions in the capital markets and interest rate fluctuations.

The Termination Payment provided under the Business Combination Agreement may discourage other parties from attempting to acquire either Party.

Under the Business Combination Agreement, each Party is required to pay a Termination Payment of $8,800,000 in the event the Business Combination Agreement is terminated in certain circumstances. This Termination Payment may discourage other parties from attempting to acquire the Western Shares or New Gold Shares, as the case may be, even if those parties would otherwise be willing to offer greater value than what is exchanged in the Arrangement. See “The Business Combination Agreement - Termination”.

Even if the Business Combination Agreement is terminated without payment of the Termination Payment, a Party may, in the future, be required to pay the Termination Payment in certain circumstances.

Under the Business Combination Agreement, a Party may be required to pay the Termination Payment to the other Party if the Business Combination Agreement is terminated in certain circumstances. Accordingly, if the Arrangement is not consummated and the Business Combination Agreement is terminated, a Party may not be able to consummate another Acquisition Proposal that would otherwise provide greater value than what is provided for in the Arrangement without paying the Termination Payment. See “The Business Combination Agreement – Termination”.

In certain circumstances, if the Business Combination Agreement is terminated, the Parties may be required to reimburse the other Party for expenses.

In the event that the Business Combination Agreement is terminated because shareholders of a Party did not give the required approval and the shareholders of the other Party do, then the Party whose shareholders have not given the required approval shall pay to the other Party a payment of $750,000 as an expenses payment. See “The Business Combination Agreement – Termination”.

Risk Factors Relating to Western

Whether or not the Arrangement is completed, Western will continue to face many risk factors that it currently faces with respect to its business and affairs. Certain of these risk factors are described in the Annual Report under the section “Risk Factors” and in other documents incorporated by reference herein.  Any one or more of such risk factors could materially affect Western’s future operating results and could cause actual events to differ materially from those described in forward-looking information and forward-looking statements relating to Western.

Risk Factors Relating to New Gold

Whether or not the Arrangement is completed, New Gold will continue to face many risk factors that it currently faces with respect to its business and affairs.  The operations of New Gold are speculative due to the high-risk nature of its business.  An investment in securities of New Gold involves significant risks, which should be carefully considered by prospective investors before purchasing such securities.  In addition to information set out elsewhere in this Supplement, investors should carefully consider the risk factors set out in the New Gold AIF and other documents that are incorporated by reference herein.  Any one or more of such risk factors could materially affect New Gold’s future operating results and could cause actual events to differ materially from those described in forward-looking information and forward-looking statements relating to New Gold.

Risk Factors Relating to the Operations of the Combined Company

In addition to the risk factors relating to Western and New Gold, which the Combined Company will still face, the Shareholders should consider the risk factors relating to the Combined Company below.

The Combined Company may not realize the benefits currently anticipated due to challenges associated with integrating the operations, technologies and personnel of New Gold and Western.

The success of the Combined Company will depend in large part on the success of management of the Combined Company in integrating the operations, technologies and personnel of New Gold and Western after the Effective Date. The failure of the Combined Company to achieve such integration could result in the failure of the Combined Company to realize any of the anticipated benefits of the Arrangement and could impair the results of operations, profitability and financial results of the Combined Company.

In addition, the overall integration of the operations, technologies and personnel of New Gold and Western into the Combined Company may result in unanticipated operational problems, expenses, liabilities and diversion of management’s attention.

The Combined Company may not realize the benefits of its growth projects.

As part of its strategy, the Combined Company will continue existing efforts and initiate new efforts to develop new mineral projects and will have a larger number of such projects as a result of the Arrangement. A number of risks and uncertainties are associated with the development of these types of projects, including political, regulatory, design, construction, labour, operating, technical, and technological risks, uncertainties relating to capital and other costs, and financing risks. The failure to develop one or more of these initiatives successfully could have an adverse effect on the Combined Company’s financial position and results of operations.

The Combined Company may not meet key production and cost estimates.

A decrease in the amount of, or a change in the timing of the production outlook for, or in the prices realized for, metals of the Combined Company, particularly in relation to the production of gold, copper and silver will directly affect the amount and timing of the Combined Company’s cash flow from operations. The actual effect of such a decrease on the Combined Company’s cash flow from operations would depend on the timing of any changes in production and on actual prices and costs. Any change in the timing of these projected cash flows that would occur due to production shortfalls or labour disruptions would, in turn, result in delays in receipt of such cash flows and in using such cash to fund capital expenditures, including capital for the Combined Company’s development projects, in the future. Any such financing requirements could adversely affect the Combined Company’s ability to access capital markets in the future to meet any external financing requirements or increase its debt financing costs.

The level of production and capital and operating cost estimates relating to development projects, which are used in establishing ore reserve estimates for determining and obtaining financing and other purposes, are based on certain assumptions and are inherently subject to significant uncertainty. It is very likely that actual results for the Combined Company’s projects will differ from current estimates and assumptions, and these differences may be material. In addition, experience from actual mining or processing operations may identify new or unexpected conditions which could reduce production below, or increase capital or operating costs above, current estimates. If actual results are less favourable than currently estimated, the Combined Company’s business, results of operations, financial condition and liquidity could be materially adversely affected.

The Combined Company will be subject to significant capital requirements associated with its expanded operations and its expanded portfolio of development projects.

The Combined Company must generate sufficient internal cash flow or be able to utilize available financing sources to finance its growth and sustain capital requirements. If the Combined Company does not realize satisfactory prices for gold, copper, silver and other metals that it will produce, it could be required to raise significant additional capital through equity financings in the capital markets or to incur significant borrowings through debt financings to meet its capital requirements. If these financings are required, the Combined Company’s cost of raising capital in the future may be adversely affected. In addition, if the Combined Company is required to make significant interest and principal payments resulting from a debt financing, the Combined Company’s financial condition and ability to raise additional funds may be adversely impacted. Any significant delay in completing its development projects or in achieving commercial production from them on a consistent basis or the incurring of capital costs that are significantly higher than estimated, could have a significant adverse effect on the Combined Company’s results of operations, cash flow from operations and financial condition.

Current Global Financial Conditions

Current global financial conditions have been subject to increased volatility and numerous financial institutions have either gone into bankruptcy or have had to be rescued by governmental authorities. Access to public financing has been negatively impacted by both the credit market crisis and the liquidity crisis affecting the asset-backed commercial paper market. These factors may impact the ability of the Combined Company to obtain equity or debt financing in the future and, if obtained, on terms favourable to the Combined Company. If these increased levels of volatility and market turmoil continue, the Combined Company’s operations could be adversely impacted and the value and the price of the Combined Company’s common shares could continue to be adversely affected.

The Combined Company will be subject to a broad range of environmental laws and regulations in the jurisdictions in which it operates and will be exposed to potentially significant environmental costs and liabilities.

Each of Western and New Gold is currently subject to a broad range of environmental laws and regulations in each jurisdiction in which they operate, which laws and regulations will apply to the Combined Company after the Effective Date. These laws and regulations, as interpreted by relevant agencies and the courts, impose increasingly stringent environmental protection standards regarding, among other things, air emissions, wastewater storage, treatment and discharges, the use and handling of hazardous or toxic materials, waste disposal practices, and the remediation of environmental contamination. The costs of complying with these laws and regulations, including participation in assessments and remediation of sites, could be significant. In addition, these standards can create the risk of substantial environmental liabilities, including liabilities associated with divested assets and past activities. Environmental matters cannot be predicted with certainty, and any amounts reserved by New Gold and Western may not be adequate.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Cassels Brock & Blackwell LLP, counsel to Western, the following describes the principal Canadian federal income tax considerations relating to the Arrangement generally applicable to a Western Shareholder or a Qualifying Holdco Shareholder who, at all relevant times, for the purposes of the Tax Act: (a) deals at arm’s length with Western and New Gold; (b) is not affiliated with Western or New Gold; and (c) holds all Western Shares or shares of a Qualifying Holdco, and will hold all New Gold Shares acquired on the Arrangement, as capital property (each such Western Shareholder or Qualifying Holdco Shareholder in this summary, a “Holder”).

A Holder’s Western Shares or shares of a Qualifying Holdco and New Gold Shares generally will be considered to be capital property of the Holder, unless the Holder holds the shares in the course of carrying on a business or acquired the shares in a transaction considered to be an adventure in the nature of trade. Certain Holders who are residents of Canada for the purposes of the Tax Act and whose Western Shares or New Gold Shares might not otherwise be capital property may, in certain circumstances, be entitled to make an irrevocable election under subsection 39(4) of the Tax Act to have such shares and every other “Canadian security” (as defined in the Tax Act) owned by such Holder in the taxation year in which the election is made and in all subsequent taxation years deemed to be capital property. Such Holders should consult their own tax advisors regarding whether an election under subsection 39(4) is available and advisable in their particular circumstances.  The 39(4) election does not apply to a disposition of New Gold Shares which are acquired in exchange for Western Shares or shares of a Qualifying Holdco if a tax election under Section 85 of the Tax Act (and any corresponding election for Quebec income tax purposes) (a “Section 85 Election”) (discussed below) is filed in respect of such exchange.

This summary is based on the current provisions of the Tax Act, the regulations thereunder, and counsel’s understanding of the current published administrative practices and policies of the CRA publicly available prior to the date hereof. This summary also takes into account all specific proposals to amend the Tax Act and the regulations announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), and assumes that all Proposed Amendments will be enacted in the form proposed, although no assurances can be given in this regard. Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in law, whether by legislative, governmental, regulatory, or judicial action or decision, or changes in the administrative practices of the CRA, nor does it take into account provincial, territorial or foreign income tax considerations, which may differ from the Canadian federal income tax considerations discussed below.

This summary is not applicable to a Holder that is a “financial institution” as defined in the Tax Act for the purposes of the “mark-to-market property” rules or a “specified financial institution” as defined in the Tax Act, nor does it apply to a Holder an interest in which is a “tax shelter investment” as defined in the Tax Act or to a Holder to whom the “functional currency” reporting rules apply. In addition, this summary does not address all issues relevant to Holders who acquired their Western Shares on the exercise of an employee stock option. Such Holders should consult their own tax advisors.

This summary does not address the considerations under the Tax Act to a particular Holder of shares of a Qualifying Holdco or of Western Shares who in very limited circumstances is taxable under FIRPTA in respect of the Arrangement (see the discussion under the heading “Non-U.S. Holders” under “Certain United States Federal Income Tax Considerations”). Any such holder is urged to consult their own tax advisor.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations. This summary is not, and should not be construed as, legal, business or tax advice to any particular Holder and no representations with respect to the tax consequences to any particular Holder are made. Accordingly all Holders, and all other Western Shareholders and Qualifying Holdco Shareholders, should consult their own tax advisors regarding the Canadian federal income tax consequences of the Arrangement applicable to their particular circumstances.

Holders Resident in Canada

This portion of the summary applies to a Holder who, at all relevant times, is or is deemed to be a Canadian Resident (a “Resident Holder”).

Exchange of Western Shares or Shares of a Qualifying Holdco under the Arrangement — No Section 85 Election

Unless a Resident Holder whose Western Shares or shares of a Qualifying Holdco are exchanged for New Gold Shares and cash under the Arrangement makes a joint Section 85 Election with New Gold as discussed below under “Exchange of Western Shares or Shares of a Qualifying Holdco under the Arrangement — With a Section 85 Election”, the Resident Holder will be considered to have disposed of the Western Shares or shares of a Qualifying Holdco for proceeds of disposition equal to the sum of the fair market value at the Effective Time of the New Gold Shares received on the exchange and the cash consideration received on the exchange. As a result, the Resident Holder will in general realize a capital gain (or a capital loss) to the extent that such proceeds of disposition exceed (or are less than) the sum of the Resident Holder’s adjusted cost base of the Western Shares or shares of a Qualifying Holdco immediately before the exchange and any reasonable costs of disposition. See “Taxation of Capital Gains and Capital Losses” below.

The cost to the Resident Holder of the New Gold Shares acquired on the exchange will equal the fair market value of those shares at the Effective Time and will, for the purpose of determining the Resident Holder’s adjusted cost base of those shares, be averaged with the adjusted cost base to the Resident Holder of any other New Gold Shares held at the Effective Time as capital property.

Exchange of Western Shares or Shares of a Qualifying Holdco under the Arrangement — With a Section 85 Election

A Resident Holder that is an Eligible Holder is entitled to make a Section 85 Election jointly with New Gold and thereby obtain a full or partial deferral for purposes of the Tax Act of the capital gain that would otherwise be realized on the exchange of Western Shares or shares of a Qualifying Holdco for New Gold Shares and cash under the Arrangement, depending on the Elected Amount (as defined below) and the Eligible Holder’s adjusted cost base of the Western Shares or shares of a Qualifying Holdco at the time of the exchange.

An Eligible Holder making a Section 85 Election will be required to designate an amount (the “Elected Amount”) in the election form that will be deemed to be the proceeds of disposition of the Eligible Holder’s Western Shares or shares of a Qualifying Holdco. By designating an appropriate Elected Amount, an Eligible Holder may, for purposes of the Tax Act, defer realizing all or any portion of the capital gain that the Eligible Holder would otherwise realize on the exchange.

In general, the Elected Amount may not be:

(a)	less than the amount of cash received by the Eligible Holder on the exchange,

(b)
less than the lesser of (i) the Eligible Holder’s adjusted cost base of the Western Shares or shares of a Qualifying Holdco and (ii) the fair market value of the Western Shares or shares of a Qualifying Holdco, in each case determined at the time of the exchange, nor

(c)	greater than the fair market value of the Western Shares or shares of a Qualifying Holdco at the time of the exchange.

The tax treatment to an Eligible Holder who properly makes a valid Section 85 Election jointly with New Gold generally will be as follows:

(a)	the Eligible Holder will be deemed to have disposed of the holder’s Western Shares or shares of a Qualifying Holdco for proceeds of disposition equal to the Elected Amount;

(b)
the Eligible Holder will not realize any capital gain or capital loss if the Elected Amount equals the aggregate of the Eligible Holder’s adjusted cost base of the Western Shares or shares of a Qualifying Holdco determined immediately before the exchange and any reasonable costs of disposition;

(c)
the Eligible Holder will realize a capital gain (or a capital loss) to the extent that the Elected Amount exceeds (or is less than) the aggregate of the Eligible Holder’s adjusted cost base of the Western Shares or shares of a Qualifying Holdco and any reasonable costs of disposition; and

(d)
the aggregate cost to the Eligible Holder of the New Gold Shares acquired on the exchange will equal the amount, if any, by which the Elected Amount exceeds the cash received by the Eligible Holder, and for the purpose of determining the Eligible Holder’s adjusted cost base of those shares, such cost will be averaged with the Eligible Holder’s adjusted cost base of any other New Gold Shares held at the Effective Time by the Eligible Holder as capital property.

An Eligible Holder who intends to make a Section 85 Election should indicate that intention by checking the appropriate box in the Letter of Transmittal and a tax instruction letter, together with the relevant tax election forms, will be sent to the Eligible Holder at or about the time at which the Eligible Holder is sent the cash and New Gold Shares to which the Eligible Holder is entitled to under the Arrangement. The relevant federal tax election form is CRA form T2057 (or, in the event the Eligible Holder is a partnership, CRA form T2058). For Eligible Holders required to file in Québec, Québec form TP-518-V (or, in the event the Eligible Holder is a partnership, Québec form TP-529-V) will also be required. Certain other provincial jurisdictions may require that a separate joint election be filed for provincial income tax purposes. Eligible Holders should consult their own tax advisers to determine whether they must file separate election forms with any provincial taxing jurisdiction.  It is the responsibility of each Eligible Holder who wishes to make an election for provincial income tax purposes to obtain any other necessary provincial election forms.

Where the Western Shares or shares of a Qualifying Holdco are held in joint ownership and two or more of the co-owners wish to elect, one of the co-owners designated for such purpose must file one copy of Form T2057 (and where applicable, the corresponding provincial forms) on behalf of each co-owner with a list of all co-owners electing under Section 85, and their addresses and social insurance or business numbers.  Where the Western Shares or shares of a Qualifying Holdco are held as partnership property, a partner designated by the partnership must file one copy of Form T2058 (and, where applicable, the corresponding provincial forms) on behalf of all members of the partnership.  Form T2058 must be accompanied by a list containing the name, address, social insurance number or business number of each partner and written authorization signed by each partner authorizing the designated partner to complete and file the form.  Eligible Holders should consult their own tax advisors to determine which filing requirements, if any, there are under applicable provincial legislation.

To make a Section 85 Election, an Eligible Holder must ensure that two signed copies of the necessary election forms are returned in accordance with the procedures set out in the tax instruction letter on or before 90 days after the Effective Date, duly completed with the details of the number of Western Shares or shares of a Qualifying Holdco exchanged, the cash and number of New Gold Shares received, and the applicable Elected Amount.  In accordance with the terms of the Arrangement and subject to the election forms being correct and complete and complying with the provisions of the Tax Act (and of any applicable provincial income tax law), one copy of such forms will be signed by New Gold and returned to the Eligible Holder for filing by the Eligible Holder with the CRA (or applicable provincial tax authority).

Under the Business Combination Agreement, New Gold has agreed to make a Section 85 Election (and any corresponding election under any applicable provincial tax legislation) only with an Eligible Holder, and only at the Elected Amount selected by the Eligible Holder (subject to the limitations set out in the Tax Act and any applicable provincial tax legislation).  None of Western, New Gold, any successor corporation or the Depositary will be responsible for the proper completion or filing of any Section 85 Election and the Eligible Holder will be solely responsible for the payment of any late filing penalty.  New Gold has agreed only to execute any properly completed Section 85 Election forms and to mail the election forms to the Eligible Holder within 90 days after New Gold’s receipt thereof.  With the exception of New Gold’s execution and mailing of the Section 85 Election, each Eligible Holder will be solely responsible for complying with all applicable requirements relating to the making and filing of the holder’s Section 85 Election.  Accordingly, none of Western, New Gold, any successor corporation or the Depositary will be responsible or liable for taxes, interest, penalties, damages or expenses resulting from the failure by anyone to deliver a Section 85 Election in accordance with the procedures set out in the tax instruction letter, nor for the proper completion or filing of any Section 85 Election within the time and in the form prescribed under the Tax Act (or the corresponding provisions of any applicable provincial tax legislation).

To avoid late filing penalties imposed under the Tax Act, each Eligible Holder who makes a Section 85 Election must ensure that the holder’s election is received by the appropriate revenue authorities on or before the earliest day by which either New Gold or the Eligible Holder is required to file an income tax return for the taxation year in which the exchange occurs.  New Gold’s 2009 taxation year is scheduled to end on December 31, 2009, but it could end earlier as a result of an event such as an amalgamation.  Each Eligible Holder is urged to consult the holder’s own advisers as soon as possible respecting the deadlines applicable to the holder’s particular circumstances.  Regardless of such deadlines, New Gold must receive the tax election forms of an Eligible Holder in accordance with the procedures set out in the tax instruction letter no later than 90 days after the Effective Date.  Because New Gold has agreed to execute and return a Section 85 Election to the Eligible Holder making the election within 90 days after New Gold’s receiving the election in accordance with the procedures set out in the tax instruction letter, Eligible Holders may be required to forward their tax election forms to New Gold earlier than 90 days after the Effective Date in order to avoid late filing penalties.  While New Gold may choose, in its sole discretion, to sign a Section 85 Election received by it more than 90 days after the Effective Date, it has no obligation to do so.

Eligible Holders are referred to CRA Information Circular 76-19R3 and CRA Interpretation Bulletin IT-291R3 for further information respecting the election.  Eligible Holders wishing to make the election should consult their own tax advisors.  An Eligible Holder who does not make a valid election under Section 85 of the Tax Act (or under the corresponding provisions of applicable provincial tax legislation) may realize a taxable capital gain under the Tax Act (or under applicable provincial tax legislation).  The comments herein with respect to such elections are provided for general assistance only.  The law in this area is complex and contains numerous technical requirements.

Taxation of Capital Gains and Capital Losses

Generally, a Resident Holder will be required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized by it in that year. A Resident Holder will generally be entitled to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident Holder in that year. Allowable capital losses in excess of taxable capital gains for a taxation year may be carried back to any of the three preceding taxation years or carried forward to any subsequent taxation year and deducted against net taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act.

A capital loss realized on the disposition of a share by a Resident Holder that is a corporation may, to the extent and under the circumstances specified by the Tax Act, be reduced by the amount of dividends received or deemed to have been received by the corporation on such shares.  Similar rules may apply where shares are owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary.  Shareholders to whom these rules may be relevant should consult their own advisors.

A Resident Holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be required to pay an additional 6⅔% refundable tax on certain investment income, which includes taxable capital gains.

Dissenting Resident Holders

A Resident Holder who validly exercises Dissent Rights (a “Resident Dissenter”) and consequently is paid the fair value of the Resident Dissenter’s Western Shares by New Gold in accordance with the Arrangement will realize a capital gain (or a capital loss) equal to the amount by which the payment (other than interest) exceeds (or is exceeded by) the sum of the Resident Holder’s adjusted cost base of the Western Shares determined immediately before the Effective Time and any reasonable costs of disposition. The Resident Dissenter will be required to include any resulting taxable capital gain in income, or be entitled to deduct any resulting allowable capital loss, in accordance with the usual rules applicable to capital gains and losses. See “Taxation of Capital Gains and Losses” above.

The Resident Dissenter must include in computing its income any interest awarded to it by a Court.

Dividends on New Gold Shares

A Resident Holder who is an individual will be required to include in income any dividends received or deemed to be received on the Resident Holder’s New Gold Shares, and will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit rules applicable to any dividends designated by New Gold as “eligible dividends” as defined in the Tax Act.

A Resident Holder that is a corporation will be required to include in income any dividend received or deemed to be received on the Resident Holder’s New Gold Shares, and generally will be entitled to deduct an equivalent amount in computing its taxable income. A “private corporation” (as defined in the Tax Act) or a “subject corporation” (as defined in the Tax Act), may be liable under Part IV of the Tax Act to pay a refundable tax of 33⅓% on any dividend that it receives or is deemed to receive on its New Gold Shares to the extent that the dividend is deductible in computing the corporation’s taxable income.

Disposition of New Gold Shares

A Resident Holder that disposes or is deemed to dispose of a New Gold Share in a taxation year will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the New Gold Share exceed (or are exceeded by) the sum of the Resident Holder’s adjusted cost base of such New Gold Share, determined immediately before the disposition, and any reasonable costs of disposition. The Resident Holder will be required to include any resulting taxable capital gain in income, or be entitled to deduct any resulting allowable capital loss, in accordance with the usual rules applicable to capital gains and capital losses. See “Taxation of Capital Gains and Capital Losses”.

Alternative Minimum Tax on Resident Holders who are Individuals

A capital gain realized, or a dividend received, by a Resident Holder who is an individual (including certain trusts and estates) may give rise to liability for alternative minimum tax under the Tax Act.

Eligibility of New Gold Shares for Investment

New Gold Shares will be qualified investments under the Tax Act for a trust governed by a registered retirement savings plan, registered retirement income fund, deferred profit sharing plan, registered education savings plan, registered disability savings plan or a tax-free savings account, at any particular time, provided that, at that time, the New Gold Shares are listed on a designated stock exchange (which currently includes the TSX) or New Gold is a “public corporation” as defined in the Tax Act.

Holders Not Resident in Canada

This portion of the summary applies to a Holder who, at all relevant times, for the purposes of the Tax Act, is not, and is not deemed to be, a Canadian Resident and does not use or hold, and is not deemed to use or hold, Western Shares or New Gold Shares in connection with carrying on a business in Canada (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a Holder that is an insurer carrying on business in Canada and elsewhere.

Exchange of Western Shares under the Arrangement and Subsequent Dispositions of New Gold Shares

A Non-Resident Holder whose Western Shares are exchanged for New Gold Shares and cash under the Arrangement will not be subject to tax under the Tax Act on any capital gain realized on such exchange unless the Western Shares are “taxable Canadian property” to the Non-Resident Holder at the Effective Time and the Western Shares are not “treaty-protected property” as defined in the Tax Act of the Non-Resident Holder at the time of the exchange.

Similarly, any capital gain realized by a Non-Resident Holder on a disposition or deemed disposition of New Gold Shares acquired under the Arrangement will not be subject to tax under the Tax Act unless the New Gold Shares are “taxable Canadian property” to the Non-Resident Holder at the time of the disposition and the shares are not “treaty-protected property” of the Non-Resident Holder at the time of disposition.

Generally, a Western Share or a New Gold Share, as the case may be, will not be taxable Canadian property to a Non-Resident Holder at a particular time provided that (i) such Western Share or New Gold Share, as the case may be, is listed on a designated stock exchange (which currently includes the TSX) at that time, and (ii) the Non-Resident Holder, persons with whom the Non-Resident Holder does not deal at arm’s length, and the Non-Resident Holder together with all such persons, have not owned more than 25% of the issued shares of any class or series of the capital stock of Western or New Gold, as the case may be, at any time within the 60 month period immediately preceding that time. Notwithstanding the foregoing, a Western Share or New Gold Share may also be deemed to be taxable Canadian property to a Non-Resident Holder in certain circumstances specified in the Tax Act.

Even if a Western Share or a New Gold Share is taxable Canadian property to a Non-Resident Holder, such share will be treaty-protected property of the Non-Resident Holder at the time of disposition (which time includes an exchange of a Western Share under the Arrangement) for purposes of the Tax Act if the capital gain from the disposition of that share would, because of an applicable income tax treaty to which Canada is a signatory, be exempt from tax under the Tax Act. Many of the income tax treaties to which Canada is a signatory, including the Canada-U.S. Income Tax Convention (1980) (the “U.S. Treaty”) explicitly provide that Canada reserves the right to tax (i.e., does not exempt from Canadian tax) gains on the sale of real property situated in Canada, which for these purposes may include (and under the U.S. Treaty, does include) a share of the capital stock of a corporation resident in Canada, the value of whose shares is derived principally from real property situated in Canada.  Non-Resident Holders should consult their own tax advisors in this regard.

In the event a Western Share or a New Gold Share, as the case may be, is taxable Canadian property to a Non-Resident Holder at the time of disposition and is not treaty-protected property of the Non-Resident Holder at that time, the tax consequences described above under “Holders Resident in Canada - Exchange of Western Shares or Shares of a Qualifying Holdco under the Arrangement - No Section 85 Election” or “Holders Resident in Canada - Disposition of New Gold Shares”, respectively, and “Holders Resident in Canada - Taxation of Capital Gains and Capital Losses” will generally apply.  Non-Resident Holders should consult their own tax advisors with respect to the Canadian tax consequences of such shares.

A Western Shareholder that is an Eligible Non-Resident and hence an Eligible Holder may file a Section 85 Election jointly with New Gold to obtain a full or partial deferral for Tax Act purposes of the capital gain that would otherwise be realized on the exchange of Western Shares for New Gold Shares and cash under the Arrangement depending on the Elected Amount and the Eligible Holder’s adjusted cost base of Western Shares at the time of the exchange.  The procedures for filing the Section 85 Election and the effects of filing such an election under the Tax Act are as described above under “Exchange of Western Shares or Shares of a Qualifying Holdco under the Arrangement - With a Section 85 Election.” If a Non-Resident Holder makes such a Section 85 Election, then the New Gold Shares received in consideration for such Western Shares will be deemed to be taxable Canadian property. Non-Resident Holders should consult their own advisors with respect to the advisability of filing a Section 85 Election.

Reporting and withholding obligations apply under section 116 of the Tax Act when a person who is not resident in Canada for purposes of the Tax Act disposes of taxable Canadian property, other than “excluded property” as defined in the Tax Act.  Excluded property includes shares of a class of shares of a corporation if the class of shares is listed on a designated stock exchange.  The Western Shares will be listed on the TSX at the time such shares are exchanged pursuant to the Arrangement, and therefore the reporting and withholding obligations will not apply with respect to the exchange of a Non-Resident Holder’s Western Shares that are taxable Canadian property.

Dividends on New Gold Common Shares

Dividends paid or credited on New Gold Shares to a Non-Resident Holder generally will be subject to Canadian withholding tax at a rate of 25% of the gross amount of the dividend, unless the rate is reduced under the provisions of an applicable income tax convention. The rate of withholding tax under the U.S. Treaty applicable to a Non-Resident Holder, who is a resident of the United States for the purposes of the U.S. Treaty, provided the Non-Resident Holder is eligible for benefits under the U.S. Treaty and who holds less than 10% of the voting stock of New Gold generally will be 15%. New Gold will be required to withhold the required amount of withholding tax from the dividend, and to remit it to CRA for the account of the Non-Resident Holder.

Dissenting Non-Resident Holders

A Non-Resident Holder that validly exercises Dissent Rights (a “Non-Resident Dissenter”) and consequently is paid the fair value for the Non-Resident Dissenter’s Western Shares by New Gold will be considered to realize a capital gain or capital loss as discussed above under “Holders Resident in Canada — Dissenting Resident Holders”. As discussed above under “Holders Not Resident in Canada Exchange of Western Shares under the Arrangement and Subsequent Dispositions of New Gold Shares”, any resulting capital gain would only be subject to tax under the Tax Act if the Western Shares are taxable Canadian property to the Non-Resident Holder at the Effective Time and are not treaty-protected property of the Non-Resident Holder at that time.

An amount paid in respect of interest awarded by the Court to a Non-Resident Dissenter will not be subject to Canadian withholding tax.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

ANY DISCUSSION OF U.S. FEDERAL INCOME TAX ISSUES SET FORTH IN THIS SUPPLEMENT WAS WRITTEN IN CONNECTION WITH THE PROMOTION AND MARKETING OF THE TRANSACTIONS DESCRIBED IN THIS SUPPLEMENT.  SUCH DISCUSSION WAS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY ANY PERSON FOR THE PURPOSE OF AVOIDING ANY U.S. FEDERAL TAX PENALTIES THAT MAY BE IMPOSED ON ANY PERSON.  EACH WESTERN SHAREHOLDER AND HOLDER OF WESTERN OPTIONS SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following summary describes certain U.S. federal income tax consequences to (i) U.S. Holders and Non-U.S. Holders (both as defined below) of Western Shares and Western Options that will exchange or exercise their Western Options pursuant to the Arrangement; (ii) Non-U.S. Holders who will exchange shares of a Qualifying Holdco for New Gold Shares and cash pursuant to the Holdco Alternative as described in “The Arrangement – Holdco Alternative”; (iii) U.S. Holders and Non-U.S. Holders of Western Shares that exercise their right to dissent in accordance with the dissent procedures set forth under “Dissent Rights of Western Shareholders”; and (iv) U.S. Holders and Non-U.S. Holders that will own New Gold Shares following the Arrangement.  This discussion is for general information only and does not address all U.S. federal income tax matters that may be relevant to a particular Western Shareholder or holder of Western Options in light of its particular circumstances, and it does not address any state, local, non-U.S., or alternative minimum tax consequences of the Arrangement or of the ownership and disposition of New Gold Shares.

For purposes of this summary, a U.S. Holder is a beneficial owner of Western Shares, Western Options or New Gold Shares following the Arrangement that is a U.S. person.  A U.S. person is (i) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any U.S. state, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust (a) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) that has validly elected to be treated as a U.S. person under applicable U.S. Treasury Regulations.

A Non-U.S. Holder is a beneficial owner of Western Shares, Western Options or New Gold Shares following the Arrangement that is not a U.S. person and is not a partnership or other entity treated as a partnership for U.S. federal income tax purposes.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Western Shares or New Gold Shares following the Arrangement, the tax treatment of a partner or member will generally depend upon the status of the partner and the activities of the partnership or other entity.  Partners of partnerships or members of other entities treated as partnerships that hold Western Shares or New Gold Shares should consult with their own tax advisors to determine the U.S. federal, state, local, and other tax consequences that may be relevant to them.

This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and existing and proposed U.S. Treasury Regulations, changes to any of which subsequent to the date of this Supplement may affect the tax consequences described herein, possibly on a retroactive basis.  The following summary is not binding on the IRS or the courts.  This summary applies only to U.S. Holders and Non-U.S. Holders that hold their Western Shares as capital assets within the meaning of Section 1221 of the Code and either will hold the New Gold Shares that they receive pursuant to the Arrangement as capital assets or will exercise their right to dissent.  Except as specifically discussed below, this summary does not address the consequences that may apply to a Western Shareholder that is entitled to the benefits of an income tax treaty between the United States and the Western Shareholder’s country of residence.

This summary is for general guidance only and does not address the U.S. federal income tax consequences applicable to certain categories of holders of Western securities who are subject to special rules under U.S. federal income tax law, including, but not limited to:

•	dealers in securities or foreign currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	U.S. persons whose functional currency is not the U.S. dollar;

•	former citizens or long-term residents of the United States;

•	tax-exempt organizations;

•	banks, financial institutions, insurance companies, or mutual funds;

•	U.S. persons who have a “functional currency” other than the U.S. dollar;

•	persons holding Western Warrants;

•	persons who hold their Western Shares or New Gold Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other risk management transaction; and

•
U.S. Holders who will hold 10% or more of New Gold’s equity directly, indirectly through one or more entities, or as a result of certain constructive ownership rules of the Code, following the Arrangement.

This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business, or tax advice to any prospective investor, and no representation with respect to the tax consequences to any particular investor is made.  This summary assumes that the Arrangement will be completed according to the terms of the Business Combination Agreement and the Plan of Arrangement.  Each Western Shareholder and Holder of Western Options should consult its own tax advisors with respect to the U.S. federal income tax considerations relevant to such Western Shareholder in its particular circumstances.

Western’s Status as a U.S. Corporation

Even though Western is organized as a Canadian corporation, Western is treated as a U.S. corporation for all U.S. federal income tax purposes.  Western’s status as a U.S. corporation for U.S. tax purposes generally has implications for both U.S. Holders and Non-U.S. Holders.  In particular, the U.S. federal income tax consequences of the Arrangement to U.S. Holders and Non-U.S. Holders will differ substantially from the U.S. federal income tax consequences that would apply to holders exchanging shares of a corporation treated as a Canadian corporation for U.S. tax purposes in a transaction comparable to the Arrangement.  Each Western Shareholder should consult its own tax advisors with respect to the implications of Western’s status to the Western Shareholder’s particular circumstances.

The Arrangement

Because the U.S. federal income tax treatment of the Arrangement depends on the resolution of certain issues and facts on or after the Effective Date, it is not possible to provide a definitive description of the U.S. federal income tax consequences of the Arrangement as of the date of this Supplement.  The Arrangement may qualify as a tax-deferred reorganization under the provisions of Section 368(a) of the Code.  Because the exchange of Western Shares for New Gold Shares will represent an exchange of stock of a U.S. corporation for the stock of a non-U.S. corporation, the additional requirements of Section 367 of the Code and the U.S. Treasury Regulations thereunder must be met in order for U.S. Holders of Western Shares to avoid fully recognizing gain pursuant to the Arrangement.  Whether the Arrangement meets the requirements of Section 367 will depend in part on whether New Gold satisfies the highly technical “substantiality” test under the applicable U.S. Treasury Regulations.  Pursuant to the Business Combination Agreement, Western and New Gold may amend the Plan of Arrangement so that the merger of New Gold Subco and Western will not occur if it appears unlikely that the requirements of Section 367 will be met.  In such case, the Arrangement would not qualify as a tax-deferred reorganization under the provisions of Section 368(a) of the Code, and U.S. Holders generally should fully recognize gain or loss, as described in detail below.

Neither Western nor New Gold has sought or will seek an opinion of U.S. legal counsel or a ruling from the IRS regarding whether the Arrangement qualifies as a tax-deferred reorganization or whether the additional requirements of Section 367 will be met.  Western Shareholders should assume that the Arrangement will not qualify as a reorganization unless they are notified by Western and New Gold that the Arrangement qualified as a reorganization and the additional requirements of Section 367 were met.  The U.S. federal income tax consequences of each alternative characterization of the Arrangement to U.S. Holders and Non-U.S. Holders are summarized below.  Each Western Shareholder should consult its own tax advisors with respect to the U.S. federal income tax treatment of the Arrangement and the U.S. federal income tax considerations relevant to such Western Shareholder.

U.S. Holders

5% Transferee Shareholders

If the Arrangement qualifies as a reorganization and the additional requirements of Section 367 are met, U.S. Holders of Western Shares or Western Options who will own or be treated as owning 5% or more of either the total voting power or the total value of the outstanding stock of New Gold immediately after the Arrangement (“5% Transferee Shareholders”) generally will be subject to additional requirements and U.S. federal income tax consequences that are not fully explained in this summary.  Ownership of New Gold stock for this purpose will be determined under specific attribution rules of the Code and generally will include stock owned directly, indirectly or constructively, including through corporations and other entities and pursuant to options, warrants or other securities convertible into or exercisable for New Gold stock.  U.S. Holders should consult their own tax advisors regarding whether they may be 5% Transferee Shareholders and the specific requirements that would apply to them if they become 5% Transferee Shareholders.

Arrangement does not qualify as a reorganization

If the Arrangement does not qualify as a reorganization, including if New Gold and Western amend the Plan of Arrangement so that the merger of New Gold Subco and Western does not occur, the Arrangement generally will be treated as a taxable transaction for U.S. federal income tax purposes.  A U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the sum of the amount of cash and the fair market value, as of the Effective Date, of the New Gold Shares received by the U.S. Holder and (ii) the U.S. Holder’s adjusted tax basis in the Western Shares exchanged.  Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period with respect to its Western Shares is more than one year as of the Effective Date.  Long-term capital gains of non-corporate U.S. Holders, including individuals, currently are eligible for reduced rates of taxation.  The deductibility of capital losses is subject to limitations.  Any gain or loss that a U.S. Holder recognizes generally will be treated as gain or loss from sources within the United States for purposes of the U.S. foreign tax credit limitation discussed below under “Ownership of New Gold Shares – U.S. Holders – Distributions.”

A U.S. Holder’s aggregate basis in the New Gold Shares received will equal the aggregate fair market value of the New Gold Shares on the Effective Date.  The U.S. Holder’s holding period for the New Gold Shares received will begin on the day after the Effective Date.  If the Arrangement does not qualify as a reorganization, the treatment described in this section generally will apply to a 5% Transferee Shareholder without any additional special requirements.

Arrangement qualifies as a reorganization and meets Section 367 requirements

If the Arrangement qualifies as a reorganization and the additional requirements of Section 367 are met, a U.S. Holder generally will recognize gain (but not loss) equal to the lesser of:

•
the difference between (i) the sum of the amount of cash and the fair market value, as of the Effective Date, of the New Gold Shares received by the U.S. Holder and (ii) the U.S. Holder’s adjusted tax basis in the Western Shares exchanged; or

•	the amount of cash received by the U.S. Holder.

Since the amount of cash received pursuant to the Arrangement will be nominal, a U.S. Holder should only recognize gain to the extent of the cash received under this rule.  Any gain that a U.S. Holder recognizes will be long-term capital gain if the U.S. Holder’s holding period with respect to its Western Shares is more than one year as of the Effective Date.  Long-term capital gains of non-corporate U.S. Holders, including individuals, currently are eligible for reduced rates of taxation.  Any gain that a U.S. Holder recognizes generally will be treated as gain from sources within the United States for purposes of the U.S. foreign tax credit limitation discussed below under “Ownership of New Gold Shares – U.S. Holders - Distributions.”

A U.S. Holder’s aggregate basis in the New Gold Shares received will equal the exchanging U.S. Holder’s aggregate adjusted tax basis in the Western Shares exchanged, increased by any gain recognized as a result of the Arrangement and reduced by the amount of cash received.  The U.S. Holder’s holding period for the New Gold Shares received will include the holding period of the Western Shares exchanged.

The treatment described in this section will apply to a 5% Transferee Shareholder provided that the 5% Transferee Shareholder enters into a gain recognition agreement in accordance with applicable U.S. Treasury Regulations.  In addition, a 5% Transferee Shareholder will be required to file certain annual information statements with its U.S. federal income tax returns for each of the first five full taxable years following the taxable year of the Arrangement.  5% Transferee Shareholders should consult their own tax advisors regarding the requirements applicable to them.

Arrangement qualifies as a reorganization but does not meet Section 367 requirements

If the Arrangement qualifies as a reorganization but the additional requirements of Section 367 are not met, a U.S. Holder generally will recognize gain (but not loss) equal to the difference between (i) the sum of the amount of cash and the fair market value, as of the Effective Date, of the New Gold Shares received by the U.S. Holder and (ii) the U.S. Holder’s adjusted tax basis in the Western Shares exchanged.  Such gain will be long-term capital gain if the U.S. Holder’s holding period with respect to its Western Shares is more than one year as of the Effective Date.  Long-term capital gains of non-corporate U.S. Holders, including individuals, currently are eligible for reduced rates of taxation.  Any gain that a U.S. Holder recognizes generally will be treated as gain from sources within the United States for purposes of the U.S. foreign tax credit limitation discussed below under “Ownership of New Gold Shares – U.S. Holders – Distributions.”  If the Arrangement qualifies as a reorganization but the additional requirements of Section 367 are not met, the treatment described in this paragraph generally will apply to a 5% Transferee Shareholder without any additional special requirements.

U.S. Holders of Western Options

A U.S. Holder that exercises Western Options before the Effective Time generally will recognize ordinary income upon exercise of the Western Options in an amount equal to the excess of the fair market value of the Western Shares received over the exercise price paid.  To the extent that any Western Options are exercised by surrendering a portion of the Western Options in lieu of cash, the surrendered Western Options will be taxed as if they were exercised for cash.  With respect to any Western Shares acquired upon exercise of Western Options, the general tax consequences of the Arrangement to a U.S. Holder discussed above should apply.  The holding period of Western Shares acquired upon exercise of a Western Option will begin on the day after the Western Option is exercised.  Thus, any gain recognized by a U.S. Holder that exchanges such Western Shares pursuant to the Arrangement may be short-term capital gain if the U.S. Holder has not held the Western Shares for more than one year as of the Effective Date.

If a U.S. Holder of Western Options is a resident of the United States for purposes of the U.S. Treaty (as defined under “Certain Canadian Federal Income Tax Considerations”) and has exercised employment (within the meaning of the U.S. Treaty) in Canada during the period between the grant and exercise of the Western Options, a portion of the Western Shares received upon exercise of the Options may be treated as compensation derived from Canada and may be subject to Canadian tax.  Any U.S. Holder of Western Options that has been present in the United States and Canada during his or her employment by Western should consult his or her own tax advisor regarding the specific U.S. federal income tax treatment of exercising his or her Western Options and the application of the U.S. Treaty to his or her particular circumstances.

A U.S. Holder that exchanges Western Options for New Gold Replacement Options pursuant to the Arrangement generally will not recognize gain or loss for U.S. federal income tax purposes regardless of whether the Arrangement qualifies as a reorganization or meets the additional requirements of Section 367.

Dissenting U.S. Holders

If a U.S. Holder exercises its right to dissent in accordance with the dissent procedures set forth in “Dissent Rights of Western Shareholders”, the U.S. Holder generally will recognize gain or loss equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in its Western Shares.  Such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period with respect to its Western Shares is more than one year as of the Effective Date.  Long-term capital gains of non-corporate U.S. Holders, including individuals, currently are eligible for reduced rates of taxation.  The deductibility of capital losses is subject to limitations.  Any gain or loss that a U.S. Holder recognizes generally will be treated as gain or loss from sources within the United States for purposes of the U.S. foreign tax credit limitation discussed below.

Any interest paid to a U.S. Holder that exercises its right to dissent generally will be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.  Such interest generally will be foreign source income for purposes of the U.S. foreign tax credit limitation discussed below under “Ownership of New Gold Shares - U.S. Holders - Distributions.”

Foreign currency translation

For purposes of determining any amount of income, gain, loss or distributions to a U.S. Holder, any amount of cash payment in Canadian dollars will be equal to the U.S. dollar value of the cash payment.  The U.S. dollar value of a cash payment in Canadian dollars to a U.S. Holder, including cash consideration paid pursuant to the Arrangement and cash paid to a dissenting U.S. Holder, should be calculated by reference to the exchange rate prevailing on the date of actual or constructive receipt of the payment, regardless of whether the Canadian dollars are converted into U.S. dollars at that time.  If Canadian dollars are converted into U.S. dollars on the date of actual or constructive receipt of such payment, a U.S. Holder’s tax basis in such Canadian dollars will be equal to their U.S. dollar value on that date and, as a result, the U.S. Holder generally will not be required to recognize any foreign currency exchange gain or loss.  If Canadian dollars are not converted into U.S. dollars on the date of actual or constructive receipt of such payment, any gain or loss recognized on a subsequent conversion or other disposition of the Canadian dollars generally will be treated as U.S.-source ordinary income or loss for purposes of the U.S. foreign tax credit limitation discussed below under “Ownership of New Gold Shares - U.S. Holders - Distributions.”

Reporting requirements and backup withholding

If the Arrangement qualifies as a reorganization, a U.S. Holder that owns 5% by vote or value of Western’s outstanding stock before the Arrangement will be required to attach a statement to its tax returns for the year in which the Arrangement occurs that contains the information listed in U.S. Treasury Regulations Section 1.368-3(b).  Such statement must include the U.S. Holder’s tax basis in his, her, or its Western Shares and the fair market value of the U.S. Holder’s Western Shares immediately before they were exchanged for New Gold Shares.  All U.S. Holders should keep records regarding the number, basis and fair market value of their Western Shares exchanged for New Gold Shares.  U.S. Holders should consult their own tax advisors regarding any record-keeping and reporting requirements applicable to them in respect of the Arrangement.

5% Transferee Shareholders who intend to enter into gain recognition agreements in accordance with applicable U.S. Treasury Regulations if the Arrangement qualifies as a reorganization and meets the requirements of Section 367 must file such agreements with their U.S. federal income tax returns for the year of the Arrangement.  In addition, 5% Transferee Shareholders will be required to file certain annual information statements with their income tax returns for each of the first five full taxable years following the taxable year of the Arrangement.  Such 5% Transferee Shareholders should consult their tax advisors regarding the specific requirements applicable to them.

Backup withholding may apply to the amount of cash received by a U.S. Holder of Western Shares pursuant to the Arrangement unless the U.S. Holder is an exempt recipient, such as a corporation.  Backup withholding at a rate of 28% will apply to those payments if a U.S. Holder fails to provide a taxpayer identification number, fails to comply with certain certification procedures or otherwise fails to establish an exemption from backup withholding.  Any amount withheld under the backup withholding rules will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders

A Non-U.S. Holder that exchanges its Western Shares in the Arrangement or that exercises its right to dissent in accordance with the dissent procedures set forth in “Dissent Rights of Western Shareholders” generally will not be subject to U.S. federal income tax on any gain with respect to the Arrangement unless:

•	the gain is effectively connected with the conduct of a trade or business in the United States, and, if an income tax treaty applies, is attributable to a U.S. permanent establishment;

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the Arrangement, and certain other conditions are met; or

•
Western is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the Effective Date or (ii) the period during which the Non-U.S. Holder has owned Western Shares, and the Non-U.S. Holder has directly, indirectly, or constructively owned (as described below) 5% or more of Western’s stock at any time during the same period.

Non-U.S. Holders described in the first two bullet points will generally be treated like U.S. Holders, as described above, and may recognize gain or loss depending on whether the Arrangement qualifies as a reorganization and whether the requirements of Section 367 are met.  Non-U.S. Holders whose recognized gain is described in the first bullet point above will be subject to U.S. federal income tax on the gain, net of certain deductions, at the rates applicable to U.S. persons.  Corporate Non-U.S. Holders whose gain is described in the first bullet point above may also be subject to the branch profits tax at a 30% rate or at an exempt or lower rate provided by an applicable income tax treaty.  Individual Non-U.S. Holders described in the second bullet point above who are not treated like U.S. Holders, as described above, will be subject to a flat 30% U.S. federal income tax rate on the gain derived, which may be offset by U.S.-source capital losses, even though such Non-U.S. Holders are not considered to be residents of the United States.

Western may be a U.S. real property holding corporation for U.S. federal income tax purposes.  However, as long as Western’s Common Shares are considered to be “regularly traded” on an established securities market, the U.S. tax on gain would only apply to Non-U.S. Holders who have directly, indirectly, or constructively owned 5% or more of Western’s stock at any time during the shorter of (i) the five-year period ending on the Effective Date or (ii) the period during which the Non-U.S. Holder owned Western Shares.  For this purpose, constructive ownership generally includes ownership through corporations and other entities and pursuant to options, warrants or other securities convertible into or exercisable for Western stock.  Because Western Shares currently are traded on the TSX and NYSE Amex, Western believes that the Western Shares are regularly traded on an established securities market for purposes of the applicable U.S. Treasury Regulations.  If Western has been a U.S. real property holding corporation at any time during the shorter of (i) the five-year period ending on the Effective Date or (ii) the period during which the Non-U.S. Holder has owned Western Shares and the Non-U.S. Holder has directly, indirectly, or constructively owned 5% or more of Western’s stock at any time during the same period, the Non-U.S. Holder would be subject to U.S. federal income tax on any gain recognized with respect to the Arrangement.  The gain would be taxable regardless of whether the Arrangement qualifies as a reorganization and regardless of whether the Non-U.S. Holder qualifies for the benefits of an income tax treaty between the United States and the Non-U.S. Holder’s country of residence.  The gain would generally be taxed at the rates applicable to U.S. persons.  The Non-U.S. Holder generally would need to file a U.S. federal income tax return for the taxable year of the Arrangement.

Non-U.S. Holders should consult their own tax advisors regarding whether they own or have owned 5% or more of Western’s stock during the relevant time period under the applicable U.S. federal income tax rules.  Non-U.S. Holders that own or have owned 5% or more of Western’s stock may want to consider the Holdco Alternative described under “The Arrangement – Holdco Alternative” and immediately below.

Holdco Alternative

Non-U.S. Holders who exchange shares of a Qualifying Holdco for New Gold Shares and cash pursuant to the Holdco Alternative as described under “The Arrangement – Holdco Alternative” should not be subject to U.S. federal income tax upon any gain unless:

•	the gain is effectively connected with the conduct of a trade or business in the United States, and, if an income tax treaty applies, is attributable to a U.S. permanent establishment; or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

A Non-U.S. Holder must satisfy certain requirements in order to elect the Holdco Alternative, as described under “The Arrangement – Holdco Alternative”.  A Non-U.S. Holder that is considering electing the Holdco Alternative should consult its own tax advisor regarding the advisability of making the election and the specific U.S. federal income tax consequences that would be applicable to the Non-U.S. Holder.

Non-U.S. Holders of Western Options

A Non-U.S. Holder that exercises Western Options before the Effective Time should not be subject to U.S. federal income tax upon the receipt of Western Shares if none of the Western Shares received are treated as compensation for labour or personal services performed in the United States.  With respect to any Western Shares acquired upon exercise of Western Options, the general tax consequences of the Arrangement to a Non-U.S. Holder discussed above should apply.

If a Non-U.S. Holder of Western Options is a resident of Canada for purposes of the U.S. Treaty and has exercised employment (within the meaning of the U.S. Treaty) in the United States during the period between the grant and exercise of the Western Options, a portion of the Western Shares received upon exercise of the Options may be treated as compensation derived from the United States in certain circumstances and may be subject to U.S. tax.  Any Non-U.S. Holder of Western Options that has been present in the United States and Canada during his or her employment by Western should consult his or her own tax advisor regarding the specific U.S. federal income tax treatment of exercising his or her Western Options and the application of the U.S. Treaty to his or her particular circumstances.

A Non-U.S. Holder that exchanges Western Options for New Gold Replacement Options pursuant to the Arrangement generally will not recognize gain or loss for U.S. federal income tax purposes regardless of whether the Arrangement qualifies as a reorganization or meets the additional requirements of Section 367.

Ownership of New Gold Shares

U.S. Holders

Distributions

Subject to the passive foreign investment company (“PFIC”) rules discussed below, the gross amount of any cash distribution with respect to New Gold Shares, before reduction for Canadian withholding tax, will be taxable to U.S. Holders of New Gold Shares as a dividend to the extent of New Gold’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles.  To the extent that the amount of a distribution exceeds New Gold’s current and accumulated earnings and profits, such distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the New Gold Shares (thereby increasing the amount of gain or decreasing the amount of loss that a U.S. Holder would recognize on a subsequent disposition of New Gold Shares).  Any balance in excess of the adjusted basis will be subject to tax as capital gain.

Subject to certain limitations, dividends paid to non-corporate U.S. Holders, including individuals, may be eligible for a reduced rate of taxation if New Gold is a “qualified foreign corporation” for U.S. federal income tax purposes and if certain holding period requirements are satisfied.  A qualified foreign corporation includes a non-U.S. corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States that includes an exchange of information program and that the U.S. Treasury Department has determined to be satisfactory for purposes of the qualified dividend provisions of the Code.  The U.S. Treasury Department has determined that the U.S. Treaty is satisfactory for purposes of the qualified dividend provisions of the Code.  However, a qualified foreign corporation does not include a non-U.S. corporation that is a PFIC for the taxable year in which a dividend is paid or that was a PFIC for the preceding taxable year.  Accordingly, a distribution on the New Gold Shares would not be eligible for this reduced rate of taxation if New Gold were a PFIC in the taxable year of such distribution or the preceding taxable year.

Distributions will be includable in a U.S. Holder’s gross income on the date actually or constructively received by the U.S. Holder.  Dividends will not be eligible for the dividends received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.  If New Gold makes a distribution on the New Gold Shares in Canadian dollars, the U.S. dollar value of the distribution should be calculated as described above under “The Arrangement – U.S. Holders – Foreign currency translation”.

A U.S. Holder may be entitled to claim a U.S. foreign tax credit for, or deduct, Canadian taxes that are withheld on distributions received by the U.S. Holder, subject to applicable limitations in the Code.  Dividends paid on the New Gold Shares will be foreign source and generally will be “passive category income” or “general category income” for U.S. foreign tax credit limitation purposes.  The amount of foreign income taxes that may be claimed as a credit in any year is subject to complex limitations and restrictions, which must be determined on an individual basis by each holder.  U.S. Holders are urged to consult their tax advisors regarding the availability of the U.S. foreign tax credit in their particular circumstances.

Sale or other disposition

Subject to the PFIC rules discussed below, upon the sale, exchange or other disposition of New Gold Shares, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized upon the sale, exchange or other disposition of New Gold Shares and the U.S. Holder’s adjusted tax basis in the New Gold Shares.  The capital gain or loss generally will be long-term capital gain or loss if, at the time of sale, exchange or other disposition, the U.S. Holder has held the New Gold Shares for more than one year.  Net long-term capital gains of non-corporate U.S. Holders, including individuals, are eligible for reduced rates of taxation.  The deductibility of capital losses is subject to limitations.  Any gain or loss that a U.S. Holder recognizes generally will be treated as gain or loss from sources within the United States for purposes of the U.S. foreign tax credit limitation discussed above.

Passive foreign investment company rules

Special U.S. federal income tax rules would apply to a U.S. Holder of New Gold Shares if New Gold were a PFIC at any time during which the U.S. Holder held New Gold Shares.  A non-U.S. corporation generally is classified as a PFIC for U.S. federal income tax purposes in any taxable year if, either (i) at least 75% of its gross income is “passive” income (the “income test”), or (ii) on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income (the “asset test”).  For purposes of the income test and the asset test, if a non-U.S. corporation owns directly or indirectly at least 25% (by value) of the stock of another corporation, the non-U.S. corporation is treated as if it held its proportionate share of the assets of the latter corporation, and received directly its proportionate share of the income of the latter corporation.

Passive income generally includes dividends, interest, royalties, rents (other than rents and royalties derived in the active conduct of a trade or business and not derived from a related person), certain net gains from the sales of commodities, annuities and gains from assets that produce passive income.  The Code excludes gains from transactions in commodities from the definition of passive income if (i) the gains arise from the sale of the commodity in the active conduct of a commodities business by a non-U.S. corporation and (ii) substantially all of the non-U.S. corporation’s commodities are comprised of stock in trade and inventory, real and depreciable property used in its trade or business, and supplies of a type normally consumed in the course of its business.

New Gold does not believe that it was a PFIC for its taxable year ended December 31, 2008.  Based on the projected composition of its income and the projected valuation of its assets, including goodwill, New Gold does not expect to be a PFIC for its current taxable year.  The determination of whether New Gold was, or will be, a PFIC for a taxable year is a factual determination and depends, in part, on the application of complex U.S. federal income tax rules, which are subject to various interpretations.  Thus, there can be no assurance at this time that New Gold was not a PFIC for its taxable year ended December 31, 2008 or that New Gold will not be a PFIC for its current taxable year or any future taxable year.

If New Gold were a PFIC, a U.S. Holder generally would be taxed at ordinary income tax rates on any gain realized on the sale or exchange of New Gold Shares and on any “excess distributions” received.  Excess distributions would be amounts received by the U.S. Holder with respect to its New Gold Shares in any taxable year that exceeded 125% of the average distributions received by the U.S. Holder in the shorter of either the three previous years or the U.S. Holder’s holding period for the New Gold Shares before that taxable year.  Gain and excess distributions would be allocated rateably to each day that the U.S. Holder held New Gold Shares.  Amounts allocated to the current taxable year and to years before New Gold became a PFIC would be treated as ordinary income.  In addition, amounts allocated to each taxable year beginning with the year New Gold first became a PFIC would be taxed at the highest rate in effect for that year on ordinary income.  The tax would be subject to an interest charge at the rate applicable to underpayments of income tax.  Special rules would also apply for calculating the amount of the U.S. foreign tax credit with respect to excess distributions received from a PFIC.

A U.S. person that owns shares of a PFIC generally may make a qualified electing fund (“QEF”) election or a mark-to-market election to mitigate the consequences of owning PFIC shares.  If New Gold determines that it is a PFIC for any taxable year, it may provide U.S. Holders with the information necessary to make a QEF election, but there can be no assurance at this time.  If New Gold were a PFIC, U.S. Holders generally would be required to file IRS Form 8621 for each year in which they held New Gold Shares.  Each U.S. Holder should consult its own tax advisor regarding the U.S. federal income tax consequences to it if New Gold is a PFIC and the advisability of making a QEF election or mark-to-market election in its particular circumstances.

Information Reporting and Backup Withholding

In general, unless a U.S. Holder belongs to a category of certain exempt recipients (such as corporations), information reporting requirements will apply to distributions as well as proceeds of sales of New Gold Shares that are effected through the U.S. office of a broker or the non-U.S. office of a broker that has certain connections with the United States.  Backup withholding may apply to these payments if a U.S. Holder fails to provide a correct taxpayer identification number or certification of exempt status, fails to report in full dividend and interest income or, in certain circumstances, fails to comply with applicable certification requirements.  Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax, provided the U.S. Holder furnishes the required information to the IRS in a timely manner.

Non-U.S. Holders

A Non-U.S. Holder will not be subject to U.S. federal income tax on any distribution with respect to New Gold Shares or on any gain with respect to the sale or other disposition of New Gold Shares unless:

•
the distribution or gain is effectively connected with the conduct of a trade or business in the United States, and, if an income tax treaty applies, is attributable to a U.S. permanent establishment; or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the distribution and certain other conditions are met.

A Non-U.S. Holder described in either bullet point should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and any applicable information reporting rules.

INFORMATION CONCERNING WESTERN

Summary Description of the Business of Western

Western is a gold production and exploration company with a focus on precious metal mining opportunities in North America. Currently the Mesquite Mine is Western’s most important mineral property, Mesquite, located in Imperial County, California, is a low-grade, open-pit operation employing heap leach pad technology which Western acquired in November 2003. The mine is permitted and financed. Mesquite is Western’s most important asset, and during 2008 provided Western with gold production from material that was placed on the heap leach pad from two of three open pits: Rainbow and Big Chief. No mining was conducted from the Vista pit area.

Western’s corporate strategy relies on bringing top ranking mining talent to unrecognized and undervalued gold assets. Such assets must meet Western’s stringent criteria for economic production levels with additional exploration typically rounding out the potential of a proven resource.

A full description of Western’s business and operations is available in its Annual Report and other documents incorporated by reference herein.

Interests of Experts

The following persons, firms and companies are qualified persons under NI 43-101, and are named as having prepared or certified a statement, report or valuation described or included herein directly or in a document incorporated by reference herein, in each case with respect to Western.

Each of Richard M. Gowans and Michael G. Hester, is a “qualified person” as defined in NI 43-101, and has been responsible for preparing the technical report referred to in documents incorporated by reference herein or has compiled and reviewed technical information disclosed or incorporated by reference in this Supplement. In addition, certain technical information in documents incorporated by reference herein, has been prepared by or under the supervision of Wesley Hanson, a “qualified person” under NI 43-101. Mr. Hanson is an officer of Western.

As of the date hereof, to the knowledge of Western, none of the qualified persons referenced above has any interest in any securities of Western or its associates or affiliates, nor do they expect to receive or acquire any such interests other than Wesley Hanson, who is an officer of Western and holds 450,000 Western Options.

PricewaterhouseCoopers LLP, Chartered Accountants, are the auditors of Western and are independent with respect to Western within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Ontario.

Certain legal matters relating to the Arrangement and to the New Gold Shares to be distributed pursuant to the Arrangement will be reviewed on behalf of Western by Cassels Brock & Blackwell LLP. As of the date hereof, the partners and associates of Cassels Brock & Blackwell LLP, as a group, beneficially owned, directly or indirectly, less than 1% of the issued and outstanding Western Shares.

None of such experts and no director, officer or employee of such expert has a direct or indirect interest in Western’s property or is expected to be elected, appointed or employed as a director, officer or employee of Western or of any associate or affiliate of Western other than Mr. Hanson who is currently Vice-President of Mine Development of Western.

Trading Price and Volume

Common Shares

The Western Shares are listed and posted for trading on the TSX under the symbol “WGI” and on the NYSE Amex under the symbol “WGW”. The price range and volume of trading of the Western Shares on the TSX on a monthly basis for each month or partial month as indicated below:

Month	High ($)	Low ($)	Volume

2008
January	4.13	2.82	23,206,030
February	3.97	3.41	16,647,701
March	3.93	3.02	15,833,408
April	3.38	2.55	12,518,312
May	2.97	2.08	19,283,145
June	2.38	2.14	5,556,855
July	2.60	1.99	6,378,179
August	2.24	1.59	9,803,650
September	1.89	1.10	13,479,763
October	1.85	0.50	21,968,476
November	1.79	0.90	7,621,353
December	2.06	1.27	6,296,311

2009
January	2.55	1.65	13,519,648
February	2.85	2.08	22,772,114
March	2.54	1.83	34,203,629
April 1 – April 7	2.49	2.04	10,628,202

The closing price of the Western Shares on the TSX on March 3, 2009, the last trading day immediately before the announcement of the Arrangement, was $1.93.  The closing price of the Western Shares on the TSX on April 7, 2009 was $2.15.

Documents Incorporated by Reference

The following documents of Western, filed with securities commissions or similar regulatory authorities in Canada are specifically incorporated by reference into, and form an integral part of, this Circular:

(a)	the annual report on Form 10-K of Western for the year ended December 31, 2008 (the “Annual Report”);

(b)
the audited consolidated financial statements of Western as at December 31, 2008 and 2007 and for each of the years ended December 31, 2008, 2007 and 2006, together with the notes thereto, and the auditors’ report thereon, as included in the Annual Report and supplemented by supplemental note 22.1 and the auditors' report thereon attached hereto as Appendix “F”;

(c)	the management’s discussion and analysis of financial condition and results of operations of Western for the year ended December 31, 2008, as included in the Annual Report;

(d)
the Western Information Circular dated April 8, 2009 in connection with the annual and special meeting of Western Shareholders to be held on May 14, 2009 to approve among other things, the Arrangement Resolution;

(e)
the material change report dated January 19, 2009 with respect to Western announcing its 2009 outlook and fourth quarter production update for the Mesquite Mine, and its 2008 unaudited fourth quarter and full year production results;

(f)	the material change report dated March 9, 2009 with respect to Western announcing the Business Combination Agreement; and

(g)	Technical Report on the Mesquite Mine Expansion Feasibility Study, Imperial County, California dated August 6, 2006 (the “Technical Report”).

Any documents of the type referred to in Section 11.1 of Form 44-101F1 - Short Form Prospectus, filed by Western with a securities commission or similar regulatory authority in Canada after the date of this Circular and before the date of the Western Meeting, are deemed to be incorporated by reference into this Circular.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for the purposes of this Circular to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Circular.

Information has been incorporated by reference in this Circular from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from Julie Taylor of Western, Royal Bank Plaza, South Tower, 200 Bay Street, Suite 3120, P.O. Box 167, Toronto, Ontario M5J 2J4 (Telephone (416) 324-6000 or Fax (416) 324-9494), and are also available electronically at www.sedar.com and to the website maintained by the SEC at www.sec.gov.  None of Western’s filings through SEDAR, EDGAR filed prior to the date hereof, or any documents on Western’s website are incorporated by reference in this Circular except as specifically set out herein.

Material Contracts

In addition to the material contracts disclosed in the documents of Western incorporated herein by reference, the Business Combination Agreement is a material contract of Western and was entered into on or before the date of this Circular and is still in effect as of the date hereof.

The Business Combination Agreement is available for review on SEDAR at the following website: www.sedar.com and on the website maintained by the SEC at www.sec.gov. Alternatively, it may be inspected during normal business hours at Western’s office in Toronto, prior to the date of the Western Meeting.

Consolidated Capitalization

There has been no material change in Western’s share and loan capital structure on a consolidated basis since December 31, 2008. Since December 31, 2008, the following has occurred:

•	the exercise of Western Options into 780,000 Western Shares;

•	125,000 Western Options were cancelled or expired; and

•	the issuance of 150,000 Western Options on January 26, 2009 to an employee of Western.

This section should be read in conjunction with Western’s audited consolidated financial statements as at and for the year ended December 31, 2008, including the notes thereto, and annual management discussion and analysis incorporated by reference herein as well as the pro forma financial statements of the Combined Company attached as Appendix “E” to this Supplement.

INFORMATION CONCERNING NEW GOLD INC.

Summary Description of the Business of New Gold

New Gold is engaged in the acquisition, exploration, development and operation of precious and base metal properties.  The principal products and sources of cash flow for New Gold are derived from the sale of gold, silver and copper.  New Gold’s material mineral properties are as follows:

•	Peak Mines, Australia
•	Cerro San Pedro Mine, Mexico
•	New Afton Project, Canada
•	El Morro Project, Chile (30% interest)

Further information regarding the business of New Gold, its operations and its mineral properties can be found in the New Gold AIF and other documents incorporated by reference herein.  See “Documents Incorporated by Reference – New Gold”.

Interest of Experts

The following are the technical reports prepared in accordance with NI 43-101 from which certain technical information relating to the Company’s mineral projects on a property material to the Company contained in this Supplement and the New Gold AIF has been derived:

1.
Peak Mines – Peter Lloyd, FAusIMM, General Manager of Peak Gold Mines Pty Ltd., Rex Berthelsen, MAusIMM, Principal Geologist of New Gold, and Eric Strom, P.Eng., Mine Technical Services Superintendent of Peak Gold Mines Pty Ltd., prepared a report in accordance with NI 43-101 for New Gold entitled “Technical Report on Peak Gold Mines, New South Wales, Australia,” dated January 1, 2009.

2.
Cerro San Pedro Mine – William L. Rose, P.E., Principal Mining Engineer for WLR Consulting, Inc., prepared a report in accordance with NI 43-101 for Metallica Resources Inc. entitled “2007 Mineral Reserve Update, Cerro San Pedro Project, State of San Luis Potosi, Mexico,” dated March 31, 2007.

3.
New Afton Project – Mike Thomas, MAusIMM (CP), Principal Mining Consultant for AMC Consultants (Pty.) Ltd., Mike Struthers, C.Eng., MAusIMM, MIMMM (CP), Principal Geotechnical Engineer for AMC Consultants (UK) Ltd., Rolf Schmitt, P.Geo., Project Manager for Rescan Environmental Services Ltd., David Rennie, P.Eng., Consulting Geological Engineer for Scott Wilson Roscoe Postle Associates Inc., John Shillabeer, P.Eng., Mining Engineer for Hatch Ltd., Ken Major, P.Eng., Senior Process Consultant formerly of Hatch Ltd., Andrew Holmes, P.Eng., Senior Hydrogeologist for Piteau Associates Engineering Ltd., and Monte Christie, P.E., Manager of Geotechnical Engineering for Vector Engineering Inc., prepared a report in accordance with NI 43-101 for New Gold entitled “New Afton Project NI 43-101 Independent Technical Report”, dated April 2007, as revised June 2007.

4.
El Morro Project – Richard J. Lambert, P.Eng., currently Executive VP for Scott Wilson Roscoe Postle Associates (formerly Principal Mining Engineer for Pincock, Allen & Holt Inc.), and Barton G. Stone, P.Geo., Chief Geologist for Pincock, Allen & Holt Inc.,  prepared a report in accordance with NI 43-101 for Metallica Resources Inc. entitled “Feasibility NI 43-101 Technical Report for the El Morro Copper-Gold Project, Region III, Chile,” dated May 9, 2008.

Each of the persons named above is a “qualified person” as defined in National Instrument 43-101, and has been responsible for preparing the technical reports with respect to New Gold referred to in documents incorporated by reference into this Supplement or has compiled and reviewed technical information incorporated in this Supplement.

Other than Eric Strom, Peter Lloyd and Rex Berthelsen (“Non-Independent QPs”) who are employees of New Gold, none of the aforementioned firms or persons held any securities of the Company or of any associate or affiliate of New Gold when they prepared the reports referred to above or following the preparation of such reports nor did they receive any direct or indirect interest in any securities of New Gold or of any associate or affiliate of New Gold in connection with the preparation of such reports.

To the best knowledge of New Gold, other then the Non-Independent QPs, none of the qualified persons referenced above has any interest in any securities of New Gold or its associates or affiliates, nor do they expect to receive or acquire any such interests.

Deloitte & Touche LLP was appointed as the auditor of New Gold on July 8, 2008 and has advised New Gold that it is independent within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of British Columbia.

As of the date hereof, to the knowledge of New Gold, the other experts named in this section or in the above section beneficially own, directly or indirectly, less than 1% of the issued and outstanding New Gold Shares.

Certain legal matters relating to the Arrangement and to the New Gold Shares to be distributed pursuant to the Arrangement will be passed on by Lawson Lundell LLP on behalf of New Gold. As of the date hereof, the partners and associates of Lawson Lundell LLP, as a group, beneficially owned, directly or indirectly, less than 1% of the issued New Gold Common Shares.

Other than Non-Independent QPs, none of such experts and no director, officer or employee of such has a direct or indirect interest in the New Gold properties or is expected to be elected, appointed or employed as a director, officer or employee of New Gold or of any associate or affiliate of New Gold.

Trading Price and Volume

Common Shares

The New Gold Shares are listed and posted for trading on the TSX and the NYSE Amex in each case under the symbol “NGD”.  The following table sets forth information relating to the trading of the New Gold Common Shares in Canadian dollars on the TSX for the months indicated.

Month	High ($)	Low ($)	Volume

2008
January	6.11	5.03	4,115,100
February	7.23	5.00	9,688,800
March	7.94	6.50	10,917,800
April	8.01	6.76	17,845,200
May	9.75	7.13	4,377,800
June	9.11	7.29	4,407,500
July	8.65	5.28	36,079,000
August	6.10	4.82	19,857,300
September	6.39	3.42	43,308,900
October	5.19	1.06	40,715,800
November	2.30	0.96	29,461,800
December	2.03	0.94	39,099,800

2009
January	2.83	1.5	31,051,480
February	3.25	2.26	37,577,176
March	2.63	1.85	46,506,374
April 1 – to April 7	2.57	2.12	10,372,911

The closing price of the New Gold Shares on the TSX on March 3, 2009, the last trading day immediately before the announcement of the Arrangement, was $2.30.  The closing price of the New Gold Shares on the TSX on April 7, 2009, the last trading day prior to the date hereof, was $2.22.

Series A Warrants

The series A common share purchase warrants of New Gold (the “Series A Warrants”) are listed and posted for trading on the TSX under the symbol “NGD.WT.A”.  The following table sets forth information relating to the trading of the Series A Warrants in Canadian dollars on the TSX for the months indicated.

Month	High ($)	Low ($)	Volume

2008
January	1.45	1.09	66,896
February	1.78	0.90	4,189,900
March	1.95	1.20	95,400
April	2.25	1.32	3,448,017
May	3.29	1.74	1,190,200
June	2.69	1.81	1,233,450
July	2.40	1.23	1,587,946
August	1.64	1.06	846,046
September	1.37	0.44	833,608
October	1.08	0.205	1,799,227
November	0.36	0.15	1,505,848
December	0.30	0.18	2,050,991

2009
January	0.35	0.165	1,316,116
February	0.57	0.29	1,086,770
March	0.47	0.35	855,785
April 1 – April 7	0.42	0.35	190,015

At the close of business on April 7, 2009, the last trading day prior to the date hereof, the price of the Series A Warrants as reported by the TSX was $0.39.

Series B Warrants

The series B common share purchase warrants of New Gold (the “Series B Warrants”) are listed and posted for trading on the TSX under the symbol “NGD.WT.B”.  The following table sets forth information relating to the trading of the Series B Warrants in Canadian dollars on the TSX for the months indicated.

Month	High ($)	Low ($)	Volume

2008
July	0.170	0.090	1,083,825
August	0.110	0.075	781,650
September	0.110	0.110	3,219,833
October	0.075	0.015	6,798,040
November	0.030	0.010	9,079,762
December	0.020	0.015	5,438,300

2009
January	0.030	0.015	17,476,053
February	0.035	0.020	17,174,307
March	0.035	0.020	5,002,569
April 1 – April 7	0.035	0.025	702,000

At the close of business on April 7, 2009, the last trading day prior to the date hereof, the price of the Series B Warrants as reported by the TSX was $0.025.

Series C Warrants

The series C common share purchase warrants of New Gold (the “Series C Warrants”) are listed and posted for trading on the TSX under the symbol “NGD.WT.C”.  The following table sets forth information relating to the trading of the Series C Warrants in Canadian dollars on the TSX for the months indicated.

Month	High ($)	Low ($)	Volume

2008
July	0.360	0.290	569,500
August	0.340	0.280	71,000
September	0.350	0.220	189,500
October	0.350	0.120	1,919,300
November	0.200	0.040	290,000
December	0.100	0.005	1,296,600

2009
January	0.180	0.080	647,000
February	0.175	0.120	4,006,500
March	0.130	0.070	2,379,700
April 1— April 7	0.100	0.095	20,000

At the close of business on April 7, 2009, the last trading day prior to the date hereof, the price of the Series C Warrants as reported by the TSX was $0.100.

Debentures

The debentures of New Gold (the “New Gold Debentures”) are listed and posted for trading on the TSX under the symbol “NGD.DB”.  The following table sets forth information in Canadian dollars relating to the trading of the New Gold Debentures on the TSX for the months indicated.

Month	High ($)	Low ($)	Volume

2008
January	92.90	87.50	33,130
February	96.00	85.00	161,760
March	100.00	91.00	264,570
April	107.00	99.00	88,910
May	112.00	104.00	4,310
June	106.50	102.00	5,430
July	112.00	104.00	105,200
August	109.50	107.00	4,410
September	08.00	104.00	24,120
October	108.00	101.00	2,250
November	102.00	100.00	9,450
December	102.00	99.00	8,800

2009
January	-	-	-
February	99.50	99.00	7,650
March	99.00	99.00	380
April 1—April 7	99.00	99.00	4,450

At the close of business on April 2, 2009, the last trading day prior to the date hereof on which the New Gold Debentures traded, the price of the New Gold Debentures as reported by the TSX was $99.00.

Notes

The 10% subordinated notes due 2017 of New Gold (the “New Gold Notes”) are listed and posted for trading on the TSX under the symbol “NGD.NT”.  The following table sets forth information relating to the trading of the New Gold Notes on the TSX for the months indicated.

Month	High ($)	Low ($)	Volume

2008
January	82.00	80.00	52,250
February	86.00	80.00	102,760
March	98.00	75.00	120,850
April	97.75	94.00	206,054
May	99.75	95.00	37,050
June	98.00	94.00	203,810
July	96.00	94.00	246,950
August	98.00	96.00	1,735
September	96.00	90.00	84,030
October	90.00	75.00	22,970
November	77.00	70.00	8,650
December	70.00	60.00	8,070

2009
January	70.00	60.00	29,900
February	80.00	70.50	78,390
March	85.00	72.00	118,610
April 1 – April 7	85.00	84.00	5,600

At the close of business on April 3, 2009, the last trading day prior to the date hereof on which the New Gold Notes traded, the price of the New Gold Notes as reported by the TSX was $85.00.

Documents Incorporated by Reference

Information has been incorporated by reference in this Supplement from documents filed with certain of the Canadian Securities Authorities. Copies of the documents incorporated by reference in this Supplement may be obtained on request without charge from New Gold’s Vice President Investor Relations at 3110-666 Burrard St., Vancouver, British Columbia, V6C 2X8, telephone 1-(888) 315-9715, and are also available electronically on SEDAR at www.sedar.com and, with the exception of material change reports, on the website maintained by the SEC at www.sec.gov.

The following documents, filed by New Gold with certain of the Canadian Securities Authorities, are specifically incorporated by reference into, and form an integral part of, this Supplement:

(a)	the annual information form of New Gold dated March 31, 2009 (the “New Gold AIF”) for the financial year ended December 31, 2008;

(b)
the audited consolidated financial statements of New Gold filed on March 17, 2009 as at December 31, 2008 and 2007 and for each of the years then ended, together with the notes thereto, and the auditors’ report thereon;

(c)	the management’s discussion and analysis of financial condition and results of operations of New Gold filed on March 17, 2009 for the year ended December 31, 2008;

(d)
the New Gold management information circular and joint disclosure booklet filed on May 16, 2008, with respect to the special meeting of New Gold Shareholders regarding the business combination among Peak Gold Ltd., New Gold and Metallica Resources Inc.;

(e)
the management information circular of New Gold dated April 8, 2009, in connection with the annual and special meeting of New Gold Shareholders to be held on May 13, 2009, to approve, among other things, the Share Issuance Resolution and Board Size Resolution;

(f)	the business acquisition report of New Gold dated September 12, 2008 in connection with the business combination among Peak Gold Ltd., New Gold and Metallica Resources Inc.;

(g)	the material change report dated January 9, 2009 announcing that New Gold had reduced its debt position by U.S.$50 million through the purchase of Senior Secured Notes;

(h)	the material change report dated January 22, 2009 with respect to New Gold announcing fourth quarter gold production and providing its 2009 operational forecast;

(i)
the material change report dated March 3, 2009 with respect to New Gold announcing its consolidated mineral reserve and resource statements for its mines and development projects as of December 31, 2008;

(j)	the material change report dated March 4, 2009 with respect to New Gold announcing the Arrangement; and

(k)	the material change report dated March 18, 2009 announcing financial and operational results for the fourth quarter and year ended December 31, 2008.

Any document, of the type referred to in section 11.1 of Form 44-101F1 Short Form Prospectuses, if filed by New Gold after the date of this Supplement and prior to the date of the shareholder meeting referenced in the management information circular of which this Supplement forms a part, is deemed to be incorporated by reference in this Supplement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Supplement, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not constitute a part of this Supplement, except as so modified or superseded.  The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.  The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Material Contracts

In addition to the material contracts disclosed in the documents of New Gold incorporated herein by reference, the Business Combination Agreement is a material contract of New Gold and was entered into on or before the date of this Supplement and is still in effect as of the date hereof.

The Business Combination Agreement is available for review on SEDAR at www.sedar.com and on the website maintained by the SEC at www.sec.gov.  Alternatively, it may be inspected during normal business hours at New Gold’s office in British Columbia, prior to the New Gold Meeting date.

Consolidated Capitalization

There has been no material change in New Gold's share and loan capital structure on a consolidated basis since December 31, 2008. Since December 31, 2008, the following has occurred:

•	242,584 New Gold Options were cancelled or expired;

•	the issuance of 2,306,000 New Gold Options on February 17, 2009; and

•	the issuance of 20,000 New Gold Shares in connection with an asset acquisition.

This section should be read in conjunction with New Gold’s audited consolidated financial statements as at and for the year ended December 31, 2008, including the notes thereto, and management's discussion and analysis incorporated by reference herein as well as the pro forma financial statements of the Combined Company attached as Appendix “E” to this Supplement.

Prior Sales

The following table summarizes the issuances of New Gold Shares, and securities convertible into New Gold Shares, within the 12 months prior to the date hereof.

Date	Security	Price per Security	Number of Securities

April 28, 2008	Common Shares (1)	$6.84	15,000
May 2, 2008	Common Shares (1)	$6.95	5,000
May 2, 2008	Common Shares (1)	$6.84	1,000
May 16, 2008	Common Shares (1)	$6.95	10,000
May 21, 2008	Common Shares (1)	$5.00	15,000
May 29, 2008	Common Shares(1)	$6.38	10,000
June 30, 2008	Common Shares(2)	$7.82	174,880,290
July 9, 2008	Common Shares(5)	$3.38	23,310
July 9, 2008	Common Shares(5)	$1.82	13,500,
July 9, 2008	Common Shares(5)	$5.59	6,300
July 9, 2008	Common Shares(5)	$5.63	22,680
July 17, 2008	Common Shares(1)	$6.29	50,400
July 18, 2008	Common Shares(1)	$1.82	135,000
July 18, 2008	Common Shares(6)	$3.44	900
July 23, 2008	Common Shares(5)	$3.38	2,400
July 25, 2008	Common Shares(3)	$3.44	6,570
August 6, 2008	Common Shares(6)	$3.44	143,325
September 23, 2008	Common Shares(1)	$4.08	139,500
October 3, 2008	Common Shares(3)	$3.44	410,850
February 27, 2009	Common Shares(4)	$2.90	20,000

June 30, 2008	Warrants(7)	$15.00	4,150,000

July 8, 2008	Options	$7.84	1,623,700
August 13, 2008	Options	$5.37	95,000
August 17, 2008	Options	$5.45	50,000
November 25, 2008	Options	$1.29	75,000
February 17, 2009	Options	$2.71	2,306,000

(1)	Issued upon exercise of previously issued stock options of New Gold.
(2)	Issued pursuant to the business combination between New Gold and Metallica Resources Inc. and Peak Gold Ltd.
(3)	Issued upon exercise of New Gold warrants (previously Metallica warrants).
(4)	Issued in connection with an asset acquisition.
(5)	Issued upon exercise of previously issued stock options of Metallica Resources Inc.
(6)	Issued upon exercise of previously issued warrants of Metallica Resources Inc.
(7)	Issued to holders of New Gold Notes in connection with amending the terms of the New Gold Notes.

INFORMATION CONCERNING THE COMBINED COMPANY
AFTER THE ARRANGEMENT

On completion of the Arrangement, Western will be a wholly-owned subsidiary of New Gold governed by the laws of Ontario, and New Gold (the “Combined Company”) will continue the operations of New Gold and Western on a combined basis.  New Gold will continue to be governed by the laws of British Columbia.

The business and operations of the Combined Company will be managed from New Gold’s current head office located at Suite 3110, 666 Burrard Street, Vancouver, British Columbia, V6C 2X8.

On completion of the Arrangement, the Combined Company’s material mineral properties will consist of the following:

•	a 100% interest in the Mesquite Mine located in the United States (held by Western);

•	a 100% interest in the Peak Mines located in Australia (held by New Gold);

•	a 100% interest in the Cerro San Pedro Mine located in Mexico (held by New Gold);

•	a 100% interest in the New Afton Project located in Canada (held by New Gold); and

•	a 30% interest in the El Morro Project located in Chile (held by New Gold).

Organizational Chart

The following chart illustrates New Gold’s principal subsidiaries and mining properties after completion of the Arrangement:

Description of Material Mineral Properties

The following are brief descriptions of each of the above mineral properties.  Further information regarding such properties can be found in the New Gold AIF and the Annual Report, respectively, incorporated by reference herein.  See “Documents Incorporated by Reference – New Gold” and “Documents Incorporated by Reference – Western” in this Supplement.

Mesquite Mine, United States

The Mesquite Mine is located south of the Chocolate Mountains in Imperial County, California, approximately 56 kilometres east of Brawley, California, and 72 kilometres northwest of Yuma, Arizona, just north of the Mexican border at an elevation of between 183 and 305 metres above sea level.  The Mesquite Mine is a gold mining operation, which commenced production in 2008.  The Mesquite Mine is a low-grade, open-pit operation employing heap leach pad technology, which involves circulating cyanide solution through the heap leach pad. The gold in solution is then extracted by processing the “pregnant” solution through activated carbon which is then periodically treated to recover the gold into dore.  In 2009, the operation is forecasting production of between 140,000 and 150,000 ounces of gold at an estimated total cash cost between US$530 and US$540 per ounce. Capital expenditures in 2009 are expected to be approximately US$1.5 million. In addition, the life of the mine is expected to be approximately 13 years.

Peak Mines, Australia

The Peak Mines (comprised of the New Cobar, Chesney, New Occidental, Peak and Perseverance deposits) are situated in the vicinity of Cobar which is located approximately 600 kilometres (710 kilometres by road) northwest of Sydney, New South Wales, Australia. The Peak Mines are a gold mining operation that commenced production in 1992.  All production is subject to a royalty payable to the State of New South Wales at a net effective rate of 3% of gross revenue.  Principal mining activities are conducted at the Peak Mines site with an underground mine and processing facility. In 2009, the operation is forecasting production of between 90,000 and 100,000 ounces of gold and between 13 million and 15 million pounds of copper. The total cash cost is expected to be in the range of US$370 to US$390 per ounce of gold net of by-product sales from production associated with the Chesney and Perseverance ore bodies. Capital expenditures in 2009 are expected to be approximately US$24.5 million.  In addition, the life of the mine is expected to be approximately 8 years (consistent with historic reserve replacement).

Cerro San Pedro Mine, Mexico

The Cerro San Pedro Mine is located in central Mexico, 20 kilometres outside the state capital city of San Luis Potosí. The Cerro San Pedro Mine is a gold-silver, heap leach project. In 2009, the operation is forecasting production of between 90,000 and 100,000 ounces of gold and between 1.1 million and 1.3 million ounces of silver at an estimated total cash cost of between US$550 and US$570 per ounce of gold net of by-product sales. Capital expenditures in 2009 are expected to be approximately US$2.8 million. In addition, the life of the mine is expected to be approximately 9 years.

New Afton Project, Canada

The New Afton Project is located 10 kilometres from the centre of Kamloops (population of approximately 80,000) in south central British Columbia and it is directly accessible from the Trans-Canada Highway.  The New Afton Project is a gold-copper development project. Full production is currently expected to commence in the second half of 2012. New Afton will be an underground mine, which will produce an annual estimated average of 75 million pounds of copper, 80,000 ounces of gold and 214,000 ounces of silver. In 2009, expenditures at the New Afton Project are expected to be approximately US$59.2 million.

El Morro Project, Chile

The El Morro Project is located approximately 650 kilometres north of Santiago and approximately 80 kilometres east of the city of Vallenar in northern Chile, along one of the most prolific copper belts in the world. The El Morro Project is a copper-gold development stage project. New Gold owns a 30% interest in the project with a joint venture partner and project operator, Xstrata Copper which owns the remaining 70%. The El Morro Project entered the permitting stage with the submission of the Environmental Impact Study in the fourth quarter of 2008. It is anticipated that the permit will be obtained within 12 to 18 months of its submittal.

Assumptions used in the 2009 forecasted cash cost for the Peak and Cerro San Pedro Mines include copper and silver prices of US$2.00 per pound and US$10.00 per ounce, respectively, and Australian dollar and Mexican peso exchange rates of US$0.70 and US$12.00 to the U.S. dollar, respectively.

“Total cash cost” figures are calculated in accordance with a standard developed by The Gold Institute, which was a worldwide association of suppliers of gold and gold products and included leading North American gold producers. The Gold Institute ceased operations in 2002, but the standard is the accepted standard of reporting cash cost of production in North America. Adoption of the standard is voluntary and the cost measures presented may not be comparable to other similarly titled measures of other companies. New Gold reports total cash cost on a sales basis. Total cash cost includes mine site operating costs such as mining, processing, administration, royalties and production taxes, but is exclusive of amortization, reclamation, capital and exploration costs. Total cash cost is reduced by any by-product revenue and is then divided by ounces sold to arrive at the total by-product cash cost of sales. The measure, along with sales, is considered to be a key indicator of a company's ability to generate operating earnings and cash flow from its mining operations. This data is furnished to provide additional information and is a non-GAAP measure and does not have any standardized meaning prescribed by GAAP. It should not be considered in isolation as a substitute for measures of performance prepared in accordance with GAAP and is not necessarily indicative of operating costs presented under GAAP. The calculation of “Cash Cost” is consistent with Western's prior disclosures of “Cost of Sales”. Western does not have by-product credits.

Summary of Mineral Resource and Mineral Reserve Estimates

CIM Standards Definitions

The estimated mineral resources and mineral reserves for the Mesquite Mine, Cerro San Pedro Mine and the New Afton Project have been calculated in accordance with CIM Standards.  The following definitions are reproduced from the CIM Standards:

The term “Mineral Resource” is a concentration or occurrence of diamonds, natural, solid, inorganic or fossilized organic material including base and precious metals, coal, and industrial minerals in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction.  The location, quantity, grade, geological characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge.  Mineral Resources are sub-divided, in order of increasing geological confidence, into Inferred, Indicated and Measured categories.

The term “Inferred Mineral Resource” is that part of a Mineral Resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity.  The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.

The term “Indicated Mineral Resource” is that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit.  The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

The term “Measured Mineral Resource” is that part of a Mineral Resource for which quantity, grade or quality, densities, shape, physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit.  The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.

The term “Mineral Reserve” is the economically mineable part of a Measured or Indicated Mineral Resource demonstrated by at least a Preliminary Feasibility Study.  This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.  A Mineral Reserve includes diluting materials and allowances for losses that may occur when the material is mined.

The term “Probable Mineral Reserve” is the economically mineable part of an Indicated Mineral Resource and, in some circumstances, a Measured Mineral Resource demonstrated by at least a Preliminary Feasibility Study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.

The term “Proven Mineral Reserve” is the economically mineable part of a Measured Mineral Resource demonstrated by at least a Preliminary Feasibility Study.  This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction is justified.

JORC Code Definitions

The estimated mineral reserves and mineral resources for the Peak Mines, Amapari Mine and El Morro Project have been calculated in accordance with the current (2004) version of the Australasian Code for Reporting of Mineral Resources and Ore Reserves (the “JORC Code”), the Australian worldwide standards, and were restated in accordance with the requirements of NI 43-101 to comply with CIM Standards.  The following definitions are reproduced from the JORC Code:

The term “Mineral Resource” means a concentration or occurrence of material of intrinsic economic interest in or on the Earth’s crust in such form and quantity that there are reasonable prospects for eventual economic extraction. The location, quantity, grade, geological characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge. Mineral Resources are subdivided, in order of increasing geological confidence, into Inferred, Indicated and Measured categories.

The term “Inferred Mineral Resource” means that part of a Mineral Resource for which tonnage, grade and mineral content can be estimated with a low level of confidence. It is inferred from geological evidence and assumed but not verified geological and/or grade continuity. It is based on information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes which may be limited or of uncertain quality and reliability.

The term “Indicated Mineral Resource” means that part of a Mineral Resource for which tonnage, densities, shape, physical characteristics, grade and mineral content can be estimated with a reasonable level of confidence. It is based on exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes. The locations are too widely or inappropriately spaced to confirm geological and/or grade continuity but are spaced closely enough for continuity to be assumed.

The term “Measured Mineral Resource” means that part of a Mineral Resource for which tonnage, densities, shape, physical characteristics, grade and mineral content can be estimated with a high level of confidence. It is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes. The locations are spaced closely enough to confirm geological and/or grade continuity.

The term “Ore Reserve” means the economically mineable part of a Measured or Indicated Mineral Resource. It includes diluting materials and allowances for losses which may occur when the material is mined.  Appropriate assessments, which may include feasibility studies, have been carried out, and include consideration of and modification by realistically assumed mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors. These assessments demonstrate at the time of reporting that extraction could reasonably be justified. Ore Reserves are sub-divided in order of increasing confidence into Probable Ore Reserves and Proved Ore Reserves.

The term “Probable Ore Reserve” means the economically mineable part of an Indicated, and in some circumstances Measured Mineral Resource. It includes diluting materials and allowances for losses which may occur when the material is mined. Appropriate assessments, which may include feasibility studies, have been carried out, and include consideration of and modification by realistically assumed mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors. These assessments demonstrate at the time of reporting that extraction could reasonably be justified.

The term “Proved Ore Reserve” means the economically mineable part of a Measured Mineral Resource.  It includes diluting materials and allowances for losses which may occur when the material is mined. Appropriate assessments, which may include feasibility studies, have been carried out, and include consideration of and modification by realistically assumed mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors. These assessments demonstrate at the time of reporting that extraction could reasonably be justified.

The foregoing definitions of Ore Reserves and Mineral Resources as set forth in the JORC Code have been reconciled to the definitions set forth in the CIM Standards. If the Ore Reserves and Mineral Resources for the Peak Mine were estimated in accordance with the definitions in the CIM Standards, there would be no substantive difference in such Ore Reserves and Mineral Resources.

Ore Reserve/Mineral Reserve Estimates

Information concerning the mineral properties of the Combined Company has been prepared in accordance with the requirements of Canadian Securities Laws, which differ in material respects from the requirements of U.S. Securities Laws applicable to United States companies subject to reporting and disclosure requirements of the SEC.  See “Notice to Shareholders in the United States and Other Non-Canadian Jurisdictions”.

The mineral reserve statements for the New Afton and El Morro projects were reported previously in NI 43-101 technical reports completed in May 2007 and May 2008, respectively.

The following table sets forth the estimated Ore Reserves/Mineral Reserves for the Mesquite Mine, the Peak Mines, the Cerro San Pedro Mine, the New Afton Project and the El Morro Project as of December 31, 2008.

Mineral Reserve Statement – Mesquite, Peak and Cerro San Pedro Mines as of December 31, 2008

		Metal Grade			Contained Metal
	Tonnes 000s	Gold g/t	Silver g/t	Copper %	Gold Koz	Silver Koz	Copper M lbs
Mesquite Mines(1)(3)(15)
Proven	98,348	0.57	-	-	1,799	-	-
Probable	39,191	0.62	-	-	775	-	-
P&P	137,539	0.58	-	-	2,574	-	-
Peak Mines(1)(4)(15)
Proven	1,048	3.96	-	0.95	133	-	22
Probable	2,557	4.60	-	0.96	380	-	54
P&P	3,605	4.40	-	0.96	514	-	76
Cerro San Pedro Mine(1)(5)(15)
Proven	69,640	0.55	22.3	-	1,231	49,929	-
Probable	2,054	0.52	22.9	-	34	1,512	-
P&P	71,694	0.55	22.3	-	1,266	51,441	-
Notes to the mineral reserve statements are provided below.

Mineral reserve statements for the New Afton Project and the El Morro Project are presented in the table below.

Mineral Reserve Statement – New Afton and El Morro Projects

		Metal Grade			Contained Metal
	Tonnes 000s	Gold g/t	Silver g/t	Copper %	Gold Koz	Silver Koz	Copper M lbs
New Afton Project (1)(6)(15)
Proven	-	-	-	-	-	-	-
Probable	44,400	0.72	2.30	0.98	1,028	3,240	959
P&P	44,400	0.72	2.30	0.98	1,028	3,420	959
El Morro Project (1)(7)(15)	100% basis				30% basis

Proven	208,473	0.53	-	0.66	1,062	-	909
Probable	241,761	0.41	-	0.50	951	-	806
P&P	450,234	0.46	-	0.58	2,013	-	1,715
Notes to the mineral reserve statements are provided below.

Measured, Indicated and Inferred Mineral Resources

Mineral Resource Statement as of December 31, 2008

The following table sets forth the estimated Ore Reserves/Mineral Reserves for the Mesquite Mine, Amapari Mine, the Peak Mines, the New Afton Project, the Cerro San Pedro Mine and the El Morro Project, inclusive of Mineral Reserves as of December 31, 2008.

		Metal Grade			Contained Metal
Measured & Indicated Resources	Tonnes 000s	Gold g/t	Silver g/t	Copper %	Gold Koz	Silver Koz	Copper M lbs
Mesquite Mine(2)(8)(15)
Measured	102,618	0.58	-	-	1,916	-	-
Indicated	126,253	0.54	-	-	2,185	-	-
Mesquite M&I	228,871	0.56	-	-	4,101	-	-
Peak Mines (2)(9)(15)
Measured	2,405	3.75	-	1.02	290	-	54
Indicated	3,694	4.71	-	1.00	559	-	82
Peak M&I	6,099	4.33	-	1.01	849	-	136
Cerro San Pedro Mine (2)(10)(15)
Measured	90,160	0.55	20.6	-	1,597	59,557	-
Indicated	6,370	0.46	18.7	-	94	3,830	-
CSP M&I	96,530	0.54	20.4	-	1,691	63,387	-
Amapari Mine (2)(11)(15)
Measured	8,700	1.03	-	-	288	-	-
Indicated	14,249	1.85	-	-	848	-	-
Amapari M&I	22,949	1.54	-	-	1,136	-	-
New Afton Project (2)(12)(15)
Measured	43,250	0.83	2.68	1.12	1,154	3,727	1,068
Indicated	22,410	0.66	2.42	0.84	476	1,744	415
New Afton M&I	65,660	0.77	2.59	1.02	1,630	5,471	1,483
El Morro Project (2)(13)(15)	100% basis				30% basis

Measured	211,164	0.54	-	0.65	1,108	-	903
Indicated	347,242	0.46	-	0.49	1,551	-	1,115
El Morro M&I	558,406	0.49	-	0.55	2,659	-	2,018
Notes to the mineral resource statements are provided below.

Inferred Resources (14)	Tonnes 000s	Gold g/t	Silver g/t	Copper %	Gold Koz	Silver Koz	Copper M lbs
Mesquite Mine	8,850	0.60	-	-	176	-	-
Peak Mines	2,713	4.50	-	0.90	388	-	52
Cerro San Pedro Mine	1,658	0.47	24.1	-	25	1,283	-
Amapari Mine	13,716	2.37	-	-	1,045	-	-
New Afton Project	7,940	0.88	1.6	0.96	225	396	168
El Morro Project	62,335	0.18	-	0.34	110	-	141
Notes to the mineral resource statements are provided below.

Consolidated Mineral Reserves and Resources – Contained Metal Summary

The following table sets forth the estimated contained metal content of the combined Mineral Reserves and Mineral Resources Estimate for the Mesquite Mine, the Peak Mines, the Cerro San Pedro Mine, Amapari Mine, the New Afton Project and the El Morro Project as of December 31, 2008, Mineral Resources are inclusive of Mineral Reserves.

Consolidated Mineral Reserves & Resources – Contained Metal Summary

	Contained Metal
	Gold M oz	Silver M oz	Copper M lbs
Reserves(1)(3-6)
Proven	4,225	49,929	931
Probable	3,168	4,752	1,819
Total P&P	7,393	54,681	2,750

Resources(2)(7-13)
Measured	6,353	63,284	2,025
Indicated	5,713	5,574	1,612
Total M&I	12,066	68,858	3,637
Inferred	1,969	1,679	361
Notes to the mineral reserve and resource statements are provided below.

Notes to Mineral Reserve and Resource Statements

1)	Mineral reserves are contained within measured and indicated mineral resources. Measured and indicated mineral resources that are not mineral reserves do not have demonstrated economic viability.
2)
Mineral resources for all mines and development projects have been estimated using industry standard three-dimensional geostatistical block model estimation methods (e.g. one or a combination of ordinary kriging, multiple indicator kriging or inverse distance to an exponential power) constrained by geological and metal grade domains in accordance with the standards of the Canadian Institute of Mining, Metallurgy and Petroleum and NI 43-101, or the AusIMM JORC equivalent.

3)	Mesquite Mine mineral reserve have been calculated based on gold price of US$500/oz.
4)
Peak Mines mineral reserves have been calculated based on a gold price of US$750/oz, a copper price of US$2.00/lb and variable lower NSR cut-offs ranging from AUS$112/t to AUS$130/t that vary between individual mines and their proximity to the Peak operation processing facility.

Notes to Mineral Reserve and Resource Statements

5)
Cerro San Pedro mineral reserves have been calculated based on a gold price of US$750/oz, a silver price of US$10.00/lb and a lower NSR cut-off of US$2.64/t.  The Cerro San Pedro mineral reserve estimates account for mining extraction from January 1, 2007 through the end of 2008.

6)	New Afton mineral reserves have been calculated based on a gold price of US$475/oz, a copper price of US$1.45/lb and a lower NSR cut-off of CUS$15/t of ore.
7)
El Morro mineral reserve tonnes and grade are reported on a 100% basis, consistent with the feasibility study design for the project; contained metals are reported on a 30% basis to reflect New Gold’s 30% ownership interest in the project. Mineral reserves have been calculated based on a gold price of US$500/oz, a copper price of US$1.25/lb and a lower cut-off of 0.30% copper-equivalent (“EqCu”) where

EqCu(%) = Cu(%) + 0.592 x Au (g/t)  and  Cu(%) = percent copper, Au(g/t) = grams per tonne gold
8)	Mesquite Mine mineral resources have been estimated based on a gold price of US$650/oz.
9)
Peak Mines mineral resources have been estimated based on a gold price of US$750/oz, a copper price of US$2.00/lb and variable lower NSR cut-offs ranging from AUDUS$85/t to AUDUS$95/t that vary between individual mines and their proximity to the Peak operation processing facility.

10)
Cerro San Pedro mineral resources have been estimated based on a gold price of US$1000/oz, a silver price of US$21/oz and a lower grade cut-off of 0.2 g/t gold and are constrained within an economically constrained “mineral resource pit” that uses the same cost and metal recovery parameters used to define mineral reserves as of December 31, 2008. The Cerro San Pedro mineral resource estimates account for mining extraction from January 1, 2007 through the end of 2008.

11)
Amapari mineral resources have been estimated based on a gold price of US$750/oz and a variable lower grade cut-offs ranging from 0.6 g/t to 0.8 g/t gold for open pit oxide and sulphide resources and 1.7 g/t gold for underground sulphide resources that vary between individual mineral resources and their proximity to the Amapari operation processing facility.

12)
New Afton mineral resources have been estimated based on a gold price of US$450/oz, a silver price of US$5.25/oz,  a copper price of US$1.20/lb and a lower NSR cut-off of CUS$10.00/t of mineralized material.

13)
El Morro mineral resource tonnes and grade are reported on a 100% basis consistent with the feasibility study design for the project; contained metals are reported on a 30% basis to reflect New Gold’s 30% ownership interest in the project. El Morro mineral resources have been estimated based on a gold price of US$500/oz, a copper price of US$1.25/lb and a lower grade cut-off of 0.3% copper-equivalent (“EqCu”) where

EqCu(%) = Cu(%) + 0.592 x Au (g/t)  and  Cu(%) = percent copper, Au(g/t) = grams per tonne gold

Mineral resources are based on an economically constrained “mineral resource pit” that uses the same cost and metal recovery parameters used to define mineral reserves as described in the May 2008 NI 43-101 technical report for the project.
14)	Inferred mineral resources are not known with the same degree of certainty as measured and indicated resources, do not have demonstrated economic viability, and are exclusive of mineral reserves.
15)	Numbers may not add due to rounding.

The following table sets out the individuals who are the qualified persons as defined by NI 43-101 in connection with the Mineral Reserve and Mineral Resource estimates for Western’s and New Gold’s mineral projects on a property material to the Combined Company set out opposite their name(s) and contained in this Supplement:

Qualified Persons for Consolidated Mineral Reserve & Resource Statements
Mesquite Mine
Reserves & Resources	Mr. Wesley Hanson, P. Geo and VP Mine Development for Western Goldfields Inc.
Peak Mines
Reserves	Mr. Eric Strom, P.Eng. and Technical Services Superintendent for Peak Gold Mines Pty. Ltd.
Resources	Mr. Rex Berthelsen, Member AusIMM and Principal Geologist for New Gold Inc.
Cerro San Pedro Mine
Reserves	Mr. William L. Rose, P.Eng. and Principal Mining Engineer for WLR Consulting, Inc.
Resources	Mr. William L. Rose, P.Eng. and Principal Mining Engineer for WLR Consulting, Inc.
Amapari Mine
Resources	Mr. Rex Berthelsen, Member AusIMM and Principal Geologist for New Gold Inc.
New Afton Project
Reserves	Mr. Mike Thomas, Member AusIMM and Principal Mining Consultant for AMC Consultants Pty Ltd.
Resources	Mr. David Rennie, P. Eng. and Consulting Geological Engineer for Scott Wilson Roscoe Postle Assoc.
El Morro Project
Reserves	Mr. Richard J. Lambert, P. Eng., currently Executive VP for Scott Wilson Roscoe Postle Associates (formerly Principal Mining Engineer for Pincock, Allen & Holt Inc.)
Resources	Mr. Barton G. Stone, P. Geo. and Chief Geologist for Pincock, Allen & Holt Inc.

Directors

On the Effective Date, the directors of the Combined Company will be comprised of six nominees of New Gold, namely James Estey, Robert Gallagher, Pierre Lassonde, Craig Nelsen, Paul Sweeney and Ian Telfer, and four nominees of Western, namely, Randall Oliphant, Raymond Threlkeld, Vahan Kololian and Martyn Konig.

Craig Nelsen, age 57, currently serves as the Chairman of New Gold. He is also the President, Chief Executive Officer and Director of Avanti Mining Corporation since July 2007. Mr. Nelsen was previously the Chairman and Director of Metallica Resources Inc. from March 1999 to June 2008.  He previously served as Chief Executive Officer of that company from January 1994 to March 1999. Mr. Nelsen also served as the Executive Vice President, Exploration, for Gold Fields Limited, one of the world’s largest gold mining companies from April 1999 through June 2007.

Robert Gallagher, age 58, Mr. Gallagher has been President and Chief Executive Officer of New Gold since June 2008 and was previously President and Chief Executive Officer of Peak Gold Ltd. from February 2008.  Before that time, he spent 15 years with Placer Dome from June 1977 to Oct 1993 and the last seven years with Newmont Mining Corporation (August 2000 to December 2007), most recently as Vice President Operations, Asia Pacific.  Mr. Gallagher has worked in the mining industry for almost 30 years.

James Estey, age 56, is the recently retired Chairman of UBS Securities Canada Inc. and has more than 30 years of experience in the financial markets.  In 1994, Mr. Estey became the head of the Canadian Equities business. In 2002 he was appointed President and Chief Executive Officer of UBS Securities Canada and later  served as  Chairman from January 2008 to June 2008.  He serves on the boards of The Estey Centre for Law and Economics in International Trade, The National Ballet School, St. Clements School and Range Royalty Inc.

Pierre Lassonde, age 61, is currently the Chairman of Franco-Nevada Corporation. He formerly served as President of Newmont from 2002 to 2006.  He resigned as a director and Vice Chairman of Newmont effective as of November 2007, and became Chairman of Franco-Nevada in October 2007.  Previously Mr. Lassonde served as a director and President (1982 to 2002) and Co-Chief Executive Officer (1999 to 2002) of the former Franco-Nevada.

Paul Sweeney, age 59, has more than 30 years experience in the mining industry in senior financial roles.  He is currently the Executive Vice President, Corporate Development of Plutonic Power Corporation (since 2007) and previously was the Vice President and Chief Financial Officer for Canico Resource Corporation (1999 to 2005).

Ian W. Telfer, age 63, is Chairman of the Board of Goldcorp Inc. and has served in that capacity since August 2007. He was previously President and Chief Executive Officer of Goldcorp Inc. from February 2005 until its merger with Glamis Gold Ltd. in November 2006.  Prior thereto, he was Chairman and Chief Executive Officer of Wheaton River Minerals Ltd. since September 2001.  Mr. Telfer has over 25 years experience in the precious metals business.  He has served as a director and/or officer of several Canadian and international companies.

Randall Oliphant, age 49, is the Executive Chairman and a director of Western. He is also a director and the President and Chief Executive Officer of Silver Bear Resources Inc. Mr. Oliphant is on the Advisory Board of Metalmark Capital LLC (formerly Morgan Stanley Capital Partners), and serves on the boards of WesternZagros Resources Ltd. and Franco-Nevada Corporation. Since 2003, Mr. Oliphant has served on the boards of a number of public and private companies and not-for-profit organizations. From 1999 to 2003, he was the President and Chief Executive Officer of Barrick Gold Corporation. Mr. Oliphant is a Chartered Accountant.

Raymond Threlkeld, age 62, has over 30 years of mineral industry experience ranging from discovery, feasibility study, development management, operations management, and corporate officer. Mr. Threlkeld is the President and Chief Executive Officer of Western.  Since 2005, Mr. Threlkeld has been the Chief Operating Officer of Silver Bear Resources Inc. From 1996 to 2005 Mr. Threlkeld held various senior management positions in precious metal mine development with Barrick Gold Corporation and Coeur d’Alene Mines Corporation including the development of the Pierina Mine in Peru, the Bulyanhulu Mine in Tanzania and the Veladero Mine in Argentina. Mr. Threlkeld holds a degree in geology and has had exploration and acquisition success in the Western United States in addition to the management and project development experience cited above.

Vahan Kololian, age 55, is the founder and Managing Partner of TerraNova Partners LP, which invests in the industrial, services and resource sectors. Since 2002, Mr. Kololian has been Chairman of Precinda Corporation, a private manufacturing company. Mr. Kololian started his career in investment banking in 1980 with Burns Fry Limited (now BMO Nesbitt Burns). Since 1990 he has held leadership positions in private equity partnerships. Mr. Kololian also serves on the boards of the following public companies, Consolidated Puma Minerals Inc., ClearPoint Business Resources Inc., and Manicouagan Minerals Inc. Mr. Kololian is a Member of the Law Society of Upper Canada.  Mr. Kololian holds B.A. and LL.B. degrees.

Martyn Konig, age 51, has 27 years experience in investment banking and the commodity markets. Since 2005, Mr. Konig has served as Chief Executive Officer of Blackfish Capital, managing the Blackfish Capital Resources Fund. He has extensive experience in the natural resources sector, acting as Chief Executive Officer from 2004 to 2008 of AIM-listed Latitude Resources Limited, a mining investment company, prior to which he held senior management roles in resource finance and commodity trading operations at various international investment banks. Mr. Konig was a main Board Director of NM Rothschilds and Sons Ltd. for 15 years and held senior positions at Goldman Sachs and UBS. Mr. Konig is a Barrister and Fellow of the Chartered Institute of Bankers.  He is also a non-executive director of European Goldfields Limited, a TSX/AIM listed company.

Officers

On the Effective Date, it is contemplated that the senior officers of the Combined Company will include Randall Oliphant, Executive Chairman; Robert Gallagher, President and Chief Executive Officer; Brian Penny, Executive Vice President and Chief Financial Officer; and James Currie, Executive Vice President and Chief Operating Officer.

Biographies for Messrs. Oliphant and Gallagher are set out above.

Brian Penny, age 46, has over 20 years of experience in mine finance and accounting. He has been the Chief Financial Officer of Western since 2006. Since 2005, Mr. Penny has also been the Chief Financial Officer of Silver Bear Resources Inc. Since 2004, Mr. Penny has been a Director of, and chairs the Audit Committee of Equinox Minerals Limited. While serving as Chief Financial Officer with Kinross Gold Corporation from 1993 to 2004, Mr. Penny was responsible for all finance, banking, hedging and financial reporting activities including the financial due diligence surrounding a U.S. $1.3 billion merger with TVX Gold Inc. and Echo Bay Mines Ltd. Mr. Penny is a Certified Management Accountant.

James Currie, age 55, Mr. Currie is a mining engineer with over 28 years of experience in the mining industry, having worked on projects in North and South America, Asia and Africa. Mr. Currie is currently the Vice President Operations of New Gold. Mr. Currie was previously the Vice President Operations for Miramar Mining Corp. in Vancouver and was responsible for the development of Miramar’s 10 million ounce gold resource at Hope Bay in the Canadian Arctic. Prior to that, Mr. Currie held the position of General Manager of Mauritanian Copper Mines SA.

Capital Structure

The share capital of New Gold will remain unchanged as a result of the completion of the Arrangement, other than the issuance of New Gold Shares contemplated under the Arrangement. All the New Gold Shares rank equally as to participation of dividends and in distribution of New Gold’s assets on liquidation, dissolution or winding-up, or other distribution of assets for the purposes of winding-up of its affairs. Holders of New Gold Shares are entitled to one vote for each share on all matters voted on by shareholders, including the election of directors.

In connection with the Arrangement, the Western Shareholders will receive New Gold Shares. Assuming no exercise of currently outstanding convertible securities, the Western Shareholders and New Gold Shareholders will own approximately 42% and 58%, respectively, of the New Gold Shares on a pro forma basis.

New Gold Selected Unaudited Pro Forma Financial Information

The following selected unaudited pro forma consolidated financial information for New Gold is based on the assumptions described in the respective notes to the New Gold unaudited pro forma consolidated financial statements as at December 31, 2008 included in this Supplement at Appendix “E”.  The unaudited pro forma consolidated balance sheet has been prepared based on the assumption that, among other things, the Arrangement had occurred on December 31, 2008.  The unaudited pro forma consolidated statement of operations have been prepared based on the assumption that, among other things, the Arrangement had occurred on January 1, 2008. The unaudited pro forma consolidated financial statements are not necessarily indicative of New Gold’s consolidated financial position and results from operations if the events reflected therein were in effect for the periods presented, nor do they purport to project New Gold’s consolidated financial position or results from operations for any future period.

The unaudited pro forma consolidated financial statements are based on certain assumptions and adjustments.  The selected unaudited pro forma consolidated financial information given below should be read in conjunction with the description of the Arrangement contained in this Supplement, the unaudited pro forma consolidated financial statements contained in this Supplement at Appendix “E” and the audited consolidated financial statements of Western and New Gold incorporated by reference in this Supplement.

Year ended
December 31, 2008
(in thousands of U.S. dollars)
Pro Forma Consolidated Statement of Operations
Revenue	$357,059
Earnings from mine operations	$47,478
(Loss) before taxes	$(115,957)
Net (Loss)	$(120,078)
(Loss) per share – basic	$(0.34)
(Loss) per share – diluted	$(0.34)

As at December 31, 2008 (in thousands of U.S. dollars)
Pro Forma Consolidated Balance Sheet
Assets	$2,432,465
Liabilities	$754,543
Shareholders’ equity	$1,677,922
Stock Exchange Listings

On completion of the Arrangement, the New Gold Shares will continue trading on the TSX and the NYSE Amex. The Western Shares are expected to be de-listed from the TSX and the NYSE Amex as soon as practicable following the Effective Date. Western will also seek to be deemed to have ceased to be a reporting issuer (or the equivalent) under the securities legislation of each of the provinces in Canada under which it is currently a reporting issuer (or the equivalent).

New Gold has applied to have the New Gold Shares issuable in exchange for Western Shares pursuant to the Arrangement listed and posted for trading on the TSX and will apply to have such shares listed and posted for trading on the NYSE Amex. Listing will be subject to New Gold receiving approval from, and fulfilling all of the requirements of, the TSX and the NYSE Amex.

Auditors

The current auditors of New Gold are Deloitte & Touche LLP and they will continue as the auditors of the Combined Company after the Effective Date.

Transfer Agent and Registrar

The transfer agent and registrar for the Combined Company’s common shares will be Computershare Trust Company of Canada, (i) 510 Burrard Street, Vancouver, British Columbia, V6C 2T5 and (ii) 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1.

CONSENT OF PRICEWATERHOUSECOOPERS LLP

We have read the joint management information circular supplement (the “Supplement”) of Western Goldfields Inc. (“Western”) and New Gold Inc. (“New Gold”) dated April 8, 2009 relating to the annual and special meetings of shareholders of Western and New Gold regarding the business combination involving Western and New Gold. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned Supplement of our report to the shareholders of Western on the consolidated balance sheets of Western as at December 31, 2008 and 2007 and the consolidated statements of operations and comprehensive income (loss), consolidated statement of stockholders’ equity and consolidated statement of cash flows for each of the years in the two-year period ended December 31, 2008. Our report is dated March 5, 2009.

We also consent to the inclusion in the above-mentioned Supplement as Appendix “F”, of our report to the board of directors of Western on supplemental financial statement note 22.1 entitled, “Reconciliation of United States Generally Accepted Accounting Principles to Canadian Generally Accepted Accounting Principles” dated March 5, 2009.

(Signed) PricewaterhouseCoopers LLP Chartered Accountants
Licensed Public Accountants
Toronto, Canada
April 8, 2009

CONSENT OF HJ & ASSOCIATES, LLC

We have read the joint management information circular supplement (the “Supplement”) of Western Goldfields Inc. (“Western”) and New Gold Inc. (“New Gold”) dated April 8, 2009 relating to the annual and special meetings of shareholders of Western and New Gold regarding the Arrangement involving Western and New Gold. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned Supplement of our report to the shareholders of Western on the consolidated balance sheets of Western as at December 31, 2006 and the consolidated statements of operations and other comprehensive income (loss), consolidated statement of changes in stockholders’ equity (deficit) and consolidated statement of cash flows for the year in the period ended December 31, 2006. Our report is dated February 24, 2007.

(Signed) HJ & Associates, LLC
Salt Lake City, Utah USA
April 8, 2009

CONSENT OF DELOITTE & TOUCHE LLP

We have read the supplement to the management information circular (the “Supplement”) of Western Goldfields Inc. (“Western”) and New Gold Inc. (“New Gold”) dated April 8, 2009 relating to the annual and special meetings of shareholders of Western and New Gold regarding the business combination between Western and New Gold.  We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned Supplement of our report to the shareholders of New Gold on the consolidated balance sheets of New Gold as at December 31, 2008 and 2007 and the consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows of New Gold for the year ended December 31, 2008 and the thirteen month period ended December 31, 2007.  Our report is dated March 12, 2009.

(Signed) Deloitte & Touche LLP
Chartered Accountants
Vancouver, Canada
April 8, 2009

CONSENT OF LEGAL COUNSEL

We hereby consent to the reference of our opinion and our name contained under "Certain Canadian Federal Income Tax Considerations" in the joint management information circular supplement (the “Supplement”) of Western Goldfields Inc. (“Western”) and New Gold Inc. (“New Gold”) dated April 8, 2009, relating to the annual and special meetings of shareholders of Western and New Gold regarding the business combination between Western and New Gold and to the inclusion of the foregoing opinion in the Supplement.

(Signed) Cassels Brock & Blackwell LLP
Cassels Brock & Blackwell LLP
Toronto, Canada
April 8, 2009

APPENDIX “A”
PLAN OF ARRANGEMENT

UNDER SECTION 182 OF THE
BUSINESS CORPORATIONS ACT (ONTARIO)

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.01	Definitions

In this Plan of Arrangement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below:

(a)
“Arrangement” means the arrangement under the provisions of the OBCA on the terms and subject to the conditions set forth in this Plan of Arrangement, subject to any amendment or supplement hereto made in accordance with the Business Combination Agreement, the provisions hereof or at the direction of the Court in the Final Order;

(b)
“Business Combination Agreement” means the business combination arrangement agreement dated as of March 3, 2009 between New Gold Inc. and Western Goldfields Inc., as amended, amended and restated or supplemented prior to the Effective Date;

(c)	“Business Day” means any day other than a Saturday, a Sunday or a statutory holiday in Toronto, Ontario or Vancouver, British Columbia;

(d)
“Canadian Resident” means a beneficial owner of Western Common Shares immediately prior to the Effective Time who is a resident of Canada for purposes of the Tax Act (other than a Tax Exempt Person), or a partnership any member of which is a resident of Canada for the purposes of the Tax Act (other than a Tax Exempt Person);

(e)	“Court” means the Ontario Superior Court of Justice (Commercial List);

(f)	“CRA” means the Canada Revenue Agency;

(g)
“Depositary” means Computershare Investor Services Inc. or any other trust company, bank or financial institution agreed to in writing between New Gold and Western for the purpose of, among other things, exchanging certificates representing Western Common Shares for New Gold Common Shares in connection with the Arrangement;

(h)	“Dissent Right” shall have the meaning ascribed thereto in Article 4.01;

(i)
“Dissenting Shareholder” means a registered holder of Western Common Shares who dissents in respect of the Arrangement in strict compliance with the Dissent Rights and who is ultimately entitled to be paid fair value for their Western Common Shares;

(j)	“Effective Date” means the date shown on the certificate of arrangement issued under the OBCA giving effect to the Arrangement;

(k)	“Effective Time” means 12:01 am (Toronto Time) on the Effective Date;

(l)	“Electing Holdco Shareholder” means a Qualifying Holdco Shareholder who has elected the Holdco Alternative in accordance with the Combination Agreement;

(m)	“Eligible Holder” means: (i) a Canadian Resident, or (ii) an Eligible Non-Resident or (iii) an Electing Holdco Shareholder;

(n)
“Eligible Non-Resident” means a beneficial owner of Western Common Shares immediately prior to the Effective Time who is not, and is not deemed to be, a resident of Canada for purposes of the Tax Act and whose Western Common Shares are “taxable Canadian property” and not “treaty-protected property”, in each case as defined in the Tax Act;

(o)	“Final Order” means the final order of the Court made in connection with the approval of the Arrangement, including all amendments thereto made prior to the Effective Time;

(p)	“Former Western Shareholders” means the holders of Western Common Shares immediately prior to the Effective Time;

(q)	“Holdco Alternative” shall have the meaning ascribed thereto in the Business Combination Agreement;

(r)
“In-The-Money Amount” in respect of a stock option means the amount, if any, by which the aggregate fair market value at that time of the securities subject to the option exceeds the aggregate exercise price under the option;

(s)	“Interim Order” means the interim order of the Court made pursuant to Section 182(5) of the OBCA in connection with the Arrangement, including any amendment thereto;

(t)	“Merged Company” shall have the meaning ascribed thereto in Section 3.02;

(u)	“New Gold” means New Gold Inc., a corporation existing under the Business Corporations Act (British Columbia);

(v)	“New Gold Common Shares” means the common shares in the capital of New Gold;

(w)	“New Gold Replacement Option” shall have the meaning ascribed thereto in Section 3.01(d);

(x)	“New Gold Replacement Warrant” shall have the meaning ascribed thereto in Section 3.01(e);

(y)	“New Gold Subco” means 2199371 Ontario Inc., a corporation incorporated under the OBCA;

(z)	“OBCA” means the Business Corporations Act (Ontario);

(aa)
“Plan of Arrangement” means this plan of arrangement, as amended, modified or supplemented from time to time in accordance herewith, and with the Business Combination Agreement and any order of the Court;

(bb)	“Qualifying Holdco” shall have the meaning ascribed thereto in the Business Combination Agreement;

(cc)	“Qualifying Holdco Shareholder” shall have the meaning ascribed thereto in the Business Combination Agreement;

(dd)	“Section 85 Election” shall have the meaning ascribed thereto in Section 3.02(c);

(ee)	“Share Consideration” means the Share Exchange Ratio plus $0.0001 in cash for each Western Common Share;

(ff)	“Share Exchange Ratio” means 1.0 of a New Gold Common Share for each Western Common Share;

(gg)	“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time;

(hh)	“Tax Exempt Person” means a person who is exempt from tax under Part I of the Tax Act;

(ii)	“Western” means Western Goldfields Inc., a corporation existing under the OBCA;

(jj)	“Western Common Shares” means the issued and outstanding common shares of Western;

(kk)	“Western Meeting” means the special meeting of the holders of Western Common Shares held to consider and approve, among other things, the Arrangement;

(ll)
“Western Options” means collectively the outstanding options to purchase Western Common Shares issued pursuant to the Western Stock Option Plan and pursuant to stand alone option agreements to which Western is a party;

(mm)	“Western Stock Option Plan” means the 2006 Incentive Stock Option Plan of Western, as amended; and

(nn)	“Western Warrants” means the warrants to purchase 6,056,180 Western Common Shares.

In addition, words and phrases used herein and defined in the OBCA and not otherwise defined herein shall have the same meaning herein as in the OBCA unless the context otherwise requires.

1.02	Interpretation Not Affected by Headings

The division of this Plan of Arrangement into articles, sections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof’, “herein”, “hereto”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular article, section or other portion hereof and include any instrument supplementary or ancillary hereto.

1.03	Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter and the word person and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof) and any other entity or group of persons of any kind or nature whatsoever.

1.04	Date for any Action

If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.05	Statutory References

Any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

1.06	Currency

Unless otherwise stated, all references herein to amounts of money are expressed in lawful money of Canada.

1.07	Time of the Essence

Time shall be of the essence with respect to every provision of this Plan of Arrangement.

ARTICLE 2
BUSINESS COMBINATION AGREEMENT

2.01	Business Combination Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Business Combination Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein.

ARTICLE 3
ARRANGEMENT

3.01	Arrangement

At the Effective Time, the following shall occur and shall be deemed to occur sequentially in the following order without any further act or formality:

(a)
each Western Common Share held by a Dissenting Shareholder shall be deemed to be transferred by the holder thereof, without any further act or formality on its part, free and clear of all liens, claims and encumbrances, to New Gold and New Gold shall thereupon be obliged to pay the amount therefor determined and payable in accordance with Article 4 hereof, and the name of such holder shall be removed from the central securities register as a holder of Western Common Shares and New Gold shall be recorded as the registered holder of the Western Common Shares so transferred and shall be deemed to be the legal owner of such Western Common Shares;

(b)
each Western Common Share held by a Former Western Shareholder (other than a Dissenting Shareholder, a Qualifying Holdco the shares of which are owned by an Electing Holdco Shareholder, New Gold or any subsidiary of New Gold) shall be transferred to New Gold and in consideration therefor New Gold shall issue and pay the Share Consideration for each Western Common Share, subject to Sections 3.03, 3.04 and Article 5 hereof;

(c)
simultaneously with the transfer of the Western Common Shares pursuant to Section 3.01(b), all of the shares outstanding immediately prior to the Effective Time of each Qualifying Holdco that are owned by an Electing Holdco Shareholder, if any, shall be transferred by the holders thereof to New Gold in consideration for the Share Consideration that the Qualifying Holdco would have been entitled to receive pursuant to Section 3.01(b), subject to Sections 3.03, 3.04 and Article 5 hereof;

(d)
each Western Option outstanding immediately prior to the Effective Time, whether or not vested, shall be exchanged, simultaneously with the transfer of the Western Common Shares pursuant to Section 3.01(b), for an option (a “New Gold Replacement Option”) to acquire, on the same terms and conditions as were applicable to such Western Option immediately before the Effective Time under the relevant Western Option Plan under which it was issued and/or the agreement evidencing such issuance, the number (rounded down to the nearest whole number) of New Gold Common Shares equal to the product of: (A) the number of  Western Common Shares subject to such Western Option immediately prior to the Effective Time and (B) the Share Exchange Ratio. The exercise price per New Gold Common Share subject to any such New Gold Replacement Option shall be an amount (rounded up to the nearest one-hundredth of a cent) equal to the quotient of (A) the exercise price per  Western Common Share subject to such  Western Option immediately before the Effective Time divided by (B) the Share Exchange Ratio, provided that the exercise price otherwise determined shall be adjusted to the extent, if any, required to ensure that the In the Money Amount of the New Gold Replacement Option immediately after the exchange is not greater than the In the Money Amount of the exchanged  Western Option immediately before the Effective Time.  The terms of each New Gold Replacement Option shall be the same as the terms of the Western Option it is exchanged therefor, except as provided above and except that such New Gold Replacement Option shall be fully vested and that it shall not expire earlier as a result of the Arrangement being a change of control;

(e)
simultaneously with the transfer of the Western Common Shares pursuant to Section 3.01(b), each Western Warrant outstanding immediately prior to the Effective Time, shall be exchanged for a warrant (a “New Gold Replacement Warrant”) issued by New Gold, which shall have the same terms and conditions as were applicable to such Western Warrant immediately before the Effective Time, except that upon exercise of a New Gold Replacement Warrant, in lieu of each Western Common Share issuable immediately before the Effective Time upon exercise of the Western Warrant being replaced, and for the same consideration that would have been payable therefor, the holder of the New Gold Replacement Warrant shall be entitled to receive the Share Consideration;

(f)
Western and New Gold Subco shall merge to form one corporate entity (the “Merged Company”) with the same effect as if they had amalgamated under Section 177(2) of the OBCA, except that the legal existence of Western shall not cease and Western shall survive the merger;

(g)
without limiting the generality of Section 3.01(f), the separate legal existence of New Gold Subco shall cease without New Gold Subco being liquidated or wound up; Western and New Gold Subco will continue as one company; and the property and liabilities of New Gold Subco will become the property and liabilities of Western;

(h)	at the time and from the time of the step described in Section 3.01(f):

(i)
Western as the Merged Company will continue to own and hold all property, rights, privileges and franchises of Western (except any amounts receivable from New Gold Subco or shares of New Gold Subco) and will own and hold all property, rights, privileges, and franchises of New Gold Subco (except any amounts receivable from Western or shares of Western) and, shall continue to be subject to all liabilities of Western (except amounts owing to New Gold Subco) and will be subject to all liabilities of New Gold Subco, including civil, criminal and quasi-criminal and all contracts, disabilities, and debts of each of Western and New Gold Subco;

(ii)
Western as the Merged Company will continue to be, with respect to Western, and will be deemed to be, with respect to New Gold Subco, the party plaintiff or the party defendant, as the case may be, in any civil action commenced by or against Western or New Gold Subco, as the case may be, prior to the merger;

(iii)	a conviction against, or ruling, order or judgment in favour of or against either New Gold Subco or Western may be enforced by or against Western as the Merged Company;

(iv)
all of the issued common shares of New Gold Subco and Western (except for shares of New Gold Subco held by Western and any shares of Western by New Gold Subco) will be exchanged for one new fully paid and non-assessable Western Common Share which will be issued by the Merged Company and such New Gold Subco common shares and Western common shares will be cancelled without any payment of capital in respect thereof;

(v)	the name of the Merged Company shall be Western Goldfields Inc.;

(vi)	the Merged Company shall be authorized to issue an unlimited number of common shares;

(vii)	the by-laws of the Merged Company shall be Western’s by-laws;

(viii)	the first annual general meeting of the Merged Company will be held within 18 months from the Effective Date;

(ix)	the first directors of the Merged Company following the merger shall be Brian Penny, Randall Oliphant, and Arthur Chen; and

(x)
the foregoing merger shall not constitute an acquisition of property of Western or New Gold Subco by the other pursuant to the purchase of property or as a result of the distribution or winding-up of Western or New Gold Subco.

3.02	Post-Effective Time Procedures

(a)
On or promptly after the Effective Date, New Gold shall deliver or arrange to be delivered to the Depositary certificates representing the New Gold Common Shares required to be issued to Former Western Shareholders and Electing Holdco Shareholders (if any) and the requisite cash required to be paid to Former Western Shareholders and Qualifying Holdco Shareholders (if any) in accordance with the provisions of Section 3.01 hereof, which certificates and cash shall be held by the Depositary as agent and nominee for such Former Western Shareholders and Electing Holdco Shareholders (if any) for distribution to such Former Western Shareholders and Electing Holdco Shareholders (if any) in accordance with the provisions of Article 5 hereof.

(b)
Subject to the provisions of Article 5 hereof, Former Western Shareholders (other than Dissenting Shareholders, New Gold and any subsidiary of New Gold) and Electing Holdco Shareholders (if any) shall be entitled to receive delivery of the certificates representing the New Gold Common Shares and a cheque for the cash consideration to which they are entitled pursuant to Section 3.01(b) hereof.

(c)
An Eligible Holder whose Western Common Shares or shares of a Qualifying Holdco are exchanged, in either case, for the Share Consideration pursuant to the Arrangement shall be entitled to make a joint income tax election, pursuant to Section 85 of the Tax Act (and any analogous provision of provincial income tax law) (a “Section 85 Election”) with respect to the exchange by providing two signed copies of the necessary joint election forms to an appointed representative, as directed by New Gold, within 90 days after the Effective Date, duly completed with the details of the number of Western Common Shares or the number and type of shares of a Qualifying Holdco, transferred and the applicable agreed amounts for the purposes of such joint elections. New Gold shall, within 90 days after receiving the completed joint election forms from an Eligible Holder, and subject to such joint election forms being correct and complete and in compliance with requirements imposed under the Tax Act (or applicable provincial income tax law), sign and return them to the Eligible Holder, for filing with the CRA (or the applicable provincial tax authority). Neither Western, New Gold nor any successor corporation shall be responsible for the proper completion of any joint election form nor, except for the obligation to sign and return duly completed joint election forms which are received within 90 days of the Effective Date, for any taxes, interest or penalties resulting from the failure of an Eligible Holder to properly complete or file such joint election forms in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial legislation). In its sole discretion, New Gold or any successor corporation may choose to sign and return a joint election form received by it more than 90 days following the Effective Date, but will have no obligation to do so.

(d)
Upon receipt of a letter of transmittal in which an Eligible Holder has indicated that the Eligible Holder intends to make a Section 85 Election, New Gold will promptly deliver a tax instruction letter (and a tax instruction letter for the equivalent Quebec election, if applicable), together with the relevant tax election forms (including the Quebec tax election forms, if applicable) to the Eligible Holder.

3.03	No Fractional New Gold Common Shares

No fractional New Gold Common Shares shall be issued to Former Western Shareholders or Electing Holdco Shareholders.  The number of New Gold Common Shares to be issued to Former Western Shareholders or Electing Holdco Shareholders shall be rounded down to the nearest whole New Gold Common Share in the event that a Former Western Shareholder or an Electing Holdco Shareholder is entitled to a fractional share.

3.04	Fractional Cash Consideration

Any cash consideration owing to a Former Western Shareholder or Electing Holdco Shareholder shall be rounded up to the next whole cent.

ARTICLE 4
DISSENT RIGHTS

4.01	Dissent Rights

Holders of Western Common Shares may exercise rights of dissent (“Dissent Rights”) pursuant to and in the manner set forth under section 185 of the OBCA, as modified by the Interim Order,  with respect to Western Common Shares in connection with the Arrangement, provided that notwithstanding subsection 185(6) of the OBCA, the written objection to the special resolution to approve the Arrangement contemplated by Section 185(6) of the OBCA must be sent to Western by holders who wish to dissent and received by Western not later than 5:00 pm (Toronto Time) on the date that is one Business Day immediately prior to the Western Meeting or any date to which the Western Meeting may be postponed or adjourned and provided further that holders who exercise such rights of dissent and who:

(a)
are ultimately entitled to be paid fair value for their Western Common Shares, which fair value shall be the fair value of such shares immediately before the passing by the holders of the Western Common Shares of the resolution approving the Arrangement, shall be paid an amount equal to such fair value by New Gold; and

(b)
are ultimately not entitled, for any reason, to be paid fair value for their Western Common Shares shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting holder of Western Common Shares and shall be entitled to receive only the consideration contemplated in Section 3.01(a) hereof that such holder would have received pursuant to the Arrangement if such holder had not exercised Dissent Rights, but in no case shall New Gold, Western or any other person be required to recognize holders of Western Common Shares who exercise Dissent Rights as holders of Western Common Shares after the time that is immediately prior to the Effective Time, and the names of such holders of Western Common Shares who exercise Dissent Rights shall be deleted from the central securities register as holders of Western Common Shares at the Effective Time.

ARTICLE 5
DELIVERY OF NEW GOLD COMMON SHARES

5.01	Delivery of New Gold Common Shares

(a)
Upon surrender to the Depositary for cancellation of a certificate that immediately before the Effective Time represented one or more outstanding Western Common Shares or shares of Qualifying Holdco, as the case may be, that were exchanged for New Gold Common Shares in accordance with Section 3.01 hereof, together with such other documents and instruments as would have been required to effect the transfer of the Western Common Shares or shares of Qualifying Holdco, as the case may be, formerly represented by such certificate under the OBCA and the articles of Western and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, a certificate representing the New Gold Common Shares that such holder is entitled to receive in accordance with Section 3.01 hereof and a cheque for the cash consideration to which such holder is entitled.

(b)
After the Effective Time and until surrendered for cancellation as contemplated by Section 5.01(a) hereof, each certificate that immediately prior to the Effective Time represented one or more Western Common Shares or shares of Qualifying Holdco shall be deemed at all times to represent only the right to receive in exchange therefor a certificate representing the New Gold Common Shares and the cash consideration that the holder of such certificate is entitled to receive in accordance with Section 3.01 hereof.

5.02	Lost Certificates

In the event any certificate, that immediately prior to the Effective Time represented one or more outstanding Western Common Shares that were exchanged for New Gold Common Shares and the cash consideration in accordance with Section 3.01 hereof, shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, a certificate representing the New Gold Common Shares and a cheque in the amount of the cash consideration that such holder is entitled to receive in accordance with Section 3.01 hereof. When authorizing such delivery of a certificate representing the New Gold Common Shares and the cash consideration that such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom a certificate representing such New Gold Common Shares and a cheque in the amount of the cash consideration is to be delivered shall, as a condition precedent to the delivery of such New Gold Common Shares and cheque, give a bond satisfactory to New Gold and the Depositary in such amount as New Gold and the Depositary may direct, or otherwise indemnify New Gold and the Depositary in a manner satisfactory to New Gold and the Depositary, against any claim that may be made against New Gold or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the articles of Western.

5.03	Distributions with Respect to Unsurrendered Certificates

No dividend or other distribution declared or made after the Effective Time with respect to New Gold Common Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Western Common Shares or shares of Qualifying Holdco unless and until the holder of such certificate shall have complied with the provisions of Section 5.01 or Section 5.02 hereof. Subject to applicable law and to Section 5.04 hereof, at the time of such compliance, there shall, in addition to the delivery of a certificate representing the New Gold Common Shares and a cheque for the cash consideration to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such New Gold Common Shares.

5.04	Withholding Rights

New Gold and the Depositary shall be entitled to deduct and withhold from all dividends or other distributions otherwise payable to any Former Western Shareholder such amounts as New Gold or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any applicable federal, provincial, state, local or foreign tax law or treaty, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Former Western Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

5.05	Limitation and Proscription

To the extent that a Former Western Shareholder or Electing Holdco Shareholder shall not have complied with the provisions of Section 5.01 or Section 5.02 hereof on or before the date that is six years after the Effective Date (the “final proscription date”), then the New Gold Common Shares that such Former Western Shareholder or Electing Holdco Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the certificates representing such New Gold Common Shares, together with the cash consideration to which such Former Western Shareholder or Electing Holdco Shareholder was entitled, shall be delivered to New Gold by the Depositary and the share certificates shall be cancelled by New Gold, and the interest of the Former Western Shareholder or Electing Holdco Shareholder in such New Gold Common Shares and the cash consideration to which it was entitled shall be terminated as of such final proscription date.

5.06	Legality of New Gold Common Shares forming part of the Share Consideration

Notwithstanding anything else in this Plan of Arrangement, if it appears to New Gold that it would be contrary to applicable law to issue New Gold Common Shares to Former Western Shareholders or Electing Holdco Shareholders pursuant to the Arrangement to a person that is not a resident of Canada or the United States, the New Gold Common Shares that otherwise would be issued or transferred, as the case may be, to that person will be issued or transferred, as the case may be, and delivered to the Depositary for sale of the New Gold Common Shares by the Depositary on behalf of that person.  The New Gold Common Shares delivered to the Depositary will be pooled and sold as soon as practicable after the Effective Date, on such dates and at such prices as the Depositary determines in its sole discretion.  The Depositary shall not be obligated to seek or obtain a minimum price for any of the New Gold Common Shares sold by it.  Each such person will receive a pro rata share of the cash proceeds from the sale of the New Gold Common Shares sold by the Depositary (less commissions, other reasonable expenses incurred in connection with the sale of the New Gold Common Shares and any amount withheld in respect of applicable taxes) in lieu of New Gold Common Shares.  The payment of the net proceeds will be subject to Section 5.04.  None of Western, New Gold or the Depositary will be liable for any loss arising out of any such sales.

ARTICLE 6
AMENDMENTS

6.01	Amendments to Plan of Arrangement

(a)
New Gold and Western reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) agreed to in writing by New Gold and Western, (iii) filed with the Court and, if made following the Western Meeting, approved by the Court, and (iv) communicated to holders or former holders of Western Common Shares if and as required by the Court.

(b)
Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Western at any time prior to the Western Meeting provided that New Gold shall have consented thereto in writing, with or without any other prior notice or communication, and, if so proposed and accepted by the persons voting at the Western Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Western Meeting shall be effective only if: (i) it is consented to in writing by each of New Gold and Western; and (ii) if required by the Court, it is consented to by holders of the Western Common Shares voting in the manner directed by the Court.

APPENDIX “B”
INTERIM ORDER

Commercial List Court File No.  CV-09-8124-CL

ONTARIO
SUPERIOR COURT OF JUSTICE
COMMERCIAL LIST

THE HONOURABLE MR.	)	TUESDAY, THE 7th DAY
)
JUSTICE MORAWETZ	)	OF APRIL, 2009

BETWEEN:

WESTERN GOLDFIELDS INC.

Applicant

IN THE MATTER OF Section 182 of the BUSINESS CORPORATIONS ACT (ONTARIO), being Chapter B.16 of The Revised Statutes of Ontario 1990, as amended

AND IN THE MATTER OF a Proposed Arrangement involving WESTERN GOLDFIELDS INC. and
NEW GOLD INC.

INTERIM ORDER

THIS MOTION made by the Applicant, Western Goldfields Inc. (“Western”) pursuant to section 182 of the Business Corporations Act (Ontario), R.S.O. 1990, c. B.16, as amended (the “OBCA”), for an interim order for advice and directions in connection with the within application (the “Application”), was heard this day at 330 University Avenue, 8th Floor, Toronto, Ontario.

ON READING the Notice of Application, the Notice of Motion and the Affidavit of Brian Penny, Chief Financial Officer of Western, sworn April 3, 2009 (the “Supporting Affidavit”), and the exhibits thereto, and on hearing the submissions of counsel for Western and counsel for New Gold Inc. (“New Gold”) and 2199371 Ontario Inc. (“New Gold Subco”).

Definitions

1.                             THIS COURT ORDERS that all capitalized terms not otherwise defined in this Order shall have the meanings ascribed thereto in the draft management information circular of Western and joint management circular supplement (collectively, the “Circular”) of Western and New Gold attached as Exhibit “A” to the Supporting Affidavit.

The Meeting

2.                             THIS COURT ORDERS that Western shall be permitted to call, hold and conduct the Meeting, at which holders of common shares of Western (the “Western Shareholders”) will be asked to, among other things, consider and, if deemed advisable, pass, with or without variation, the Arrangement Resolution, a copy of which is located in the Circular, to, among other things, authorize, approve and adopt the Plan of Arrangement.

3.                             THIS COURT ORDERS that the record date (the “Record Date”) for the Meeting shall be 5:00 p.m. (Toronto time) on April 8, 2009 and that the Record Date will not change in respect of any adjournments or postponements of the Meeting.

4.                             THIS COURT ORDERS that the Meeting shall be called, held and conducted in accordance with the Notice of Special Meeting forming part of the Circular (the “Notice”), the OBCA, the articles and by-laws of Western, subject to the terms of this Order and any further Order of this Honourable Court.  For the purposes of the Meeting, the quorum requirement shall be two (2) persons being present in person, each being a shareholder entitled to vote at the Meeting or a duly appointed proxyholder for an absent shareholder so entitled and holding or representing no less than five percent (5%) of the issued and outstanding Common Shares of Western.

5.                             THIS COURT ORDERS that the only persons entitled to attend at the Meeting shall be: (a) the Western Shareholders or their respective proxy holders; (b) the officers, directors, auditors and advisors of Western; (c) representatives and advisors of New Gold; and (d) other persons who may receive the permission of the Chair of the Meeting.

6.                             THIS COURT ORDERS that at the Meeting, Western may also transact such other business as is contemplated by the Circular or as otherwise may be properly brought before the Meeting.

Amendments to the Arrangement and Plan of Arrangement

7.                             THIS COURT ORDERS that Western is authorized, subject to the terms of the Business Combination Agreement and without additional notice to the Western Shareholders, to make such amendments, revisions and/or supplements to the Arrangement and to the Plan of Arrangement as it may determine, and the Arrangement and the Plan of Arrangement, as so amended, revised and/or supplemented, shall be the Arrangement and the Plan of Arrangement to be submitted to the Western Shareholders at the Meeting and shall be the subject of the Arrangement Resolution.  If such amendment, revision or supplement is made following the Meeting, it shall be subject to approval by this court at the hearing for the Final Order.  For greater clarity and notwithstanding any of the foregoing, the deletion of the steps described in paragraphs 3.01(e), (f), (g) and (h) of the Plan of Arrangement in the manner contemplated in section 7.01(ii) of the Business Combination Agreement, and as described in the Circular, can be effected at any time prior to the filing of articles of arrangement with respect to the Arrangement without any further approval.

Adjournments and Postponements

8.                             THIS COURT ORDERS that Western, if it deems advisable and subject to the terms of the Business Combination Agreement, is specifically authorized to adjourn or postpone the Meeting on one or more occasions, without the necessity of first convening the Meeting or first obtaining any vote of Western Shareholders respecting the adjournment or postponement.  Notice of any such adjournment or postponement shall be given by such method as Western may determine is appropriate in the circumstances. This provision shall not limit the authority of the Chair of the Meeting in respect of adjournments, provided that the Chair of the Meeting will abide by the terms of the Business Combination Agreement.

Notice of the Meeting

9.                             THIS COURT ORDERS that Western shall give notice of the Meeting, substantially in the form of the Notice, subject to Western’s ability to change dates and other relevant information in the final form of Notice.  The Notice shall be given in accordance with paragraph 13 of this Order.

Solicitation of Proxies

10.                             THIS COURT ORDERS that Western is authorized to use proxies at the Meeting, substantially in the form accompanying the Circular, subject to Western’s ability to insert dates and other relevant information in the final form of proxy, subject to this Interim Order and the terms of the Business Combination Agreement.  Western and New Gold are authorized, at their expense, to solicit proxies, directly and through their officers, directors and employees, and through such agents or representatives as they may retain for that purpose, and by mail or such other forms of personal or electronic communication as they may determine, subject to the terms of the Business Combination Agreement.

11.                             THIS COURT ORDERS that any proxy to be used at the Meeting must be received by Computershare Investor Services Inc. (“Computershare”) at 9th floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1 or, in any case not later than 4:30 p.m. (Toronto time) on May 12, 2009 or not later than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the Meeting, if it is adjourned.  Notwithstanding the foregoing, and subject to the terms of the Business Combination Agreement, Western may waive, subject to the consent of New Gold, but has no obligation to do so, the time limits for the deposit of proxies by Western Shareholders if Western deems it advisable to do so.

12.                           THIS COURT ORDERS that, unless a Western Shareholder who has granted a proxy has agreed that it shall be irrevocable, a Western Shareholder will be entitled to revoke a proxy given at any time prior to the exercise thereof at the Meeting:

(a)
by completing and signing a proxy bearing a later date and depositing it with Western’s transfer agent, Computershare, so that it is received on or before 4:30 P.M. (Toronto time) on May 12, 2009 or not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to any date to which the Meeting may be postponed or adjourned;

(b)
by depositing an instrument in writing executed by the Western Shareholder or by the Western Shareholder’s attorney authorized in writing with Computershare or at the registered office of Western at any time up to and including the last Business Day immediately preceding the day of the Meeting or any adjournment thereof, or with the Chair of the Meeting on the day of but prior to the commencement of the Meeting or any adjournment thereof; or

(c)	in any other manner permitted by law.

Method of Distribution of Meeting Materials and Court Materials

13.                           THIS COURT ORDERS that Western is hereby authorized to distribute the Notice of Application, this Order, the Notice, the Circular, the form of proxy, the Letter of Transmittal and any other communications or documents determined by Western to be necessary or desirable (collectively, the “Meeting Materials”), as applicable:

(a)
to (i) registered Western Shareholders entitled to vote as at the Record Date, (ii) the directors of Western, and (iii) the auditor of Western; respectively, by pre-paid ordinary mail, by delivery, in person or by courier, not later than twenty-one (21) days prior to the date established for the Meeting in the Notice.  Distribution to such persons shall be to their addresses as they appear on the books and records of Western as of the Record Date;

(b)
to Non-Registered Western Shareholders by Western complying with its obligations under National Instrument 54-101 of the Canadian Securities Administrators, but in the case of the form of proxy or the Letter of Transmittal, as requested by intermediaries or registered nominees; and

(c)
to New Gold by pre-paid ordinary mail, by delivery, in person or by courier at the head office of New Gold not later than twenty-one (21) days prior to the date established for the Meeting in the Notice.

14.                           THIS COURT ORDERS that Western is hereby authorized to distribute the Notice of Application, this Order, the Notice, the Circular and any other communications or documents determined by Western to be necessary or desirable (collectively, the “Court Materials”), concurrently with the distribution described in paragraph 13 of this Order, to Western Optionholders and Western Warrantholders by pre-paid ordinary mail or by delivery, in person or by courier, or, for those holders of Western Options that are currently employees, officers or directors of Western, by email.  Distribution to such persons shall be to their addresses (whether electronic or otherwise) as they appear on the books and records of Western as of the Record Date.  In any event, distribution of the Meeting Materials or the Court Materials by regular mail shall be deemed to be effective on the third (3rd) business day after mailing, and distribution thereof by fax, email or courier shall be deemed to be effective on the first business day after distribution in such manner.

15.                           THIS COURT ORDERS that Western is hereby authorized to make such amendments, revisions or supplements (“Additional Information”) to the Meeting Materials and/or Court Materials as Western may determine in accordance with the terms of the Business Combination Agreement, and Western shall distribute such Additional Information by press release, newspaper advertisement, by pre-paid ordinary mail, by delivery, in person or by courier, or by the most reasonably practicable method in the circumstances as Western may determine.

16.                           THIS COURT ORDERS that distribution of the Meeting Materials and Court Materials, as well as any Additional Information, pursuant to paragraphs 13, 14 and 15 of this Order, shall constitute good and sufficient service and notice thereof upon all such persons of the Meeting and the within Application. Further, no other form of service of the Meeting Materials, the Court Materials or any Additional Information or any portion thereof need be made, or notice given or other material served in respect of these proceedings and/or the Meeting to the persons described in paragraphs 13, 14 and 15 of this Order or to any other persons.

17.                           THIS COURT ORDERS that a failure or omission to distribute the Meeting Materials, the Court Materials and/or any Additional Information in accordance with paragraphs 13, 14 and 15 of this Order as a result of mistake or of events beyond the control of Western shall not constitute a breach of this Order or a defect in the calling of the Meeting and shall not invalidate any resolution passed or proceedings taken at the Meeting, but if any such failure or omission is brought to the attention of Western, then Western shall use commercially reasonable efforts to rectify it.

Voting

18.                           THIS COURT ORDERS that the only persons entitled to vote in person or by proxy on the Arrangement Resolution or such other business as may be properly brought before the Meeting shall be the Western Shareholders as at the Record Date, subject to the provisions of the OBCA.

19.                           THIS COURT ORDERS that, subject to further Order of this Court, the Arrangement Resolution must be passed at the Meeting by the affirmative vote of:

(a)
not less than two-thirds of the votes cast in respect of the Arrangement Resolution by the Western Shareholders present in person, or represented by proxy, at the Meeting who are entitled to vote in accordance with paragraph 18 above; and

(b)
at least a simple majority of the votes cast by the Minority Shareholders present in person, or represented by proxy, at the Meeting, being all of the Western Shareholders present in person or by proxy at the Meeting, other than Raymond Threlkeld and any other director(s) and/or officer(s) who will receive a “collateral benefit” as a result of the Arrangement and any “related parties” thereto (“collateral benefit” and “related parties” being terms as defined in Multilateral Instrument 61 – 101 – Protection of Minority Securityholders in Special Transactions of the Canadian Securities Administrators).

Such votes shall be sufficient to authorize and direct Western to do all such acts and things as may be necessary or desirable to give effect to the Arrangement and the Plan of Arrangement on a basis consistent with what is provided for in the Circular without the necessity of any further approval by the Western Shareholders, subject only to final approval of the Arrangement by this Honourable Court.

20.                           THIS COURT ORDERS that in respect of the vote on the Arrangement Resolution, each Western Shareholder is entitled to one vote for each Western Share held.  Illegible votes, spoiled votes, defective votes and abstentions shall be deemed not to be votes cast.  Proxies that are properly signed and dated but which do not contain voting instructions shall be voted in favour of the Arrangement Resolution.

21.                           THIS COURT ORDERS that in respect of matters properly brought before the Meeting pertaining to items of business affecting Western (other than in respect of the Arrangement Resolution), each Western Shareholder is entitled to one vote for each Western Share held.  Illegible votes, spoiled votes, defective votes and abstentions shall be deemed not to be votes cast.

Dissent Rights

22.                           THIS COURT ORDERS that eligible registered Western Shareholders shall be entitled to exercise Dissent Rights with respect to the Arrangement Resolution, in accordance with and in compliance with section 185 of the OBCA (except as varied by this Order and the Plan of Arrangement), provided that any Western Shareholder who wishes to dissent must, as a condition precedent thereto, provide written objection to the Arrangement Resolution in the form required by the OBCA, which written objection to the Arrangement Resolution must be received by Western no later than 5:00 p.m. (Toronto time) on the Business Day which is one business day before the Meeting or any date to which the Meeting may be postponed or adjourned.

23.         THIS COURT ORDERS that eligible registered Western Shareholders who duly exercise such Dissent Rights and who:

(a)
are ultimately determined to be entitled to be paid by Western the fair value for their Western Shares, which fair value, notwithstanding anything to the contrary contained in the OBCA, shall be determined as the fair value of such shares immediately before the passing of the Arrangement Resolution, shall be deemed to have transferred such Western Shares to New Gold as set out in subsection 3.01(a) of the Plan of Arrangement and shall be paid an amount equal to such fair value by New Gold; or

(b)
are ultimately not entitled, for any reason, to be paid fair value for their Western Shares shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-Dissenting Shareholder, and shall be entitled to receive only the consideration prescribed by the Plan of Arrangement that such holder would have received pursuant to the Arrangement if such holder had not exercised Dissent Rights.

but in no case shall New Gold, Western or any other person be required to recognize any Dissenting Shareholder as a holder of Western Shares after the Effective Time, and the names of each Dissenting Shareholder shall be deleted from the register of holders of Western Shares at the Effective Time.

24.         THIS COURT ORDERS that, for the purposes of the Dissent Rights available to eligible registered Western Shareholders in connection with the Arrangement:

(a)	the term “court” referred to in section 185 of the OBCA means this Honourable Court; and

(b)	the terms “a corporation” and “the corporation” referred to in section 185 of the OBCA means “Western”.

Hearing of Application for Approval of the Arrangement

25.         THIS COURT ORDERS that, upon the passing of the Arrangement Resolution pursuant to the provisions of paragraph 19 hereof, Western shall be permitted to apply to this Honourable Court for final approval of the Arrangement pursuant to the within Notice of Application.

26.         THIS COURT ORDERS that the only persons entitled to appear and be heard at the hearing of the within Application shall be:

(a)	counsel for Western;

(b)	counsel for New Gold and New Gold Subco;

(c)	New Gold and New Gold Subco; and

(d)	any person who has filed a Notice of Appearance herein in accordance with the provisions hereof, the Notice of Application and the Rules of Civil Procedure.

27.         THIS COURT ORDERS that any Notice of Appearance served in response to the Notice of Application shall be served on counsel for Western at the following address:  Cassels Brock & Blackwell LLP, Suite 2100, 40 King Street West, Toronto, Ontario  M5H 3C2, Attention:  Robert B. Cohen, with a copy to counsel for New Gold and New Gold Subco at the following address:  Lawson Lundell LLP, 1600 Cathedral Place, 925 West Georgia Street, Vancouver, British Columbia V6C 3L2, Attention: Craig Ferris.

28.         THIS COURT ORDERS that in the event the within Application for final approval does not proceed on the date set forth in the Notice of Application, and is adjourned, only those persons set out in paragraph 26 shall be entitled to be given notice of the adjourned date.

29.         THIS COURT ORDERS that any materials to be filed by Western in support of the within Application for final approval of the Arrangement may be filed up to one day prior to the hearing of the Application without further order of this Honourable Court.

Precedence

30.         THIS COURT ORDERS that, to the extent of any inconsistency or discrepancy between this Order and the terms of any instrument creating, governing or collateral to the Western Shares, the Western Options, the Western Warrants or the articles or by-laws of Western, this Order shall govern.

Extra-Territorial Assistance

31.         THIS COURT seeks and requests the aid and recognition of any court or any judicial, regulatory or administrative body in any Province of Canada and any judicial, regulatory or administrative tribunal or other court constituted pursuant to the Parliament of  Canada or the legislature of any province and any court or any judicial, regulatory or administrative body of the United States to act in aid of and to assist this Honourable Court in carrying out the terms of this Order.

Variance

32.         THIS COURT ORDERS that Western shall be entitled to seek leave to vary this Order upon such terms and upon the giving of such notice as this Honourable Court may direct.

“Justice Morawetz”

IN THE MATTER OF WESTERN GOLDFIELDS INC.	Commercial List Court File No.: CV-09-8124-CL
Applicant

ONTARIO SUPERIOR COURT OF JUSTICE COMMERCIAL LIST Proceeding commenced at TORONTO
INTERIM ORDER
CASSELS BROCK & BLACKWELL LLP Scotia Plaza, Suite 2100 40 King Street West Toronto, Ontario M5H 3C2 Robert B. Cohen LSUC#: 32187D Tel: 416-869-5425 Fax: 416-350-6929 Lawyers for the Applicant

APPENDIX “C”
NOTICE OF APPLICATION FOR FINAL ORDER

Commercial List Court File No. CV-09-8124-00CL

ONTARIO
SUPERIOR COURT OF JUSTICE
COMMERCIAL LIST

BETWEEN:

WESTERN GOLDFIELDS INC.

Applicant

IN THE MATTER OF Section 182 of the BUSINESS CORPORATIONS ACT (ONTARIO), being Chapter B.16 of The Revised Statutes of Ontario 1990, as amended

AND IN THE MATTER OF a Proposed Arrangement involving WESTERN GOLDFIELDS INC. and
NEW GOLD INC.

NOTICE OF APPLICATION

A LEGAL PROCEEDING HAS BEEN COMMENCED by the applicant.  The claim made by the applicant appears on the following pages.

THIS APPLICATION will be made to a judge presiding over the Commercial List on Wednesday, May 27, 2009 at 10:00 a.m. at 330 University Avenue, 8th Floor, Toronto, Ontario.

IF YOU WISH TO OPPOSE THIS APPLICATION, to receive notice of any step in the application or to be served with the documents in the application, you or an Ontario lawyer acting for you must prepare a notice of appearance in Form 38A prescribed by the Rules of Civil Procedure, serve it on the applicant’s lawyer(s) or, where the applicant does not have a lawyer, serve it on the applicant, and file it, with proof of service, in this court office, and you or your lawyers(s) must appear at the hearing.

IF YOU WISH TO PRESENT AFFIDAVIT OR OTHER DOCUMENTARY EVIDENCE TO THE COURT OR TO EXAMINE OR CROSS-EXAMINE WITNESSES ON THE APPLICATION, you and your lawyer(s) must, in addition to serving your notice of appearance, serve a copy of the evidence on the applicant’s lawyer(s) or, where the applicant does not have a lawyer, serve it on the applicant, and file it, with proof of service, in the court office where the application is to be heard as soon as possible, but not later than 2 p.m. on the day before the hearing.

IF YOU FAIL TO APPEAR AT THE HEARING, JUDGMENT MAY BE GIVEN IN YOUR ABSENCE AND WITHOUT FURTHER NOTICE TO YOU.  IF YOU WISH TO DEFEND THIS PROCEEDING BUT ARE UNABLE TO PAY LEGAL FEES, LEGAL AID MAY BE AVAILABLE TO YOU BY CONTACTING A LEGAL AID OFFICE.

Date April 6, 2009	Issued by	“Christina Irwin”
Local Registrar

	Address of court office	330 University Avenue 7th floor Toronto ON M5G 1R7

TO:	ALL HOLDERS OF SHARES, OPTIONS AND WARRANTS
OF WESTERN GOLDFIELDS INC.
AS AT APRIL 8, 2009

AND TO:	ALL DIRECTORS OF WESTERN GOLDFIELDS INC.
AS AT APRIL 8, 2009

AND TO:	THE AUDITORS OF WESTERN GOLDFIELDS INC.

AND TO:	LAWSON LUNDELL LLP
1600 Cathedral Place
925 West Georgia Street
Vancouver, British Columbia V6C 3L2

Attention: Craig A. Ferris
Tel: 604-631-9197
Fax: 604-641-2818

Lawyers for New Gold Inc. and 2199371 Ontario Inc.

APPLICATION

1.           THE APPLICANT MAKES APPLICATION FOR:

(a)
an Interim Order for advice and directions of this Honourable Court pursuant to subsection 182(5) of the Business Corporations Act, R.S.O. 1990, c. B.16, as amended (the “OBCA”), with respect to notice and the conduct of a meeting (the “Meeting”) of the holders of shares (collectively, the “Western Shareholders”) of Western Goldfields Inc. (“Western”), and such other matters pertaining to a proposed arrangement (the “Arrangement”) under a plan of arrangement (“Plan of Arrangement”) involving Western, New Gold Inc. (“New Gold”) and 2199371 Ontario Inc., as described below;

(b)
a Final Order of the Superior Court of Justice pursuant to subsections 182(3) and 182(5) of the OBCA approving the Arrangement if it is adopted and approved by the Western Shareholders at the Meeting; and

(c)	such further and other relief as to this Honourable Court seems just.

2.           THE GROUNDS FOR THE APPLICATION ARE:

(a)	section 182 of the OBCA;

(b)	Western is a company existing under the OBCA. The common shares of Western are publicly traded on the Toronto Stock Exchange (the “TSX”) and the NYSE Amex;

(c)	New Gold is a company existing under the British Columbia Business Corporations Act;

(d)
pursuant to the Arrangement, New Gold will acquire each of the outstanding Western common shares (other than those held by dissenting shareholders) (directly or through one or more Qualifying Holdco, as such term is defined under the Plan of Arrangement) and each of the outstanding shares of each Qualifying Holdco that has elected the Holdco Alternative (as such term is defined under the Plan of Arrangement), in consideration of one New Gold common share and $0.0001 in cash for each Western common share so directly or indirectly acquired, with Western options being replaced with options to acquire New Gold common shares and, except in certain circumstances, the Western warrants being exchanged for New Gold warrants, and Western merging with 2199371 Ontario Inc., a wholly owned subsidiary of New Gold, with Western continuing as the surviving entity, all as set out in the Plan of Arrangement.

(e)	all statutory requirements under the OBCA have been, or will be, fulfilled by the return date of this Application;

(f)
the directions set out and shareholder approvals required pursuant to any Interim Order this Court may grant have been followed and obtained, or will be followed and obtained, by the return date of this Application;

(g)	the Arrangement is in the best interests of Western;

(h)	the Arrangement is procedurally and substantively fair and reasonable to all affected parties and securityholders;

(i)
pursuant to an interim order (the “Interim Order”) of this Court to be obtained by Western, notice of this application will be served on all Western Shareholders at their respective registered addresses as they appear on the books of Western at the close of business on April 8, 2009, including those Western Shareholders whose registered addresses are outside the Province of Ontario.  Service of these proceedings on persons outside Ontario will be effected pursuant to Rules 17.02(n) and (o) of the Rules of Civil Procedure and the Interim Order.  With respect to all other persons and entities having an interest in the affairs of Western, notice of this application will be given in accordance with the provisions of the Interim Order;

(j)	the Application has a material connection to the Toronto Region;

(k)	Rules 14.05 and 38 of the Rules of Civil Procedure; and

(l)	such further and other grounds as counsel may advise and this Honourable Court may permit.

3.           THE FOLLOWING DOCUMENTARY EVIDENCE will be used at the hearing of the application:

(a)	the affidavit of Brian Penny, Chief Financial Officer of Western, sworn in April of 2009;

(b)	a supplementary affidavit to be filed after the Meeting and detailing the events there at;

(c)	such further affidavits of deponents on behalf of Western reporting as to compliance with the Interim Order; and

(d)	such further and other documentary evidence as may be necessary for the hearing of the application and as may be permitted by the Court.

April 6, 2009	CASSELS BROCK & BLACKWELL LLP
Scotia Plaza, Suite 2100
40 King Street West
Toronto, Ontario M5H 3C2

Robert B. Cohen LSUC#: 32187D
Tel: 416-869-5425
Fax: 416-350-6929

Lawyers for the Applicant

IN THE MATTER OF WESTERN GOLDFIELDS INC.	Commercial List Court File No.:CV-09-8124-00CL
Applicant

ONTARIO SUPERIOR COURT OF JUSTICE COMMERCIAL LIST Proceeding commenced at TORONTO
NOTICE OF APPLICATION
CASSELS BROCK & BLACKWELL LLP Scotia Plaza, Suite 2100 40 King Street West Toronto, Ontario M5H 3C2 Robert B. Cohen LSUC#: 32187D Tel: 416-869-5425 Fax: 416-350-6929 Lawyers for the Applicant

APPENDIX “D”
DISSENT RIGHTS

SECTION 185 OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

Rights of dissenting shareholders

185.	(1)	Subject to subsection (3) and to sections 186 and 248, if a corporation resolves to,

(a)	amend its articles under section 168 to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation;

(b)	amend its articles under section 168 to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;

(c)	amalgamate with another corporation under sections 175 and 176;

(d)	be continued under the laws of another jurisdiction under section 181; or

(e)	sell, lease or exchange all or substantially all its property under subsection 184 (3),

a holder of shares of any class or series entitled to vote on the resolution may dissent.

Idem

(2)
If a corporation resolves to amend its articles in a manner referred to in subsection 170 (1), a holder of shares of any class or series entitled to vote on the amendment under section 168 or 170 may dissent, except in respect of an amendment referred to in,

(a)	clause 170 (1) (a), (b) or (e) where the articles provide that the holders of shares of such class or series are not entitled to dissent; or

(b)	subsection 170 (5) or (6).

One class of shares

(2.1)	The right to dissent described in subsection (2) applies even if there is only one class of shares.

Exception

(3)
A shareholder of a corporation incorporated before the 29th day of July, 1983 is not entitled to dissent under this section in respect of an amendment of the articles of the corporation to the extent that the amendment,

(a)	amends the express terms of any provision of the articles of the corporation to conform to the terms of the provision as deemed to be amended by section 277; or

(b)	deletes from the articles of the corporation all of the objects of the corporation set out in its articles, provided that the deletion is made by the 29th day of July, 1986.

Shareholder’s right to be paid fair value

(4)
In addition to any other right the shareholder may have, but subject to subsection (30), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents becomes effective, to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted.

No partial dissent

(5)
A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the dissenting shareholder on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

Objection

(6)
A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting or of the shareholder’s right to dissent.

Idem

(7)	The execution or exercise of a proxy does not constitute a written objection for purposes of subsection (6).

Notice of adoption of resolution

(8)
The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (6) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn the objection.

Idem

(9)	A notice sent under subsection (8) shall set out the rights of the dissenting shareholder and the procedures to be followed to exercise those rights.

Demand for payment of fair value

(10)
A dissenting shareholder entitled to receive notice under subsection (8) shall, within twenty days after receiving such notice, or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing,

(a)	the shareholder’s name and address;

(b)	the number and class of shares in respect of which the shareholder dissents; and

(c)	a demand for payment of the fair value of such shares.

Certificates to be sent in

(11)
Not later than the thirtieth day after the sending of a notice under subsection (10), a dissenting shareholder shall send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

Idem

(12)	A dissenting shareholder who fails to comply with subsections (6), (10) and (11) has no right to make a claim under this section.

Endorsement on certificate

(13)
A corporation or its transfer agent shall endorse on any share certificate received under subsection (11) a notice that the holder is a dissenting shareholder under this section and shall return forthwith the share certificates to the dissenting shareholder.

Rights of dissenting shareholder

(14)
On sending a notice under subsection (10), a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shares as determined under this section except where,

(a)	the dissenting shareholder withdraws notice before the corporation makes an offer under subsection (15);

(b)	the corporation fails to make an offer in accordance with subsection (15) and the dissenting shareholder withdraws notice; or

(c)
the directors revoke a resolution to amend the articles under subsection 168 (3), terminate an amalgamation agreement under subsection 176 (5) or an application for continuance under subsection 181 (5), or abandon a sale, lease or exchange under subsection 184 (8), in which case the dissenting shareholder’s rights are reinstated as of the date the dissenting shareholder sent the notice referred to in subsection (10), and the dissenting shareholder is entitled, upon presentation and surrender to the corporation or its transfer agent of any certificate representing the shares that has been endorsed in accordance with subsection (13), to be issued a new certificate representing the same number of shares as the certificate so presented, without payment of any fee.

Offer to pay

(15)
A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (10), send to each dissenting shareholder who has sent such notice,

(a)
a written offer to pay for the dissenting shareholder’s shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or

(b)	if subsection (30) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

Idem

(16)	Every offer made under subsection (15) for shares of the same class or series shall be on the same terms.

Idem

(17)
Subject to subsection (30), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (15) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

Application to court to fix fair value

(18)
Where a corporation fails to make an offer under subsection (15) or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as the court may allow, apply to the court to fix a fair value for the shares of any dissenting shareholder.

Idem

(19)
If a corporation fails to apply to the court under subsection (18), a dissenting shareholder may apply to the court for the same purpose within a further period of twenty days or within such further period as the court may allow.

Idem

(20)	A dissenting shareholder is not required to give security for costs in an application made under subsection (18) or (19).

Costs

(21)	If a corporation fails to comply with subsection (15), then the costs of a shareholder application under subsection (19) are to be borne by the corporation unless the court otherwise orders.

Notice to shareholders

(22)
Before making application to the court under subsection (18) or not later than seven days after receiving notice of an application to the court under subsection (19), as the case may be, a corporation shall give notice to each dissenting shareholder who, at the date upon which the notice is given,

(a)	has sent to the corporation the notice referred to in subsection (10); and

(b)	has not accepted an offer made by the corporation under subsection (15), if such an offer was made,

of the date, place and consequences of the application and of the dissenting shareholder’s right to appear and be heard in person or by counsel, and a similar notice shall be given to each dissenting shareholder who, after the date of such first mentioned notice and before termination of the proceedings commenced by the application, satisfies the conditions set out in clauses (a) and (b) within three days after the dissenting shareholder satisfies such conditions.

Parties joined

(23)
All dissenting shareholders who satisfy the conditions set out in clauses (22)(a) and (b) shall be deemed to be joined as parties to an application under subsection (18) or (19) on the later of the date upon which the application is brought and the date upon which they satisfy the conditions, and shall be bound by the decision rendered by the court in the proceedings commenced by the application.

Idem

(24)
Upon an application to the court under subsection (18) or (19), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall fix a fair value for the shares of all dissenting shareholders.

Appraisers

(25)	The court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

Final order

(26)
The final order of the court in the proceedings commenced by an application under subsection (18) or (19) shall be rendered against the corporation and in favour of each dissenting shareholder who, whether before or after the date of the order, complies with the conditions set out in clauses (22) (a) and (b).

Interest

(27)
The court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

Where corporation unable to pay

(28)
Where subsection (30) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (26), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

Idem

(29)	Where subsection (30) applies, a dissenting shareholder, by written notice sent to the corporation within thirty days after receiving a notice under subsection (28), may,

(a)	withdraw a notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder’s full rights are reinstated; or

(b)
retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

Idem

(30)	A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that,

(a)	the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or

(b)	the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.

Court order

(31)
Upon application by a corporation that proposes to take any of the actions referred to in subsection (1) or (2), the court may, if satisfied that the proposed action is not in all the circumstances one that should give rise to the rights arising under subsection (4), by order declare that those rights will not arise upon the taking of the proposed action, and the order may be subject to compliance upon such terms and conditions as the court thinks fit and, if the corporation is an offering corporation, notice of any such application and a copy of any order made by the court upon such application shall be served upon the Commission.

Commission may appear

(32)	The Commission may appoint counsel to assist the court upon the hearing of an application under subsection (31), if the corporation is an offering corporation.

APPENDIX “E”
NEW GOLD INC. UNAUDITED PRO-FORMA
CONSOLIDATED
FINANCIAL STATEMENTS DECEMBER 31, 2008

Unaudited pro forma consolidated financial statements of

New Gold Inc.

New Gold Inc.
Pro forma consolidated balance sheet
as at December 31, 2008
(Unaudited)
(Expressed in thousands of U.S. dollars)
		Western			New Gold
	New Gold	Goldfields	Note	Pro forma	consolidated
	Inc.	Inc.	4	adjustments	pro forma
	$	$		$	$
		(Schedule 1)
Assets
Current assets
Cash and cash equivalents	185,668	11,275	(a)(i)	2,125	199,068
Restricted cash	-	7,500		-	7,500
Accounts receivable	11,232	2,550		-	13,782
Inventories and stockpiled ore	39,402	34,924		-	74,326
Future income and mining taxes	2,690	2,113		-	4,803
Prepaid expenses and other	3,945	1,747		-	5,692
	242,937	60,109		2,125	305,171

Investments	77,016	8,934		-	85,950
Mining interests	1,618,761	120,008	(a)(i)	262,852	2,001,621
Intangible royalty asset	14,087	-		-	14,087
Other assets	4,900	1,751		-	6,651
Future income and mining taxes	-	18,985		-	18,985
	1,957,701	209,787		264,977	2,432,465

Liabilities
Current liabilities
Accounts payable and accrued liabilities	41,382	7,484	(a)(i)	5,067	60,433
			(a)(vi)	6,500
Short-term borrowings	7,193	-		-	7,193
Current portion of mark to market loss on gold hedging contracts	-	5,606		-	5,606
Current portion of mark to market loss on fuel hedging contracts	-	540		-	540
Income and mining taxes payable	5,126	-		-	5,126
Current portion of long-term debt	-	11,656		-	11,656
Current portion of reclamation and closure obligations	-	339		-	339
	53,701	25,625		11,567	90,893

Reclamation and closure cost obligations	21,949	4,737		-	26,686
Future income and mining taxes	224,068	-	(a)(i)	102,512	326,580
Long-term debt	212,387	54,218		-	266,605
Employee benefits and other	3,808	-		-	3,808
Mark to market loss on gold hedging contracts	-	39,580		-	39,580
Mark to market loss on fuel hedging contracts	-	391		-	391
	515,913	124,551		114,079	754,543

Shareholders' equity
Common shares	1,321,110	133,383	(a)(ii)	(133,383)	1,549,459
			(a)(iii)	218,286
			(a)(iv)	10,063
Contributed surplus	65,409	8,291	(a)(ii)	(8,291)	67,536
			(a)(v)	2,127
Share purchase warrants	145,614	-	(a)(v)	5,658	151,272
Equity component of convertible debentures	21,604	-		-	21,604
Accumulated other comprehensive loss	(406)	-		-	(406)
Deficit	(111,543)	(56,438)	(a)(ii)	56,438	(111,543)
	1,441,788	85,236		150,898	1,677,922
	1,957,701	209,787		264,977	2,432,465

New Gold Inc.
Pro forma consolidated statement of operations
year ended December 31, 2008
(Unaudited)
(Expressed in thousands of U.S. dollars except per share amounts)

	Pro forma	Western			New Gold
	New Gold	Goldfields	Note	Pro forma	consolidated
	Inc.	Inc.	4	adjustments	pro forma
	$	$		$	$
	(Schedule 3)	(Schedule 2)

Revenues	261,632	95,427		-	357,059
Operating expenses	(193,268)	(52,133)		-	(245,401)
Depreciation and depletion	(41,277)	(9,123)	(a)(vii)	(13,780)	(64,180)
Earnings from mine operations	27,087	34,171		(13,780)	47,478

Corporation administration	(43,667)	(6,061)		-	(49,728)
Exploration	(9,104)	(1,106)		-	(10,210)
Write-down of mineral interests	(165,252)	-		-	(165,252)

(Loss) earnings from operations	(190,936)	27,004		(13,780)	(177,712)
Other income (expense)
Interest and other income	8,125	1,093		-	9,218
Impairment of investments	-	-		-	-
Realized and unrealized gain on mark to market of gold forward sales contracts	-	13,078		-	13,078
Unrealized loss on mark to market of fuel forward contracts	-	(931)		-	(931)
Amortization of deferred debt issuance costs	-	(461)		-	(461)
Interest and finance fees	(20,174)	(4,127)		-	(24,301)
Gain (loss) on foreign exchange	68,972	(3,820)		-	65,152

(Loss) earnings before taxes	(134,013)	31,836		(13,780)	(115,957)
Income and mining taxes	5,180	(14,675)	(a)(viii)	5,374	(4,121)
Net (loss) earnings	(128,833)	17,161		(8,406)	(120,078)

Earnings per share
Basic	(0.69)	0.13			(0.34)
Diluted	(0.69)	0.12			(0.34)

Weighted average number of shares outstanding
(in thousands)
Basic	148,126	136,170			352,134
Diluted	148,126	148,172			352,134

New Gold Inc.

Notes to the pro forma consolidated financial statements

December 31, 2008

(Unaudited)

(Expressed in thousands of U.S. dollars, unless otherwise noted)

1.	Basis of presentation

On June 30, 2008 New Gold Inc., Metallica Resources Inc. and Peak Gold Ltd. completed a business combination and the acquisition of assets (the “Transaction”).  In accordance with the provisions of the Canadian Institute of Chartered Accountants (“CICA”) Handbook Section 1581, Business Combinations, Peak Gold has been identified as the acquirer for accounting purposes.  Following completion of the Transaction, Peak Gold is now known as New Gold Inc. (“New Gold”).  References to NGI in these unaudited pro forma statements refer to transactions involving the pre-transaction public company New Gold Inc.

The unaudited pro forma consolidated financial statements have been prepared in connection with the proposed acquisition by New Gold of Western Goldfields Inc. (“Western Goldfields”).  The unaudited pro forma consolidated financial statements have been prepared for illustrative purposes only and give effect to the proposed transaction and recent acquisitions completed by New Gold pursuant to the assumptions described in Note 2, Note 3 and Note 4 to these pro forma consolidated financial statements.  The unaudited pro forma consolidated balance sheet as at December 31, 2008 gives effect to the transactions as if they had occurred as of December 31, 2008.  The unaudited pro forma consolidated statement of operations for the year ended December 31, 2008 gives effect to the transactions as if they were completed on January 1, 2008.

The pro forma consolidated financial statements are not necessarily indicative of the operating results or financial condition that would have been achieved if the transactions had been completed on the dates or for the periods presented, nor do they purport to project the results of operations or financial position of the consolidated entities for any future period or as of any future date.  The pro forma consolidated financial statements do not reflect any special items such as integration costs or operating synergies that may be incurred as a result of the acquisitions.

The pro forma adjustments and allocations of the purchase price are based in part on estimates of the fair value of assets acquired and liabilities to be assumed.  The final purchase price allocation will be completed after valuations are finalized as of the date of the completion of the acquisition.

In preparing the unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statement of operations, the following historical information was used:

(a)	the audited consolidated financial statements of New Gold for the year ended December 31, 2008 prepared in accordance with Canadian GAAP;

(b)
the audited consolidated financial statements of Western Goldfields for the year ended December 31, 2008 prepared in accordance with US GAAP and the supplemental financial statement schedule entitled “Reconciliation of United States Generally Accepted Accounting Principles to Canadian Generally Accepted Accounting Principles” presented in Appendix F to the Joint Management Information Circular Supplement;

(c)	the unaudited consolidated statement of operations of Metallica Resources Inc. for the six months ended June 30, 2008 prepared in accordance with Canadian GAAP; and

New Gold Inc.

Notes to the pro forma consolidated financial statements

December 31, 2008

(Unaudited)

(Expressed in thousands of U.S. dollars, unless otherwise noted)

(d)	the unaudited consolidated statement of operations of NGI for the six months ended June 30, 2008 prepared in accordance with Canadian GAAP.

The unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statement of operations should be read in conjunction with the December 31, 2008 audited financial statements including the notes thereto, as listed above.

New Gold Inc.

Notes to the pro forma consolidated financial statements

December 31, 2008

(Unaudited)

(Expressed in thousands of U.S. dollars, unless otherwise noted)

1.	Basis of presentation (continued)

The accounting policies used in preparing the pro forma consolidated financial statements are set out in New Gold’s consolidated financial statements for the year ended December 31, 2008.  While management believes that the Canadian GAAP accounting policies of Western Goldfields are consistent in all material respects, accounting policy differences may be identified upon consummation of the proposed acquisition.

2.	Acquisition of Western Goldfields

On March 4, 2009, New Gold announced that it had entered into a definitive agreement to acquire Western Goldfields.

Shareholders of Western Goldfields will receive one New Gold common share and nominal cash consideration for each one common share of Western Goldfields.  As at December 31, 2008, there were 134,801,286 common shares of Western Goldfields outstanding. Subsequent to year end, an additional 780,000 options were exercised into common shares. For purposes of these pro forma consolidated financial statements it is assumed that 6,250,000 in the money options of Western Goldfields at the date of announcement are exercised into common shares prior to completion of the acquisition.

The 141,831,286 common shares issued to Western Goldfields shareholders have been valued at $1.61 per share.  The value per share was determined with reference to the share price of New Gold common shares for the two days prior to, the day of, and the two days subsequent to the date of the announcement.

On December 31, 2008, there were Western Goldfields equity instruments outstanding providing the holders the right to acquire 19,724,898 common shares of Western Goldfields.  Subsequent to year end, all exercises and cancelled options reduced this to 12,719,898. New Gold has assumed that all options vest immediately upon completion of the transaction.  The equity instruments have an estimated fair value of $7.9 million. The business combination is being accounted for as a purchase transaction.

The Company expects the accounting for the acquisition to result in the consideration given to be significantly in excess of the carrying value of the net assets of Western Goldfields.  There is currently diversity in the mining industry associated with certain aspects of the accounting for business combinations and related goodwill. This diversity includes how companies define Value Beyond Proven and Probable reserves (“VBPP”), what an appropriate reporting unit is and how goodwill is allocated among reporting units. The methods of allocating goodwill have included allocations primarily to a single exploration reporting unit and allocations among individual mine reporting units depending on the relevant circumstances.  New Gold has not completed its determination of the combined company’s reporting units nor its method of allocating goodwill, if any, to those reporting units. The ultimate accounting for VBPP and goodwill may not be comparable to other companies within the mining industry.

New Gold Inc.

Notes to the pro forma consolidated financial statements

December 31, 2008

(Unaudited)

(Expressed in thousands of U.S. dollars, unless otherwise noted)

2.	Acquisition of Western Goldfields (continued)

The allocation of the purchase price has been based upon management’s preliminary estimates and certain assumptions with respect to the fair value increment associated with the assets to be acquired and the liabilities to be assumed.  The actual fair values of the assets and liabilities will be determined as of the date of acquisition and may differ materially from the amounts disclosed below in the assumed pro forma purchase price allocation because of changes in fair values of the assets and liabilities to the date of the transaction, and as further analysis (including of identifiable intangible assets, for which no amounts have been estimated and included in the preliminary amounts shown below) is completed.  Consequently, the actual allocation of the purchase price will likely result in different adjustments than those in the unaudited pro forma consolidated statements of operations.  Following completion of the transaction, the earnings of the combined company will reflect the impact of purchase accounting adjustments, including the effect of changes in the cost bases of both tangible and identifiable intangible assets and liabilities on production costs and depreciation, depletion and amortization expense.

The Company will complete a full and detailed valuation of the Western Goldfields assets using an independent party.  Therefore, it is likely that the fair values of assets and liabilities acquired will vary from those shown below and the differences may be material.

Western Goldfields has estimated that Western Goldfields will incur transaction costs of $5.1 million.

The preliminary purchase price allocation is subject to change and is summarized as follows:

$

Purchase of Western Goldfields shares (135,581,286 common shares)	218,286
Options exercised prior to transaction close (6,250,000 common shares)	10,063
Fair value of options and warrants acquired	7,785
Estimated transaction costs	6,500
Purchase consideration	242,634

The purchase price was allocated as follows:
$

Net working capital acquired (including cash of $13,400)	31,542
Mineral property, plant and equipment	382,860
Other long-term assets	29,670
Long-term liabilities	(98,926)
Future income tax liability	(102,512)
Net identifiable assets	242,634

New Gold Inc.

Notes to the pro forma consolidated financial statements

December 31, 2008

(Unaudited)

(Expressed in thousands of U.S. dollars, unless otherwise noted)

3.	Recent acquisition of Metallica and NGI

On May 9, 2008, the Company entered into an agreement to complete the Transaction with Metallica and NGI.

(a)	Metallica

The acquisition of Metallica has been accounted for as a purchase transaction.  Shareholders of Metallica received 0.9 of a New Gold common share and nominal cash consideration for each one common share of Metallica.

87,447,821 common shares issued to Metallica shareholders were valued at $6.92 per share.  The value per share was determined with reference to the share price of New Gold common shares for the two days prior to, the day of, and the two days subsequent to the date of the announcement on March 31, 2008.  Holders of options, warrants or other convertible instruments of Metallica (“Metallica equity instruments”) exchanged such equity instrument for similar securities of New Gold at an exchange ratio of 0.9 and at a price equivalent to the original price divided by 0.9.

The final allocation of the purchase price based on the consideration paid and Metallica’s net assets acquired is as follows:
$

Issuance of New Gold shares (87,447,821 common shares)	605,139
Fair value of options issued	7,294
Fair value of warrants issued	46,674
Transaction costs	3,651
Purchase consideration	662,758

Net assets acquired
Net working capital acquired (including cash of $34,154)	35,340
Mineral property, plant and equipment	814,352
Other long-term assets	2,214
Long-term liabilities	(3,684)
Future income tax liability	(185,464)
662,758

(b)	NGI

This element of the Transaction has been accounted for as a purchase of assets and assumption of liabilities of NGI by New Gold.

In accordance with the determination that New Gold is the accounting acquirer in this Transaction, the deemed consideration is the market value of the 37,005,717 NGI common shares and, the fair value of options, warrants and convertible or exchangeable securities of NGI currently outstanding.  As at June 30, 2008, there were options, warrants, convertible or exchangeable securities and other rights to acquire an aggregate of 30,678,500 common shares of NGI.  The common shares of NGI have been valued at $7.82 per share, the share price of NGI as of June 30, 2008, the closing date of the Transaction.

New Gold Inc.

Notes to the pro forma consolidated financial statements

December 31, 2008

(Unaudited)

(Expressed in thousands of U.S. dollars, unless otherwise noted)

3.	Recent acquisition of Metallica and NGI (continued)

(b)	NGI (continued)

The final allocation of the purchase price based on the consideration paid and NGI’s net assets acquired is as follows:
$

Issuance of New Gold shares (37,005,717 common shares)	289,538
Fair value of options issued	8,241
Fair value of warrants issued	57,415
Transaction costs	4,011
Purchase consideration	359,205

Net working capital (including cash of $103,564)	85,687
Mineral property, plant and equipment	537,720
Other assets	94,631
Long-term liabilities	(252,892)
Future income tax liability	(84,337)
Convertible debentures	(21,604)
359,205

For the purposes of these pro forma consolidated financial statements, the purchase consideration has been allocated to the fair value of assets acquired and liabilities assumed, including allocation of mining interests to depletable and non-depletable properties, based on management’s best estimates and all available information at the time of the Transaction.

4.	Effect of transactions on the pro forma consolidated financial statements

The pro forma consolidated financial statements and accompanying schedules incorporate the following pro forma assumptions:

(a)	Western Goldfields assumptions

(i)
The assumption that New Gold acquired 100% of the outstanding common shares of Western Goldfields as a result of the transaction.  As per Note 2, this gives rise to an increase to fair value of assets and related future income tax liabilities as follows:

$

Mineral property, plant and equipment	262,852
Cash and cash equivalents	2,125
Accounts payable and accrued liabilities	(5,067)
Future income tax liabilities	(102,512)
157,398
Book value of assets	85,236
Total purchase consideration	242,634

New Gold Inc.

Notes to the pro forma consolidated financial statements

December 31, 2008

(Unaudited)

(Expressed in thousands of U.S. dollars, unless otherwise noted)

4.	Effect of transactions on the pro forma consolidated financial statements (continued)

(a)	Western Goldfields assumptions (continued)

(ii)	These pro forma adjustments eliminate the historical equity accounts of Western Goldfields;

(iii)	This pro forma adjustment reflects the issuance of 135,581,286 shares for $1.61 in connection with the acquisition of 100% of the outstanding common shares of Western Goldfields;

(iv)
This pro forma adjustment reflects the assumption that 6,250,000 in the money options priced at $0.34 at the date of announcement are exercised into common shares prior to completion of the acquisition;

(v)	This pro forma adjustment reflects the fair value of 6,663,718 stock options outstanding with a fair value of $2.1 million and 6,056,180 warrants with a fair value of $5.7 million;

(vi)	This assumption provides for the recording of New Gold’s expenses of the transaction totaling $6.5 million;

(vii)
This pro forma adjustment represents the estimated increase to depreciation and depreciation of $13.8 million for the year ended December 31, 2008 associated with the preliminary fair value adjustment of approximately $262.9 million allocated to mining interests. New Gold has not completed an assessment of the fair values of assets and liabilities and the related business integration plans and synergies. The ultimate purchase price allocation will include possible adjustments to the fair values of depreciable tangible assets, proven and probable reserves, reserves related to current development projects, VBPP and intangible assets after a full review has been completed. The concept of VBPP is described in Emerging Issue Committee, Abstract -152, Mining Assets-Impairment and Business Combinations, (“EIC 152”) and has been interpreted differently by mining companies. The preliminary adjustment to mining interests, as discussed below, includes VBPP attributable to mineralized material that New Gold believes could be brought into production should market conditions warrant. Mineralized material is a mineralized body that has been delineated by appropriately spaced drilling and/or underground sampling to support reported tonnage and average grade of metals. Such a deposit may not qualify as proven and probable reserves until legal and economic feasibility are concluded based upon a comprehensive evaluation of unit costs, grade, recoveries and other material factors. The preliminary adjustments to mining interests do not include adjustments attributable to inferred mineral resources or exploration potential referred to in EIC 152.  New Gold intends to allocate a portion of the purchase price to VBPP, including inferred mineral resources and exploration potential, in accordance with EIC 152 after performing a more thorough analysis to determine the fair value of these assets; and

New Gold Inc.

Notes to the pro forma consolidated financial statements

December 31, 2008

(Unaudited)

(Expressed in thousands of U.S. dollars, unless otherwise noted)

4.	Effect of transactions on the pro forma consolidated financial statements (continued)

(a)	Western Goldfields assumptions (continued)

(viii)
The pro forma balance sheet reflects adjustments for future income taxes based on temporary differences between assigned values of assets and liabilities acquired and of estimated tax basis.  Adjustments to the pro forma statement of operations have an associated tax effect when it is appropriate.  All tax effects have been calculated with reference to the statutory rate in effect during the period for which a statement of operations is provided.

(b)	Metallica assumptions

This pro forma adjustment represents the estimated increase to depreciation, depletion and amortization expense of $6.4 million for the Cerro San Pedro Mine for the period ended June 30, 2008 associated with the fair value adjustment of approximately $234.0 million allocated to mineral property, plant and equipment.

(c)	NGI assumptions

This pro forma adjustment eliminates the impairment for Asset Backed Commercial Paper (“ABCP”) recorded by NGI prior to the Transaction.

5.	New Gold shares outstanding and loss per share

The average number of shares used in the computation of pro forma basic and diluted earnings (loss) per share has been determined as follows:

Basic and diluted (in thousands)

Weighted average shares outstanding for the period	148,126
Issued to acquire Metallica	43,724
Issued to acquire NGI	18,503
Weighted average pro forma shares of New Gold	210,353
Issued to acquire Western Goldfields	141,781
Pro forma basic weighted average shares of New Gold	352,134

New Gold Inc.	Schedule 1
Consolidated balance sheet of Western Goldfields Inc.
as at December 31, 2008
(Unaudited)
(Expressed in thousands of U.S. dollars)

		GAAP	Canadian
	US GAAP	adjustments	GAAP
	$	$	$
Assets
Current assets
Cash and cash equivalents	11,275	-	11,275
Restricted cash	7,500	-	7,500
Accounts receivable	2,550	-	2,550
Inventories and stockpiled ore	35,098	(174)	34,924
Future income and mining taxes	2,045	68	2,113
Prepaid expenses and other	1,747	-	1,747
	60,215	(106)	60,109

Investments - reclamation and remediation	8,934	-	8,934
Mining interests	111,334	8,674	120,008
Intangible royalty asset	-	-	-
Other assets	4,517	(2,766)	1,751
Future income and mining taxes	22,368	(3,383)	18,985
	207,368	2,419	209,787

Liabilities
Current liabilities
Accounts payable and accrued liabilities	7,484	-	7,484
Short-term borrowings	-	-	-
Current portion of mark to market loss on gold hedging contracts	5,606	-	5,606
Current portion of mark to market loss on fuel hedging contracts	540	-	540
Income and mining taxes payable	-	-	-
Current portion of long-term debt	11,656	-	11,656
Current portion of reclamation and closure obligations	339	-	339
	25,625	-	25,625

Reclamation and closure cost obligations	4,737	-	4,737
Future income and mining taxes	-	-	-
Long-term debt	56,984	(2,766)	54,218
Employee benefits and other	-	-	-
Mark to market loss on gold hedging contracts	39,580	-	39,580
Mark to market loss on fuel hedging contracts	391	-	391
	127,317	(2,766)	124,551

Shareholders' equity
Common shares	133,383	-	133,383
Contributed surplus	-	-	-
Share purchase warrants	8,291	-	8,291
Equity component of convertible debentures	-	-	-
Accumulated other comprehensive loss	-	-	-
Deficit	(61,623)	5,185	(56,438)
	80,051	5,185	85,236
	207,368	2,419	209,787

New Gold Inc.	Schedule 2
Consolidated statement of operations of Western Goldfields Inc.
year ended December 31, 2008
(Unaudited)
(Expressed in thousands of U.S. dollars)

		GAAP	Canadian
	US GAAP	adjustments	GAAP
	$	$	$

Revenues	95,427	-	95,427
Operating expenses	(56,304)	4,171	(52,133)
Depreciation and depletion	(9,123)	-	(9,123)
Earnings from mine operations	30,000	4,171	34,171

Corporation administration	(6,061)	-	(6,061)
Exploration	(1,106)	-	(1,106)
Write-down of mineral interests	-	-	-

Earnings from operations	22,833	4,171	27,004
Other income (expense)
Interest and other income	1,093	-	1,093
Impairment of investments	-	-	-
Realized and unrealized gain on mark to market of gold forward sales contracts	13,078	-	13,078
Unrealized loss on mark to market of fuel forward contracts	(931)	-	(931)
Amortization of deferred debt issuance costs	(461)	-	(461)
Interest and finance fees	(4,127)	-	(4,127)
Loss on foreign exchange	(3,820)	-	(3,820)

Earnings before taxes	27,665	4,171	31,836
Income and mining taxes	(13,049)	(1,626)	(14,675)
Net earnings	14,616	2,545	17,161

New Gold Inc.	Schedule 3
Pro forma consolidated statement of operations
year ended December 31, 2008
(Unaudited)
(Expressed in thousands of U.S. dollars except per share amounts)

						Pro forma
	New Gold	Metallica		Note	Pro forma	New Gold
	Inc.	Resources Inc.	NGI	4	adjustments	Inc.
	$	$	$		$	$
		(Period from	(Period from
		January 1 to	January 1 to
		June 30, 2008	June 30, 2008
			(Schedule 4)

Revenues	218,135	43,497	-		-	261,632
Operating expenses	(169,694)	(23,574)	-		-	(193,268)
Depreciation and depletion	(32,961)	(1,903)	-	(b)	(6,413)	(41,277)
Earnings from mine operations	15,480	18,020	-		(6,413)	27,087

Corporation administration	(23,029)	(13,111)	(7,527)		-	(43,667)
Exploration	(8,489)	(615)	-		-	(9,104)
Write-down of mineral interests	(165,252)	-	-		-	(165,252)

(Loss) earnings from operations	(181,290)	4,294	(7,527)		(6,413)	(190,936)
Other income (expense)
Interest and other income	5,368	296	2,461		-	8,125
Impairment of investments	-	-	(26,993)	(c)	26,993	-
Realized and unrealized gain on mark to market of gold forward sales contracts	-	-	-		-	-
Amortization of deferred debt issuance costs	-	-	-		-	-
Interest and finance fees	(3,002)	-	(17,172)		-	(20,174)
Unrealized loss on mark to market of fuel forward contracts	-	-	-		-	-
Gain (loss) on foreign exchange	69,222	(267)	17		-	68,972

(Loss) earnings before taxes	(109,702)	4,323	(49,214)		20,580	(134,013)
Income and mining taxes	7,023	(6,149)	2,510	(b)	1,796	5,180
Net loss	(102,679)	(1,826)	(46,704)		22,376	(128,833)

New Gold Inc.	Schedule 4
Statement of operations of NGI
six months ended June 30, 2008
(Unaudited)
(Expressed in thousands of dollars)

		Foreign
		exchange
	NGI	rate (1)	NGI
	Cdn$		US$

Income
Interest income	2,477	0.9934	2,461

Expenses
Amortization	15	0.9934	15
Foreign exchange gain	(17)	0.9934	(17)
Administrative, office and miscellaneous	1,908	0.9934	1,895
Professional and regulatory fees	2,138	0.9934	2,124
Travel, conferences, and promotion	207	0.9934	206
Wages, benefits and stock-based compensation	3,309	0.9934	3,287
Impairment of investment	27,172	0.9934	26,993
Interest and accretion	17,286	0.9934	17,172
	52,018		51,675

Loss before income taxes	(49,541)		(49,214)
Income tax recovery	2,527	0.9934	2,510
Net loss	(47,014)		(46,704)

(1) Average rate for the six months ended June 30, 2008

APPENDIX “F”
SUPPLEMENTAL NOTE TO
WESTERN GOLDFIELDS INC.'S FINANCIAL STATEMENTS

Independent Auditor’s report on Financial Statement Supplemental Note

To the Board of Directors
of Western Goldfields Inc:

Our integrated audit of the consolidated financial statements and of internal controls over financial reporting as at December 31, 2008 and our audit of the consolidated financial statements as at December 31, 2007 referred to in our report dated March 5, 2009 appearing in Western Goldfield Inc.’s 2008 Annual Report on Form 10-K (which report and consolidated financial statements are incorporated by reference in this Joint Management Information Circular Supplement) also included an audit of the supplemental financial statement note 22.1 entitled, “Reconciliation of United States Generally Accepted Accounting Principles to Canadian Generally Accepted Accounting Principles” presented in Appendix F of this Joint Management Information Circular Supplement.   In our opinion, supplemental financial statement note 22.1 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

(signed) “PricewaterhouseCoopers LLP”
Chartered Accountants, Licensed Public Accountants
Toronto, Ontario
Canada
March 5, 2009

Note 22.1.	RECONCILIATION OF UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES TO CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

Western Goldfield Inc.’s consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (‘‘US GAAP’’) which differ in certain respects from those principles that the Company would have followed had its consolidated financial statements been prepared in accordance with accounting principles generally accepted in Canada (‘‘Canadian GAAP’’). The major differences between US GAAP and Canadian GAAP and their effect on the 2008 and 2007 consolidated financial statements are as follows:

The following table reconciles the balance sheet amounts as of December 31, 2008 and 2007 as reported under US GAAP with those amounts that would have been reported under Canadian GAAP:

	December 31, 2008			December 31, 2007
	US GAAP	Canadian GAAP Adjustment	Canadian GAAP	US GAAP	Canadian GAAP Adjustment	Canadian GAAP
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$11,275	$—	$11,275	$43,870	$—	$43,870
Restricted cash	7,500	—	7,500	7,500	—	7,500
Receivables	2,550	—	2,550	298	—	298
Inventories (a)	35,098	(174)	34,924	11,201	(6,311)	4,890
Prepaid expenses	1,747	—	1,747	887	—	887
Current portion of deferred income tax asset (a)	2,045	68	2,113	755	2,461	3,216
TOTAL CURRENT ASSETS	60,215	(106)	60,109	64,511	(3,850)	60,661

Plant and equipment, net of accumulated amortization (a)	111,334	8,674	120,008	77,951	10,640	88,591
Construction in process	—	—	—	21,864	—	21,864
Investments - reclamation and remediation	8,934	—	8,934	8,661	—	8,661
Long-term deposits	367	—	367	348	—	348
Long-term prepaid expenses	1,384	—	1,384	1,555	—	1,555
Deferred debt issuance costs, net of accumulated amortization (b)	2,766	(2,766)	—	3,227	(3,227)	—
Deferred income tax asset (a)	22,368	(3,383)	18,985	36,378	(4,150)	32,228
TOTAL OTHER ASSETS	147,153	2,525	149,678	149,984	3,263	153,247
TOTAL ASSETS	$207,368	$2,419	$209,787	$214,495	$(587)	$213,908

LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$7,484	$—	$7,484	$8,781	$—	$8,781
Current portion of mark-to-market loss on gold hedging contracts	5,606	—	5,606	1,935	—	1,935
Current portion of mark-to-market loss on fuel hedging contracts	540	—	540	—	—	—
Current portion of loan payable	11,656	—	11,656	6,882	—	6,882
Current portion of reclamation and remediation liabilities	339	—	339	129	—	129
TOTAL CURRENT LIABILITIES	25,625	—	25,625	17,727	—	17,727

LONG-TERM LIABILITIES
Mark-to-market loss on gold hedging contracts	39,580	—	39,580	56,966	—	56,966
Mark-to-market loss on fuel hedging contracts	391	—	391	—	—	—
Loan payable (b)	56,984	(2,766)	54,218	69,581	(3,227)	66,354
Reclamation and remediation liabilities	4,737	—	4,737	4,932	—	4,932
TOTAL LIABILITIES	127,317	(2,766)	124,551	149,206	(3,227)	145,979

STOCKHOLDERS' EQUITY
Common stock	133,383	—	133,383	133,725	—	133,725
Stock options and warrants	8,291	—	8,291	7,551	—	7,551
Accumulated deficit (c)	(61,623)	5,185	(56,438)	(75,987)	2,640	(73,347)
TOTAL STOCKHOLDERS' EQUITY	80,051	5,185	85,236	65,289	2,640	67,929
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$207,368	$2,419	$209,787	$214,495	$(587)	$213,908

The following table reconciles the statement of operations amounts reported under US GAAP with those amounts that would have been reported under Canadian GAAP:

	Year ended December 31
	2008	2007

Net income (loss) – US GAAP	$14,616	$(50,309)
Decreased mine operating costs (a)	4,171	4,329
Change in income tax recovery (expense) (a)	(1,626)	(1,689)

Net income (loss) – Canadian GAAP	$17,161	$(47,669)

(a)	Deferred Stripping

Under US GAAP, EITF 04-6 “Accounting for Stripping Costs Incurred During Production in the Mining Industry” production stripping costs are deemed to be variable production costs and are therefore included in the cost of inventory produced during the period in which the costs are incurred.  Under Canadian GAAP, EIC 160 “Stripping Costs Incurred in the Production Phase of a Mining Company” stripping costs should be capitalized if the stripping activity can be shown to represent a betterment to the mineral property.  For the year ended December 31, 2008, the net effect of capitalizing stripping costs for Canadian GAAP would result in a net increase to earnings of $2.5 million, net of taxes (2007 - $2.6 million, net of taxes); increase in plant and equipment, net of accumulated amortization of $8.7 million (2007 - $10.6 million); and, a decrease in inventory of $0.2 million (2007 - $6.3 million).  Since mining activities did not recommence until 2007, there was no impact on opening retained earnings.

(b)	Deferred Debt Issuance Costs

Under US GAAP, in accordance with APB 21 “Interest on Receivables and Payables” and EITF 95-13 “Classification of Debt Issue Costs in the Statement of Cash Flows”, the transaction costs are shown separately as an asset on the balance sheet.  Under Canadian GAAP, the Company recorded the value of the loan net of transaction costs which amounted to $2.8 million (2007 - $3.2 million).

(c)	Accumulated Deficit

	December 31,	December 31,
	2008	2007

Accumulated Deficit – US GAAP	$(61,623)	$(75,987)
Decreased mine operating costs (a)	8,500	4,329
Change in income tax recovery (expense) (a)	(3,315)	(1,689)

Accumulated Deficit – Canadian GAAP	$(56,438)	$(73,347)

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